As filed with the U.S. Securities and Exchange Commission on November 1, 2007
Registration No. 333-146913

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Focus Media Holding Limited
(Exact name of Registrant as Specified in its Charter)

Cayman Islands	7311	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Focus Media Holding Limited
28-30/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050
China
(86-21) 3212-4661
(Address and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address, Including Area Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP ICBC Tower, 35th Floor 3 Garden Road, Central Hong Kong SAR China	Thomas M. Britt III, Esq. Debevoise & Plimpton LLP Entertainment Building, 13th Floor 30 Queen’s Road Central Hong Kong SAR China

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered(1)	Registered(1)	Ordinary Share(2)	Price(2)	Registration Fee
Ordinary Shares, par value US$0.00005 per share(4)	78,604,365	$11.995	$942,859,358	$28,946(3)

(1)	Includes (a) all ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (b) ordinary shares represented by American depositary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares.

(2)	Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on $11.995 per ordinary share, which is based on the average of the high and low sales prices of the Registrant’s American depository shares, as reported by the Nasdaq Stock Market on October 29, 2007.

(3)	US$26,755 previously paid.

(4)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby are included in a separate registration statement on Form F-6 (File No.: 333-141820). Each American depositary share represents five ordinary shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2007

Focus Media Holding Limited

13,720,873 American Depositary Shares
Representing
68,604,365 Ordinary Shares

Focus Media Holding Limited, or Focus Media, is offering 5,000,000 American depositary shares, or ADSs, and the selling shareholders identified in this prospectus are offering an additional 8,720,873 ADSs. Each ADS represents five ordinary shares, par value $0.00005 per share of Focus Media. The ADSs may be evidenced by American depositary receipts, or ADRs. We will not receive any proceeds from the ADSs sold by the selling shareholders.

Our ADSs are quoted on the Nasdaq Global Market under the symbol “FMCN.” On October 31, 2007, the last sale price for our ADSs as reported on the Nasdaq Global Market was US$62.00 per ADS.

See “Risk Factors” beginning on page 16 to read about risks you should consider before buying the ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Focus Media	$	$
Proceeds, before expenses, to the selling shareholders	$	$

To the extent the underwriters sell more than 13,720,873 ADSs, the underwriters have an option to purchase up to an additional 2,000,000 ADSs from us at the public offering price less the underwriting discount.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on          , 2007.
Joint Bookrunners

Citi	Credit Suisse	Merrill Lynch & Co.
Co-Managers

CIBC World Markets	Piper Jaffray

Prospectus dated          , 2007.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors”, before deciding whether to buy our ADSs.

As used in this prospectus, references “Focus Media”, “we”, “us” and “our” are to Focus Media Holding Limited and its consolidated subsidiaries and affiliates. References to “Framedia” are to Infoachieve Limited and its consolidated subsidiary and affiliates, including Shenzhen E-Times Advertising Co., Ltd., or E-Times Advertising, and its affiliates. References to Target Media are to Target Media Holdings Limited and its consolidated subsidiaries and affiliates. References to “Focus Media Wireless” are to Dotad Holdings Limited and its consolidated subsidiary and affiliate. References to “ACL” are to Appreciate Capital Limited, in which we hold a 70% equity interest and through which we initially acquired our movie theater network. References to “Allyes” are to Allyes Information Technology Co., Ltd. and its consolidated subsidiaries and affiliates.

Our Business

We are China’s leading multi-platform digital media company, operate the largest out-of-home advertising network in China using audiovisual digital displays, based on the number of locations and number of flat-panel television displays in our network, and also are a leading provider of Internet marketing solutions in China. It is our goal to create the largest multi-platform digital advertising network in China, reaching urban consumers at strategic locations and point-of-interests over a number of media formats, including audiovisual television displays in buildings and stores, advertising poster frames and other new and innovative media, such as outdoor light-emitting diode or LED digital billboard, mobile handset advertising networks and Internet advertising platforms. As of June 30, 2007, our out-of-home advertising network consists of our digital out-of-home advertising network, our mobile handset advertising network and our Internet advertising services network:

Our Digital Out-of-home Advertising Network which focuses on providing out-of-home advertising through liquid crystal display or LCD flat-panel televisions displays, LED billboards, movie screens, and poster and digital frames, includes our commercial location network, in-store network and poster frame network:

•	our commercial location network, which consists of:

•	our LCD display network, which refers to our network of flat-panel television displays placed in high-traffic areas of commercial and public buildings marketed to advertisers as a network or as seven separate channels targeting different types of consumers — our premier A and B office building channels, travel, fashion, elite, IT mall and healthcare channels;

•	our outdoor LED billboard network, which refers to our network of leased 5’ x 5’ LED digital billboards installed on the street-sides in major shopping districts and other locations with high pedestrian traffic in Shanghai; and

•	our movie theater advertising network, which refers to our right to sell advertising time on movie screens for the three minutes prior to movie screenings at movie theaters in China.

•	our in-store network, which refers to our network of flat-panel television displays placed in specific product areas inside stores with high-traffic concentrations such as selected consumer product sections, the main aisles and check-out lines in large-scale chain retail stores, or hypermarkets, as well as inside selected supermarkets and convenience stores; and

•	our poster frame network, which refers to our network of traditional and digital advertising poster frames placed mainly in the elevators and public areas of residential complexes which we market under the brand name Framedia;

Our Mobile Handset Advertising Network, which refers to our mobile handset advertising services using wireless access protocol or WAP, short messaging service, or SMS, and mixed messaging services, or MMS, offered on the mobile telecommunications networks of China Mobile Communications Corporation, or China Mobile, and China United Telecommunications Corporation, or China Unicom; and

Our Internet Advertising Services Network, which refers to our Internet advertising agency and advertising services technology, including performance-based software suites.

We derive revenue principally by:

•	selling advertising time slots on our out-of-home television networks, which include our commercial location network and our in-store network;

•	by selling frame space on our poster and digital frame network;

•	selling advertisements on our mobile handset advertising network; and

•	providing advertising agency and technology services and software for online advertising.

A majority of the content displayed on our commercial location and in-store networks consists of advertisements which are broadcast repeatedly approximately 60 times throughout a day. Advertisements on our outdoor LED billboard network are broadcast repeatedly approximately 120 times throughout a day.

Our poster frame network consists of advertising poster frames placed in elevators and public areas in residential complexes and commercial locations. Our advertising posters include both traditional printed posters as well as digital LCD poster frames with integrated sound, all-angle and remote control technologies. Generally two or three advertising poster frames can be placed in each elevator.

Advertisements on our mobile phone advertising network are advertisements that are sent to mobile phone users over China Mobile and China Unicom’s networks.

Our Internet advertising services network, which we acquired through our acquisition of Allyes in March 2007, uses proprietary software applications provide online ad publishing, creative production, tracking, targeting, and performance analysis. We also provide performance-based online advertising services providing advertisers with pay by CPA (cost-per-action), which directly links advertising cost with performance. Our Internet advertising services network has integrated advertising resources from over 5,000 popular websites, making it the largest performance-based online advertising network in China.

As of December 31, 2006, over 4,000 advertisers purchased advertising time on our advertising networks. Our five largest advertising clients in terms of revenue, which include leading international and domestic brand name advertisers, were Dong Feng Auto (including joint venture brands with Toyota and Peugeot), China Mobile, Samsung, NEC and Motorola, which together accounted for approximately 10.1% of our revenue in 2006.

Since we commenced our current business operations in May 2003, we have experienced significant growth in our network and in our financial results. As of June 30, 2007, we operated our commercial location network directly in over fifty major cities throughout China, including Beijing, Shanghai, Guangzhou and Shenzhen. As of June 30, 2007, we covered approximately 40 additional cities through contractual arrangements with regional distributors. Between January 1, 2005 and June 30, 2007, the number of displays in our commercial location network increased from 15,415 to 89,687. As of June 30, 2007, our outdoor LED billboard network consisted of approximately 200 leased 5’ x 5’ digital billboards placed along curbsides in high-pedestrian traffic areas in Shanghai. We had installed over 161,435 advertising poster frames and our in-store network consisted of 41,322 flat-panel displays placed in 3,995 store locations in our directly operated cities, including 1,205 hypermarkets, 734 supermarkets and 2,056 convenience stores.

For the six months ended June 30, 2007, we recorded total revenues of $170.6 million and net income of $54.0 million as compared to total revenues of $83.3 million and net income of $26.1 million for the six months ended June 30, 2006. In 2006, we recorded total revenues of $211.9 million and net income of $83.2 million as compared to total revenues of $68.2 million and net income of $23.5 million in 2005.

Our Strategies, Risks and Uncertainties

Our objective is to become the leading multi-platform digital media brand in China’s advertising industry. We intend to achieve this objective by implementing the following strategies:

•	Enhance our market position and revenues by expanding our networks;

•	Identify and create new networks and advertising channels that target specific consumer demographics and expand network capacity;

•	Promote our brand name and augment our service offerings to attract a wider client base and increase revenues; and

•	Continue to explore new digital media opportunities to target segmented consumer groups.

See “Business — Strategies” for additional details on our strategies.

Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including the following:

•	our ability to successfully integrate and manage our recently acquired entities, businesses and networks into our existing business;

•	our limited operating history for our current operations and the short history of the out-of-home television advertising sector that make it difficult for you to evaluate the viability and prospects of our business;

•	competition from present and future competitors in China’s growing advertising market, particularly large multi-national advertisers that may now more readily compete in China;

•	our limited ability to control and oversee the everyday business activities or regulatory compliance of our regional distributors; and

•	the possibility that the PRC government could determine that our operating structure does not comply with PRC government restrictions on foreign investment in the advertising industry, which could potentially subject us to severe penalties.

See “Risk Factors” and other information included in this prospectus for a discussion of these and other risks.

Our Corporate History and Structure

We were incorporated on April 11, 2003 as an international business company formed under the laws of the British Virgin Islands, and changed our corporate domicile to the Cayman Islands on April 1, 2005. Our ADSs representing our ordinary shares have been quoted on the Nasdaq Global Market Inc. since our initial public offering on July 13, 2005. Due to PRC government restrictions that apply to foreign investment in China’s advertising industry, our advertising business is currently conducted through contractual arrangements among us, our subsidiaries and our consolidated affiliated entities in China. Focus Media Advertisement, several of its subsidiaries and Shanghai New Focus Media Advertisement Co., Ltd., or New Focus Media Advertisement, Shanghai New Structure Advertisement Co., Ltd., or New Structure Advertisement, Shanghai Framedia Advertisement Development Co., Ltd., or Framedia Advertisement, Guangdong Shiji Shenghuo Advertisement Co., Ltd., or Guangdong Framedia, Beijing Focus Media Wireless Co., Ltd., or Focus Media Wireless, and seven PRC entities affiliated with Allyes hold the requisite licenses to provide advertising services in China. Except for New Focus Media Advertisement, which is our indirect subsidiary, we refer to these companies collectively as our PRC operating affiliates. These contractual arrangements enable us to:

•	exercise effective control over our PRC operating affiliates and their respective subsidiaries;

•	receive a substantial portion of the economic benefits from our PRC operating affiliates and their respective subsidiaries; and

•	have an exclusive option to purchase all or part of the equity interests in our PRC operating affiliates and all or part of the equity interests in Focus Media Advertisement’s subsidiaries, as well as all or part of the assets of Focus Media Advertisement, in each case when and to the extent permitted by PRC law.

See “Our Corporate Structure” and “Related Party Transactions” for further information on our contractual arrangements with these parties.

Recent Developments

Audit Committee Investigation.  As a result of an audit committee investigation prompted by allegations raised by the U.S. counsel representing an anonymous investor, we failed to timely file our 2006 annual report on Form 20-F. The unnamed investor, described as holding a short position in our ADSs at the time of the allegations in June 2007, alleged that: (a) Everease, a company previously run by our founder and CEO, Jason Jiang, is a related party as a result of ongoing ties between Everease and Mr. Jiang and members of Mr. Jiang’s family; and (b) we made undisclosed rebate payments to a third-party advertising agency through Everease in order to inflate our reported financial performance. Our audit committee commenced an investigation of the allegations on June 28, 2007. It hired independent U.S. legal counsel and independent forensic accountants, who reviewed documents and interviewed witnesses. On September 25, 2007, the audit committee completed its investigation and discussed the results with our independent registered public accounting firm. Based upon its review of the evidence, the audit committee concluded that nothing had come to its attention — apart from the initial allegations that gave rise to the investigation — that would cause the audit committee to believe that we made undisclosed rebate payments to a third party advertising agency through Everease. We informed the investigators that we concluded that Everease is a related party based upon information developed during the investigation. See “Related Party Transactions” for further information on our contractual arrangements with Everease. On September 25, 2007, we filed our 2006 annual report on Form 20-F.

Appointment of Director.  On September 28, 2007, we appointed David Ying Zhang as our independent director, bringing our total number of directors to nine and giving us a majority of independent directors on our board. See “Management”.

Compliance with Nasdaq Listing Requirements.  On October 4, 2007, we received a letter from Nasdaq Listing Qualifications notifying us that we had regained compliance with all Nasdaq listing qualifications by filing our 2006 annual report on Form 20-F.

OUR OFFICES

Our principal executive offices are located at 28-30/F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, China, and our telephone number is (86-21) 3212-4661. Our website address is http://www.focusmedia.cn. The information on our website does not form part of this prospectus.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in New York, New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of June 30, 2007, which was RMB 7.6120 to $1.00. We make no representation that the Renminbi amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all. On October 31, 2007, the noon buying rate was RMB 7.4682 to $1.00.

Unless we indicate otherwise, all information in this prospectus reflects the following:

•	no exercise by the underwriters of their option to purchase up to 2,000,000 additional ADSs representing 10,000,000 ordinary shares;

•	all share splits, so that share number, per share price and par value data is presented as if the share splits had occurred from our inception; and

•	our ADS-to-share ratio change on April 12, 2007, so that all ADS trading prices are presented as if the ratio change had occurred from the original listing of our ADSs on the Nasdaq Global Market in July 2005.

The Offering

The following assumes that the underwriters do not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Offering price	$ per ADS

ADSs offered by Focus Media	5,000,000 ADSs

ADSs offered by the selling shareholders	8,720,873 ADSs

ADSs outstanding after this offering	111,930,414 ADSs

Ordinary shares outstanding after this offering	643,144,062 ordinary shares

ADS to ordinary share ratio	1:5

Nasdaq Global Market symbol	“FMCN”

The ADSs	Each ADS represents five ordinary shares, par value $0.00005 per share. The ADSs may be evidenced by American depositary receipts, or ADRs. The depositary will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the amended and restated deposit agreement, or the deposit agreement. Although we do not expect to pay dividends in the foreseeable future, in the event we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after converting the funds received into U.S. dollars and deducting its fees and expenses. You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you fees for such surrenders and withdrawals. We may amend or terminate the deposit agreement without your consent, and if you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended. You should carefully read the section in this prospectus entitled “Description of American Depositary Shares” to better understand the terms of our ADSs. You should also read the form amended and restated deposit agreement, which is incorporated by reference as an exhibit to the registration statement on Form F-6 (File No. 333-141820).

Lock-up Agreements	We have agreed with the underwriters that we will not, without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, for a period of 90 days following the date of this prospectus: (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any share sale or otherwise dispose of any of the ADSs or our ordinary shares or any securities that are convertible into or exercisable or exchangeable for the ADSs or our ordinary shares; or (2) enter into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares subject to certain exceptions. The restrictions above do not apply, among other items, to the ADSs to be sold in this offering and the ordinary shares underlying such ADSs. See “Shares Eligible for Future Sale” and “Underwriting”.

Depositary	Citibank, N.A.

Option to purchase additional ADSs	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional 2,000,000 ADSs.

Timing and settlement for ADSs	The ADSs are expected to be delivered against payment on , 2007. The ADR evidencing the position of The Depository Trust Company, or DTC, with respect to the ADSs will be updated to reflect the number of ADSs sold hereunder and will continue to be safe kept by a custodian for, and registered in the name of a nominee of DTC in New York, New York. In general, beneficial interests in the ADSs will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Use of proceeds	Our net proceeds from this offering are expected to be approximately $299.2 million, or approximately $419.5 million if the underwriters exercise their over-allotment option in full based on an assumed public offering price of US$62.00 per ADS which was the last trading price of our ADSs on October 31, 2007. We anticipate using the net proceeds of this offering to fund potential acquisitions. We may use any remaining amounts for our future general corporate purposes. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before deciding to invest in our ADSs.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial information has been derived from our consolidated financial statements. Our consolidated financial statements are prepared by including the financial statements of Focus Media Advertisement, formerly Aiqi Advertising, through May 2003 and our consolidated financial statements, which include the consolidation of Focus Media Advertisement, two entities operating Framedia, Focus Media Wireless and the entities that operate our Internet advertising services network as variable interest entities, thereafter, and are presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our statements of operations for 2004, 2005 and 2006 and our balance sheets as of December 31, 2005 and 2006 are derived from those financial statements that have been included elsewhere in this prospectus. Our statement of operations for each of the six months ended June 30, 2006 and 2007 and balance sheet data as of June 30, 2006 and 2007 has been derived from our unaudited consolidated financial data which has been included elsewhere in this prospectus.

Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period. The summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with those statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Prior to May 2003, we were an advertising agency, the operations and services of which differ markedly from our current business. As an advertising agency, we assisted media companies in selling their advertising time or space to companies seeking to advertise in exchange for a commission. In May 2003, we ceased acting as an advertising agency and commenced our current business as an operator of an out-of-home advertising network, consisting first of our commercial location network. In April 2005, we commenced commercial operations of our in-store network and through our acquisition of Framedia, we commenced operation of our poster frame network on January 1, 2006. In February 2006, we acquired Target Media and in March 2006, we acquired Focus Media Wireless. In March 2007, we acquired Allyes.

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Summary Consolidated Statements of Operations Data:
Gross Advertising Service revenues	$24	$3,671	$29,109	$73,419	$231,186	$90,680	$183,517
Net Advertising Service revenues:
Digital out-of-home
Commercial location(1)	—	$3,369	$26,321	$61,435	$132,061	51,819	82,704
In-store network(1)	—	—	—	5,469	26,907	11,832	13,882
Poster frame network(1)	—	—	—	—	40,904	15,845	31,217
Mobile handset advertising(1)	—	—	—	—	10,101	3,076	16,890
Internet advertising services(1)	—	—	—	—	—	—	25,236

Advertising service revenue(1)	—	3,369	26,321	66,904	209,973	82,572	169,929
Other revenues	—	389	2,889	1,325	1,932	690	687

Total net revenues	24	3,758	29,210	68,229	211,905	83,262	170,616

Cost of revenues:
Net advertising service cost:
Digital out-of-home
Commercial location	—	1,566	6,804	18,325	42,836	19,713	30,767
In-store network	—	—	—	7,423	18,106	8,367	10,214
Poster frame network	—	—	—	—	13,621	6,014	10,011

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Mobile Handset Advertising	—	—	—	—	6,052	2,405	7,323
Internet Advertising	—	—	—	—	—	—	18,405

Advertising service cost	—	1,566	6,804	25,748	80,615	36,499	76,720
Other costs	—	275	1,934	976	765	312	303

Total cost of revenues	—	1,841	8,738	26,724	81,380	36,811	77,023

Gross profit	24	1,917	20,472	41,505	130,525	46,451	93,593

Operating expenses:
General and administrative	21	985	3,988	9,120	25,723	10,693	20,329
Selling and marketing	3	407	3,473	9,599	25,762	9,783	23,041
Other operating income	—	—	—	—	(1,338)	(157)	(2,384)
Goodwill impairment loss	—	—	58	—	—	—	—

Total operating expenses	24	1,392	7,519	18,719	50,147	20,319	40.986

Income from operations	—	525	12,953	22,786	80,378	26,132	52,607
Interest income	—	1	10	1,812	4,560	1,781	4,634
Interest expenses	—	—	—	(50)	(305)	(288)	(7)
Other income	—	—	54	70	271	(11)	252
Other expenses	—	(9)	(58)	(231)	(558)	(470)	(212)
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	(11,692)	—	—	—	—

Income before income taxes and minority interest	—	517	1,267	24,387	84,346	27,144	57,274
Total income taxes	—	(482)	(908)	(694)	(1,044)	(989)	(3,286)
Minority interest	—	8	13	(145)	(105)	(51)	18
Equity loss of affiliates	—	(18)	—	—	—	—	—

Net income	—	$25	$372	$23,548	$83,197	26,104	54,006

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars, except share and per share data)

Earnings per share data:
Deemed dividend on Series A convertible redeemable preference shares	—	—	(8,308)	—	—	—	—
Deemed dividend on Series B convertible redeemable preference shares	—	—	(2,191)	—	—	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	(13,356)	—	—	—	—

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars, except share and per share data)

Premium of Series B convertible redeemable preference shares	—	—	12,906	—	—	—	—
Income (loss) attributable to holders of ordinary shares	$—	$25	$(10,577)	$23,548	$83,197	$26,104	$54,006

Income (loss) per share — basic	$—	$0.00	$(0.07)	$0.09	$0.16	$0.06	$0.10

Income (loss) per share — diluted	$—	$0.00	$(0.07)	$0.06	$0.16	$0.05	$0.09

Shares used in calculating basic income per share	—	144,657,600	160,998,600	252,128,545	505,411,079	473,678,589	560,510,907

Shares used in calculating diluted income per share	—	144,657,600	160,998,600	365,938,094	521,536,381	495,677,069	577,365,911

	As of December 31,					As of June 30, 2007
	2002	2003	2004	2005	2006	Actual	As adjusted(2)(3)
	(In thousands of U.S. dollars, except share data)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$15	$716	$22,669	$36,653	$164,611	$187,592	$486,792
Other current assets(4)	106	1,902	12,713	104,988	78,712	240,632	240,632
Non-current assets	8	2,688	21,033	70,713	862,919	1,098,745	1,098,745
Total assets	129	5,306	56,415	212,354	1,106,242	1,526,969	1,826,169
Current liabilities	7	4,119	8,634	20,694	51,837	113,069	113,069
Non-current liabilities	—	—	—	—	3,303	6,132	6,132
Total liabilities	7	4,119	8,634	20,694	55,140	119,201	119,201
Minority interest	—	4	81	245	358	447	447
Mezzanine equity	—	—	53,273	—	—	—	—
Ordinary shares (nil, 200,000,000, 142,464,600, 378,306,000 and 534,896,873 and 611,242,827 shares issued and outstanding in 2002, 2003, 2004, 2005 and 2006 and June 30, 2007, respectively)	—	10	7	19	27	31	32
Other shareholders’ equity (deficiency)	122	1,173	(5,580)	191,396	1,050,717	1,407,290	1,706,489
Total liabilities and shareholders’ equity (deficiency)	$129	$5,306	$56,415	$212,354	$1,106,242	$1,526,969	$1,826,169

	As of December 31,			As of June 30,
	2004	2005	2006	2007

Selected Operating Data:
Number of displays in our commercial location:
Our direct cities	12,786	45,049	80,263	85,010
Our regional distributors(5)	2,629	3,177	5,197	4,677
Total	15,415	48,226	85,460	89,687
Number of displays in our in-store network	—	27,849	38,742	41,322
Number of stores in our in-store network	—	4,130	3,898	3,995
Number of installed frames in our poster frame network(6)	—	—	99,784	161,435

(1)	Advertising service revenue is presented net of which includes business tax of 5.55% and cultural industries tax of ranging from 0% to 4.0% of our gross advertising service revenue. The following table sets forth the business tax incurred on our revenues for the periods indicated:

	For the Year			For the Six Months
	Ended December 31,			Ended June 30
	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Business sales taxes:
Digital out-of-home
Commercial locations	2,788	5,991	13,641	5,048	7,582
In-store network	—	524	2,803	1,221	1,442
Poster frame network	—	—	3,989	1,549	2,984
Mobile Handset Advertising	—	—	779	289	398
Internet Advertising Services	—	—	—	—	1,182

Total business sales taxes	2,788	6,515	21,212	8,107	13,588

(2)	Our consolidated balance sheet data as of June 30, 2007 are adjusted to give effect to the issuance and sale of 5,000,000 ADSs by us in this offering, based on an assumed public offering price of US$62.00 per ADS which was the last trading price of our ADSs on October 31, 2007, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

(3)	A US$1.00 increase (decrease) in the assumed public offering price of US$62.00 per ADS would increase (decrease) the amounts representing cash and cash equivalents, total assets and other shareholders’ equity, and total liabilities and shareholders’ equity by US$4.85 million.

(4)	Other current assets are equal to total current assets less cash and cash equivalents.

(5)	Data that has been provided by our regional distributors is based on the results of surveys we requested them to provide to us and it is possible such data is not entirely accurate or exact.

(6)	Number of installed frames includes frames we currently market and frames that have been installed, for instance, in buildings that are still under construction and which we have not yet begun to market.

CONSOLIDATED PRO FORMA FINANCIAL DATA OF FOCUS MEDIA,
TARGET MEDIA AND ALLYES

The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of Focus Media Holding Limited, appearing elsewhere in this prospectus, after giving effects to the pro forma adjustments described in the notes thereto. Financial information with respect to the acquisitions is derived from the historical financial statements and management accounts of Target Media Holdings Limited, or Target Media and Allyes Information Technology Company Limited, or Allyes, appearing elsewhere in this prospectus.

The preparation of the unaudited pro forma condensed consolidated statements of operations appearing below is based on financial statements prepared in accordance with US GAAP. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates. The objective of the unaudited pro forma condensed consolidated statements of operations is to provide information on the impact of the acquisitions of Target Media and Allyes. The acquired businesses have permitted us to expand our network of out-of-home consumers and to expand into the Internet advertising services business.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 presents adjustments as if the acquisitions of Target Media and Allyes had been consummated on January 1, 2006. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007 presents adjustments as if the acquisition of Allyes had been consummated on January 1, 2007.

The following unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical consolidated financial statements, unaudited pro forma condensed consolidated statements of operations and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information presented in this prospectus includes all the adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the operating results in the historical periods. However, because such adjustments are based on estimates such as the estimated amortization period for the acquired intangible assets for Allyes, it is not intended to show how the consolidated companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. In addition, the financial information of Target Media for the period between January 1, 2006 and February 28, 2006, and the financial information of Allyes for the period between January 1, 2007 and March 28, 2007, the respective dates of the acquisitions, have not been audited or reviewed by an independent registered public accounting firm but is derived from management accounts. Accordingly, the financial information for the two-month period ended February 28, 2006 and the period from January 1, 2007 through March 28, 2007 of Target Media and Allyes, respectively, that has been used to calculate the pro forma financial information for the six-month and twelve-month periods ended June 30, 2007 and December 31, 2006, may differ significantly from any actual consolidated statements of operations had it been audited or reviewed by an independent registered public accounting firm. See “Risk Factors — The unaudited pro forma condensed consolidated financial information included in this prospectus contains financial information that has not been audited or reviewed by an independent certified public accounting firm, and that is derived in part by estimates, and accordingly the pro forma financial information may differ significantly from the actual consolidated financial information”.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2006

			Target Media
	Focus Media	Allyes	For the
	For the	For the	two months
	year ended	year ended	ended
	December 31,	December 31,	February 28,	Pro forma
	2006	2006	2006	Adjustments	Notes	Pro Forma
		(in thousands of U.S. dollars, except share data)

Net Revenues:
Advertising Service Revenue	$209,973	$47,235	$3,068			$260,276
Other Revenue	1,932	1,899	—			3,831

Total net revenues	211,905	49,134	3,068			264,107
Cost of Revenues:
Advertising Service Cost	80,615	37,821	3,792	3,000	(1)	125,229
Other Cost	765	—	—			765

Total cost of revenues	81,380	37,821	3,792			125,994
Gross profit	130,525	11,313	(724)			138,114
Operating expenses (income):
General and administrative	25,723	6,525	2,541			34,789
Selling and marketing	25,762	4,376	3,114	1,880	(1)	35,132
Research and development	—	649	—			649
Amortization of acquired Intangible Assets				205	(1)	205
Other operating income	(1,338)	—	—			(1,338)

Total operating expenses	50,147	11,550	5,665			69,437
Income from operations	80,378	(237)	(6,379)			68,676
Interest income	4,560	584				5,144
Interest expense	(305)	—	(23)			(328)
Other income	271	201				472
Other expense	(558)	(40)	(1,755)			(2,354)

Income before income taxes and minority interests	84,346	508	(8,158)			71,610
Income taxes:	1,044	1,003	(59)			1,987

Net income after income taxes before minority interests	83,302	(495)	(8,098)			69,623
Minority interests	105	—	(30)			74

Net income attributable to holders of ordinary shares	$83,197	$(495)	$(8,068)			$69,549

Income per share — basic	$0.16					$0.13

Shares used in calculating basic income per share	505,411,079				(2)	537,826,734

Income per share — diluted	$0.16					$0.13

Shares used in calculating diluted income per share	521,536,381				(2)	553,952,036

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2007

	Focus Media	Allyes
	For the	For the
	Six Months Ended	Three Months Ended	Pro Forma
	June 30, 2007	March 28, 2007	Adjustment	Notes	Pro Forma
	(In thousands of U.S. dollars, except share data)

Net Revenues:
Advertising Service Revenue	$169,929	$10,350			$180,279
Other Revenue	687	239			926

Total net revenues	170,616	10,589			181,205
Cost of Revenues:
Advertising Service Cost	76,720	9,303	750	(1)	86,773
Other Cost	303	—			303

Total cost of revenues	77,023	9,303			87,076
Gross profit	93,593	1,286			94,128
Operating expenses/(income):
General and administrative	20,329	8,049			28,378
Selling and marketing	23,041	1,344	470	(1)	24,855
Research and development	—	199			199
Other operating income	(2,384)	—			(2,384)

Total operating expenses	40,986	9,592			51,048
Income/(loss) from operations	52,607	(8,306)			43,080
Interest income	4,634	27			4,661
Interest expense	(7)	—			(7)
Other income	252	1			253
Other expense	(212)	—			(212)

Income/(loss) before income taxes and minority interests	57,274	(8,278)			47,775
Income taxes:	3,286	(157)			3,129

Net income/(loss) after income taxes before minority interests	53,988	(8,121)			44,646
Minority interests	(18)	—			(18)

Net income/(loss) attributable to holders of ordinary shares	$54,006	$(8,121)			$44,664

Income per share — basic	$0.10				$0.08

Shares used in calculating basic income per share	560,510,907			(2)	580,479,987

Income per share — diluted	$0.09				$0.07

Shares used in calculating diluted income per share	577,365,911			(2)	597,334,991

(1)	Reflects amortization for the acquired intangibles recorded as a result of our acquisition of Allyes in March 2007 as if the acquisition had been consummated on January 1, 2006.

The aggregate purchase price of $224.7 million of Allyes is comprised of the following:

(In thousands
of U.S. dollars)

Cash consideration	$70,000
Fair Value of ordinary shares issued	154,698

$224,698

The fair value of the ordinary shares issued for purchase price allocation purposes was estimated using the closing market price for a reasonable period before and after the date of the announcement of the acquisition.

Preliminary purchase price allocation:

	(In thousands	Amortization
	of U.S. dollars)	Period

Net tangible assets acquired	21,957
Acquired intangible assets	36,095	1-7 years
Goodwill	166,646

Total	$224,698

The preliminary purchase price allocation and preliminary intangible asset valuations described above were based on a valuation report provided by a third party valuation firm. The valuation report utilizes and considers generally accepted valuation methodologies such as the income, market, cost and actual transaction of shares approach. We have incorporated certain assumptions which include projected cash flows and replacement costs.

Additional payment of up to 9,662,458 ordinary shares may be made contingent upon Allyes attaining certain earning target in 12-months period ended March 28, 2008.

The amortization expense for Allyes of $4,879,893 and $1,219,973 for the year ended December 31, 2006 and three months ended March 28, 2007, respectively have been estimated based on a valuation report provided by a third-party valuation firm.

The amortization expense for Target Media of $205,350 for the two months ended February 28, 2006 have been estimated based on a valuation report provided by a third party valuation firm.

(2)	The following table sets forth the shares used in computing pro forma per share amounts for the periods indicated:

	December 31,	June 30,
	2006	2007

	505,411,079	560,510,907
Issuance of ordinary shares for the acquisition of Allyes	19,969,080	19,969,080
Issuance of ordinary shares for the acquisition of Target Media	12,446,575	—

	537,826,734	580,479,987

	December 31,	June 30,
	2006	2007

	521,536,381	577,365,911
Issuance of ordinary shares for the acquisition of Allyes	19,969,080	19,969,080
Issuance of ordinary shares for the acquisition of Target Media	12,446,575	—

	553,952,036	597,334,991

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our failure to timely file our 2006 annual report on Form 20-F as a result of allegations raised by an anonymous investor holding a short position in our ADSs may subject us to shareholder litigation, which may materially and adversely affect our business.

As a result of the audit committee investigation of allegations raised by attorneys representing an anonymous investor, we failed to timely file our 2006 annual report on Form 20-F. The unnamed investor, described as currently holding a short position in our ADSs, alleged that: (a) Everease, a company previously run by our founder and CEO, Jason Jiang, is a related party as a result of ongoing ties between Everease and Mr. Jiang and members of Mr. Jiang’s family; and (b) we were making undisclosed rebate payments to a third-party advertising agency through Everease in order to inflate our reported financial performance.

Our audit committee commenced its investigation of the allegations on June 28, 2007. It hired independent U.S. legal counsel and independent forensic accountants, who reviewed documents and interviewed witnesses.

On September 25, 2007, our audit committee completed its previously disclosed investigation into allegations made by U.S. counsel to an investor described as holding a short position in our stock. The results of the investigation have been discussed with our independent registered public accounting firm. Based upon its review of the evidence, the audit committee concluded that nothing had come to its attention — apart from the initial allegations that gave rise to the investigation — that would cause the audit committee to believe that we made undisclosed rebate payments to a third party advertising agency through another advertising agency, namely, Everease. We have informed the investigators that we have concluded that Everease is a related party based upon information developed during the investigation. Based upon its review of the evidence, the audit committee concurs with our conclusion that Everease should be deemed a related party. For detailed descriptions of our related party transactions with Everease, see “Related Party Transactions — Transactions with Everease; “— Other Related Party Transactions — Loan from Relative of Jason Nanchun Jiang.” On September 25, 2007, we filed our 2006 annual report on Form 20-F.

Our failure to timely file our 2006 annual report on Form 20-F as a result of the allegations subjected us to delisting review by the Nasdaq Listing Qualifications Panel. We received a Nasdaq Staff Determination letter on July 10, 2007 that we were not in compliance with the filing requirement for continued listing as set forth in Nasdaq Marketplace Rule 4320(e)(12). On October 4, 2007, we received a letter from Nasdaq Listing Qualifications notifying us that we had regained compliance with all Nasdaq listing qualifications by filing our 2006 annual report on Form 20-F.

In addition, as a result of these allegations, we may be subject to shareholder litigation, which may divert the attention of our management and force us to expend resources to defend against such claims. Any litigation may have a material and adverse effect on our business and future results of operations.

The unaudited pro forma condensed consolidated financial information included in this prospectus contains financial information that has not been audited or reviewed by an independent registered public accounting firm and that is derived in part by estimates, and accordingly the pro forma financial information may differ significantly from the actual consolidated financial information.

The unaudited pro forma condensed consolidated financial information presented in this prospectus includes all the adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the operating results in the historical periods. However, because such adjustments are based on estimates such as the estimated amortization period for the acquired intangible assets for Target Media and Allyes, it is not intended to show how the consolidated companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period.

In addition, the financial information of Target Media for the period between January 1, 2006 and February 28, 2006 (date of acquisition) and Allyes for the period between January 1, 2007 and March 28, 2007 (date of acquisition) has not been audited or reviewed by an independent registered public accounting firm but is derived from management accounts. Accordingly, the financial information of Target Media and Allyes for that period, including the statements of operations relating to Target Media and Allyes, that has been used to calculate the pro forma financial information as of and for the year ended December 31, 2006 and six-month period ended June 30, 2007 may differ significantly from any actual consolidated financial information had it been audited or reviewed by an independent registered public accounting firm. See “Consolidated Pro Forma Financial Data of Focus Media, Target Media and Allyes”.

We have a limited operating history, which may make it difficult for you to evaluate our business and prospects.

We began operations of our commercial location network in May 2003. In addition, we have operated our in-store network since April 2005 and acquired and began to operate our poster frame network from January 2006 under the brand name “Framedia”. In March 2006, September 2006 and March 2007, respectively, we added a mobile handset advertising network, an outdoor LED billboard advertising network, a movie theater advertising network and an Internet advertising services network to our business. Accordingly, we have a very limited operating history for our current operations upon which you can evaluate the viability and sustainability of our business and its acceptance by advertisers and consumers. It is also difficult to evaluate the viability of our use of audiovisual advertising displays in commercial buildings, hypermarkets, supermarkets and convenience stores and other out-of-home commercial locations and our use of advertising poster frames in residential complexes, SMS-, MMS- and WAP-based mobile handset advertising and Internet advertising services as a business model because we do not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. These circumstances may make it difficult for you to evaluate our business and prospects.

We derive a substantial majority of our revenues from the provision of advertising services, and advertising is particularly sensitive to changes in economic conditions and advertising trends.

Demand for advertising time slots and advertising frame space on our networks, and the resulting advertising spending by our clients, is particularly sensitive to changes in general economic conditions and advertising spending typically decreases during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our networks for a number of reasons, including:

•	a general decline in economic conditions;

•	a decline in economic conditions in the particular cities where we conduct business;

•	a decision to shift advertising expenditures to other available advertising media; or

•	a decline in advertising spending in general.

A decrease in demand for advertising media in general and for our advertising services in particular would materially and adversely affect our ability to generate revenue from our advertising services, and our financial condition and results of operations.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period in the future.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period based on the seasonality of consumer spending and corresponding advertising trends in China. In addition, advertising spending generally tends to decrease during January and February each year due to the Chinese Lunar New Year holiday. We also experience a slight decrease in revenues during the hot summer months of July and

August each year, when there is a relative slowdown in overall commercial activity in urban areas in China. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. Factors that are likely to cause our operating results to fluctuate, such as the seasonality of advertising spending in China, a deterioration of economic conditions in China and potential changes to the regulation of the advertising, Internet and wireless communications industries in China, are discussed elsewhere in this prospectus. If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our operating results for that quarter relative to our operating results from other quarters.

Our failure to maintain existing relationships or obtain new relationships with businesses that allow us to access to desirable locations and platforms on which we operate our network could harm or reverse our growth potential and our ability to increase our revenues.

Our ability to generate revenues from advertising sales depends largely upon our ability to provide large networks of flat-panel displays placed in desirable building, commercial and store locations, of advertising poster frames placed in residential complexes, to secure desirable locations of large outdoor LED digital billboards, throughout major urban areas in China and access to wireless communications and Internet service providers. We also depend on the ability of our third-party location provider to secure desirable LED digital billboard locations for our outdoor LED network. This, in turn, requires that we develop and maintain business relationships with real estate developers, landlords, property managers, hypermarkets, retailers and other businesses and locations in which we rent space for our displays and digital billboards, and wireless communications network and Internet service providers and websites. Although a majority of our display placement agreements and advertising frame placement agreements have terms ranging from three to five years and two to three years, respectively, and upon expiration give us the right to renew the agreement on terms no less favorable than those offered by competing bidders, we may not be able to maintain our relationships with them on satisfactory terms, or at all. If we fail to maintain our relationships with landlords and property managers, or if a significant number of our existing display or advertising frame placement agreements are terminated or not renewed or if we fail to maintain our relationship with our location provider of LED billboard space, advertisers may find advertising on our networks unattractive and may not wish to purchase advertising time slots or advertising frame space on our networks, which would cause our revenues to decline and our business and prospects to deteriorate. Moreover, if we are unable to maintain relationships with wireless communications network operators and Internet service providers, we would be unable to maintain our mobile handset advertising and Internet advertising services networks.

Under some of our display placement agreements in Guangzhou, Shenzhen, Dalian and Chongqing, the property manager has the right to terminate the agreement if landlords or tenants in the building lodge complaints about our flat-panel displays. In addition, some of our display placement agreements in other cities allow the property manager to terminate the agreement if we fail to keep each flat-panel display operational for a minimum amount of time each year. If these tenants complain about our displays, or if the property manager claims we have failed to keep the flat-panel displays operational for the stipulated number of days each year, we may be required to remove our panels from these commercial locations.

In accordance with PRC real estate laws and regulations, prior consent of landlords and property managers is required for any commercial use of the public areas or facilities of residential properties. With regard to our network of advertising poster frames and some of our flat-panel displays placed in the elevators and public areas of residential complexes, we have entered into frame or display placement agreements with property managers and landlords. For those frame or display placement agreements entered into with property managers, we intend to obtain or urge property managers to obtain consents from landlords. However, if the landlords of a residential complex object to our placing advertising poster frames or flat-panel displays in the elevators and public areas of the complex, we may be required to remove our advertising poster frames or flat-panel displays from the complex and may be subject to fines. We may not be able to successfully expand our out-of-home advertising network into new regions or diversify our network into new advertising networks or media platforms, which could harm or reverse our growth potential and our ability to increase our revenues.

If we are unable to obtain or retain desirable placement locations for our flat-panel displays, advertising poster frames and outdoor LED billboards on commercially advantageous terms or if the supply of desirable locations diminishes or ceases to expand, we could have difficulty in maintaining or expanding our network, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

Our location costs, which include lease payments to landlords and property managers under our display placement agreements, maintenance and monitoring fees and other associated costs, comprise a significant portion of our cost of revenues. In 2005, our location costs accounted for 61.7% of our cost of revenues and 24.0% of our total revenues, respectively. In 2006, our location costs accounted for 66.2% of our cost of revenues and 24.3% of our total revenues, respectively. For the six months ended June 30, 2007, our location costs accounted for 73.7% of our cost of revenues and 33.3% of our total revenues, respectively. In the future, we may need to increase our expenditures on our display and frame placement agreements to obtain new and desirable locations, to renew existing locations, and to secure favorable exclusivity and renewal terms. In addition, lessors of space for our flat-panel displays, advertising poster frames and LED billboards may charge increasingly higher display location lease fees, or demand other compensation arrangements, such as profit sharing. If we are unable to pass increased location costs on to our advertising clients through rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

In addition, in more developed cities, it may be difficult to increase the number of desirable locations in our network because most such locations have already been occupied either by us or by our competitors, or in the case of outdoor LED billboards, because the placement of outdoor installments may be limited by municipal zoning and planning policies. In recently developing cities, the supply of desirable locations may be small and the pace of economic development and construction levels may not provide a steadily increasing supply of desirable commercial and residential locations. If, as a result of these possibilities, we are unable to increase the placement of our out-of-home television and poster frame advertising networks into commercial and residential locations that advertisers find desirable, we may be unable to expand our client base, sell advertising time slots and poster frame space on our network or increase the rates we charge for time slots and poster frame space, which could decrease the value of our network to advertisers.

If we are unable to attract advertisers to advertise on our networks, we will be unable to maintain or increase our advertising fees and the demand for time on our networks, which could negatively affect our ability to grow revenues.

The amounts of fees we can charge advertisers for time slots on our out-of-home television networks depend on the size and quality of our out-of-home television networks and the demand by advertisers for advertising time on our out-of-home television networks. Advertisers choose to advertise on our out-of-home television networks in part based on the size of the networks and the desirability of the locations where we have placed our flat-panel displays and where we lease LED digital billboards as well as the quality of the services we offer. If we fail to maintain or increase the number of locations, displays and billboards in our networks, diversify advertising channels in our networks, or solidify our brand name and reputation as a quality provider of advertising services, advertisers may be unwilling to purchase time on our networks or to pay the levels of advertising fees we require to remain profitable.

In addition, the fees we can charge advertisers for frame space on our poster frame network depends on the quality of the locations in which we place advertising poster frames, demand by advertisers for frame space and the quality of our service. If we are unable to continue to secure the most desirable residential locations for deployment of our advertising poster frames, we may be unable to attract advertisers to purchase frame space on our poster frame network.

Our failure to attract advertisers to purchase time slots and frame space on our networks will reduce demand for time slots and frame space on our networks and the number of time slots and amount of frame space we are able to sell, which could necessitate lowering the fees we charge for advertising time on our network and could negatively affect our ability to increase revenues in the future.

Our acquisitions of Framedia, Target Media, Focus Media Wireless, ACL, Allyes and any future acquisitions may expose us to potential risks and have an adverse effect on our ability to manage our business.

Selective acquisitions, such as our recent acquisitions of Framedia, Target Media, Focus Media Wireless, ACL and Allyes, form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional businesses, services or products that are complementary to our core business. Our integration of the acquired entities into our business may not be successful and may not enable us to expand into new advertising platforms as well as we expect. This would significantly affect the expected benefits of these acquisitions. Moreover, the integration of Framedia, Target Media, Focus Media Wireless and Allyes into our operations has required, and will continue to require, significant attention from our management. Future acquisitions will also likely present similar challenges.

The diversion of our management’s attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. In addition, we may face challenges trying to integrate new operations, services and personnel with our existing operations. Our recent acquisitions and possible future acquisitions may also expose us to other potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, our inability to generate sufficient revenue to offset the costs, expenses of acquisitions and potential loss of, or harm to, relationships with employees and advertising clients as a result of our integration of new businesses and new regulations governing cross-border investment by PRC residents. In addition, we cannot assure you that we will be able to realize the benefits we anticipate from acquiring Framedia, Target Media, Focus Media Wireless, ACL, Allyes and other companies, or that we will not incur costs, including those relating to intangibles or goodwill, in excess of our projected costs for these transactions. The occurrence of any of these events could have a material and adverse effect on our ability to manage our business, our financial condition and our results of operations.

There may be unknown risks inherent in our acquisitions of Framedia, Target Media, Focus Media Wireless, ACL and Allyes, which could result in a material adverse effect on our business.

Although we have conducted due diligence with respect to the major acquisitions we have undertaken and undertake, we may not be aware of all of the risks associated with the targets of such acquisitions including Framedia, Target Media, Focus Media Wireless, ACL and Allyes. Any discovery of adverse information concerning Framedia, Target Media, Focus Media Wireless, ACL or Allyes since we acquired these entities could have a material adverse effect on our business, financial condition and results of operations. While we are entitled to seek indemnification in certain circumstances, successfully asserting indemnification or enforcing such indemnification could be costly and time consuming or may not be successful at all.

Our recent entry into mobile handset advertising and Internet advertising services through our acquisitions of Focus Media Wireless and Allyes, respectively, may expose us to risks associated with operating in the telecommunications and Internet industries in China which could materially affect our financial condition or results of operation.

In March 2006, we completed our acquisition of Focus Media Wireless, which operates a mobile handset advertising service over China Mobile’s and China Unicom’s mobile telecommunications networks. As a result, we now operate a portion of our advertising network on mobile telecommunications networks and are subject to risks associated with operations in the telecommunications sector in China. In addition, in March 2007, we acquired Allyes, which operates an Internet advertising agency and service technology business. Our operation of the business of Allyes subjects us to risks associated with operations in the Internet sector in China. These potential risks include:

•	loss or deterioration of our relationship with China Mobile or China Unicom, the two primary mobile telecommunications operators in China that currently provide wireless value-added services to mobile phone users;

•	loss or deterioration of our relationship with Internet service providers who use our mobile handset advertisement platform;

•	failure to reach traditional advertisers and to take advantage of marketing networks through our existing business;

•	changes in operating policies or guidelines by mobile telecommunications operators applicable to all wireless value-added service providers using their platforms or which restrict content supplied by others to us;

•	regulation of the telecommunications sector in China that could impose burdensome approval or licensing requirements on value-added service providers such as advertising companies that sell advertising time on mobile telecommunications networks;

•	a decision by either or both China Mobile and China Unicom to directly enter into the mobile handset advertising business;

•	consumer dissatisfaction with, or any related regulations restricting, the use or “pushing” of unsolicited advertisements, commonly known as “spam”;

•	the performance and reliability of the Internet infrastructure and mobile telecommunications network;

•	changes in technology in the Internet and mobile telecommunications industries; and

•	the continued growth of the Internet, e-commerce industries and wireless value-added services.

As a result of any such change or event, the operation of our advertising network using the mobile telecommunications networks of the mobile telecommunications operators in China may be disrupted, which could in turn lower our advertising revenues or result in higher operating costs to us, and we cannot assure you that our financial condition and results of operation would not be materially adversely affected.

In addition, under PRC law, the services offered by Focus Media Wireless may be deemed value-added telecommunication services, which requires an operation permit that has a valid period of five years. Focus Media Wireless has been granted the operation permit for its wireless advertising operations. If the permit is revoked or if we are unable to renew the operation permit upon expiration, we will be required to suspend our services relating to our mobile handset advertising network, and our advertising service revenue derived from this portion of our network would be adversely affected.

One or more of our regional distributors could engage in activities that are harmful to our reputation in the industry and to our business.

As of June 30, 2007, we covered approximately 40 out of the approximately 90 cities where we provide our commercial location network through contractual arrangements with regional distributors. Under these arrangements, we provide our business model and operating expertise to local advertising companies in exchange for their acting as regional distributors of our advertising services. We also sell our flat-panel displays to our regional distributors, who are responsible for developing and maintaining an advertising network in office buildings and other commercial locations in the city where they operate. We also grant our regional distributors the right to use our “Focus Media” brand name and logo. However, our contractual arrangements with our regional distributors do not provide us with control or oversight over their everyday business activities, and one or more of our regional distributors may engage in activities that violate PRC laws and regulations governing the advertising industry and advertising content, or other PRC laws and regulations generally. Some of our regional distributors may not possess all the licenses required to operate an advertising business, or may fail to maintain the licenses they currently hold, which could result in local regulators suspending the operations of the network in those cities. In addition, we do not independently review the advertising content that our regional distributors display on the portion of our commercial location network that they operate independently, and our regional distributors may include advertising content on their part of the commercial location network and violate PRC advertising laws or regulations or expose them and us to lawsuits or result in the revocation of their business license. If any of these events occurs, it could harm our reputation in the industry.

Failure to manage our growth could strain our management, operational and other resources and we may not be able to achieve anticipated levels of growth in the new networks and media platforms we are beginning to operate, either of which could materially and adversely affect our business and growth potential.

We have been rapidly expanding, and plan to continue to rapidly expand, our operations in China. We must continue to expand our operations to meet the demands of advertisers for larger and more diverse network coverage and the demands of current and future landlords and property managers for installing and configuring flat-panel displays, advertising poster frames and outdoor LED billboards in our existing and future commercial, store, residential and curbside locations. This expansion has resulted, and will continue to result, in substantial demands on our management resources. It has also increased our need for a reliable supply of equipment, particularly flat-panel displays and large LED digital billboards for our out-of-home television networks which are manufactured by a few third-party contract assemblers according to our specifications. To manage our growth, we must develop and improve our existing administrative and operational systems and, our financial and management controls and further expand, train and manage our work force. As we continue this effort, we may incur substantial costs and expend substantial resources in connection with any such expansion due to, among other things, different technology standards, legal considerations and cultural differences. We may not be able to manage our current or future international operations effectively and efficiently or compete effectively in such markets. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, recruit top talent and train our personnel. Any failure to efficiently manage our expansion may materially and adversely affect our business and future growth.

As we continue to expand into new networks and new media platforms, we expect the percentage of revenues derived from our commercial location network to decline. However, the new advertising networks and media platforms we pursue may not present the same opportunities for growth that we have experienced with our commercial location network and, accordingly, we cannot assure you that the level of growth of our networks will not decline over time. Moreover, we expect the level of growth of our commercial location network to decrease as many of the more desirable locations have already been leased by us or our competitors.

If advertisers or the viewing public do not accept, or lose interest in, our out-of-home advertising network, our revenues may be negatively affected and our business may not expand or be successful.

The market for out-of-home advertising networks in China is relatively new and its potential is uncertain. We compete for advertising spending with many forms of more established advertising media. Our success depends on the acceptance of our out-of-home advertising network by advertisers and their continuing interest in these mediums as components of their advertising strategies. Our success also depends on the viewing public continuing to be receptive towards our advertising network. Advertisers may elect not to use our services if they believe that consumers are not receptive to our networks or that our networks do not provide sufficient value as effective advertising mediums. Likewise, if consumers find some element of our networks, such as the audio feature of our commercial location, in-store and outdoor LED billboard networks, to be disruptive or intrusive, commercial locations and stores may decide not to place our flat-panel displays in their properties and advertisers may view our advertising network as a less attractive advertising medium compared to other alternatives. In that event, advertisers may determine to reduce their spending on our advertising network. If a substantial number of advertisers lose interest in advertising on our advertising network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our advertising service revenue, liquidity and results of operations could be negatively affected.

If the Internet and, in particular, Internet marketing are not broadly adopted in China, our ability to generate revenue and sustain profitability from Allyes could be materially and adversely affected.

Our future revenues and profits from our online advertising agency business we operate through Allyes are dependent in part upon advertisers in China increasingly accepting the use of the Internet as a marketing channel, which is at an early stage in China. Penetration rates for personal computers, the Internet and broadband in China are all relatively low compared to those in more developed countries. Furthermore, many Chinese Internet users are not accustomed to using the Internet for e-commerce or as a medium for other transactions. Many of our current and potential clients have limited experience with the Internet as a marketing channel, and have not historically devoted a significant portion of their marketing budgets to Internet marketing and promotion. As a result, they may not consider the Internet as effective in promoting their products and services as traditional print and broadcast media.

The growth of our online advertising agency business is substantially dependent on the acceptance of the cost-per-thousand-impressions, or CPM Internet advertising sales model, and certain performance-based Internet advertising sales models, including CPC and CPA models, by industry participants in China.

The most prevalent Internet advertising sales model in China currently is cost-per-day, whereby web publishers are paid based on the number of days an Internet ad is on display without regard to the ad’s effectiveness or the number of times the ad is displayed. We believe that the full advantages of Internet marketing in general and our Internet marketing solutions specifically can only be fully realized when more sophisticated Internet advertising sales models such as cost-per-thousand-impressions, or CPM, cost-per-click, or CPC, and cost-per-action, or CPA, are used to purchase ad space. If CPM, CPC and CPA fail to gain acceptance in China, our Internet marketing solutions will be less attractive to industry participants, and the market for those solutions may develop more slowly than we expect or even decline, which would materially and adversely affect our prospects and our business. In addition, if industry participants in China favor other newly-developed Internet advertising sales models incompatible with CPM, CPC or CPA, sales of our Internet marketing solutions may suffer and our revenue and profitability may be materially and adversely affected.

If the delivery of ads or the use of cookies is limited or blocked, our ability to update and expand our user data would be hindered and demand for our Internet marketing solutions could decline.

Our business may be adversely affected by practices and technologies that impair or undermine the performance of our Internet marketing solutions. For example, Internet users may use software designed to filter or prevent the delivery of Internet ads, including pop-up and pop-under ads; block, disable or remove cookies used by our Internet marketing technologies; or misrepresent measurements of advertising effectiveness. In particular, because we rely on cookies to obtain data about Internet users for our database of user information, widespread usage of software in China that disables or removes cookies would limit our ability to update and expand our user information and hinder our ability to provide effective targeted Internet marketing solutions to our clients. We cannot assure you that the proportion of Internet users who employ these or other similar technologies will not increase, thereby diminishing the efficiency of our Internet marketing solutions and causing demand for those solutions to decline.

Our role through Allyes as a supplier of ad space may harm our reputation as an independent purchasing agent and the reputation of our performance-based advertising network as a marketplace for ad space.

We currently participate in both the purchase and supply of Internet ad space through our online advertising agency business. We also facilitate purchases by our clients of ad space on our performance-based advertising network and may act as sales representative to other web publishers in the future. In addition, we supply ad space that we purchase from web publishers on our performance-based advertising network from time to time to advertisers. Our role as a supplier of ad space might harm both our reputation as an independent purchasing agent and the reputation of our performance-based advertising network as a marketplace for ad space. If our reputation as an independent purchasing agent or the reputation of our performance-based advertising network is harmed, our clients may not purchase ad space from us and our business, financial condition and results of operations could be materially and adversely affected.

Our Internet advertising business could be materially and adversely affected if we are unable to introduce new or enhanced Internet marketing services and technologies that meet our clients’ requirements.

Our future success depends in part upon our ability to enhance and integrate our existing Internet marketing services and technologies that we provide through Allyes and to introduce new, competitively priced services and technologies with features that meet evolving client requirements, all in a timely and cost-effective manner. A number of factors, including the following, could have a negative impact on the success of our services and technologies:

•	our failure to anticipate changes in clients’ requirements;

•	our competitors’ introduction of new services and technologies ahead of our new services and technologies, or their introduction of superior or cheaper services and technologies;

•	our failure to adapt to Internet advertising technology trends and evolving industry standards; and

•	delays or difficulties in technology integration, customization or development.

The business and prospects of our online advertising agency business could be harmed if “click-through” fraud is not detected.

We are exposed to the risk of fraudulent clicks on ads posted on the performance-based advertising network of Allyes by individuals seeking to increase the advertising fees paid to our web publishers. We may in the future have to refund revenue that our advertisers have paid to us and that was later attributed to click-through fraud. Click-through fraud occurs when an individual clicks on an ad displayed on a website for the sole intent of generating the revenue share payment to the publisher rather than to view the underlying content. From time to time we have experienced fraudulent clicks on the performance-based advertising network of Allyes and we do not allow our advertisers to be charged for such fraudulent clicks. This negatively affects the profitability of our online advertising agency business, and this type of fraudulent act could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our performance-based advertising network, which could lead the advertisers to become dissatisfied with our online advertising agency business, and in turn lead to loss of advertisers and the related revenue. Furthermore, fraudulent clicks directed at our performance-based advertising network or at other performance-based advertising platforms might encourage the perception among advertisers in China that performance-based sales models like CPC and CPA are not effective, which could slow or even reverse the development of those sales models in China. This could adversely affect our business and our prospects.

System failures could significantly disrupt the operations of our online advertising agency business, which would cause us to lose clients or ad inventory.

Our ability to successfully provide clients with Internet marketing services and our performance-based advertising network, and our ability to access user information depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide services to clients, including failures affecting our ability to deliver ads quickly and accurately and to access our user information base to provide targeted solutions, would reduce significantly the attractiveness of our services to advertisers and web publishers. Our online advertising agency business could be materially and adversely affected by any damage or failure that impacts data integrity or interrupts or delays our operations. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious or accidental human acts, and natural disasters. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Despite the precautions taken, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future and our ability to provide a record of past transactions. Our data centers and systems incorporate varying degrees of redundancy. All data centers and systems may not automatically switch over to their redundant counterpart. We carry no business insurance policies to compensate us for losses that could occur due to any failures in our systems.

If our Internet marketing technologies contain design or performance defects, our reputation and business may be harmed and we may need to expend significant resources to address liability.

Technologies as complex as ours may contain design and/or performance defects which are not detectable even after extensive internal testing. Such defects may become apparent only after widespread commercial use. Any design or performance defects in our Internet marketing technologies could have a material and adverse effect on our reputation and business. It is not clear whether China’s existing product liability laws apply to technology products like ours. We cannot assure you that if our Internet marketing technologies are found to have design or performance defects, we will not be liable for product liability claims in China. We do not carry any product liability insurance. Our contracts with our clients currently do not contain provisions to completely limit our exposure to liabilities resulting from product liability claims. Although we have not experienced any product liability claims to date, we cannot assure you that we will not do so in the future.

Additionally, we rely on our Internet marketing technologies (particularly our ad serving technology) to enhance our Internet marketing services and our performance-based advertising network. Any defect in those technologies could hinder the effectiveness of our Internet marketing services and our performance-based advertising network, which would have a material and adverse effect on our competitiveness, business and future prospects.

We may be liable for content that we serve onto web publishers’ websites, which could increase our expenses.

We purchase ad space and then serve our clients’ ads into that ad space. We are liable under PRC law to ensure that the content of the ads that we serve are fair and accurate and are in full compliance with applicable law. Additionally, we may be liable to third-parties for content in our clients’ ads that we serve on web publishers’ websites or deliver through our performance-based advertising network if those ads contain artwork, text or other content that violates third-parties’ copyrights, trademarks, or other intellectual property rights or if the content is defamatory. We typically indemnify web publishers against liability arising from the content or nature of ads that we serve on their websites. Any claims or counterclaims against us could harm our reputation, be time-consuming, could result in costly litigation and could divert management’s attention.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure and fixed telecommunications networks in China.

Our business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Information Industry of China. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. We cannot assure you that a more sophisticated Internet infrastructure will be developed in China. We or our clients may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with our growth strategies. For example, we intend to expand our sales of rich media technologies, which are bandwidth-intensive. Limited bandwidth in China may hamper the effectiveness of our rich media technologies, which could harm our prospects and business and require us to purchase additional servers in our content distribution network.

We depend on the leadership and services of Jason Nanchun Jiang, who is our founder, chairman, chief executive officer and our largest shareholder, and our business and growth prospects may be severely disrupted if we lose his services.

Our future success is dependent upon the continued service of Jason Nanchun Jiang, our founder, chairman and chief executive officer and our largest shareholder. We rely on his industry expertise and experience in our business operations, and in particular, his business vision, management skills, and working relationships with our employees, our other major shareholders, many of our clients and landlords and property managers of the locations in our network. We do not maintain key-man life insurance for Mr. Jiang. If he was unable or unwilling to continue in his present position, or if he joined a competitor or formed a competing company in violation of his employment agreement and noncompetition agreement, we may not be able to replace him easily or at all. As a result, our business and growth prospects may be severely disrupted if we lose his services.

We may need additional capital and we may not be able to obtain it, which could adversely affect our liquidity and financial position.

We believe that our current cash and cash equivalents and cash flow from operations will be sufficient to meet our anticipated cash needs including for working capital and capital expenditures, for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities, could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of alternative advertising media companies;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows;

•	PRC governmental regulation of foreign investment in advertising services companies in China;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.

We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

If we are unable to adapt to changing advertising trends and the technology needs of advertisers and consumers, we will not be able to compete effectively and we will be unable to increase or maintain our revenues which may materially and adversely affect our business prospects and revenues.

The market for out-of-home advertising requires us to continuously identify new advertising trends and the technology needs of advertisers and consumers, which may require us to develop new features and enhancements for our advertising network. The majority of our displays use 17-inch LCD screens. We also have a growing number of displays that use larger LCD and plasma screens as well as large size LED digital billboards. Portions of our poster frame network are being upgraded to use digital poster LCD displays. Through our recent acquisition of Focus Media Wireless, we now also provide advertising services to mobile phone users over the mobile phone networks of China Mobile and China Unicom, while Allyes provides online advertising services to advertising customers. In the future, subject to relevant PRC laws and regulations, we may use other technology, such as cable or broadband networking, advanced audio technologies and high-definition panel technology. We may be required to incur development and acquisition costs in order to keep pace with new technology needs but we may not have the financial resources necessary to fund and implement future technological innovations or to replace obsolete technology. Furthermore, we may fail to respond to these changing technology needs. For example, if the use of wireless or broadband networking capabilities on our advertising network becomes a commercially viable alternative and meets all applicable PRC legal and regulatory requirements, and we fail to implement such changes on our commercial location network and in-store network or fail to do so in a timely manner, our competitors or future entrants into the market who do take advantage of such initiatives could gain a competitive advantage over us. If we cannot succeed in developing and introducing new features on a timely and cost-effective basis, advertiser demand for our advertising networks may decrease and we may not be able to compete effectively or attract advertising clients, which would have a material and adverse effect on our business prospects and revenues.

We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our digital out-of-home advertising networks mobile handset advertising network or Internet advertising services network.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for advertising business operations.

As an out-of-home advertising service provider, we are obligated under PRC laws and regulations to monitor the advertising content that is shown on our out-of-home advertising networks for compliance with applicable law. In addition, each of our regional distributors is obligated under PRC laws and regulations to monitor the advertising content shown on the portion of our out-of-home television advertising network each of them operates. In general, the advertisements shown on our out-of-home television advertising network and the portion of our advertising network operated by our regional distributors have previously been broadcast over public television networks and have been subjected to internal review and verification of such networks. We and our regional distributors are still separately required to independently review and verify these advertisements for content compliance before displaying the advertisements. In addition, where a special government review is required for specific product advertisements before broadcasting, we and our regional distributors are separately obligated to confirm that such review has been performed and approval has been obtained. We employ, and our regional distributors are required under the terms of our agreements with them to employ, qualified advertising inspectors who are trained to review advertising content for compliance with relevant PRC laws and regulations. In addition, for advertising content related to specific types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we and our distributors are required to confirm that the advertisers have obtained requisite government approvals including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filing with the local authorities. We endeavor to comply, and encourage our regional distributors to take measures to comply, with such requirements, including by requesting relevant documents from the advertisers. Starting in January 2006, we began to operate a network of advertising poster frames placed primarily in elevators and public areas of residential complexes. The advertisements shown on our poster frame network are defined as print advertisements under PRC laws and regulations and are also subject to the same legal requirements as advertisements shown on our out-of-home television advertising networks. Outdoor advertisements must be registered with the local branch of the State Administration for Industry and Commerce, or SAIC, before dissemination, and advertising distributors are required to submit a registration application form and the content of the advertisement to the local SAIC and receive an advertising registration certificate from the local SAIC. Our reputation will be tarnished and our results of operations may be adversely affected if advertisement shown on our out-of-home television advertising networks, poster frame network or outdoor LED network is provided to us by our advertising clients in violation of relevant PRC advertising laws and regulations or that the supporting documentation and government approvals provided to us by our advertising clients in connection with such advertising content are not complete or that the advertisements that our regional distributors have procured for broadcasting on our network have not received required approval from the relevant local supervisory bodies or are not content compliant.

In addition, we commenced operation of our outdoor LED billboard network in April 2006. The placement and installation of LED billboards are subject to municipal zoning requirements and governmental approvals, including application for an outdoor advertising registration certificate for each LED billboard subject to a term of use of no more than six years for each LED billboard. If the existing LED billboards placed by our LED location provider or us are required to be removed, the attractiveness of this portion of our advertising network will be diminished. Moreover, failure by an owner of LED billboards to maintain outdoor advertising registration certificates would result in the inability to lease or market such space for the placement of advertisements.

China has also enacted regulations governing telecommunication service providers and the distribution of news and other information. In the past, the Chinese government has stopped the distribution of information over the Internet and telecommunications networks that it believes to violate Chinese law, including content that is pornographic or obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory. China Unicom and China Mobile also have their own policies regarding the distribution of inappropriate content by wireless value-added service providers and have punished certain providers for distributing inappropriate content, including the imposition of fines and service suspensions. Focus Media Wireless undertakes to the telecommunication operators which grant us access to their mobile phone networks that we will not distribute any advertisements with illegal content. We require the Internet service providers which use our mobile handset advertising platform to provide us the same undertaking, but we cannot completely control the content of their advertisements. If any of the content that we deliver through our mobile handset advertising network is found to violate Chinese laws and regulations or the policies of China Mobile and China Unicom, we could be subject to fines or suspensions.

Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information displayed on our advertising network. If consumers find the content displayed on our advertising network to be offensive, landlords, property managers, other location providers or telecommunication network operators may seek to hold us responsible for any consumer claims or may terminate their relationships with us.

In addition, if the security of our content management system is breached through the placement of unauthorized compact flash, or CF’ cards in our flat-panel displays and unauthorized images, text or audio sounds are displayed on our advertising network, viewers or the PRC government may find these images, text or audio sounds to be offensive, which may subject us to civil liability or government censure despite our efforts to ensure the security of our content management system. Any such event may also damage our reputation. If our advertising viewers do not believe our content is reliable or accurate, our business model may become less appealing to viewers in China and our advertising clients may be less willing to place advertisements on our advertising network.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business.

We cannot be certain that our advertising displays or other aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. Although we are not aware of any such claims, we may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities, which may materially and adversely disrupt our business.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of the intellectual property used in our business may adversely affect our business and reputation.

We have historically relied on a combination of trademark and copyright law, trade secret protection and restrictions on disclosure to protect our intellectual property rights. We enter into confidentiality and invention assignment agreements with all our employees. We cannot assure you that these confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our proprietary technology will not otherwise become known to, or be independently developed by, third parties.

We are in the process of registering in China many of the trademarks used in our business. We cannot assure you that any of our trademark applications will ultimately proceed to registration or will result in registration with scope adequate for our business. Some of our pending applications or registration may be successfully challenged or invalidated by others. If our trademark applications are not successful, we may have to use different marks for affected services or technologies, or enter into arrangements with any third parties who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms, if at all.

In addition, policing unauthorized use of our proprietary technology, trademarks and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations.

We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.

We compete with other advertising companies in China. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also face competition from other out-of-home television advertising network operators for access to the most desirable locations in cities in China. Individual buildings, hotels, restaurants and other commercial locations and hypermarket, supermarket and convenience store chains may also decide to independently, or through third-party technology providers, install and operate their own flat-panel television advertising screens. Our in-store network faces competition with similar networks operated by domestic out-of-home advertising companies, including Shanghai Xicheng Cultural Dissemination Co., Ltd., also known as CGEN. Our Internet advertising services compete with those provided by domestic and international advertising agencies, including the WPP Group. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, wireless communications, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.

In the future, we may also face competition from new entrants into the out-of-home television advertising sector. Our sector is characterized by relatively low fixed costs and, as is customary in the advertising industry, we do not have exclusive arrangements with our advertising clients. In addition, since December 10, 2005, wholly foreign-owned advertising companies are allowed to operate in China, which may expose us to increased competition from international advertising media companies attracted to opportunities in China.

Increased competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources, or exclusive arrangements with desirable locations, and others may successfully mimic and adopt our business model. Moreover, increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors.

We do not maintain any business liability disruption or litigation insurance coverage for our operations, and any business liability, disruption or litigation we experience might result in our incurring substantial costs and the diversion of resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and do not, to our knowledge, offer business liability insurance. While business disruption insurance is available to a limited extent in China, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Any business disruption or litigation may result in our incurring substantial costs and the diversion of resources.

These have been historical deficiencies with our internal controls and these remain areas of our internal and disclosure controls that require improvements, and we are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002. Under the supervision and with the participation of our management, we have evaluated our internal controls systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. If we are not able to continue to meet the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the Nasdaq Global Market. Any such action could adversely affect our financial results and the market price of our ADSs.

In connection with their audit of our consolidated financial statements as of and for the period ended December 31, 2006, our auditors identified one significant deficiency under standards established by the Public Company Accounting Oversight Board (United States), or the PCAOB, in our internal accounting controls. Specifically, the auditors noted that, with regard to determination of related party status, we lack a process for timely review of changes in relationships with companies that were excluded from related party status in prior years, namely with Everease Advertising & Communication Ltd., or Everease. Following the identification of this significant deficiency, we have consulted with our audit committee and are taking remedial steps to address the deficiency, including reviewing our policies for the evaluation of transactions with past related party companies. If we are unable to implement solutions to any weaknesses in our existing internal and disclosure controls and procedures, or if we fail to maintain an effective system of internal and disclosure controls in the future for our company and for companies that we acquire, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our ADSs may be adversely impacted.

Risks Relating to Regulation of Our Business and to Our Structure

If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties.

Substantially all of our operations are or will be conducted through Focus Media Technology (Shanghai) Co., Ltd., or Focus Media Technology, Framedia Investment and Beijing Dotad Technology Co., Ltd., or Dotad Technology, our indirectly wholly-owned operating subsidiaries in China, Focus Media Digital Information Technology (Shanghai) Co., Ltd., or Focus Media Digital, a 90%-owned subsidiary of Focus Media Technology, and New Allyes Information Technology Co., Ltd., or New Allyes Technology, which we collectively refer to as our PRC operating subsidiaries, and through our contractual arrangements with several of our consolidated affiliated entities in China. PRC regulations require any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. Since December 10, 2005, foreign investors have been allowed to own directly 100% of PRC companies operating an advertising business if the foreign entity has at least three years of direct operations in the advertising business outside of China or less than 100% if the foreign investor has at least two years of direct operations in the advertising industry outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify under PRC regulations any earlier than two or three years after we commence any such operations outside of China or until we acquire a company that has directly operated an advertising business outside of China for the required period of time. Accordingly, our PRC operating subsidiaries are currently ineligible to apply for the required licenses for providing advertising services in China. Substantially all of our advertising business is currently provided through our contractual arrangements with our PRC operating subsidiaries’ consolidated affiliated entities in China, which we collectively refer to as our PRC operating affiliates, including Focus Media Advertisement and its subsidiaries with regard to our out-of-home television networks, Framedia Advertisement, Guangdong Framedia and New Structure Advertisement with regard to our poster frame network, Focus Media Wireless with regard to our mobile handset advertising network, and seven PRC companies with regard to our online advertising agency business which operate the business of Allyes, and which we refer to as the Allyes operating affiliates. Our PRC operating affiliates are currently owned in each case either (i) by two PRC citizens designated by us or (ii) by two PRC entities owned by our subsidiaries or by our designated appointees. Our PRC operating affiliates and certain of their respective subsidiaries hold the requisite licenses to provide advertising services in China. Our PRC operating affiliates and their respective subsidiaries directly operate our advertising network. We have been and are expected to continue to be dependent on these PRC operating affiliates and their subsidiaries to operate our advertising business for the foreseeable future. We have entered into contractual arrangements with PRC operating affiliates and their respective subsidiaries, pursuant to which we, through our PRC operating subsidiaries, provide technical support and consulting services to our PRC operating affiliates and their subsidiaries. In addition, we have entered into agreements with our PRC operating affiliates and each of their shareholders which provide us with the substantial ability to control these affiliates and their existing and future subsidiaries.

If we, our existing or future PRC operating subsidiaries and affiliates are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the SAIC, which regulates advertising companies, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC subsidiaries and affiliates;

•	discontinuing or restricting our PRC subsidiaries’ and affiliates’ operations;

•	imposing conditions or requirements with which we or our PRC subsidiaries and affiliates may not be able to comply;

•	requiring us or our PRC subsidiaries and affiliates to restructure the relevant ownership structure or operations; or

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

We rely on contractual arrangements with our PRC operating affiliates and their subsidiaries and shareholders for our China operations, which may not be as effective in providing operational control as direct ownership.

We have in the past relied, and to a lesser but significant extent will continue in the future to rely, on contractual arrangements with our PRC operating affiliates and their respective subsidiaries and shareholders to operate our advertising business. For a description of these contractual arrangements, see the sections titled “Our Corporate Structure” and “Related Party Transactions”. These contractual arrangements may not be as effective in providing us with control over our PRC operating affiliates and their subsidiaries as direct ownership. If we had direct ownership of our PRC operating affiliates and their respective subsidiaries, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of those companies, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if our PRC operating affiliates or any of their subsidiaries and shareholders fails to perform its or his respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective. For example, if Jason Nanchun Jiang were to refuse to transfer his equity interest in Focus Media Advertisement to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if Mr. Jiang were otherwise to act in bad faith toward us, then we may have to take legal action to compel him to fulfill his contractual obligations. In addition, Focus Media Advertisement, which holds certain of the business licenses required to operate our advertising network in China, is jointly owned and effectively managed by Mr. Jiang and Mr. Yu. Similarly, each of the Allyes operating affiliates, which hold the licenses necessary to operate the business of Allyes, is jointly owned by a set of two PRC nationals. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against our PRC operating affiliates if they do not perform their obligations under its contracts with us or if any of the PRC citizens who hold the equity interest in our PRC operating affiliates do not cooperate with any such actions.

Many of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Contractual arrangements we have entered into among our subsidiaries and affiliated entities may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Taxation” for a discussion of the transactions referred to above. A finding by the PRC tax authorities that Focus Media Digital, Shanghai Focus Media Advertising Agency Co., Ltd., or Focus Media Advertising Agency, New Focus Media Advertisement, New Focus Media Agency, Focus Media Defeng Advertisement or New Structure Advertisement are ineligible for their tax exemptions, would substantially increase our taxes owed and reduce our net income and the value of your investment. As a result of this risk, you should evaluate our results of operations and financial condition without regard to these tax savings.

We rely principally on dividends and other distributions on equity paid by our wholly-owned operating subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our operating subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely principally on dividends and other distributions on equity paid by our PRC operating subsidiaries for our cash requirements, including the funds necessary to service any debt we may incur. If any of our PRC operating subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements our PRC operating subsidiaries currently have in place with our PRC operating affiliates and their respective subsidiaries in a manner that would materially and adversely affect our PRC operating subsidiaries’ ability to pay dividends and other distributions to us. Furthermore, relevant PRC laws and regulations permit payments of dividends by our PRC operating subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, each of our PRC operating subsidiaries is also required to set aside a portion of its net income each year to fund specific reserve funds. These reserves are not distributable as cash dividends. In addition, subject to certain cumulative limits, the statutory general reserve fund requires annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends. As a result of these PRC laws and regulations, our PRC operating subsidiaries and our PRC operating affiliates are restricted in their ability to transfer a portion of their net assets to us whether in the form of dividends, loans or advances. As of December 31, 2006, the amount of these restricted portions was approximately $223,386,461. Any limitation on the ability of our PRC operating subsidiaries to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

Our business operations may be affected by legislative or regulatory changes.

There are no existing PRC laws or regulations that specifically define or regulate out-of-home television or mobile handset advertising. Changes in laws and regulations or the enactment of new laws and regulations governing placement or content of out-of-home advertising or distribution of mobile handset advertising, our business licenses or otherwise affecting our business in China may materially and adversely affect our business prospects and results of operations. For example, the PRC government has promulgated regulations allowing foreign companies to hold a 100%-interest in PRC advertising companies starting from December 10, 2005. We are not certain how the PRC government will implement this regulation or how it could affect our ability to compete in the advertising industry in China.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using funds to make loans or additional capital contributions to our PRC operating subsidiaries and affiliates.

As an offshore holding company of our PRC operating subsidiaries and affiliates, we may make loans to our PRC subsidiaries and consolidated PRC affiliated entities, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries or consolidated PRC affiliated entities are subject to PRC regulations and approvals. For example:

•	loans by us to Focus Media Technology, Framedia Investment, Dotad Technology, or New Allyes Technology or any other of our foreign invested enterprises, to finance its activities cannot exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange or its local counterpart; and

•	loans by us to our PRC operating affiliates or their respective subsidiaries, which are domestic PRC enterprises, must be approved by the relevant government authorities and must also be registered with the PRC State Administration of Foreign Exchange or its local counterpart.

We may also determine to finance Focus Media Technology, Focus Media Digital and New Focus Media Advertisement, New Focus Media Agency, Focus Media Defeng Advertisement or any of our foreign invested enterprises through Focus Media Technology, Framedia Investment, Dotad Technology and New Allyes Technology or our other PRC operating affiliates, by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. Because our PRC operating affiliates and their respective subsidiaries are domestic PRC enterprises, we are not likely to finance their activities by means of capital contributions due to regulatory issues relating to foreign investment in domestic PRC enterprises, as well as the licensing and other regulatory issues discussed in “Regulation of Our Industry” in this prospectus. We cannot assure you that we can obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to Focus Media Technology, Focus Media Digital, New Focus Media Advertisement, New Focus Media Agency, Focus Media Defeng Advertisement Framedia Investment, Focus Media Advertisement, Dotad Technology, New Allyes Technology or any of their respective subsidiaries. If we fail to receive such registrations or approvals, our ability to use our funds and to capitalize our PRC operations would be negatively affected which would adversely and materially affect our liquidity and our ability to expand our business.

Risks Relating to the People’s Republic Of China

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

The PRC’s economic, political and social conditions, as well as governmental policies, could affect the financial markets in China and our liquidity and access to capital and our ability to operate our business.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth over the past, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, under current PRC regulations, starting December 10, 2005, foreign entities are allowed to directly own 100% of a PRC advertising business if the foreign entity has at least three years of direct operations of an advertising business outside of China, or to directly own less than 100% of a PRC advertising business if the foreign entity has at least two years of direct operations of an advertising business outside of China. This may encourage foreign advertising companies with more experience, greater technological know-how and larger financial resources than we have to compete against us and limit the potential for our growth. Moreover, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency- denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates to place additional limitations on the ability of commercial banks to make loans and raise interest rates, in order to slow down specific segments of China’s economy which it believed to be overheating. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 26 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into with the Group. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the advertising industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with the Group, and other foreign investors, including you.

If tax benefits currently available to us in PRC were no longer available under the new Enterprise Income Taxes (EIT”) law which will be effective on January 1, 2008, our effective income tax rates for our PRC operations could increase.

We are incorporated in the Cayman Islands where no income taxes are imposed.

We generated substantially all our net income from our PRC operations. Our China operations are conducted through various subsidiaries and variable interest entities, or VIEs. Pursuant to the PRC Income Tax Laws, our subsidiaries and VIEs are generally subject to EIT at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Some of the Company’s subsidiaries and VIEs are newly incorporated enterprises engaged in advertising industry which are entitled to a two-year tax exemption holiday, commencing from the first operating year. One of our VIEs, Beijing Focus Media Wireless Co., Ltd., is a qualified new technology enterprise and under PRC Income Tax Laws are subject to a preferential tax rate of 15%, plus a three-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing from the first profitable year.

On March 16, 2007, the PRC National People’s Congress passed the China Corporate Income Tax Law which will change the income tax rates for most enterprises from 33% at the present to 25%. This new law will become effective on January 1, 2008. There will be a transition period for enterprises, whether foreign-invested or domestic, which currently receive preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transition to the new tax rate within five years after the effective date of the new law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises that qualify as “new and high technology enterprises strongly supported by the state” will be entitled to a 15% enterprise income tax rate.

Most of the Company’s subsidiaries and VIEs are expected to transition from 33% to 25% starting from January 1, 2008. Those that currently enjoy a lower tax rate of 15% will gradually transition to the uniform tax rate of 25% from 2008 to 2012 unless the company obtains the “new and high technology enterprise” status under the new tax law.

We may be deemed a Chinese resident enterprise under the EIT Law and be subject to PRC taxation on our worldwide income.

The EIT Law also provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and will generally be subject to the uniform 25% enterprise income tax rate as to their global income, including income we receive from our subsidiaries. The EIT Law, however, does not define the term “de facto management bodies” and it is currently unclear under what situations an enterprise’s “de facto management body” would be considered to be located in China. Substantially all of our management is currently based in China, and may remain in China after the effectiveness of the EIT Law. Therefore, we may be treated as a Chinese resident enterprise for enterprise income tax purposes. The tax consequences of such treatment are currently unclear, as they will depend on regulations that have not yet been issued that would implement the EIT Law, and on local tax authorities’ ability to follow such regulations in tax administration. See “Dividends payable by us to our foreign investors may become subject to withholding taxes under PRC tax laws” and “Gains on the sales of our shares or ADSs may become subject to PRC income taxes” below.

Recent PRC regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activity. If our shareholders who are PRC residents fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

The PRC National Development and Reform Commission, or NDRC, and SAFE recently promulgated regulations that require PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to file with the local branch of SAFE, with respect to that offshore company, any material change involving capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long term equity or debt investment or creation of any security interest over the assets located in China. If any PRC shareholder fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any registrations or approvals required under these regulations or other related legislation. Furthermore, as the regulations are relatively new, the PRC government has yet to publish implementing rules, and much uncertainty remains concerning the reconciliation of the new regulations with other approval requirements. It is unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. The failure or inability of our PRC resident shareholders to comply with these regulations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our ability to inject additional capital into our PRC subsidiaries and the ability of Focus Media Technology, Focus Media Digital, New Focus Media Advertisement, New Focus Media Agency, Focus Media Defeng Advertisement, Framedia Investment or New Allyes Technology, our PRC subsidiaries, to make distributions or pay dividends, or materially and adversely affect our ownership structure. If any of the foregoing events occur, our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

The PRC tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China.

Our operations and transactions are subject to review by the PRC tax authorities pursuant to relevant PRC laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, in the case of some of our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China, we cannot assure you that the PRC tax authorities will not require us to pay additional taxes in relation to such acquisitions, in particular where the PRC tax authorities take the view that the previous taxable income of the PRC affiliates of the acquired offshore entities needs to be adjusted and additional taxes be paid. In the event that the sellers failed to pay any taxes required under PRC law in connection with these transactions, the PRC tax authorities might require us to pay the tax, together with late-payment interest and penalties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisitions”.

A new PRC rule on mergers and acquisitions may subject us to sanctions, fines and other penalties and affect our future business growth through acquisition of complementary business.

On August 8, 2006, six PRC government and regulatory authorities, including the PRC Ministry of Commerce and the Chinese Securities Regulatory Commission, or the CSRC, promulgated a rule entitled “Provisions regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors,” or the New M&A Rule, which became effective on September 8, 2006. The New M&A Rule, among other things, requires that an offshore specific purpose vehicle, or SPV, formed for the listing purpose through acquisition of PRC domestic entity and controlled by PRC residents should obtain approval from the CSRC prior to publicly listing its securities on an overseas stock market. Based on consultation with the International Department of the CSRC regarding its interpretation of the New M&A Rule, our PRC counsel, Global Law Offices, advised us that the CSRC approval was not required for this offering. However, we cannot assure you that the relevant PRC government agency, including the Ministry of Commerce or other applicable departments of the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that the CSRC’s approval was required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offerring into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

The New M&A Rule also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. Complying with the requirements of the New M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit the completion of such transactions, which could affect our ability to expand our business or maintain our market share.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Substantially all of our revenues and operating expenses are denominated in Renminbi. The Renminbi is currently convertible under the “current account”, which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account”, which includes foreign direct investment and loans. Currently, each of our PRC subsidiaries may purchase foreign exchange for settlement of “current account transactions”, including payment of dividends to us, without the approval of SAFE. However, we cannot assure you that the relevant PRC governmental authorities will not further limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the State Administration of Foreign Exchange and other relevant PRC governmental authorities. This could affect the ability of each of Focus Media Technology and Framedia Investment to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

Fluctuations in exchange rates could result in foreign currency exchange losses.

Because our earnings and cash and cash equivalent assets are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in exchange rates between U.S. dollars and Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Since July 2005 the Renminbi is no longer pegged solely to the U.S. dollar. Instead, it is reported to be pegged against a basket of currencies, determined by the People’s Bank of China, against which it can rise or fall by as much as 0.3% each day. For example, on October 23, 2007 the Renminbi was revalued against the U.S. dollar to approximately RMB 7.5020 to the U.S. dollar. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Renminbi against the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future which will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Any future outbreak of severe acute respiratory syndrome or avian flu in China, or similar adverse public health developments, may severely disrupt our business and operations.

From December 2002 to June 2003, China and other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. In addition, many countries, including China, have encountered incidents of the H5N1 strain of bird flu, or avian flu. This disease, which is spread through poultry populations, is capable in some circumstances of being transmitted to humans and is often fatal. A new outbreak of SARS or an outbreak of avian flu may result in health or other government authorities requiring the closure of our offices or other businesses, including office buildings, retail stores and other commercial venues, which comprise the primary locations where we provide our digital out-of-home advertising services. Any recurrence of the SARS outbreak, an outbreak of avian flu or a development of a similar health hazard in China, may deter people from congregating in public places, including a range of commercial locations such as office buildings and retail stores. Such occurrences would severely impact the value of our digital out-of-home advertising networks to advertisers, significantly reduce the advertising time purchased by advertisers and severely disrupt our business and operations.

Risks Relating to this Offering, Our ADSs and Our Trading Markets

The price of our ADSs has been volatile and may continue to be volatile, which may make it difficult for holders to resell the ADSs when desired or at attractive prices.

The trading price of our ADSs has been and may continue to be subject to wide fluctuations. Since July 13, 2005, the closing prices of our ADSs on the Nasdaq Global Market has ranged from $8.90 to $63.00 per ADS and the last reported sale price on October 31, 2007 was $62.00. From July 13, 2005 until April 10, 2007, we used an ADS-to-share ratio of 10-to-one. Starting April 11, 2007, we reduced this ratio to five-to-one. All ADS trading prices on the Nasdaq set forth in this prospectus, including historical trading and closing prices, have been adjusted to reflect the new ADS-to-share ratio of five-to-one. Our ADS price may fluctuate in response to a number of events and factors. The financial markets in general, and the market prices for many PRC companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies.

In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our advertising network could cause the market price for our ADSs to change substantially. Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. We cannot give any assurance that these factors will not occur in the future.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

In connection with this offering, we have agreed not to sell any ordinary shares or ADSs for 90 days after the date of this prospectus without the written consent of the Merrill Lynch and subject to certain exceptions. The underwriters may from time to time continue to release other securities of ours that are currently subject to lock-up, subject to applicable regulations of the National Association of Securities Dealers, or NASD. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

We have in the past failed to comply with Nasdaq Marketplace Rules, including the timely filing of our annual report and maintaining a majority of independent directors on our board of directors.

Our failure to timely file our 2006 annual report on Form 20-F subjected us to delisting review by the Nasdaq Listing Qualifications Panel. See “— Our failure to timely file the 2006 annual report on Form 20-F as a result of allegations raised by an anonymous investor holding a short position in our ADSs may subject us to shareholder litigation and delisting review, either of which may materially and adversely affect our business”. In addition, in the past we previously failed to maintain a majority of independent directors on our board of directors, which put us out of compliance with Nasdaq Marketplace Rule 4350. See “Management”. On October 4, 2007, we received a letter from Nasdaq Listing Qualifications notifying us that we had regained compliance with all Nasdaq listing qualifications by filing our annual report for 2006.

Our historical failure to comply with Nasdaq Marketplace Rules has on one occasion subjected us to delisting review. If for any reason we fail to maintain compliance with Nasdaq Marketplace Rules in the future, we could be subject to additional delisting procedures and sanctions, which could affect our reputation and the market value of our securities, and could result in shareholder litigation, which may divert the attention of our management and force us to expend resources to defend against such claims. Any litigation may have a material and adverse effect on our business and future results of operations.

A significant percentage of our outstanding ordinary shares is beneficially owned by Jason Nanchun Jiang, our founder, chairman and chief executive officer, and as a result, he may have significantly greater influence on us and our corporate actions by nature of the size of his shareholdings relative to our public shareholders.

Following this offering, Jason Nanchun Jiang will beneficially own approximately 10.53% of our outstanding ordinary shares, or 10.37% if the underwriters exercise their option to purchase additional ADSs in full. Accordingly, Jason Nanchun Jiang has significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Further, Jason Nanchun Jiang is also an 85% shareholder of our affiliated PRC entity, Focus Media Advertisement, with which we have contractual arrangements that are essential to our business. The continuing cooperation of Focus Media Advertisement, and its shareholders, branches and subsidiaries, is important to our business. Without Jason Nanchun Jiang’s consent, we could be prevented from entering into transactions or conducting business that could be beneficial to us. Accordingly, Mr. Jiang’s control of Focus Media Advertisement could hinder any change in control of our business, particularly where such change of control would benefit shareholders other than Mr. Jiang. It would be difficult for us to change our corporate structure if any disputes arise between us and Mr. Jiang or if he fails to carry out his contractual and fiduciary obligations to us. Thus, Jason Nanchun Jiang’s interests as an officer and employee may differ from his interests as a shareholder or from the interests of our other shareholders, including you.

Anti-takeover provisions in our charter documents may discourage any hostile acquisition attempt by a third party, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

For example, our board of directors will have the authority, without further action by our shareholders, to issue preference shares in one or more series and to fix the powers and rights of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preference shares could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if the board of directors issues preference shares, the market price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be adversely affected.

In addition, some actions require the approval of a supermajority of at least two thirds of our board of directors which, among other things, would allow our non-independent directors to block a variety of actions or transactions, such as a merger, asset sale or other change of control, even if all of our independent directors unanimously voted in favor of such action, further depriving our shareholders of an opportunity to sell their shares at a premium. In addition, our directors serve terms of three years each, which terms are not staggered. The length of these terms could present an additional obstacle against the taking of action, such as a merger or other change of control, that could be in the interest of our shareholders.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not resident in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement.

Holders of our ADSs may only exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying ordinary shares in accordance with these instructions. Under our amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ordinary shares are not voted as you requested.

The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive distributions on our ordinary shares or any value for them if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We have not determined a specific use for a portion of our net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of our net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

Dividends payable by us to our foreign investors may become subject to withholding taxes under PRC tax laws.

Under the EIT Law, dividends payable to foreign investors which are “derived from sources within the PRC” may be subject to income tax at the rate of 20% by way of withholding. Since we are a holding company and substantially all of our income will come from dividends that we receive from our PRC subsidiaries, dividends that we declare from such income may be deemed “derived from sources within the PRC” for purposes of the EIT Law and therefore subject to a 20% withholding tax. While the EIT Law stipulates that such taxes may be exempted or reduced, no rules or guidance implementing the EIT Law have been issued yet, and it is unclear under what circumstances, and to what extent, such tax would be exempted or reduced.

The EIT Law also provides that dividend income between “qualified resident enterprises” is exempted income, which may imply that dividends we receive from our PRC subsidiaries would be exempt from tax, but we cannot assure you that we will be able to obtain such treatment for dividends paid to us by our PRC subsidiaries. Moreover, if we are deemed to be a PRC resident enterprise under the EIT law, a foreign investor in us may be able to claim the benefits of any income tax treaty between his or her resident country and China. We cannot assure you, however, that treaty benefits will be available to you (for example with respect to the withholding tax rate on dividends) even if we are deemed a PRC resident enterprise.

If we are required under the EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders and ADSs holders, the value of your investment in our ADSs may be materially and adversely affected.

Gains on the sales of our shares or ADSs may become subject to PRC income taxes.

Under the EIT Law, our foreign enterprise shareholders and enterprise ADSs holders may be subject to a 20% income tax upon any gains they realize from the transfer of their shares or ADSs, if such income is regarded as income from “sources within the PRC.” What will constitute “sources within the PRC” and whether or not there will be any exemption or reduction in taxation for our foreign corporate investors, however, are unclear since no rules or guidance concerning the new tax law has been issued yet. If our foreign shareholders and ADSs holders are required to pay PRC income tax on the transfers of their shares or ADSs, the value of your investment in our ADSs may be materially and adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may”, “promising”, “anticipate”, “estimate”, “plan”, “believe”, “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our ability to acquire businesses complementary to our core business and integrate the acquired companies into our business;

•	achieving anticipated or potential synergies with companies we acquire, including Framedia, Target Media, E-Times, Focus Media Wireless, ACL and Allyes;

•	our plans to expand our advertising network into new cities and regions in China and diversify into new networks, such as mobile handset advertising, outdoor LED billboard advertising, Internet advertising services and new advertising channels;

•	the growth or acceptance of Framedia’s poster frame network, Focus Media Wireless’s mobile handset advertising network, our outdoor LED billboard network and Allyes’ Internet advertising services business;

•	our plan to develop our business into a multi-platform out-of-home advertising network, including through operation of Focus Media Wireless’s mobile handset advertising network services and Allyes’ Internet advertising services business;

•	our plan to identify and create additional advertising channels that target specific consumer demographics, which could allow us to increase our advertising revenue;

•	competition in the PRC advertising industry;

•	the expected growth in the urban population, consumer spending, average income levels and advertising spending levels;

•	PRC governmental policies and regulations relating to the advertising industry and regulations and policies promulgated by the State Administration of Foreign Exchange;

•	other risks outlined in our filings with the Securities and Exchange Commission, including our registration statements on Form F-1, as amended, annual reports of Form 20-F and periodic reports on Form 6-K; and

•	those other risks identified in “Risk Factors” of this prospectus.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Our actual results could be materially different from or worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and other sections of this prospectus.

This prospectus also contains data relating to the advertising industry that includes projections based on a number of assumptions. The advertising market may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In particular, the relatively new and rapidly changing nature of the out-of-home advertising sector subjects any projections or estimates relating to the growth prospects or future condition of our sector to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

OUR CORPORATE STRUCTURE

Our History

Our predecessor company, Shanghai Aiqi Advertisement Co., Ltd., or Aiqi Advertisement, was established by immediate family members of Jason Nanchun Jiang in September 1997 and operated as an advertising agency. In May 2003, Aiqi Advertisement discontinued its advertising agency business, was renamed Shanghai Focus Media Advertisement Co., Ltd., commenced operation of our out-of-home television advertising network in China and reorganized its shareholdings. At the same time, we entered into arrangements with Focus Media Advertisement that resulted in the consolidation of Focus Media Advertisement. Following this reorganization Jason Nanchun Jiang continued to hold a controlling interest in Focus Media Advertisement.

In conjunction with the change in our business model in May 2003 and to facilitate foreign investment in our company, we established our offshore holding company, Focus Media Holding Limited as a company registered in the British Virgin Islands in April 2003. In April 2005, we completed the process of changing Focus Media Holding Limited’s corporate domicile to the Cayman Islands and we are now a Cayman Islands company. On July 13, 2005, our ADSs were listed for quotation on the Nasdaq Global Market. Throughout our operating history, we have expanded our existing businesses and entered into new business areas through acquisitions. The following paragraphs present the material acquisitions we have entered into during the past three years.

In January 2006, we acquired Framedia, which operates networks of advertising poster frames placed primarily in elevators and public areas of residential complexes in China. In February 2006, we acquired Target Media. Target Media operated an out-of-home advertising network using flat-panel displays placed in elevator lobbies and other public areas in commercial buildings, hospitals, hotels, banks, residential buildings, convenience stores and other locations in cities in China. Following the acquisition of Target Media, we combined Target Media’s network into our existing commercial location and in-store networks. Other than holding their existing contracts, the former Target Media entities no longer conduct any operations, and the combined network is operated through our existing corporate entities. In March 2006, we acquired Focus Media Wireless, which operates a mobile handset advertising delivery platform on the mobile telecommunications networks of China Mobile and China Unicom. In September 2006, we acquired a 70% equity interest in ACL, which through its affiliated PRC entity, leases screen time from movie theaters in cities in China, which it then sells as screen time slots to advertisers. We continue, from time to time, to make acquisitions to expand our existing networks and to enter into new areas of business. For instance, in the first half of 2007, we acquired companies to expand our mobile handset advertising network and outdoor LED billboard network as well as entering into the Internet advertising business through several acquisitions including Allyes. We expect that acquisitions will continue to be an important component of our growth strategy.

In March 2007, we acquired Allyes, which operates an Internet advertising services and technology business.

Our Corporate Structure and Contractual Arrangements

Substantially all of our operations are conducted in China as follows:

•	with regard to the operation of our out-of-home television networks, through Focus Media Technology, our indirect wholly-owned subsidiaries in China, Focus Media Digital, a 90%-owned subsidiary of Focus Media Technology, and New Focus Media Advertisement, a 90%-owned subsidiary of Focus Media Digital, and through our contractual arrangements with several of our consolidated affiliated entities in China, including Focus Media Advertisement, and its subsidiaries. Focus Media Advertisement owns the remaining 10% equity interest in Focus Media Digital and New Focus Media Advertisement;

•	with regard to the operation of our poster frame network, through Framedia Advertisement, Guangdong Framedia and New Structure Advertisement, each of which is 90% owned by Focus Media Advertisement and 10% owned by Focus Media Advertising Agency, respectively;

•	with regard to the operation of our mobile handset advertising network, through Focus Media Wireless, which is 90% owned by Focus Media Advertisement and 10% owned by Focus Media Advertising Agency, respectively; and

•	with regard to the operation of the Internet advertising marketing agency business of Allyes, through seven PRC operating companies, which we refer to as the Allyes operating affiliates, each of which is owned by PRC citizens.

Each of Framedia Investment, Dotad Technology, Allyes Information Technology Co., Ltd. and their respective affiliated entities and shareholders, have entered into contractual arrangements substantially similar to those control agreements entered into among Focus Media Technology, Focus Media Digital, New Focus Media Advertisements, Focus Media Advertisement and its shareholders and subsidiaries. See “Related Party Transactions — Agreements Among Us, Our Wholly Foreign-Owned Enterprises, Our PRC Operating Affiliates and Their Shareholders and Subsidiaries”.

In connection with its entry into the World Trade Organization, China is required to relax restrictions on foreign investment in the advertising industry in China. Accordingly, PRC regulations stipulate that starting from December 10, 2005, foreign investors are allowed to directly own 100% of PRC companies operating an advertising business if the foreign entity has at least three years of direct operations in the advertising business outside of China or to directly own less than 100% if the foreign entity has at least two years of direct operations in the advertising business outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify for direct ownership of a PRC advertising company under PRC regulations any earlier than two or three years, respectively, after we commence any such operations or until we acquire a company which has directly operated an advertising business for the required period of time. We do not currently know how or when we will be able to qualify under these regulations. Even if we do qualify in the future, it may be burdensome or not cost effective for us to meet the required criteria for direct ownership. If and when we qualify for direct ownership, we intend to explore the commercial feasibility of changing our current structure, including possibly direct ownership of Focus Media Advertisement and its subsidiaries, taking into consideration relevant cost, market, competitive and other factors. In the event we take such steps, we cannot assure you that we will be able to identity or acquire a qualified foreign company for a possible future restructuring or that any restructuring we may undertake to facilitate direct ownership will be successful.

The following diagram of our current corporate structure includes our primary businesses and the primary entities involved in the operation of those businesses and excludes dormant entities and entities, which aside from holding existing contracts, no longer conduct any operations:

(1)	Loans used to capitalize our PRC operating companies and to facilitate our control over them.
(2)	Agreements that give us effective control over our PRC operating affiliates and their respective subsidiaries, as described in “Related Party Transactions”.
(3)	Agreement that transfer a substantial portion of the economic benefits of our PRC operating affiliates and their respective subsidiaries to us, as described in “Related Party Transactions”.
(4)	Each of our PRC operating affiliates is owned by two PRC shareholders, which are in each case either (i) two PRC citizens designated by us or our subsidiaries or (ii) by two PRC entities owned by our subsidiaries or by our designated appointees.
(5)	The wholly-owned entities relating to our out-of-home television network operations include New Focus Media Technology, Focus Media Technology, Focus Media Digital and New Focus Media Digital. These consist of subsidiaries of Focus Media Advertisement, which holds between 60% and 99% of the subsidiaries, with the remaining minority interest held by Jimmy Wei Yu, Focus Media Advertising Agency or unrelated third parties.
(6)	The PRC operating affiliates engaged in the operating of our poster frame network include: New Structure Advertisement, Framedia Advertisement and Guangzhou Framedia.
(7)	The Allyes operating affiliates engaged in the operation of our online advertising agency business consist of seven different companies under our control.
(8)	Our out-of-home television network operations comprises our commercial location, in-store, outdoor LED and movie theater advertising networks.

Accordingly, since we have not been involved in the direct operation of an advertising business outside of China, our domestic PRC subsidiaries, Focus Media Technology, Framedia Investment, Focus Media Digital and New Allyes Technology, which are considered foreign-invested, are currently ineligible to apply for the required advertising services licenses in China. Our advertising business is currently mainly provided through contractual arrangements with our consolidated affiliated entities in China, including (i) Focus Media Advertisement and its subsidiaries with regard to our commercial location, in-store and outdoor LED networks, (ii) Framedia Advertisement, Guangdong Framedia and New Structure Advertisement with regard to our poster frame network, (iii) Focus Media Wireless with regard to our mobile handset advertising network, and (iv) each of the seven Allyes operating affiliates, and each of their respective shareholders with regard to our Internet advertising services network. Focus Media Advertisement is owned by two PRC citizens, Jason Nanchun Jiang, our chairman and chief executive officer, and Jimmy Wei Yu, one of our directors. Each of Framedia Advertisement, Guangdong Framedia, New Structure Advertisement and Focus Media Wireless is owned by Focus Media Advertisement and Focus Media Advertising Agency. Each of the Allyes operating affiliates is owned by two PRC citizens. . Each of Focus Media Advertisement, several of its subsidiaries, New Focus Media Advertisement, New Focus Media Agency, Focus Media Defeng Advertisement, Framedia Advertisement, Guangdong Framedia, New Structure Advertisement, Focus Media Wireless, and the Allyes operating affiliates, which we refer to collectively as our PRC operating affiliates, holds the requisite licenses to provide advertising, telecommunications or Internet services in China, as applicable. In 2006, we began operating a portion of our advertising business through our 90%-owned indirect subsidiary Focus Media Advertisement after which time we will no longer entirely rely on contractual arrangements with our PRC operating affiliates and their respective subsidiaries and shareholders for the operation of our advertising business.

We have been and are expected to continue to be dependent on our PRC operating affiliates to operate our advertising business until we acquire them as our wholly-owned subsidiaries. We and Focus Media Technology, Focus Media Digital, New Focus Media Advertisement, New Focus Media Agency, Focus Media Defeng Advertisement, Framedia Investment, Dotad Technology, New Allyes Information Technology (Shanghai) Co., Ltd. and New Allyes Technology, which we refer to as our wholly-foreign owned entities, have entered into contractual arrangements with their respective PRC operating affiliates and shareholders, pursuant to which:

•	we are able to exert effective control over our PRC operating affiliates;

•	a substantial portion of the economic benefits of our PRC operating affiliates will be transferred to us; and

•	each of our wholly-foreign owned entities or their respective designees has an exclusive option to purchase all or part of the equity interests in our PRC affiliated entities or their respective nominee holders, or, in some cases, all or part of the assets of our PRC affiliated entities, in each case when and to the extent permitted by PRC law.

Each of our contractual arrangements with our PRC affiliated entities and their respective shareholders and subsidiaries can only be amended with the approval of our audit committee or another independent body of our board of directors. See “Related Party Transactions” for further information on our contractual arrangements with these parties.

In the opinion of Global Law Office, our PRC legal counsel:

•	the respective ownership structures of Focus Media, Framedia, Focus Media Wireless, Allyes and their respective PRC operating affiliates and subsidiaries are in compliance with existing PRC laws and regulations;

•	the contractual arrangements among Focus Media, Framedia, Focus Media Wireless, Allyes and their respective PRC operating affiliates, subsidiaries and shareholders, in each case governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

•	the PRC business operations of Focus Media, Framedia, Focus Media Wireless, Allyes and their respective PRC operating affiliates and subsidiaries as described in this prospectus, are in compliance with existing PRC laws and regulations in all material respects.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the SAIC which regulates advertising companies, will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC counsel that if the PRC government finds that the agreements that establish the structure for operating our PRC advertising business do not comply with PRC government restrictions on foreign investment in advertising businesses, we could be subject to severe penalties. See “Risk Factors — If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties”, “— Our business operations may be affected by legislative or regulatory changes” and “— The PRC legal system embodies uncertainties which could limit the legal protections available to you and us”.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $299.2 million, or approximately $419.5 million if the underwriters exercise their option in full to purchase additional ADSs, in each case based on an assumed public offering price of US$62.00 per ADS which was the last trading price of our ADSs on October 31, 2007, after deducting underwriting discounts and the estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders. A US$1.00 increase (decrease) in the assumed public offering price of US$62.00 per ADS would increase (decrease) the net proceeds we expect to receive by US$4.85 million.

We anticipate using the net proceeds of this offering to fund potential acquisitions. We may use any remaining amounts for our future general corporate purposes.

The foregoing represents our current intentions with respect to the use of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of new business opportunities, unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus. At this time, we have not entered into advanced discussions or negotiations with respect to any potential material acquisitions.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing debt instruments or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. It is possible that we may become a passive foreign investment company for United States federal income tax purposes, which could result in negative tax consequences for you. These consequences are described in more detail elsewhere in this prospectus.

In utilizing the proceeds of this offering in the manner described above, as an offshore holding company of our PRC operating subsidiaries and affiliates, we may make loans to our PRC subsidiaries and consolidated PRC affiliated entities, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries or consolidated PRC affiliated entities are subject to PRC regulations and approvals. For example:

•	loans by us to Focus Media Technology and Focus Media Digital through Focus Media Technology, each a foreign invested enterprise, to finance its activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange or its local counterpart; and

•	loans by us to Focus Media Advertisement or its subsidiaries, which are domestic PRC enterprises, must be approved by the relevant government authority and must also be registered with the State Administration of Foreign Exchange or its local counterpart.

We may also determine to finance Focus Media Technology, Focus Media Digital, New Focus Media Advertisement through Focus Media Technology, Framedia Investment, Dotad Technology or New Allyes Information by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. Because Focus Media Advertisement, Framedia Advertisement, Guangdong Framedia, New Structure Advertisement, Focus Media Wireless, New Allyes Information and their respective subsidiaries are domestic PRC enterprises, we are not likely to finance their activities by means of capital contributions due to regulatory issues relating to foreign investment in domestic PRC enterprises, as well as the licensing and other regulatory issues discussed in “Regulation of Our Industry”. We cannot assure you that we can obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to Focus Media Technology, Focus Media Digital, New Focus Media Advertisement, Framedia Investment, Focus Media Wireless, Focus Media Advertisement, New Allyes Information or any of their respective subsidiaries.

DIVIDEND POLICY

We have not previously declared any dividends. In 2004, we recorded deemed dividends of $8.3 million, $2.2 million and $13.4 million in connection with our Series A, Series B and Series C-1 and Series C-2 convertible redeemable preference shares, of which $4.9 million of the deemed dividend related to the difference between the fair value at that time of the Series C-1 convertible redeemable preference shares and ordinary shares in connection with a sale of 9,729,600 ordinary shares by Jason Nanchun Jiang, our chairman and CEO, to a third-party investor, which shares were redesignated as Series C-1 convertible redeemable preference shares. These deemed dividends were not cash dividends and upon conversion of our Series A, Series B and Series C-1 and Series C-2 convertible redeemable preference shares into ordinary shares, we are no longer required to record deemed dividends prospectively. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our ordinary shares, or indirectly on our ADSs, for the foreseeable future.

Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, shareholders’ interests, contractual restrictions and other factors as our board of directors may deem relevant. In addition, we can pay dividends only out of our profits or other distributable reserves. Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, less the fees and expenses payable under the deposit agreement. Other distributions, if any, will be paid by the depositary to holders of our ADSs in any means it deems legal, fair and practical. Any dividend will be distributed by the depositary, in the form of cash or additional ADSs, to the holders of our ADSs. Cash dividends on our ADSs, if any, will be paid in U.S. dollars. See “Description of American Depositary Shares”.

MARKET PRICE INFORMATION FOR OUR ADSs

Our ADSs have been listed on the Nasdaq Global Market since July 13, 2005. Our ADSs trade under the symbol “FMCN”. From July 13, 2005 until April 10, 2007, each of our ADSs represented ten of our ordinary shares. Starting April 11, 2007, we reduced this ratio to five-to-one. All ADS trading prices on the Nasdaq set forth in this prospectus, including historical trading and closing prices, have been adjusted to reflect the new ADS-to-share ratio of five-to-one. For the period from July 1, 2006 to October 31, 2007 the closing price of our ADSs on Nasdaq has ranged from US$26.05 to US$63.00 per ADS. The following table provides the high and low trading prices for our ADSs on the Nasdaq Global Market for each month since July 2006 and all prices have been retroactively adjusted to reflect the change in ratio effective on April 12, 2007 for all periods presented.

	Sale Price
	High	Low
Monthly Highs and Lows	US$	US$

2006 (from July 1)
July	33.72	28.31
August	31.78	27.70
September	31.00	27.26
October	30.46	26.05
November	36.44	26.50
December	36.56	33.02
2007
January	42.92	33.50
February	44.25	38.00
March	40.05	35.63
April	41.26	35.81
May	45.45	35.23
June	52.09	41.90
July	53.29	39.25
August	43.00	34.57
September	61.39	39.88
October	63.00	54.30

CAPITALIZATION

The following table sets forth, as of June 30, 2007:

•	our actual capitalization; and

•	our pro forma capitalization, to give effect to the issuance and sale of 5,000,000 ADSs offered by our company in this offering at the assumed public offering price of $12.40 per share based on the last trading price of our ADS, on October 31, 2007, as adjusted to reflect the ratio of one ADS to five ordinary shares, after deducting underwriting discounts, commissions and estimated offering expenses.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

	As of June 30, 2007
	Actual	Pro Forma(1)(2)
	(In thousands of U.S. dollars, except for share data)

Short term borrowings(3)	$394	$394
Shareholders’ Equity:
Ordinary shares ($0.00005 par value; 885,516,600 shares authorized; 611,242,827 shares issued and outstanding (actual) and 636,242,827 shares issued and outstanding) (pro forma)	$31	$32
Additional paid-in capital	1,242,816	1,542,015
Retained earnings	148,734	148,734
Accumulated other comprehensive loss	15,740	15,740
Total shareholders’ equity	1,407,321	1,706,521
Total capitalization	$1,407,715	$1,706,915

(1)	Assumes that the underwriters do not exercise their over-allotment option.

(2)	A US$1.00 increase (decrease) in the assumed public offering price of US$62.00 per ADS would increase (decrease) the amounts representing total shareholders’ equity and total capitalization by US$4.85 million.

(3)	None of our short-term borrowings is guaranteed.

EXCHANGE RATES

Our operating businesses are currently conducted in China and substantially all of our revenues and expenses are denominated in Renminbi. The People’s Bank of China, or PBOC, sets and publishes daily a base exchange rate with reference primarily to the supply and demand of Renminbi against a basket of currencies in the market during the prior day. The PBOC also takes into account other factors, such as the general conditions existing in the international foreign exchange markets. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong dollars and U.S. dollars, has been based on rates set by the PBOC, which are set daily based on the previous day’s inter-bank foreign exchange market rates and current exchange rates in the world financial markets. From 1994 to July 20, 2005, the official exchange rate for the conversion of Renminbi to U.S. dollars was generally stable. Although PRC governmental policies were introduced in 1996 to reduce restrictions on the convertibility of Renminbi into foreign currency for current account items, conversion of Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration for Foreign Exchange and other relevant authorities. On July 21, 2005, the PRC government introduced a managed floating exchange rate system to allow the value of the Renminbi to fluctuate within a regulated band based on market supply and demand and by reference to a basket of currencies. On the same day, the value of the Renminbi appreciated by 2.0% against the U.S. dollar. Since then, the PRC government has made, and may in the future make, further adjustments to the exchange rate system. The PBOC announces the closing price of a foreign currency traded against the Renminbi in the inter-bank foreign exchange market after the closing of the market on each working day, and makes it the central parity for the trading against the Renminbi on the following working day.

The conversion of Renminbi into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For your convenience, this prospectus contains translations of Renminbi at $1.00 to RMB 7.6120, which was the prevailing rate on June 30, 2007. The prevailing rate at October 31, 2007 was $1.00 to RMB 7.4682. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Renminbi per U.S. Dollar Noon Buying Rate
	Average	High	Low	Period-End

2001	8.2771	8.2786	8.2709	8.2766
2002	8.2770	8.2800	8.2700	8.2800
2003	8.2772	8.2800	8.2765	8.2769
2004	8.2768	8.2774	8.2764	8.2765
2005	8.1940	8.2765	8.0702	8.0702
December	8.0755	8.0808	8.0702	8.0702
2006	7.9723	8.0702	7.8041	7.8087
2007
January	7.7876	7.8127	7.7705	7.7714
February	7.7502	7.7632	7.7410	7.7410
March	7.7369	7.7454	7.7232	7.7232
April	7.7247	7.7345	7.7090	7.7090
May	7.6773	7.7065	7.6463	7.6516
June	7.6333	7.6680	7.6120	7.6120
July	7.5757	7.6055	7.5580	7.5720
August	7.5734	7.6181	7.5420	7.5462
September	7.5196	7.5540	7.4928	7.4928
October	7.5016	7.5158	7.4682	7.4682

Source: Federal Reserve Bank of New York.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial information has been derived from our consolidated financial statements. Our consolidated financial statements are prepared by including the financial statements of Focus Media Advertisement, formerly Aiqi Advertising, through May 2003 and our consolidated financials, which include the consolidation of Focus Media Advertisement, Shanghai Perfect Media, Focus Media Wireless and the entities that operate our Internet advertising services network as variable interest entities, thereafter and are presented in accordance with U.S. GAAP. Our statements of operations for 2004, 2005 and 2006 and our balance sheets as of December 31, 2005 and 2006 are derived from those financial statements that has been included elsewhere in this prospectus.

Our selected consolidated financial information for the years ended December 31, 2002 and 2003 have been derived from Focus Media Advertisement audited consolidated financial statements, which are not included in this prospectus. Our statement of operations for each of the six months ended June 30, 2006 and 2007 and balance sheet data as of June 30, 2006 and 2007 has been derived from our unaudited consolidated financial data which has been included elsewhere in this prospectus. We have prepared the unaudited consolidated financial data on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period. The selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Prior to May 2003, we operated as an advertising agency, the operations and services of which differ markedly from our current business. As an advertising agency, we assisted media companies in selling their advertising time or space to companies seeking to advertise in exchange for a commission. In May 2003, we ceased acting as an advertising agency and commenced our current business as an operator of an out-of-home advertising network, consisting first of our commercial location network. In April 2005, we commenced commercial operations of our in-store network and through our acquisition of Framedia, we commenced operation of our poster frame network on January 1, 2006. In February 2006, we acquired Target Media and in March 2006, we acquired Focus Media Wireless. In March 2007, we acquired Allyes.

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Selected Consolidated Statements of Operations Data:
Gross Advertising Service revenues	$24	$3,671	$29,109	$73,419	$231,186	$90,680	$183,517
Net Advertising Service revenues:
Digital out-of-home
Commercial location(1)	—	$3,369	$26,321	$61,435	$132,061	51,819	82,704
In-store network(1)	—	—	—	5,469	26,907	11,832	13,882
Poster frame network(1)	—	—	—	—	40,904	15,845	31,217
Mobile handset advertising(1)	—	—	—	—	10,101	3,076	16,890
Internet advertising services(1)	—	—	—	—	—	—	25,236

Advertising service revenue(1)	—	3,369	26,321	66,904	209,973	82,572	169,929
Other revenues	—	389	2,889	1,325	1,932	690	687

Total net revenues	24	3,758	29,210	68,229	211,905	83,262	170,616

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Cost of revenues:
Net advertising service cost:
Digital out-of-home
Commercial location	—	1,566	6,804	18,325	42,836	19,713	30,767
In-store network	—	—	—	7,423	18,106	8,367	10,214
Poster frame network	—	—	—	—	13,621	6,014	10,011
Mobile Handset Advertising	—	—	—	—	6,052	2,405	7,323
Internet Advertising	—	—	—	—	—	—	18,405

Advertising service cost	—	1,566	6,804	25,748	80,615	36,499	76,720
Other costs	—	275	1,934	976	765	312	303

Total cost of revenues	—	1,841	8,738	26,724	81,380	36,811	77,023

Gross profit	24	1,917	20,472	41,505	130,525	46,451	93,593

Operating expenses:
General and administrative	21	985	3,988	9,120	25,723	10,693	20,329
Selling and marketing	3	407	3,473	9,599	25,762	9,783	23,041
Other operating income	—	—	—	—	(1,338)	(157)	(2,384)
Goodwill impairment loss	—	—	58	—	—	—	—

Total operating expenses	24	1,392	7,519	18,719	50,147	20,319	40,986

Income from operations	—	525	12,953	22,786	80,378	26,132	52,607
Interest income	—	1	10	1,812	4,560	1,781	4,634
Interest expenses	—	—	—	(50)	(305)	(288)	(7)
Other income	—	—	54	70	271	(11)	252
Other expenses	—	(9)	(58)	(231)	(558)	(470)	(212)
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	(11,692)	—	—	—	—

Income before income taxes and minority interest	—	517	1,267	24,387	84,346	27,144	57,274
Total income taxes	—	(482)	(908)	(694)	(1,044)	(989)	(3,286)
Minority interest	—	8	13	(145)	(105)	(51)	18
Equity loss of affiliates	—	(18)	—	—	—	—	—

Net income	—	$25	$372	$23,548	$83,197	26,104	54,006

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars, except share and per share data)

Earnings per share data:
Deemed dividend on Series A convertible redeemable preference shares	—	—	(8,308)	—	—	—	—

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars, except share and per share data)

Deemed dividend on Series B convertible redeemable preference shares	—	—	(2,191)	—	—	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	(13,356)	—	—	—	—
Premium of Series B convertible redeemable preference shares	—	—	12,906	—	—	—	—
Income (loss) attributable to holders of ordinary shares	$—	$25	$(10,577)	$23,548	$83,197	$26,104	$54,006

Income (loss) per share — basic	$—	$0.00	$(0.07)	$0.09	$0.16	$0.06	$0.10

Income (loss) per share — diluted	$—	$0.00	$(0.07)	$0.06	$0.16	$0.05	$0.09

Shares used in calculating basic income per share	—	144,657,600	160,998,600	252,128,545	505,411,079	473,678,589	560,510,907

Shares used in calculating diluted income per share	—	144,657,600	160,998,600	365,938,094	521,536,381	495,677,069	577,365,911

	As of December 31,					As of June 30,
	2002	2003	2004	2005	2006	2007
	(In thousands of U.S. dollars, except share data)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$15	$716	$22,669	$36,653	$164,611	$187,592
Other current assets(2)	106	1,902	12,713	104,988	78,712	240,632
Non-current assets	8	2,688	21,033	70,713	862,919	1,098,745
Total assets	129	5,306	56,415	212,354	1,106,242	1,526,969
Current liabilities	7	4,119	8,634	20,694	51,837	113,069
Non-current liabilities	—	—	—	—	3,303	6,132
Total liabilities	7	4,119	8,634	20,694	55,140	119,201
Minority interest	—	4	81	245	358	447
Mezzanine equity	—	—	53,273	—	—	—
Ordinary shares (nil, 200,000,000, 142,464,600, 378,306,000 and 534,896,873 and 611,242,627 shares issued and outstanding in 2002, 2003, 2004, 2005 and 2006 and June 30, 2007, respectively)	—	10	7	19	27	31
Other shareholders’ equity (deficiency)	122	1,173	(5,580)	191,396	1,050,717	1,407,290
Total liabilities and shareholders’ equity (deficiency)	$129	$5,306	$56,415	$212,354	$1,106,242	$1,526,969

	As of December 31,			As of June 30,
	2004	2005	2006	2007

Selected Operating Data:
Number of displays in our commercial location network:
Our direct cities	12,786	45,049	80,263	85,010
Our regional distributors(3)	2,629	3,177	5,197	4,677
Total	15,415	48,226	85,460	89,687
Number of displays in our in-store network	—	27,849	38,742	41,322
Number of stores in our in-store network	—	4,130	3,898	3,995
Number of installed frames in our poster frame network(4)	—	—	99,784	161,435

(1)	Advertising service revenue is presented net of tax which includes business tax of 5.55% and cultural industries tax of ranging from 0% to 4.0% of our gross advertising service revenue. The following table sets for the business tax incurred on our revenues for the periods indicated:

	For the Year					For the Six Months
	Ended December 31,					Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Business sales taxes:
Digital out-of-home
Commercial locations	—	—	2,788	5,991	13,641	5,048	7,582
In-store network	—	—	—	524	2,803	1,221	1,442
Poster frame network	—	—	—	—	3,989	1,549	2,984
Mobile handset advertising	—	—	—	—	779	289	398
Internet advertising services	—	—	—	—	—	—	1,182

Total business sales taxes	—	—	2,788	6,515	21,212	8,107	13,588

(2)	Other current assets are equal to total current assets less cash and cash equivalents.

(3)	Data that has been provided by our regional distributors is based on the results of surveys we requested them to provide to us and it is possible such data is not entirely accurate or exact.

(4)	Number of installed frames includes frames we currently market and frames that have been installed, for instance, in buildings that are still under construction and which we have not yet begun to market.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. In addition, our consolidated financial statements and the financial data included in this prospectus reflect our reorganization and have been prepared as if our current corporate structure had been in place throughout the relevant periods. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these risks and uncertainties, see “Risk Factors”.

Overview

Our out-of-home advertising network consists of (i) our digital out-of-home advertising networks, comprising our commercial location network, in-store network and poster frame network, (ii) our mobile handset advertising network; and (iii) our Internet advertising services network. We have experienced significant revenue and earnings growth, and the size of our network has grown significantly since we commenced our current business operations in May 2003.

The significant increase in our operating results since we commenced our current business operations is attributable to a number of factors, including the substantial expansion of our digital out-of-home advertising networks, the ongoing expansion of our mobile handset advertising network, the introduction of Internet advertising services into our platform, the successful execution and integration of strategic acquisitions, such as Framedia, Target Media, Focus Media Wireless, ACL and Allyes, and the growing acceptance of our multi-platform network as an appealing advertising medium by our clients.

We expect our future growth to be driven by a number of factors and trends including:

•	Overall economic growth in China, which we expect to contribute to an increase in advertising spending in major urban areas in China where consumer spending is concentrated;

•	Our ability to increase sales of advertising time slots and extend the duration of our advertising cycle on our commercial location and in-store networks;

•	Our ability to increase sales of frame space on our poster frame network;

•	Our ability to expand our client base through promotion of our services and cross-selling;

•	Our ability to identify and create new advertising channels by establishing separate advertising networks that enable advertisers to target a diverse range of consumer groups with specific demographic profiles;

•	Our ability to successfully enter into the mobile handset advertising business, in part through our recent acquisition of Focus Media Wireless;

•	Our ability to successfully operate and market our new outdoor LED billboard network;

•	Our ability to successfully operate and market our new Internet advertising services network; and

•	Our ability to acquire and integrate companies that operate advertising businesses complementary to our existing operations.

Because our primary source of revenue is our advertising service revenue, we focus on factors that directly affect our advertising service revenue such as the size and scope of our network, the quality of the locations where we place our network and the price we charge for our advertising time slots after taking into account any discounts.

As we continue to expand our network, we expect to face a number of challenges. We have expanded our network rapidly, and we, as well as our competitors, have occupied many of the most desirable locations in China’s major cities. In order to continue expanding our network in a manner that is attractive to potential advertising clients, we may continue to enter into new advertising media platforms and to establish additional stand-alone networks that provide effective channels for advertisers. In addition, we must react to continuing technological innovations, such as the potential uses of wireless and broadband technology in our network, and changes in the regulatory environment.

Our financial results for 2006 also include those of Framedia that we acquired on January 1, 2006, of Target Media that we acquired on February 28, 2006 and, starting in the second quarter of 2006, those of Focus Media Wireless that we acquired in March 2006. Starting in March 2007, our financial results also include those of Allyes, the acquisition of which we completed in March 2007.

Revenues

In 2004, 2005 and 2006, and for the six months ended June 30, 2007, we had total revenues of $29.2 million, $68.2 million, $211.9 million and $170.6 million, respectively. We generate revenues from the sale of advertising time slots on our digital out-of-home advertising networks, from the sale of frame space on our poster frame network, from advertising services through our mobile handset advertising network and, since April 2007, from Internet advertising services and software. Our advertising service revenue includes the sale of advertising time slots on our network, as well as a small amount of revenue attributable to other advertising related services we provide to our advertising clients. We also derive revenues from the sale of our flat-panel displays to regional distributors, which we refer to as our advertising equipment revenue. In 2004, 2005 and 2006 and for the six months ended June 30, 2007, our advertising service revenue accounted for 90.1%, 98.0%, 99.1% and 99.6%of our total revenues, respectively. The following table sets forth a breakdown of our total revenues for the periods indicated:

	For the Year Ended December 31,						For the Six Months Ended June 30
	2004		2005		2006		2006		2007
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	$	Revenues	$	Revenues	$	Revenues	$	Revenues	$	Revenues
	(In thousands of U.S. dollars, except percentages)

Net revenues:
Digital out-of-home
Commercial location	$26,321	90.1%	$61,435	90.0%	$132,061	62.3%	$51,819	62.2%	$82,704	48.5%
In-store network	—	—	5,469	8.0%	26,907	12.7%	11,831	14.2%	13,882	8.1%
Poster frame network	—	—	—	—	40,904	19.3%	15,846	19.0%	31,217	18.3%
Mobile handset advertising	—	—	—	—	10,101	4.8%	3,076	3.8%	16,890	9.9%
Internet advertising	—	—	—	—	—	—	—	—	25,236	14.8%

Advertising service revenue	26,321	90.1%	66,904	98.0%	209,973	99.1%	82,572	99.2%	169,929	99.6%
Other revenue	2,889	9.9%	1,325	2.0%	1,932	0.9%	690	0.8%	687	0.4%

Total revenues	$29,210	100.0%	$68,229	100.0%	$211,905	100.0%	$83,262	100.0%	$170,616	100.0%

	For the Year Ended December 31,			For the Six Months Ended June 30
	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Business sales taxes:
Digital out-of-home
Commercial locations	2,788	5,991	13,641	5,048	7,582
In-store network	—	524	2,803	1,221	1,442
Poster frame network	—	—	3,989	1,549	2,984
Mobile handset advertising	—	—	779	289	398
Internet advertising services	—	—	—	—	1,182

Total business sales taxes	2,788	6,515	21,212	8,107	13,588

We also break down our total revenues into related-party and unrelated-party sources. The following table presents a more detailed breakdown of our gross revenues and its component parts:

	For the Year Ended December 31,						For the Six Months Ended June 30
	2004		2005		2006		2006		2007
	(In thousands of U.S. dollars, except percentages)

Revenue:
Digital out-of-home
Commercial Locations
— Unrelated parties	$25,386	86.9%	$59,435	87.1%	$130,474	61.6%	$50,485	60.6%	$87,734	51.4%
— Related parties	3,723	12.7%	7,991	11.7%	15,228	7.2%	6,382	7.7%	2,552	1.5%

Total Commercial Locations	29,109	99.6%	67,426	98.8%	145,702	68.8%	56,867	68.3%	90,286	52.9%
In-store Network
— Unrelated parties	—	—	5,475	8.0%	25,330	12.0%	11,006	13.2%	14,009	8.2%
— Related parties	—	—	518	0.8%	4,380	2.0%	2,046	2.5%	1,315	0.8%

Total In-store Network	—	—	5,993	8.8%	29,710	14.0%	13,052	15.7%	15,324	9.0%
Poster Frame Network
— Unrelated parties	—	—	—	—	44,893	21.2%	17,395	20.9%	34,104	20.0%
— Related parties	—	—	—	—	—	—	—	—	98	0.1%

Total Poster Frame Network	—	—	—	—	44,893	21.2%	17,395	20.9%	34,202	20.1%
Mobile Handset Advertising
— Unrelated parties	—	—	—	—	10,880	5.1%	3,365	4.0%	17,199	10.1%
— Related parties	—	—	—	—	—	—	—	—	89	0.1%

Total Mobile Handset Advertising Network	—	—	—	—	10,880	5.1%	3,365	4.0%	17,288	10.2%
Internet Advertising Services
— Unrelated parties	—	—	—	—	—	—	—	—	26,088	15.2%
— Related parties	—	—	—	—	—	—	—	—	330	0.2%

Total Internet Advertising Services Network	—	—	—	—	—	—	—	—	26,418	15.4%

Gross Advertising Services Revenue:	29,109	99.6%	73,419	107.6%	231,185	109.1%	90,680	108.9%	183,518	107.6%

Less: Sales taxes:
Digital out-of-home
Commercial Locations	2,788	9.5%	5,991	8.8%	13,641	6.4%	5,048	6.0%	7,582	4.5%
In-store Network	—	—	524	0.8%	2,803	1.3%	1,221	1.5%	1,442	0.8%
Poster Frame Network	—	—	—	—	3,989	1.9%	1,549	1.9%	2,984	1.7%
Mobile Handset Advertising	—	—	—	—	779	0.4%	289	0.3%	398	0.3%
Internet Advertising Services	—	—	—	—	—	—	—	—	1,182	0.7%

Total sales taxes	2,788	9.5%	6,515	9.6%	21,212	10.0%	8,107	9.7%	13,588	8.0%

Net Advertising Service Revenue	26,321	90.1%	66,904	98.0%	209,973	99.1%	82,572	99.2%	169,929	99.6%
Other revenue:	2,889	9.9%	1,325	2.0%	1,932	0.9%	690	0.8%	687	0.4%

Net revenues:	$29,210	100.0%	$68,229	100.0%	$211,905	100.0%	$83,262	100.0%	$170,616	100.0%

Advertising Service Revenue

Sources of Revenue.  We derive most of our total revenues from the sale of time slots and frame space on our digital out-of-home advertising networks to unrelated third parties and to some of our related parties. We report our advertising revenue between related and unrelated parties because historically more than 10% of our advertising service revenues came from clients related to some of our directors. Our advertising services to related parties were provided in the ordinary course of business on the same terms as those provided to our unrelated advertising clients on an arm’s-length basis.

Our advertising service revenue is recorded net of any sales discounts and agency rebates from our standard advertising rate cards that we may provide to our advertising clients. These discounts include volume discounts and other customary incentives offered to our advertising clients, including additional broadcast time for their advertisements if we have unused time slots or frame space available in a particular city’s advertising cycle, and represent the difference between our standard rate card and the amount we charge our advertising clients. Our advertising clients include advertisers that directly engage in advertisement placements with us and advertising agencies retained by some advertisers to place advertisements on the advertiser’s behalf. We occasionally agree to pay advertising agency customers sales rebates calculated on the revenues generated by them. We expect that our advertising service revenue will continue to be the primary source, and constitute the substantial majority of, our revenues for the foreseeable future.

Our advertising service revenue reflects a deduction for business taxes and related surcharges incurred in connection with our operations. Their revenues are subject to a sales tax consisting of approximately 5.55% business tax and a cultural industries tax ranging from 0% to 4.0% on revenues earned from their advertising services provided in China. We deduct these amounts from our advertising service revenues to arrive at our total revenues attributable to advertising services.

Factors that Affect Our Advertising Service Revenue

Digital Out-of-home Advertising Service Revenues

Prices for advertising services on our digital out-of-home advertising networks also vary significantly from city to city as income levels, standards of living and general economic conditions vary significantly from region to region in China, which in turn affect the advertising rates we are able to charge for time slots and frame space.

Commercial Location Network

Our advertising service revenue derived from our commercial location network is directly affected by the average price we charge for the advertising package provided to our customers, after taking into account any discount offered, as well as by the following factors:

•	LCD display network. The number of flat-panel displays in our network and the desirability, quality and pedestrian traffic of the locations where we are able to lease space to install our flat-panel displays and;

•	Outdoor LED billboard network. The number of publicly placed LED billboards in our network and the desirability, quality and pedestrian traffic of the locations of the LED billboards we own or lease from third-parties; and

•	Movie theater advertising network. The number of movie theaters in which we have leased screen time, our expansion into additional theaters, and the length of the leased screen time, which is currently three minutes per screening per theater prior to movie screenings at movie theaters.

In-store Network

Our advertising service revenue derived from our in-store network is directly affected by the number of flat-panel displays in our network, the number of hypermarkets, supermarkets and convenience stores in the network, and the average price we charge for the advertising package provided to our customers, after taking into account any discount offered.

Poster Frame Network

Our advertising service revenue derived from our poster frame network is directly affected by:

•	the number of frames in our poster frame network. We sell frame space on our poster frame network on a per frame basis. Increasing the number of residential and other locations on our poster frame network allows us to increase the number of frames on our network, thereby increases the available frame space for sale to advertisers. As we upgrade the network to incorporate more digital poster frames, we will also increase the available space as multiple advertisements can be placed on a digital frame on time-shared basis; and

•	the average price we charge for frame space on a per frame basis, after taking into account any discount offered.

Mobile Handset Advertising Service Revenues

Our advertising service revenue derived from our mobile handset advertising network is directly affected by:

•	the number of messages we deliver to mobile phone users. We charge advertisers fees based on the number of successfully delivered messages; and

•	the average price we charge per message.

Internet Advertising Service Revenues

As of March 2007, we derive revenue from our Internet advertising business operated by Allyes. Our advertising service revenue derived from our Internet advertising services is directly affected by:

•	the number of customers who purchase agency services from us. We agree to provide advertising agency services and technology, and we charge fees based on the size and duration of the advertising campaign and the number of daily impressions or “hits” on the Internet advertisement; and

•	our ability to identify relevant Internet user traffic and deliver effective advertisements for our advertising clients

Network Expansion.  Many of the most desirable locations for our digital out-of-home advertising network have been occupied, either by our network as a result of our expansion or by our competitors. As a result, we will need to rely on means other than the rapid increase in the number of locations, flat-panel displays, LED billboards and advertising poster frames in order to continue growing our revenues. We have focused, and expect to continue to focus, on developing new channels in our out-of-home television advertising networks and entering into new types of advertising media operations to continue to grow our revenues and to address these potential capacity constraints on our existing network. These steps have included: (1) expanding our digital out-of-home advertising network through increasing the size and scope of our existing commercial location, in-store and poster frame networks, and adding new media such as LED billboards and movie theater screens to our out-of-home television networks, (2) establishing discrete stand-alone channels on our commercial location network, such as our premier A and B office building, travel, fashion, elite, IT mall and healthcare channels and (3) expanding our media platform into new areas such as mobile handset advertising services and Internet advertising services and software packages. We expect to continue to explore opportunities to open up additional channels on our existing network and to enter into new advertising media platforms in China. We intend to continue expanding our out-of-home advertising network both through increasing the number of locations, displays and advertising poster frames on our commercial location, in-store and poster frame networks and through strategic acquisition of competitors and businesses that complement our existing out-of-home advertising network. In addition, we entered into new advertising platforms through Focus Media Wireless’ mobile handset advertising network and our outdoor LED billboard network, and into Internet advertising services through our recent acquisition of Allyes. We believe these measures will enable us to continue the future growth of our business.

Seasonality.  Our advertising service revenue is subject to key factors that affect the level of advertising spending in China generally. In addition to fluctuations in advertising spending relating to general economic and market conditions, advertising spending is also subject to fluctuations based on the seasonality of consumer spending. In general, a disproportionately larger amount of advertising spending is concentrated on product launches and promotional campaigns prior to the holiday season in December. In addition, advertising spending generally tends to decrease in China during January and February each year due to the Chinese Lunar New Year holiday as office buildings and other commercial venues in China tend to be closed during the holiday. We believe this effect will be less pronounced with regard to advertising spending on our in-store network, as we believe commercial activity in hypermarkets and supermarkets is stable or even enhanced during the period of Chinese Lunar New Year. We also experience a slight decrease in revenues during the hot summer months of July and August each year, when there is a relative slowdown in overall commercial activity in urban areas in China. Our past experience, although limited, indicates that our revenues would tend to be lower in the first quarter and higher in the fourth quarter of each year, assuming other factors were to remain constant, such as our advertising rates and the number of available time slots on our network.

Revenue Recognition.  We typically sign standard advertising contracts with our advertising clients, which require us to run the advertiser’s advertisements on our network in specified cities for a specified period, typically from four to twelve weeks. We do not bill our advertising clients under these contracts until we perform the advertising service by broadcasting the advertisement on our network. Advertising service revenues are recognized in accordance with Topic 13 of Staff Accounting Bulletin (“SAB”) “Revenue Recognition (SAB 101 and SAB 104)” when all four of the following criteria are met: (i) persuasive evidence of agreement exists; (ii) delivery of service has occurred; (iii) the price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

For digital out-of-home advertising revenues, net of agency rebates are recognized ratably over the period in which the advertisement is displayed. Revenue collected from our poster frame network is recognized in substantially the same manner as revenues collected under the advertising contracts used for our commercial location and in-store networks. For mobile handset advertising revenues, advertising revenues primarily consists of service revenue for delivering advertisement and other messages to the targeted mobile phone devices through channels provided by telecommunication vendors. Revenues from such services, net of agency rebates, are recognized when these messages are delivered to the vendor’s channels. For Internet advertising services revenue, revenues primary consist of revenues from advertising and advertising-related services and revenues from sales of Adforward software. We sell Adforward subscriptions and perpetual licenses, from which revenues are recognized in accordance with the Statement of Position (“SOP”) No. 97-2 “Software Revenue Recognition”, as amended by SOP No. 98-9, “Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” Under SOP No. 97-2, revenues are recognized for subscription arrangements ratably over the subscription period for those with fixed fees and as earned (based on actual usage) under our variable fee arrangements. For perpetual license agreements, revenue is generally recognized when delivery has occurred, software has been installed and training has been provided as we do not currently have vendor-specific objective evidence of fair value, or VSOE, for either installation or training services. When we are considered as an agent, we recognize revenue on a net basis.

We generally collect our advertising service fees by billing our advertising clients within 60 to 90 days after completion of the advertising contract and book these unbilled or unpaid amounts as accounts receivable until we receive payment or determine the account receivable to be uncollectible.

Our accounts receivable are general unsecured obligations of our advertising clients and we do not receive interest on unpaid amounts. We make specific reserves for accounts that we consider to be uncollectible. We also provide a general reserve for uncollectible accounts that we reassess on an annual basis. We made no provision for uncollectible accounts in 2003. In 2004, 2005, 2006 and six months ended June 30, 2007, we made provision of $173,837, $396,657, $1,308,554 and $4,163,933, respectively, for accounts receivable that were outstanding for longer than six months. The average number of days outstanding of our accounts receivable, including from related parties, was 51, 70, 66 and 91, respectively, as of December 31, 2004, 2005, 2006 and June 30, 2007.

Other Revenue

We also derive a portion of our total revenues from the sale of flat-panel displays to our regional distributors on a cost-plus basis, and franchise fee which we record as other revenue. Other revenue represented 9.9%, 2.0%, 0.9%

and 0.4% of our total revenues in 2004, 2005 and 2006 and for the six months ended June 30, 2007, respectively. Other revenue derived from sale of flat-panel displays is recorded net of the 17% value added tax to which equipment sales in China are subject. We expect that other revenue as a percentage of our total revenues will continue to be low.

Cost of Revenues

Our cost of revenues consists of costs directly related to the offering of our advertising services and costs related to our sales of advertising equipment.

The following table sets forth our cost of revenues, divided into its major components, by amount and percentage of our total revenues for the periods indicated:

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2004		2005		2006		2006		2007
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	$	Revenues	$	Revenues	$	Revenues	$	Revenues	$	Revenues
	(In thousands of U.S. dollars, except percentages)

Total revenues	$29,210	100.0%	$68,229	100.0%	$211,905	100.0%	$83,262	100.0%	$170,616	100.0%
Cost of revenues:
Advertising service cost:
Digital out-of-home
Commercial location network	6,804	23.3%	18,325	26.9%	42,836	20.2%	19,713	23.7%	30,767	18.0%
In-store network	—	—	7,423	10.9%	18,106	8.5%	8,367	10.0%	10,214	6.0%
Poster frame network	—	—	—	—	13,621	6.4%	6,014	7.2%	10,011	5.9%
Mobile handset advertising	—	—	—	—	6,052	2.9%	2,405	2.9%	7,323	4.3%
Internet advertising services	—	—	—	—	—	—	—	—	18,405	10.8%

Advertising service cost	6,805	23.3%	25,748	37.8%	80,615	38.0%	36,499	43.8%	76,720	45.0%
Other costs	1,934	6.6%	976	1.4%	765	0.4%	312	0.4%	303	0.2%

Total cost of revenues	8,738	29.9%	26,724	39.2%	81,380	38.4%	36,811	44.2%	77,023	45.2%

Gross profit	20,472	70.1%	41,505	60.8%	130,525	61.6%	46,451	55.8%	93,593	54.8%

Advertising Service Costs

Our cost of revenues related to the offering of our advertising services on our advertising network consists of location costs, flat-panel display depreciation costs, amortization of acquired intangible assets and other cost items, including salaries for and travel expenses incurred by our network maintenance staff and costs for materials.

Our location costs for our out-of-home television networks consist of:

•	rental fees and one-time signing payments we pay to landlords, property managers and stores pursuant to the display placement agreements we enter into with them;

•	commissions and public relations expenses we incur in connection with developing and maintaining relationships with landlords and property managers; and

•	maintenance fees for keeping our displays in proper operating condition.

Generally, we capitalize the cost of our media displays and recognize depreciation costs on a straight-line basis over the term of their useful lives, which we estimate to be five years. The primary factors affecting our depreciation costs are the number of flat-panel displays in our network and the unit cost for those displays, as well as the remaining useful life of the displays.

Amortization of acquired intangible assets consists of operating and broadcasting rights, lease agreements, completed technology and others. We expect our results of operations for a period of at least seven years beginning in 2006 to be negatively affected by the amortization of intangible assets in relation to, among other things, material contracts and customer lists as a result of several acquisitions, particularly Framedia, Target Media, Focus Media Wireless and Allyes.

Our other cost of revenues consists of salary for and travel expenses incurred by our network maintenance staff and costs for materials and maintenance in connection with the upkeep of our advertising network. The primary factor affecting our other costs of revenues is the size of our network maintenance staff. As the size of our network increases, we expect our network maintenance staff, and associated costs, to increase in absolute terms, but to decrease as a percentage of total revenues.

Commercial Location Network.  Location costs are the largest component of our cost of revenues for our commercial location network. The primary factors affecting the amount of our location costs include the number of display placement agreements we enter into and the rental fees we pay under those agreements. We expect these costs to decrease as a percentage of our advertising service revenue for our commercial location network in the future, as our advertising service revenue for our commercial location network is expected to increase faster than the additional cost we incur from entering into new display placement agreements and any increases we may experience in renewing existing display placement agreements. However, when our display placement agreements expire, we may be unable to renew these agreements on favorable terms and the rental fee portion of our location costs attributable to these existing locations could increase. As we continue to increase the size of our network and as we update and replace our existing displays with new technology, our depreciation costs in connection with our commercial location network are expected to increase.

In-store Network.  The primary costs of revenues connected with our in-store network are location costs resulting from rental and maintenance fees and depreciation costs for our displays. We expect these costs to continue to increase in 2007 as we expand our in-store network.

Poster Frame Network.  The primary costs of revenues connected with our poster frame network are location costs resulting from rental fees. Depreciation costs for our frames and other costs for salary and maintenance fees also account for a significant portion of cost of revenues for our poster frame network. We expect these costs to increase in 2007 as we expand and upgrade our poster frame network but to decrease as a percentage of advertising service revenue for our poster frame network.

Mobile Handset Advertising Network.  The primary costs of revenues connected with our mobile handset advertising network are message costs charged by telecommunications network operations. We expect these costs to increase as the number of advertising messages and campaigns on this network increases.

Internet Advertising Services Network.  The primary costs of revenues connected with our Internet advertising services network are advertising space leasing costs charged by gateway websites and research and development costs in connection with the development of Internet advertising software packages. We expect these costs to increase as we continue to expand this part of our business as Internet use continues to grow in China.

Other Costs

Other costs consists of the amounts we pay to the contract assembler who purchases the components and assembles them into the flat-panel displays we sell to our regional distributors. Other costs were 6.6%, 1.4%, 0.4%, 0.4% and 0.2% of our total revenues in 2004, 2005, 2006 and for the six months ended June 30, 2006 and June 30, 2007, respectively. The primary factors affecting other costs are the number of flat-panel displays we sell and the unit cost we pay to our contract assembler for each such flat-panel display.

Operating Expenses and Net Income

Our operating expenses consist of general and administrative, selling and marketing expenses, other operating income. In 2004, our operating expenses also included a goodwill impairment loss. The following table sets forth our operating expenses, divided into their major categories by amount and as a percentage of our total revenues for the periods indicated.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2004		2005		2006		2006		2007
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	$	Revenues	$	Revenues	$	Revenues	$	Revenues	$	Revenues
	(In thousands of U.S. dollars, except percentages)

Gross profit	$20,472	70.1%	$41,505	60.8%	$130,525	61.6%	$46,450	55.8%	$93,593	54.8%
Operating expenses:
General and administrative	3,988	13.7%	9,120	13.4%	25,723	12.1%	10,693	12.8%	20,329	11.9%
Selling and marketing	3,473	11.9%	9,599	14.0%	25,762	12.2%	9,783	11.7%	23,041	13.5%
Other operating income	—	0.0%	—	0.0%	(1,338)	(0.6)%	(158)	(0.1)%	(2,384)	(1.4)%
Goodwill impairment loss	58	0.2%	—	—	—	—	—	—	—	—

Total	7,519	25.8%	18,719	27.4%	50,147	23.7%	20,318	24.4%	40,986	24.0%

Income from operations	12,953	44.3%	22,786	33.4%	80,378	37.9%	26,132	31.4%	52,607	30.8%

General and Administrative.  General and administrative expenses primarily consist of salary and benefits for management, finance and administrative personnel, share-based compensation expense for our administrative staff, office rental, maintenance and utilities expenses, depreciation of office equipment, other office expenses and professional services fees. General and administrative expenses were 13.7%, 13.4%, 12.1% and 11.9% of our total revenues in 2004, 2005 and 2006 and for the six months ended June 30, 2007, respectively. Salaries and benefits accounted for 20.2%, 26.9%, 23.3% and 19.7% of our general and administrative expenses in 2004, 2005, 2006 and six months ended June 30, 2007, respectively. We expect that our general and administrative expenses will be relatively stable as a percentage of total revenues in the near term but to increase in absolute terms as we hire additional personnel and incur additional costs in connection with the expansion of our business and with being a publicly traded company, including costs of enhancing our internal controls.

Selling and Marketing.  Our selling and marketing expenses primarily consist of salaries and benefits, share-based compensation expense for our sales staff, marketing and promotional expenses, amortization of certain acquired intangible assets such as customer base, and other costs related to supporting our sales force. Selling and marketing expenses were 11.9%, 14.0%, 12.2% and 13.5% of our total revenues in 2004, 2005, 2006 and for the six months ended June 30, 2007, respectively. As we acquired more of our regional distributors, continue to expand our client base and have commenced operation of new advertising platforms, we increased our sales force, which resulted in an increase in salary expenses. We now budget approximately 15% of our advertising revenues to be used for selling and marketing in 2007. We expect selling and marketing expenses to remain relatively stable as a percentage of total revenues.

Share-based Compensation.  Prior to 2006, our share-based compensation expense relating to general and administrative and selling and marketing primarily consists of the amortized portion of deferred share-based compensation recognized by us. We issued options representing 10.87% of our issued share capital under our 2003 Employee Share Option Scheme, or the 2003 Option Plan. In addition, we have issued options representing 3.95% of our issued share capital under our 2005 Share Option Plan, or the 2005 Option Plan. Our share-based compensation relating to general and administrative accounted for 11.6%, 7.5%, 23.8% and 23.2% of our general and administrative expenses in 2004, 2005, 2006 and for the six months ended June 30, 2007, respectively. Share-based compensation relating to selling and marketing accounted for 0.8%, 0.5%, 8.1% and 18.0% of our selling and marketing expenses in 2004, 2005, 2006 and for the six months ended June 30, 2007, respectively. The share-based compensation has increased following the effectiveness, as of January 2006, of Statement of Financial Accounting

Standards No. 123(R) relating to share-based compensation, which requires us to record the fair value of such awards as compensation expense. As a result, we recorded total share-based compensation expense of $8.4 million and $9.4 million for 2006 and for the six months ended June 30, 2007, respectively.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as these policies address some of the most significant accounts in our financial statements and their application places the most significant demands on our management’s judgment.

Share-based Compensation

Through 2005, we accounted for our share option plan using the intrinsic value method under Accounting Principles Board, or APB, No. 25. Effective the beginning of 2006, we adopted Statement of Financial Accounting Standards, or SFAS, No. 123-R, “Share-Based Payment”, and elected to adopt the modified prospective application method. SFAS No. 123-R requires us to use a fair-value based method to account for share-based compensation. Accordingly, share-based expense is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employees’ requisite service period. Our share option plans are described in Note 10 to our consolidated financial statements.

We estimated the fair value of share options granted using the Black-Scholes-Merton option pricing model, which requires the input of highly subjective assumptions, including the estimated expected life of the share options, estimated forfeitures and the price volatility of the underlying shares. The assumptions used in calculating the fair value of share options represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgement. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future. In addition, we estimate our expected forfeiture rate and recognize the expense only for those shares expected to vest. These estimations are based on past employee retention rates and our expectations of future retention rates. We will prospectively revise our estimated forfeiture rates based on actual history. Our compensation expense may change based on changes to our actual forfeitures of these share options.

Income Taxes

We account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, with the required disclosures as described in Note 11 to our consolidated financial statements. We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their recorded amount, an adjustment to our deferred tax assets would increase our income in the period such determination was made. Likewise, if we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to our deferred tax assets would be charged to our income in the period such determination is made. We record income tax expense on our taxable income using the balance sheet liability method at the effective rate applicable to each of our affiliated entities in China in our consolidated statements of operations and comprehensive income.

Goodwill and Long-lived Assets Impairment

We test goodwill for possible impairment on an annual basis as of December 31 of each year and at any other time if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Circumstances that could trigger an impairment test between annual tests include, but are not limited to:

•	a significant adverse change in the business climate or legal factors;

•	an adverse action or assessment by a regulator;

•	unanticipated competition;

•	loss of key personnel;

•	the likelihood that a reporting unit or a significant portion of a reporting unit will be sold or disposed of;

•	a change in reportable segments;

•	results of testing for recoverability of a significant asset group within a reporting unit; and/or

As of December 31, 2004, 2005, 2006 and June 30, 2007, we had a goodwill balance of $9.1 million, $13.3 million, $739.7 million and $924.2 million, respectively, which is not deductible for tax purposes. We incurred a goodwill impairment loss of $58,397 in 2004 in connection with our acquisition of Perfect Media which is part of the commercial location reporting segment. In conducting our annual impairment test, we undertook a valuation of Perfect Media using the expected present value of cash flow and the income approach valuation methods, which resulted in a goodwill impairment loss of $58,397 in 2004, indicating that the value of Perfect Media was less than what we paid at the time we acquired it.

The fair value of each reporting unit is determined by allocating our total fair value among our reporting units using a certain valuation technique. We may incur additional goodwill impairment charges in the future although we cannot predict whether this will occur when we perform our goodwill impairment test each year.

We test long-lived assets for possible impairment if an event occurs or circumstances change that would more likely than not reduce the fair value of an asset group below its carrying amount. Asset recoverability is an area involving management judgement, requiring assessment in two steps as to whether the carrying value of assets can be supported by (1) the undiscounted future cash flows and (2) the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate. In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters such as revenue growth rates, gross margin percentages and terminal growth rates.

Taxation

Cayman Islands, the British Virgin Islands and Hong Kong

Under the current laws of the Cayman Islands, the British Virgin Islands and Hong Kong, neither Focus Media Holding Limited, incorporated in the Cayman Islands, nor Infoachieve Limited and Dotad Holdings Limited, incorporated in the British Virgin Islands, are subject to tax on its income or capital gains. Focus Media Hong Kong, our wholly owned subsidiary incorporated in Hong Kong, is subject to profits tax rate of 17.5% on its assessable profits, yet interest derived from deposits placed in Hong Kong with authorized institutions are exempted from the Hong Kong profits tax. In addition, payment of dividends by either company is not subject to withholding tax in those jurisdictions.

PRC

Our PRC entities are subject to PRC business tax. We primarily pay business tax on gross revenues generated from our advertising services. Focus Media Advertisement and its subsidiaries, New Focus Media Advertisement, New Focus Media Agency, Focus Media Defeng Advertisement and Framedia Advertisement, pay a 5% business tax, whereas Focus Media Wireless pays a 3% business tax on the gross revenues derived from advertising services and this business tax is deducted from total revenues in calculating the net revenues. Focus Media Technology and Focus Media Digital pay a 5% business tax on the gross revenues derived from their contractual arrangements with Focus Media Advertisement and its subsidiaries and these taxes are primarily recorded in operating expenses.

In addition to business tax and cultural industries tax imposed on our advertising business and VAT imposed on our sales of advertising equipment. Focus Media Technology, Focus Media Digital and Focus Media Advertisement and its subsidiaries, including Focus Media Advertising Agency and New Focus Media Advertisement, are subject to PRC enterprise income tax on their taxable income, except to the extent some of them enjoy temporary tax exempt status as described in further detail below.

Pursuant to PRC law, enterprise income tax is generally assessed at the rate of 33% of taxable income. Focus Media Technology, Focus Media Digital, Focus Media Advertisement and its subsidiaries and New Focus Media Advertisement are currently subject to this 33% enterprise income tax. State Administration of Taxation and its delegates of the PRC are authorized to grant an exemption from enterprise income tax of up to two years to newly established domestic companies that have no direct foreign ownership and that are financially independent and engaged in consulting services, technology services or the information industry, which includes advertising services. A qualifying company must apply for this tax-exempt status for each of the two years separately. Focus Media Digital and Focus Media Advertising Agency were established in October 2004 and both were granted exemptions from enterprise income tax in 2004 and 2005. In 2006 and 2007, we continued our tax exempt status through New Focus Media Advertisement, New Focus Media Agency, Focus Media Defeng Advertisement, New Structure Advertisement and Focus Media Wireless, which were established during the period from October 2005 to June 2006 and have obtained tax-exempt approval for 2006 and 2007.

In November 2004, Focus Media Technology, Focus Media Advertisement and some of its subsidiaries sold all of their flat-panel display equipment to Focus Media Digital at fair market value. As a result of this sale, Focus Media Technology and Focus Media Advertisement recorded a non-cash charge to earnings in the aggregate of $4,773,030 in the fourth quarter of 2004, which reflected the difference between the fair market value of the equipment and its then current book value. In addition, since its establishment, through December 31, 2005, Focus Media Advertising Agency has generated revenue by selling time slots on our advertising network and pays a dissemination fee to Focus Media Advertisement and its certain subsidiaries, which places advertisements for Focus Media Advertising Agency’s clients on our network. Finally, Focus Media Agency also license technology used in our business operations from Focus Media Digital in exchange for license fees paid to Focus Media Digital. As a result of Focus Media Agency’s amortization of the license fee paid to Focus Media Digital, it incurred a charge to earnings of $3.7 million in the fourth quarter of 2004. See “Related Party Transactions” for further information on these transactions and contractual agreements. Although these transactions were eliminated upon consolidation as transactions among members of our consolidated companies for financial accounting purposes, they did have the affect of reducing our total income tax expense and increasing our after tax net income in 2004.

As a result of these transactions, our effective tax rates were 71.6% and 2.8% in 2004 and 2005, respectively. Excluding the non-recurring non-cash charge resulting from the change in fair value of derivative liability associated with Series B convertible redeemable preference shares and goodwill impairment loss, our effective tax rate for 2004 would have been 7.0%. The tax savings resulting from the non-cash charge to earnings from the write-down of flat-panel display equipment in 2004 and the charge to earnings from the amortization of the license fee paid in 2004 will not continue in the future.

In December 2005, we established New Focus Media Advertisement which has received tax-exempt approval for 2006 and 2007. We further incorporated New Focus Media Agency and Focus Media Defeng Advertisement in 2006 which also received tax-exempt approval for 2006 and 2007. Besides, New Structure Advertisement, which was incorporated in October 2005, also received its tax-exempt approval for 2006 and 2007. Focus Media Wireless, as a high-tech company incorporated in Zhonguancun District, Beijing, China, is exempted from income tax from 2006 to 2008, plus a 50% reduction holiday from 2009 to 2011.

In December 2005, Focus Media Digital sold all of its flat-panel display equipment to New Focus Media Advertisement at fair market value and Focus Media Digital sold all of its technology to New Focus Media Advertisement in January 2006 at a fixed fee. As of January 2006, New Focus Media Advertisement generates revenue by selling time slots on our advertising network and pays a dissemination fee to Focus Media Advertisement and its certain subsidiaries, which places advertisements for New Focus Media Advertisement’s clients on our network. Both New Focus Media Agency and Focus Media Defeng Advertisement act as advertising agencies for New Focus Media Advertisement and receive agency fees. While these transactions are eliminated upon consolidation as they are transactions among members of our consolidated group for financial accounting purposes, they effectively reduce our effective tax rate to 1.3% for 2006. We also expect these transactions will reduce our total income tax expense and increase our after tax net income in 2007. See “Related Party Transactions” for further information on these transactions and contractual agreements. In addition, upon expiration of these tax exemptions, we will consider available options, in accordance with applicable law, that would enable us to qualify for further tax exemptions, if any, to the extent they are then available to us.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions described above are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late-payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for the tax savings we achieved in 2004, 2005 and 2006, or that we expect to achieve in 2007, or that Focus Media Digital, Focus Media Advertising Agency, New Focus Media Advertisement, New Structure Advertisement, or Framedia Advertisement are ineligible for their tax exemptions, would substantially increase our taxes owed and reduce our net income and the value of your investment. As a result of this risk, you should evaluate our results of operations and financial condition without regard to these tax savings. See “Risk Factors — Risks Relating to Regulation of Our Business and to Our Structure — Contractual arrangements we have entered into among our subsidiaries and affiliated entities may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.”

On March 16, 2007, the PRC National People’s Congress passed the China Corporate Income Tax Law which will change the income tax rates for most enterprises from 33% at the present to 25%. This new law will become effective on January 1, 2008. There will be a transition period for enterprises, whether foreign-invested or domestic, which currently receive preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transition to the new tax rate within five years after the effective date of the new law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises that qualify as “new and high technology enterprises strongly supported by the state” will be entitled to a 15% enterprise income tax rate.

Most of the Company’s subsidiaries and VIEs are expected to transition from 33% to 25% starting from January 1, 2008. Those that currently enjoy a lower tax rate of 15% will gradually transition to the uniform tax rate of 25% from 2008 to 2012 unless the company obtains the “new and high technology enterprise” status under the new tax law.

Recently Issued Accounting Standards

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under most other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with earlier application encouraged. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which the statement is initially applied, except for a limited form of retrospective application for certain financial instruments. The Group is currently evaluating the impact, if any, of this statement on the consolidated combined financial statements.

Acquisitions

Since we commenced our current business operations in May 2003, we have acquired numerous companies to expand the coverage of our network in China and to acquire businesses that are complementary to our operations. See “Our Recent Significant Acquisitions” for descriptions of the most recent such acquisitions.

Some of the businesses we acquired had entities located both in and outside of China. The consideration we paid for these businesses was made in two parts, one part for the entity located in China, and the other part for the entity located outside of China. For consideration paid to acquire entities located in China, we withheld on behalf of sellers who are natural persons 20% of the amount by which the acquisition price exceeded the registered capital of such PRC entity as required under the PRC Individual Income Tax Law and related implementation rules. We were not required to and did not withhold any tax in connection with payments made to acquire the entities located outside of China. See “Risks Relating to the People’s Republic of China — The PRC tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China”.

The financial statements of:

•	Infoachive Limited, for the periods ended, and as of, December 31, 2004 and 2005;

•	Target Media Holdings Limited, for the periods ended, and as of, December 31, 2004 and 2005; and

•	Allyes Information Technology Co., Ltd. for the year ended, and as of, December 31, 2006 are included elsewhere in this prospectus.

Quarterly Results of Operation

The following table presents unaudited consolidated quarterly financial data by amount for each of the eight quarters in the period from September 30, 2005 to June 30, 2007. You should read the following table in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on substantially the same basis as our audited consolidated financial statements and using information derived from our unaudited consolidated financial statements which are not included in this prospectus. The following information contains normal recurring adjustments which are, in the opinion of our management, necessary for a fair presentation of the results for such unaudited period. Our operating results for any quarter are not necessarily indicative of results that may be expected for any future period.

	For the Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
Consolidated Statement of Operations Data	2005	2005	2006	2006	2006	2006	2007	2007
	(In thousands of U.S. dollars)
Net revenues:
Digital out-of-home
Commercial location(1)	$17,287	$20,735	$21,380	$30,438	$38,519	$41,724	$31,644	$51,060
In-store network(1)	1,813	3,317	5,294	6,538	7,239	7,836	6,638	7,244
Poster frame network(1)	—	—	6,067	9,778	11,284	13,775	12,669	18,548
Mobile handset advertising(1)	—	—	—	3,076	3,516	3,509	6,008	10,882
Internet advertising services(1)	—	—	—	—	—	—	—	25,236

Total advertising service revenue	19,100	24,052	32,741	49,830	60,558	66,844	56,959	112,970
Other revenue	366	553	457	233	90	1,152	381	305

Total revenues	19,466	24,605	33,198	50,063	60,648	67,996	57,340	113,275

	For the Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
Consolidated Statement of Operations Data	2005	2005	2006	2006	2006	2006	2007	2007
	(In thousands of U.S. dollars)
Cost of revenues:
Digital out-of-home
Commercial location network	5,047	5,857	8,226	11,487	11,404	11,719	12,898	17,868
In-store network	2,606	3,451	3,973	4,394	4,616	5,123	5,027	5,187
Poster frame network	—	—	2,792	3,222	3,756	3,851	4,746	5,265
Mobile handset advertising network	—	—	—	2,405	2,219	1,428	2,754	4,569
Internet advertising services network	—	—	—	—	—	—	—	18,405

Advertising service cost:	7,653	9,308	14,991	21,508	21,995	22,121	25,425	51,294
Other cost	285	432	232	80	80	373	165	138

Total cost of revenues	7,938	9,740	15,223	21,588	22,075	22,494	25,590	51,432

Gross profit	11,528	14,865	17,975	28,475	38,573	45,502	31,750	61,843

Operating expenses:
General and administrative	2,337	2,585	4,395	6,298	5,956	9,074	8,683	11,646
Selling and marketing	2,719	3,381	4,407	5,376	6,784	9,195	9,886	13,154
Other operating income	—	—	(20)	(137)	(5)	(1,176)	(1,263)	(1,121)

Total operating expenses	5,056	5,966	8,782	11,537	12,735	17,093	17,306	23,679

Income from operations	6,472	8,899	9,193	16,938	25,838	28,409	14,444	38,164
Interest income (expenses), net	791	939	888	605	1,070	1,692	2,693	1,870
Other income (expenses), net	8	(171)	(71)	(408)	(175)	367	92	12

Income before income taxes and minority interest	7,271	9,667	10,010	17,135	26,733	30,468	17,229	40,046
Total income taxes	(87)	(204)	(617)	(373)	317	(371)	(968)	(2,318)
Minority interests	(52)	(38)	40	(91)	(45)	(9)	31	(13)

Net income attributed to shareholders	$7,132	$9,425	$9,433	$16,671	$27,005	$30,088	$16,292	$37,715

(1)	Advertising service revenue is presented net of sales taxes. The following tables presents the unaudited quarterly sales taxes information:

	For the Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2006	2006	2006	2006	2007	2007
	(In thousands of U.S. dollars)

Sales taxes:
Commercial location network	$1,769	$1,867	$2,082	$2,968	$4,062	$4,529	$3,274	$4,308
In-store network	187	304	524	697	763	819	688	754
Poster frame network	—	—	591	958	1,102	1,338	1,185	1,799
Mobile handset advertising network	—	—	—	289	285	205	12	386
Internet advertising services network	—	—	—	—	—	—	—	1,182

Total	$1,956	$2,171	$3,197	$4,912	$6,212	$6,891	$5,159	$8,429

The following table presents our unaudited consolidated quarterly financial data as a percentage of our total revenues for the periods indicated.

	For the Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
Consolidated Statement of Operations Data	2005	2005	2006	2006	2006	2006	2007	2007
	(In thousands of U.S. dollars)

Digital out-of-home
Commercial location network(1)	88.8%	84.3%	64.4%	60.8%	63.6%	61.4%	55.2%	45.1%
In-store network(1)	9.3%	13.5%	15.9%	13.1%	11.9%	11.5%	11.6%	6.4%
Poster frame network(1)	—	—	18.3%	19.5%	18.6%	20.2%	22.1%	16.4%
Mobile handset advertising network(1)	—	—	—	6.1%	5.8%	5.2%	10.5%	9.6%
Internet advertising services network(1)	—	—	—	—	—	—	—	22.3%
Other revenues	1.9%	2.2%	1.4%	0.5%	0.1%	1.7%	0.6%	0.2%

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues:
Digital out-of-home
Commercial location network	25.9%	23.8%	24.8%	22.9%	18.8%	17.2%	22.5%	15.8%
In-store network	13.4%	14.0%	12.0%	8.8%	7.6%	7.5%	8.8%	4.6%
Poster frame network	—	—	8.4%	6.4%	6.2%	5.7%	8.3%	4.6%
Mobile Handset Advertising Network	—	—	—	4.8%	3.7%	2.1%	4.8%	4.1%
Internet advertising services network	—	—	—	—	—	—	—	16.2%
Other costs	1.5%	1.8%	0.7%	0.2%	0.1%	0.5%	0.3%	0.1%

Total cost of revenues	40.8%	39.6%	45.9%	43.1%	36.4%	33.0%	44.7%	45.4%

Gross profit	59.2%	60.4%	54.1%	56.9%	63.6%	67.0%	55.3%	54.6%
Operating expenses:
General and administrative	12.0%	10.5%	13.2%	12.6%	9.8%	13.3%	15.1%	10.3%
Selling and marketing	14.0%	13.7%	13.3%	10.7%	11.2%	13.5%	17.2%	11.6%
Other operating income	—	—	(0.1)%	(0.3)%	(0.0)%	(1.7)%	(2.2)%	(1.0)%

Total operating expenses	26.0%	24.2%	26.4%	23.0%	21.0%	25.1%	30.1%	20.9%

Income from operations	33.2%	36.2%	27.7%	33.9%	42.6%	41.9%	25.2%	33.7%
Interest income (expenses), net	4.1%	3.8%	2.7%	1.2%	1.8%	2.5%	4.7%	1.7%
Other income (expenses), net	0.1%	(0.7)%	(0.2)%	(0.8)%	(0.3)%	0.5%	0.2%	0.0%

Income before income taxes and minority interest	37.4%	39.3%	30.2%	34.3%	44.1%	44.9%	30.1%	35.4%
Total income taxes	(0.4)%	(0.8)%	(1.9)%	(0.7)%	0.5%	(0.5)%	1.7%	2.0%
Minority interest	(0.3)%	(0.2)%	0.1%	(0.2)%	(0.1)%	0.0%	(0.1)%	0.0%

Net income attributable to shareholders	36.7%	38.3%	28.4%	33.4%	44.5%	44.4%	28.5%	33.4%

(1)	Advertising service revenue is presented net of sales taxes. The following table presents the unaudited quarterly percentage of sales taxes against gross revenues:

	For the Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2006	2006	2006	2006	2007	2007
	(In thousands of U.S. dollars)

Sales taxes:
Commercial location network	9.3%	8.3%	8.9%	8.9%	9.5%	9.8%	9.4%	7.8%
In-store network	9.4%	8.4%	9.0%	9.6%	9.5%	9.5%	9.4%	9.4%
Poster frame network	—	—	8.9%	8.9%	8.9%	8.9%	8.6%	8.8%
Mobile handset advertising network	—	—	—	8.6%	7.5%	5.5%	0.2%	3.4%
Internet advertising services network	—	—	—	—	—	—	—	4.5%

Total	9.3%	8.3%	8.9%	9.0%	9.3%	9.3%	8.3%	6.9%

Certain quarterly financial information related to each fiscal quarters of the fiscal year ended December 31, 2006 are presented differently from previously announced information in the Forms 6-K furnished to the SEC on May 26, 2006, August 21, 2006, November 20, 2006 and February 26, 2007 as a result of the following:

Advertising agency rebates for each fiscal quarter of the fiscal year ended December 31, 2006.  We classified $88,537, $624,365, $425,807, $257,205 and $774,260 advertising agency rebates, respectively, as selling expenses rather than as a reduction of revenues in the quarter ended March 31, June 30, September 30, December 31, 2006 and March 31, 2007, respectively. This adjustment resulted in a decrease in the originally reported gross margin and a decrease to reported selling expenses from our filings on Form 6-K dated May 26, 2006, August 21, 2006, November 20, 2006, February 26, 2007 and June 12, 2007, respectively. The foregoing reclassifications did not affect net income or earnings per share.

Results of Operations

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Total Revenues.  Our total revenues increased substantially from $83.3 million for the six months ended June 30, 2006 to $170.6 million for the six months ended June 30, 2007 due primarily to an increase in our advertising service revenue.

Digital Out-of-home Advertising Network.  Advertising service revenue from our digital out-of-home advertising network, which includes our commercial location, in-store and poster frame networks, increased 60.8% from $79.5 million for the six months ended June 30, 2006 to $127.8 million for the six months ended June 30, 2007, primarily due to a 59.6% increase in revenues from our commercial location network and a 97.0% increase in revenues from our poster frame network.

•	Commercial location network. Advertising service revenue from our commercial location network increased significantly from $51.8 million for the six months ended June 30, 2006 to $82.7 million for the six months ended June 30, 2007. The increase in advertising service revenue is attributable to: (i) continued acceptance of our media by an increasing number of advertising clients; (ii) the steady expansion of our media network, including the number of LCD displays and LED billboards on our network; and (iii) the sale of tailored advertising packages including through the seven specialized channels on our commercial location network and by targeting advertising campaigns on specific lists of buildings requested by advertising clients.

•	In-store network. Advertising service revenue from our in-store network, increased 17.8% to $13.9 million for the six months ended June 30, 2007 from $11.8 million for the six months ended June 30, 2006. This increase was attributable to steady sales of advertising services on the network as it continued to increase in size. Specifically, the number of displays installed in the in-store network amounted to 41,322 as of June 30,

2007, up from 35,511 as of June 30, 2006. The number of hypermarkets in our networks, where we derives most of our in-store network revenue, increased from 872 as of June 30, 2006 to 1,205 as of June 30, 2007.

•	Poster frame network. Advertising service revenue from our poster frame network increased 97.0% to $31.2 million for the six months ended June 30, 2007 compared to $15.8 million for the same period in 2006. This increase in revenue is primarily attributable to robust sales as the total number of frames installed nearly doubled from 82,200 as of June 30, 2006 to 161,435 as of June 30, 2007.

Mobile Handset Advertising Network.  Advertising service revenue from our mobile handset advertising network increased from $3.0 million for the six months ended June 30, 2006 to $16.9 million for the six months ended June 30, 2007 due to the increasing acceptance by advertisers of mobile handset advertising as telecommunications services and mobile handset ownership continues to grow in China.

Internet Advertising Services Network.  We commenced providing Internet advertising services and software solutions in March 2007 upon our acquisition of Allyes. Advertising service revenue from our Internet advertising services network totalled $25.2 million for the six months ended June 30, 2007 attributable primarily to sales of our digital media services, sales of our performance-based advertising service ‘SmartTrade’ and sales of our Internet advertising software package ‘AdForward’.

Cost of Revenues.  Our cost of revenues increased significantly from $36.5 million for the six months ended June 30, 2006 to $76.7 million for the six months ended June 30, 2007 due to increases in costs of expanding and maintaining our digital out-of-home advertising networks and mobile handset advertising network as well as from costs related to our Internet advertising services network, which we began to incur in April 2007 upon the acquisition of Allyes.

Digital out-of-home advertising costs.  Cost of revenues associated with our digital out-of-home advertising networks increased 49.6% from $34.1 million for the six months ended June 30, 2006 to $51.0 million for the six months ended June 30, 2007. This increase is primarily attributable to increased costs associated with the expansion of our commercial location network and an increase in the number of LED billboards.

•	Net advertising service cost — commercial location network. Our net advertising service cost for our commercial location network increased substantially from $19.7 million for the six months ended June 30, 2006 to $30.8 million for the six months ended June 30, 2007. This increase was due to (i) the substantial increase in our advertising service business on our commercial location network between these two periods including substantial increases in our location costs due to a substantial increase in the number of commercial locations where we entered into display placement agreements, (ii) an increase in flat-panel display depreciation costs as a result of an increase in the number of flat-panel displays we own and operate directly from 69,446 as of June 30, 2006 to 85,101 as of June 30, 2007; (iii) our acquisition of 5 regional distributors during this period, (iv) an increase in other direct costs associated with maintaining the network and (v) payments associated with our lease of curbside LED billboards and screen time at movie theaters.

•	Net advertising service cost — in-store network. We incurred $10.2 million in net advertising service cost for our in-store network for the six months ended June 30, 2007 compared to $8.4 million for the six months ended June 30, 2006, consisting of location costs and depreciation costs relating to the installation and maintenance of our in-store network.

•	Net advertising service cost — poster frame network. Our net advertising service cost for our poster frame network increased 66.5% to $10.0 million for the six months ended June 30, 2007 compared to $6.0 million for the six months ended June 30, 2006, attributable to location costs and depreciation costs relating to the installation and maintenance of poster frames on our network as we significantly increased the number of traditional poster frames on our network and, in June 2007, began to incur location costs associated with our digital poster frames.

Net advertising service cost — mobile handset advertising network.  Net advertising service cost associated with our mobile handset advertising network increased significantly from $2.4 million for the six months ended June 30, 2006 to $7.3 million for the six months ended June 30, 2007. These costs consist primarily of message costs charged by mobile operators.

Net advertising service cost — Internet advertising service network.  We incurred net advertising service costs of $18.4 million for the six months ended June 30, 2007. These costs consist primarily of advertising space leasing costs charged by gateway websites.

Gross Profit.  As a result of the foregoing, our gross profit increased by 101.5% from $46.5 million for the six months ended June 30, 2006 to $93.6 million for the six months ended June 30, 2007 . Our overall gross margin decreased during the same period from 55.8% to 54.8% primarily due to the addition of our Internet advertising services network in the first half of 2007, which has lower margins. For the six months ended June 30, 2007, our gross margin for our digital out-of-home advertising network amounted to 60.1%, including gross margins for our commercial location, in-store and poster frame networks of 62.8%, 26.4% and 67.9%, respectively, compared to a gross margin for our digital out-of-home advertising networks of 61.0% for the six months ended June 30, 2006, including gross margins of 62.0%, 29.3% and 62.0% for our commercial location, in-store and poster frame networks, respectively. Gross margin for mobile handset advertising network increased from 21.8% for the six months ended June 30, 2006 to 56.6% for the six months ended June 30, 2007. Gross margin for out Internet advertising services network was 27.1% for the six months ended June 30, 2007. In the future, our gross margin may fluctuate depending on the respective financial performance and stage of development of each of our networks as well as the relative contribution to our revenues and costs of each network.

Operating Expenses.  Our operating expenses increased significantly from $20.3 million for the six months ended June 30, 2006 to $41.0 million for the six months ended June 30, 2007. Operating expenses remained relatively consistent as a percentage of revenues, 24.4% for the six months ended June 30, 2006 compared to 24.0% for the six months ended June 30, 2007. The increase in operating expenses was primarily due to increases in our selling and marketing expenses and in our general and administrative expenses associated with the growth of our business, and in share-based compensation expenses under SFAS 123-R.

•	General and Administrative. General and administrative expenses increased substantially from $10.7 million for the six months ended June 30, 2006 to $20.3 million for the six months ended June 30, 2007 mainly due to an increase in the size of our administrative staff and corresponding increases in expenses for salary and benefits as our operations have grown, increases in share-based compensation expense and increases in costs associated with being a publicly listed company.

•	Selling and Marketing. Selling and marketing expenses increased substantially from $9.8 million for the six months ended June 30, 2006 to $23.0 million for the six months ended June 30, 2007 due to increases in marketing and promotional expenses by our sales force, and in salary and benefits associated with the expansion of our sales force as well as share-based compensation expenses.

Income from Operations.  As a result of the foregoing, we had income from operations of $52.6 million for the six months ended June 30, 2007 compared to $26.1 million for the six months ended June 30, 2006.

Income Before Income Taxes and Minority Interest.  Income before income taxes and minority interest was $27.1 million for the six months ended June 30, 2006 compared to $57.3 million for the six months ended June 30, 2007, which included interest income and other income (expenses).

•	Interest Income. Interest income increased from $1.8 million for the six months ended June 30, 2006 to $4.6 million for the six months ended June 30, 2007. This interest income was the result of a significant increase in our cash and cash equivalents balances resulting from our follow-on public offerings.

•	Income Taxes. Our income taxes were $1.0 million for the six months ended June 30, 2006 with an effective tax rate of 3.6% compared to $3.3 million for the six months ended June 30, 2007 with an effective tax rate of 5.7%. The increase resulted from newly acquired subsidiaries with higher effective tax rates.

Net Income.  As a result of the foregoing, our net income increased 106.9% from $26.1 million for the six months ended June 30, 2006 to $54.0 million for the six months ended June 30, 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Total Revenues.  Our total revenues increased substantially from $68.2 million in 2005 to $211.9 million in 2006 due to an increase in our advertising service revenue.

Our total advertising service revenue increased significantly from $66.9 million in 2005 to $210.0 million in 2006, including the advertising service revenues derived from our poster frame network amounting to $40.9 million and $10.1 million from mobile handset advertising network primarily as a result of our acquisitions in 2006.

Digital Out-of-home Advertising Network.  Advertising service revenue from our digital out-of-home advertising network increased significantly from $66.9 million in 2005 to $199.9 million in 2006, primarily due to rapid growth in revenues from our commercial location network as well as from the addition of revenues from our poster frame network.

•	Commercial location network. Advertising service revenue from our commercial location network increased significantly from $61.4 million in 2005 to $132.1 million, including $13.8 million to related parties in 2006. The increase in advertising service revenue for our commercial location network is attributable to:

•	An increase in the number of flat-panel displays on our network from 48,226 as of December 31, 2005 to 85,460 as of December 31, 2006 including our regional distributors;

•	Our network reach increased from 58 cities as of December 31, 2005, including 26 cities directly operated by our company and 32 cities operated by our regional distributors, to 91 cities as of December 31, 2006, including 51 cities directly operated by our company and 40 cities operated by our regional distributors;

•	We gained an additional seven minutes of advertising cycle time from each of the regional distributors we acquired between January 1, 2006 and December 31, 2006; and

•	The increase in the average selling price was largely due to increased demand in our Tier II cities, while the average selling price of our advertising services in our Tier I cities increased between these two periods.

•	In-store network . Advertising service revenue from our in-store network, which commenced operations in April 2005, totaled $26.9 million in 2006. We expect the contribution to our total revenues from our in-store network to increase in the near future.

•	Poster frame network. We generated $40.9 million in net revenues from our poster frame network in 2006. We commenced operation of our poster frame network in 2006 following our acquisition of Framedia.

Mobile handset advertising network.  We generated $10.1 million in net revenues from our mobile handset advertising network in 2006. We commenced operations of this network in May 2006.

Other revenues increased from $1.3 million in 2005 to $1.9 million in 2006, primarily from license fees that we received from our overseas franchise companies. By the end of 2006, we granted licenses to approximately 10 overseas franchise companies using the Focus Media brand in operating local LCD advertising networks in India, Malaysia, Indonesia, the Philippines, the Gulf Cooperation Council region (including Saudi Arabia), Hong Kong, Taiwan and Singapore.

Cost of Revenues.  Our cost of revenues increased significantly from $26.7 million in 2005 to $81.4 million in 2006 due to increases in our net advertising service cost for our commercial location network, our in-store network and two new business lines: our poster frame network and mobile handset advertising network.

Net Advertising Service Cost — Digital Out-of-home Advertising Network.  Our net advertising service cost for our digital out-of-home advertising network increased significantly from $25.7 million in 2005 to $74.6 million in 2006, primarily as a result of substantial growth in the size of our commercial location network and in-store network as well as costs associated with our poster frame network following our acquisition of Framedia.

•	Net advertising service cost — commercial location network. Our net advertising service cost for our commercial location network increased substantially from $18.3 million in 2005 to $42.8 million in 2006. This increase was due to the substantial increase in our advertising service business on our commercial location network between these two periods. Our location costs increased substantially from $11.3 million in 2005 to $25.8 million in 2006 due to a substantial increase in the number of commercial locations where we entered into display placement agreements. Our rental fees increased as a percentage of total revenues between these two periods as a result of (1) a significant increase in the number of locations in our commercial location network, including those previously operated by Target Media; and (2) average increased rental payments for the renewal of display placement agreements in the more desirable locations on our commercial location network. Flat-panel display depreciation costs increased from $3.4 million in 2005 to $9.2 million in 2006, as a result of an increase in the number of flat-panel displays we own and operate directly from 45,049 as of December 31, 2005 to 80,623 as of December 31, 2006 and to our acquisition of Target Media and 3 regional distributors during this period. Other cost of revenues related to net advertising service cost increased from $3.2 million in 2005 to $6.1 million in 2006 as a result of (1) increase in number of personnel responsible for monitoring the network following the acquisition of Target Media; (2) an increase in the volume of CF cards we purchased even as the per-unit cost of CF cards decreased and (3) an increase in salary and benefit expenses for personnel responsible for location relations and display placement agreements with landlords and property managers and for maintaining and monitoring our network.

•	Net advertising service cost — in-store network. We began incurring net advertising service cost relating to our in-store network in April 2005 when we launched our in-store network. We incurred $18.1 million in net advertising service cost for our in-store network in 2006, consisting of location costs of $12.7 million and depreciation costs relating to the installation and maintenance of our in-store network amounting to $3.5 million.

•	Net advertising service cost — poster frame network. We began incurring net advertising service cost relating to our poster frame network in 2006 following our acquisition of Framedia. We incurred $13.6 million in net advertising service cost for our poster frame network in 2006, consisting primarily of frame costs and depreciation costs relating to the installation and maintenance of the poster frames.

•	Net advertising service cost — mobile handset advertising network. We began incurring net advertising service cost relating to our mobile handset advertising network in 2006 following our acquisition of Dotad, now known as Focus Media Wireless. We incurred $6.1 million in net advertising service cost for our mobile handset advertising network in 2006, primarily consisting of message costs charged by mobile network providers

•	Other cost. We incurred net advertising equipment costs of $975,747 in 2005 compared to $764,959 in 2006, which decrease reflects the fact that we have acquired many of our fastest-growing regional distributors. We expect net advertising equipment costs to continue to decrease.

Gross Profit.  As a result of the foregoing, our gross profit increased from $41.5 million in 2005 to $130.5 million in 2006 and our overall gross margin increased during the same period from 60.8% to 61.6%. The increase in our gross margin was due to a combination of the continuous increase in the sell-out rate and cost optimization.

Operating Expenses.  Our operating expenses increased significantly from $18.7 million in 2005 to $50.1 million in 2006. This increase was primarily due to increases in our selling and marketing expenses and in our general and administrative expenses associated with the growth of our business.

•	General and Administrative. General and administrative expenses increased substantially from $9.1 million in 2005 to $25.7 million in 2006 mainly due to an increase in the size of our administrative staff and corresponding increases in expenses for salary and benefits as well as accounting and administrative costs related to being a public company. In addition, in connection with the options granted to our directors, employees and consultants since July 2004, we recorded stock-based compensation of $6.1 million in 2006 following the adoption of SFAS No. 123 (revised 2005), “Share-Based Payment”.

•	Selling and Marketing. Selling and marketing expenses increased substantially from $9.6 million in 2005 to $25.8 million in 2006 due to increases in marketing and promotional expenses by our sales force and in salary and benefits associated with the expansion of our sales force.

Income from Operations.  As a result of the foregoing, we had income from operations of $22.8 million in 2005 compared to $80.4 million in 2006.

Income Before Income Taxes and Minority Interest.  Income before income taxes and minority interest was $24.4 million in 2005 compared to $84.3 million in 2006.

•	Interest Income, net. Interest income, net of interest expenses increased from 1.8 million in 2005 to $4.3 million in 2006. This interest income was the result of a significant increase in our cash and cash equivalents balances resulting from cash payments collected from our advertising operations and proceeds from our follow-on offerings.

•	Other Expense, net. We recorded net other expense of $161,148 in 2005 compared to other income of $287,539, in 2006.

•	Income Taxes. Our income taxes were $694,453 in 2005 compared to $1,043,538 in 2006.

•	Minority Interests. We had minority interests expense of $144,433 and $104,773 in 2005 and 2006, respectively, in connection with the pro rata income attributable to minority shareholders of our subsidiaries.

Net Income.  As a result of the foregoing, we recorded net income of $83.2 million in 2006 compared to net income of $23.5 million in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Total Revenues.  Our total revenues increased substantially from $29.2 million in 2004 to $68.2 million in 2005 due to an increase in our advertising service revenue which was partially offset by a decrease in advertising equipment revenue.

Our total advertising service revenue increased significantly from $26.3 million in 2004 to $66.9 million in 2005.

Digital out-of-home advertising network.  Advertising service revenue from our digital out-of-home advertising network, which in 2004 and 2005 consisted of only our commercial location network, increased significantly from $26.3 million in 2004 to $61.4 million, including $7.2 million to related parties in 2005. The increase in advertising service revenue for our commercial location network is attributable to:

•	Increased acceptance of our network among our advertising clients, which we believe is primarily due to the increased coverage and effectiveness of our network that grew from 15,415 flat-panel displays as of December 31, 2004 to 48,226 displays as of December 31, 2005, including our regional distributors;

•	Our network reach increased from 34 cities as of December 31, 2004, including 11 cities directly operated by our company and 23 cities operated by our regional distributors, to 58 cities as of December 31, 2005, including 26 cities directly operated by our company and 32 cities operated by our regional distributors;

•	We gained an additional seven minutes of advertising cycle time from each of our regional distributors after we acquired them between January 1, 2005 and December 31, 2005; and

•	On July 1, 2005, we extended the cycle time in our directly operated Tier II cities from nine minutes to twelve minutes.

The decrease in the average selling price was largely due to growth in sales of advertising services with lower selling prices in our Tier II cities, while the average selling price of our advertising services in our Tier I cities increased between these two periods.

In-store network.  Advertising service revenue from our in-store network, which commenced operations in April 2005, totaled $5.5 million in 2005. We expect the contribution to our total revenues from our in-store network to increase in the near future.

Our advertising equipment revenue decreased from $2.9 million in 2004 to $1.3 million in 2005. This decrease was primarily attributable to our acquisition of a number of our regional distributors during 2004 and 2005 because, following each acquisition, we no longer sell flat-panel displays to each former regional distributor. This decrease was also partially attributable to decreased sales to our existing regional distributors, as the initial installation of the network in their respective cities of operation was largely completed in 2004 and the first quarter of 2005. We expect advertising equipment revenue to remain stable or decrease over time as we continue to acquire our existing regional distributors and as the most desirable cities for the establishment of similar networks by regional distributors become saturated.

Cost of Revenues.  Our cost of revenues increased significantly from $8.7 million in 2004 to $26.7 million in 2005 due to increases in our net advertising service cost for our commercial location network and our in-store network and in our net advertising equipment cost.

•	Net advertising service cost. Our net advertising services cost for our digital out-of-home advertising network which during 2004 and 2005 consisted only of commercial location network, increased substantially from $6.8 million in 2004 to $18.3 million in 2005. This increase was due to the substantial increase in our advertising service business on our commercial location network between these two periods. Our location costs increased substantially from $4.6 million in 2004 to $11.3 million in 2005 due to a substantial increase in the number of commercial locations where we entered into display placement agreements. Our rental fees increased as a percentage of total revenues between these two periods as a result of (1) a significant increase in the number of locations in our commercial location network (2) increased rental payments for the renewal of display placement agreements in the more desirable locations on our commercial location network offset in part by lower rental payments paid for new locations in our commercial location network because of a further reduction in the number of available desirable locations that command more expensive rental fees. Flat-panel display depreciation costs increased from $774,375 in 2004 to $3.4 million in 2005, as a result of an increase in the number of flat-panel displays we own and operate directly from 12,786 as of December 31, 2004 to 45,049 as of December 31, 2005 and to our acquisition of 14 regional distributors during this period. Other cost of revenues related to net advertising service cost increased from $1.4 million in 2004 to $3.2 million in 2005 as a result of (1) an increase in the volume of CF cards we purchased even as the per-unit cost of CF cards decreased and (2) an increase in salary and benefit expenses for personnel responsible for location relations and display placement agreements with landlords and property managers and for maintaining and monitoring our network.

•	Net advertising service cost — in-store network. We began incurring net advertising service cost relating to our in-store network in April 2005 when we launched our in-store network. We incurred $7.4 million in net advertising service cost for our in-store network in 2005, consisting of location costs and depreciation costs relating to the installation and maintenance of our in-store network.

•	Net advertising equipment cost. We incurred net advertising equipment costs of $1.9 million in 2004 compared to $975,747 in 2005, which decrease reflects the fact that we have acquired many of our fastest-growing regional distributors. We expect net advertising equipment costs to continue to decrease.

Gross Profit.  As a result of the foregoing, our gross profit increased from $20.5 million in 2004 to $41.5 million in 2005 although our overall gross margin decreased during the same period from 70.0% to 60.8%. The decrease in our gross margin was largely a result of increased rental payments, including fixed initial payments, to stores and depreciation costs incurred as we launched our in-store network.

Operating Expenses.  Our operating expenses increased significantly from $7.5 million in 2004 to $18.7 million in 2005. This increase was primarily due to increases in our business tax, our selling and marketing expenses and in our general and administrative expenses associated with the growth of our business, such as salaries and costs associated with preparing to become a publicly listed company.

•	General and Administrative. General and administrative expenses increased substantially from $4.0 million in 2004 to $9.1 million in 2005 mainly due to an increase in the size of our administrative staff and corresponding increases in expenses for salary and benefits as well as accounting and administrative costs relating to being a public company. In addition, in connection with the options granted to our directors, employees and consultants since July 2004, we recorded stock based compensation of $683,186 in 2005.

•	Selling and Marketing. Selling and marketing expenses increased substantially from $3.5 million in 2004 to $9.6 million in 2005 due to increases in marketing and promotional expenses by our sales force, and in salary and benefits associated with the expansion of our sales force.

Income from Operations.  As a result of the foregoing, we had income from operations of $13.0 million in 2004 compared to $22.8 million in 2005.

Income Before Income Taxes and Minority Interest.  Income before income taxes and minority interest was $1.3 million in 2004 compared to $24.4 million in 2005, which included interest income and other income (expenses) and change in fair value of series B convertible redeemable preferred shares in 2004.

•	Interest Income, net. Interest income increased from $9,739 in 2004 to $1.8 million in 2005. This interest income was the result of a significant increase in our cash and cash equivalents balances resulting from cash payments collected from our advertising operations, sales of our preference shares and proceeds from our initial public offering.

•	Other Expense, net. We recorded net other expense of $3,843 in 2004 compared to other expense of $161,148 in 2005.

•	Change in Fair Value of Series B Convertible Redeemable Preferred Shares. We incurred a change in fair value of series B convertible redeemable preferred shares of $11.7 million in 2004. Upon the occurrence of our initial public offering in July 2005, all outstanding preference shares were converted into ordinary shares, and accordingly we did not incur any change in fair value of series B convertible redeemable preferred shares in 2005.

•	Income Taxes. Our income taxes were $907,550 in 2004 compared to $694,453 in 2005, which decrease resulted from the fact that in 2005, we derived most of our revenue from Focus Media Advertising Agency, which had no tax liability during this period, whereas during 2004, we derived most of our revenues from Focus Media Advertisement, which had tax liability.

•	Minority Interest. We had minority interest income of $13,516 and minority interest expense of $144,433 in 2004 and 2005, respectively, in connection with the pro rata income attributable to minority shareholders of four of our subsidiaries.

Net Income.  As a result of the foregoing, we recorded net income of $23.5 million in 2005 compared to net income of $372,752 in 2004.

Liquidity and Capital Resources

Cash Flows and Working Capital

To date, we have financed our operations primarily through cash generated from operating activities and sales of equity in private and public transactions. As of June 30, 2007, we had approximately $187.6 million in cash and cash equivalents. As we have expanded our network, entered into a large number of display placement agreements, increased our acquisition of regional distributors and related businesses, and made strategic acquisitions, our cash needs for such acquisitions, the purchase of flat-panel displays, payment of our location and maintenance costs and employee costs increased significantly and accounted for the net cash used in investing activities. Our cash and cash equivalents primarily consist of cash on hand and liquid investments with original maturities of three months or less that are deposited with banks and other financial institutions. We generally deposit our excess cash in interest bearing bank accounts. Although we consolidate the results of our PRC operating affiliates in our consolidated financial statements and we can utilize their cash and cash equivalents in our operations through our PRC operating affiliates, we do not have direct access to the cash and cash equivalents or future earnings of our PRC operating affiliates. However, these cash balances can be utilized by us for our normal operations pursuant to our agreements with our PRC operating affiliates that provide us with effective control over our PRC operating affiliates. In addition, we have access to the cash flows of Focus Media Advertisement and its subsidiaries through contractual arrangements with our subsidiaries Focus Media Technology and Focus Media Digital, which provide technical and other services in exchange for fees. See “Related Party Transactions — Agreements Among Us, Our Wholly Foreign-Owned Subsidiaries, Our PRC Operating Affiliates and Their Shareholders and Subsidiaries”.

We expect to require cash in order to fund our ongoing business needs, particularly the location costs connected with the placement of our television displays, to fund the ongoing expansion of our network and for payments in connection with our acquisitions. Other possible cash needs may include the upgrading of technology on our network as well as any payment of claims that could be made against us. We have not encountered any difficulties in meeting our current cash needs.

The following table shows our cash flows with respect to operating activities, investing activities and financing activities in 2004, 2005 and 2006 and for the six months ended June 30, 2006 and 2007:

	For The Year			For the Six Months
	Ended December 31,			Ended June 30,
	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Net cash provided by operating activities	$4,045	$11,269	$93,355	$17,393	$56,568
Net cash (used) in investing activities	(11,070)	(117,667)	(121,994)	(98,668)	(158,126)
Net cash provided by financing activities	28,978	119,169	153,521	167,476	116,583
Net increase in cash and cash equivalent	21,953	13,984	127,958	86,031	22,981

We had net cash provided by operating activities of $4.0 million, $11.3 million, $93.4 million and $56.6 million for 2004, 2005, 2006 and six months ended June 30, 2007, respectively. This was primarily attributable to net income generated from the operation of our advertising network, and adjusted by share-based compensation expense, minority interests, depreciation and amortization expenses, bad debt provision expenses, and change in current assets and liabilities.

We had net cash used in investing activities of $158.1 million for the six months ended June 30, 2007, primarily in connection with the acquisition of companies, including Allyes, prepayments made to acquire certain companies engaged in poster frame advertising business, mobile handset advertising business, outdoor billboards advertising business and Internet advertising services business, purchase of equipment used to expand our networks, and rental deposits paid for locations on our out-of-home television, poster frame and outdoor LED billboard networks. Our acquisition of Allyes involved our payment of $70.0 million in cash and issuance of $154.3 million of our ordinary shares to the seller parties at a fixed value of $7.726 per ordinary share. We had net cash used in investing activities of $122.0 million in 2006, primarily in connection with the acquisition of companies, including Target Media and Focus Media Wireless, subsidiaries and regional distributors, purchase of equipment used to expand our networks, and rental deposits paid for locations on our out-of-home television, poster frame and outdoor LED billboard networks. Our acquisition of Framedia involved our payment of $39.6 million in cash and issuance of $55.4 million of our ordinary shares to the seller parties at a fixed value of $2.456 per ordinary share. In addition, in connection with the earn-out payment for Framedia, we issued an additional 35,830,619 Focus Media ordinary shares, at a fair value of $6.639 per ordinary share, to the seller parties in 2007. Pursuant to the share purchase agreement we entered into with E-Times and Skyvantage, we paid the seller parties $5.0 million. We also paid $94.0 million in cash and issued 77 million ordinary shares to the shareholders of Target Media. The issuance of such additional ordinary shares will also result in lower earnings per share or per ADS when we calculate our earnings for 2007 than would otherwise be the case were such additional shares not issued. We had net cash used in investing activities of $117.7 million in 2005, primarily in connection with the acquisition of companies, subsidiaries and regional distributors, purchase of equipment used to expand our commercial location and in-store networks, and rental deposits paid for locations on both our commercial location and in-store networks. We had net cash used in investing activities of $11.1 million in 2004. This was primarily attributable to our purchase of property and equipment for the operation of our network, rental deposits made in connection with our display placement agreements and our acquisition of eleven businesses, eight of which were our former regional distributors.

We had net cash provided by financing activities of $116.6 million for the six months ended June 30, 2007, primarily from the proceeds of $115.0 million, net of issuance costs, from our follow-on offering in January 2007. $153.5 million net cash was provided by financing activities in 2006, primarily from the proceeds of $142.7 million, net of issuance costs, from our follow-on offerings. $119.2 million net cash was provided by financing activities in 2005, primarily from the proceeds of our initial public offering in July 2005. We had net cash provided by financing activities of $29.0 million in 2004. This was attributable to the proceeds from the issuance of our Series B and Series C-2 convertible redeemable preference shares, offset slightly by the repayment of a short-term loan from one of our shareholders.

We believe that our current cash and cash equivalents, cash flow from operations and the proceeds from our recent follow-on offerings will be sufficient to meet our anticipated cash needs, including for working capital and capital expenditures, for the foreseeable future. These additional cash needs may include costs associated with the expansion of our network, such as the purchase of flat-panel displays, LED digital billboards, digital poster frames and increased location cost, including in connection with our acquisitions of business and regional distributors. We are also required under PRC law to set aside 10% of our after-tax profits into a general reserve fund. We expect that revenues from operation of our advertising network and the proceeds from our offerings will be sufficient to cover any such obligations and costs. We may, however, require additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financial covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

From time to time, we evaluate possible investments, acquisitions or divestments and may, if a suitable opportunity arises, make an investment or acquisition or conduct a divestment.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and commitments with definitive payment terms on a consolidated basis which will require significant cash outlays in the future as of December 31, 2006.

	Payments Due December 31
	Total	2007	2008	2009	2010	Thereafter

Display and poster frame placement agreement obligations	$107,242	$46,186	$31,363	$19,098	$8,683	$1,912
Office premise lease obligations	4,198	1,971	1,153	773	251	50

Total contractual obligations	$111,440	$48,157	$32,516	$19,871	$8,934	$1,962

Other than certain leasing arrangements relating to the placement of our flat-panel and office premises, as of December 31, 2006, we did not have any long-term debt obligations, operating lease obligations or purchase obligations.

As of December 31, 2006, we had no other indebtedness, material contingent liabilities, or material mortgages or liens. We intend to meet our future funding needs primarily through net cash provided from operating activities and the proceeds of this offering. Our objective is to maintain the safety and liquidity of our cash. Therefore we intend to keep our cash and cash equivalents in short-term bank deposits and short-term bonds.

By June 30, 2007, the Group completed several business acquisitions in which the considerations were partially or fully contingent on future earnings targets for the one to three years ended from the respective dates of acquisition. The aggregate contingent consideration is estimated by management to be approximately $292.5 million, of which $42.8 million has been paid out as deposit for acquisition of subsidiaries. The rest of the payment is contingent on future earnings targets over the next one to four fiscal years.

Capital Expenditures

The following table sets forth our historical capital expenditures for the periods indicated. Actual future capital expenditures may differ from the amounts indicated below.

	For The Year			For the Six Months
	Ended December 31,			Ended June 30,
	2004	2005	2006	2006	2007
	(In thousands of U.S. dollars)

Total capital expenditures	$6,373	$36,765	$22,878	$11,608	$25,265

Our capital expenditures were made primarily to acquire flat-panel displays for our advertising network. Our capital expenditures are primarily funded by net cash provided from operating activities. We expect our capital expenditures in 2007, in an amount of approximately $40.0 million, to primarily consist of purchases of components for our flat-panel displays and new digital poster frames as we continue to expand our commercial location network and in-store network and expand and upgrade our poster frame network. We also intend to upgrade our financial, accounting systems and internal control systems. As opportunities arise, we may make additional acquisitions of regional distributors and other businesses that complement our operations. We believe that we will be able to fund these upgrades and equipment purchases through the revenues we generate, and do not anticipate that these obligations will have a material impact on our liquidity needs.

Foreign Exchange

We maintain our accounts in Renminbi and substantially all of our revenues and expenses are denominated in Renminbi, while we report our financial results in U.S. dollars. Fluctuations in exchange rates, primarily those involving the U.S. dollar against the Renminbi, may affect our reported operating results in U.S. dollar terms. In addition, we will receive the proceeds of this offering in U.S. dollars and changes in the U.S. dollar/Renminbi exchange rate could affect the buying power of those proceeds. Under the current foreign exchange system in the PRC, our operations in the PRC may not be able to hedge effectively against currency risk, including any possible future Renminbi devaluation. Moreover, due to the recent devaluation of the U.S. dollar against the Euro and several other currencies, the PRC government recently revised its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. As of July 21, 2005 the Renminbi is no longer pegged solely to the U.S. dollar. Instead, it will be pegged against a basket of currencies, determined by the People’s Bank of China, against which it can rise or fall by as much as 0.3% each day. For example, on July 21, 2005 the Renminbi was revalued against the U.S. dollar to approximately RMB 8.11 to the U.S. dollar, representing an upward revaluation of 2.1% of the Renminbi against the U.S. dollar, as compared to the exchange rate on the previous day. See “Risk Factors — Risks Relating to the People’s Republic of China — Fluctuations in exchange rates could result in foreign currency exchange losses”.

Restricted Net Assets

Relevant PRC laws and regulations permit payments of dividends by our PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payment of dividends as a general reserve fund. As a result of these PRC laws and regulations, our PRC subsidiaries and our affiliated PRC entities are restricted in their ability to transfer a portion of their net assets to us whether in the form of dividends, loans or advances. As of December 31, 2005 and 2006, the amount of our restricted net assets was approximately $75.9 million and $223.4 million, respectively.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Foreign Currency Risk

Substantially all our revenues and expenses are denominated in Renminbi. We have not had any material foreign exchange gains or losses. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars relative to the Renminbi because the value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars. Furthermore, a decline in the value of the Renminbi could reduce the U.S. dollar equivalent of the value of the earnings from, and our investments in, our subsidiaries and PRC-incorporated affiliates in China. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our reported financial results in U.S. dollar terms. See “Risk Factors — Risks Relating to the People’s Republic of China — Fluctuations in exchange rates could result in foreign currency exchange losses”.

Inflation

In recent years, China has not experienced significant inflation, and thus inflation has not had a significant effect on our business historically. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 0.7%, (0.8)%, 1.2%, 3.9%, 1.8% and 1.5% in 2001, 2002, 2003, 2004, 2005 and 2006, respectively.

BUSINESS

Overview

We are China’s leading multi-platform digital media company, operate the largest out-of-home advertising network in China using audiovisual digital displays, based on the number of locations and number of flat-panel television displays in our network, and also are a leading provider of Internet marketing solutions in China. It is our goal to create the largest multi-platform digital advertising network in China, reaching urban consumers at strategic locations and point-of-interests over a number of media formats, including audiovisual television displays in buildings and stores, advertising poster frames and other new and innovative media, such as outdoor LED digital billboard, mobile handset advertising networks and Internet advertising platforms. As of June 30, 2007, our out-of-home advertising network consists of our digital out-of-home advertising network, our mobile handset advertising network and our Internet advertising services network:

Our Digital Out-of-home Advertising Network which focuses on providing out-of-home advertising through LCD flat-panel televisions displays, LED billboards, movie screens, and poster and digital frames, includes our commercial location network, in-store network and poster frame network:

•	our commercial location network, consisting of:

•	our LCD display network, which refers to our network of flat-panel television displays placed in high-traffic areas of commercial and public buildings marketed to advertisers as a network or as seven separate channels targeting different types of consumers — our premier A and B office building channels, travel, fashion, elite, IT mall and healthcare channels;

•	our outdoor LED billboard network, which refers to our network of leased 5’ x 5’ LED digital billboards installed on the street-sides in major shopping districts and other locations with high pedestrian traffic in Shanghai; and

•	our movie theater advertising network, which refers to our right to sell advertising time on movie screens for the three minutes prior to movie screenings at movie theaters in China.

•	our in-store network, which refers to our network of flat-panel television displays placed in specific product areas inside stores with high-traffic concentrations such as selected consumer product sections, the main aisles and check-out lines in large-scale chain retail stores, or hypermarkets, as well as inside selected supermarkets and convenience stores; and

•	our poster frame network, which refers to our network of traditional and digital advertising poster frames placed mainly in the elevators and public areas of residential complexes which we market under the brand name Framedia;

Our Mobile Handset Advertising Network, which refers to our mobile handset advertising services using wireless access protocol or WAP, short messaging service, or SMS, and mixed messaging services, or MMS, offered on the mobile telecommunications networks of China Mobile Communications Corporation, or China Mobile, and China United Telecommunications Corporation, or China Unicom; and

Our Internet Advertising Services Network, which refers to our Internet advertising agency and advertising services technology, including performance-based software suites.

We derive revenue principally by:

•	selling advertising time slots on our out-of-home television networks, which include our commercial location network and our in-store network;

•	by selling frame space on our poster and digital frame network;

•	selling advertisements on our mobile handset advertising network; and

•	providing advertising agency and technology services and software for online advertising.

A majority of the content displayed on our commercial location and in-store networks consists of advertisements which are broadcast repeatedly approximately 60 times throughout a day. Advertisements on our outdoor LED billboard network are broadcast repeatedly approximately 120 times throughout a day.

Our poster frame network consists of advertising poster frames placed in elevators and public areas in residential complexes and commercial locations. Our advertising posters include both traditional printed posters as well as digital LCD poster frames with integrated sound, all-angle and remote control technologies. Generally two or three advertising poster frames can be placed in each elevator.

Advertisements on our mobile phone advertising network are advertisements that are sent to mobile phone users over China Mobile and China Unicom’s networks.

Our Internet advertising services network, which we acquired through our acquisition of Allyes in March 2007, uses proprietary software applications to provide online ad publishing, creative production, tracking, targeting, and performance analysis. We also provide performance-based online advertising services providing advertisers with pay by CPA (cost-per-action), directly link advertising cost with performance. Our Internet advertising services network has integrated advertising resources from over 5,000 popular websites, making it the largest performance-based online advertising network in China.

As of December 31, 2006, over 4,000 advertisers purchased advertising time on our advertising networks. Our five largest advertising clients in terms of revenue, which include leading international and domestic brand name advertisers, were Dong Feng Auto (including joint venture brands with Toyota and Peugeot), China Mobile, Samsung, NEC and Motorola, which together accounted for approximately 10.1% of our revenue in 2006.

Our network has the following key features:

•	Substantially all of the content we broadcast or place on our digital out-of-home advertising network consists of advertisements.

•	The advertising cycle on our commercial location network consists of advertising content broadcast repeatedly approximately 60 times per day, approximately 120 times per day in the case of our outdoor LED network, and is sold to advertising clients according to advertising packages purchased from us, and for three minutes before the screening of each showing of a film in the case of our movie theater advertising network.

•	The advertising cycle of our out-of-home television advertising networks is broadcast repeatedly for approximately twelve-hours per day.

•	The majority of our flat-panel displays contain a 17-inch LCD screen, while the remainder contain larger size plasma or LCD screens.

•	Over 160,000 450 mm x 600 mm advertising poster frames, including, as of August 31, 2007, approximately 7,000 digital poster frames have been installed in elevators on our poster frame network.

•	Approximately 200 5’ x 5’ LED digital billboards that we lease from a third party and that are installed on the street-sides in major shopping districts and other locations with high pedestrian traffic in Shanghai.

•	A mobile handset advertising platform that delivers approximately eight million messages per day with a customer base of over 100 wireless value-added service providers in China and a database of over 70 million mobile handset users with SMS, MMS or WAP capability.

•	An Internet advertising services network that offers performance-based advertising services and Internet advertising publishing software suites.

Since we commenced our current business operations in May 2003, we have experienced significant growth in our network and in our financial results. As of June 30, 2007, we operated our commercial location network directly in over fifty major cities throughout China, including Beijing, Shanghai, Guangzhou and Shenzhen. As of June 30, 2007, we covered approximately 40 additional cities through contractual arrangements with regional distributors. Between January 1, 2005 and June 30, 2007, the number of displays in our commercial location network increased from 15,415 to 89,687. As of June 30, 2007, our outdoor LED billboard network consisted of approximately 200 leased 5’ x 5’ digital billboards placed along curbsides in high-pedestrian traffic areas in Shanghai. We had installed over 161,435 advertising poster frames and our in-store network consisted of 41,322 flat-panel displays placed in 3,995 store locations in our directly operated cities, including 1,205 hypermarkets, 734 supermarkets and 2,056 convenience stores.

The following table sets forth operating data related to our network for the periods indicated:

	For and as of the Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2005	2005	2005	2006	2006	2006	2006	2007	2007

Commercial location network:
Number of displays:
Our direct cities	20,267	34,079	45,049	71,230	69,446	68,723	80,263	83,256	85,010
Our regional distributors(1)	2,664	3,273	3,177	3,779	3,712	5,290	5,197	4,010	4,677
Total	22,931	37,352	48,226	75,009	73,158	74,013	85,460	87,296	89,687
In-store network:
Number of displays in our in- store network	12,779	20,061	27,849	33,765	35,511	36,387	38,742	40,736	41,322
Number of stores in our in-store network	1,835	2,702	4,130	5,218	4,174	3,894	3,898	3,935	3,995
Poster Frame Network:
Number of frames installed in our poster frame network	—	—	—	74,353	82,200	95,878	99,784	124,542	161,435
Frame slot data:
Number of frame slots available for sale	—	—	—	208,659	243,959	267,603	294,294	195,603	161,435

(1)	Data that has been provided by our regional distributors is based on the results of surveys we requested them to provide to us and it is possible such data is not entirely accurate or exact.

Our Competitive Strengths

We believe we have the following competitive strengths:

Effective and Focused Advertising Network Accepted by Both Advertisers and Consumers.

Since commencing our current business operations in May 2003, we have created an advertising network that:

•	Targets Segmented Consumer Groups. Our flat-panel displays, LED billboards and poster frames are primarily placed in venues that have a high concentration of consumers with higher-than-average disposable incomes or that have a high concentration of consumers who are likely to be interested in particular types of products and services. As a result, our network enables advertisers to target consumers with demographic profiles attractive to them. Moreover, our network allows advertisers to further segment these consumers through separate specified advertising channels, such as our premier A and B office building, travel, fashion, elite, IT mall and healthcare channels, which are marketed as stand-alone channels of our commercial location network. Because our network is able to target specific consumer groups, it allows advertisers to more cost-effectively reach consumers with demographic profiles desirable to them.

•	Reaches Captive Viewers in Low Distraction Environments. Our displays are placed in lobbies, near elevator banks, in elevators, on high-traffic urban curbsides and in other environments where there are few broadcast or display media competing for viewers’ attention, which we believe increases the effectiveness of our network.

•	Tailored Advertising Solutions. Through the various media platforms and specialized channels on our network, we are able to offer tailored advertising solutions to our customers to enable them to target the consumers and locations that are most important to them. For example, we are increasingly providing custom advertising packages to our customers that focus exclusively on a certain suite of buildings, networks and channels accordingly to their requests and needs.

We believe these characteristics and advantages of our business model have made us an effective and well-accepted alternative advertising medium with a strong market position that enables us to compete successfully in China’s advertising market.

The Largest Digital Out-of-home Advertising Network in China with Nationwide Coverage.

We believe we operate the largest digital out-of-home advertising network in China based on the number of locations and the number of displays in our network. As of June 30, 2007, we operated:

•	85,010 flat-panel displays installed in over 90 cities in China, and through our regional distributors, we also operated approximately 4,677 flat-panel displays in approximately 40 cities in China;

•	41,322 flat-panel displays installed in 1,205 hypermarkets, 734 supermarkets and 2,056 convenience stores in cities in China; and

•	161,435 poster frames available for sale installed in elevators primarily in residential buildings. As of August 31, 2007, our poster frame network also included 6,796 digital poster frames;

•	over 200 5’ by 5’ LED digital billboards placed in high pedestrian traffic outdoor locations in Shanghai; and

•	the right to broadcast advertising on movie theater screens for three minutes prior to the screening of each movie in major cities in China.

Out-of-home Advertising Network with Multiple Media Platforms Provides Advertisers with Complementary and Reinforcing Avenues to Reach Targeted Consumers.

Our network provides advertisers with multiple advertising media to reach their target audience. Our network currently enables advertisers to reach (1) consumers with higher than average incomes through our commercial location network, (2) consumers at the point-of-purchase through our in-store network, (3) consumers as they leave and return home through our poster frame network, (4) mobile handsets users throughout the day via our mobile handset advertising network, (5) urban consumers throughout the day via our strategically placed outdoor LED billboards in shopping and high pedestrian traffic areas in Shanghai and (6) internet users through our performance-based Internet advertising services and software suites. By offering advertisers a range of advertising media that can reach consumers during different times of the day in a wide variety of locations, we believe our network has enhanced appeal to advertisers over competitors who offer limited advertising media or channels to advertisers. We believe that by offering multiple advertising media platforms, we enable advertisers to reach a wide range of consumers with complementary and mutually reinforcing advertising campaigns and are better able to attract advertisers who want to reach targeted consumer groups through a number of different advertising media in different venues and at different times of the day.

Sustainable Competitive Advantages through the Size of Our Network and Our Exclusive, Renewable Agreements.

We believe the following factors provide us with a sustainable business advantage over existing and prospective competitors:

•	Early Market Presence and Coverage in Many of the Most Desirable Locations. We were one of the first companies to establish a large-scale out-of-home television advertising network in commercial buildings and other commercial locations in China. By recognizing this market opportunity and entering this sector early, we have occupied many of the most desirable locations and have grown the size of our network, which we believe has created high barriers to entry for potential competitors. We believe that we have secured a high percentage of the most desirable locations in many of China’s major urban centers, and that this early mover advantage is important because landlords and building managers typically permit only one out-of-home television advertising network operation in each building. We believe that, through our acquisition of Target Media, we have enhanced these advantages. Through our acquisition of Framedia, we also have gained a strong market presence in the poster frame advertising market in residential complexes. We also believe we have established the first outdoor LED digital billboard advertising network in China, currently comprising over 200 5’ x 5’ LED digital billboards placed in high pedestrian traffic outdoor locations in Shanghai that we lease from a third-party location provider.

•	Large-scale Network that Attracts Advertising Clients. Our multi-platform out-of-home advertising network includes flat-panel displays located in a wide range of commercial, retail locations and in-store locations in over 90 cities in China, poster frames placed in residential complexes in cities in China, LED digital billboards placed in high pedestrian curbside locations in Shanghai, and advertising services provided to mobile handset users. We believe the extent of our network coverage makes us more attractive to advertising clients than competing networks. Through the number of advertising media platforms we operate and the national scope of our network, we enable advertising clients to reach a wide audience in urban consumer markets across China. We believe the size and scope of our network has attained a scale that draws advertising clients to our network and gives us a competitive edge over competing networks as well as over many traditional advertising media.

•	Exclusive and Renewable Display Placement Agreements. As of June 30, 2007, the majority of our display placement agreements on our out-of-home television advertising networks give us the exclusive right to place our flat-panel displays in the elevator and lobby areas of the locations in which we operate and, in the cities we operate directly, give us the right to renew the contract under terms that are no less favorable than those offered by competing bidders, enabling us to maintain exclusive coverage of many of the most desirable locations in our network for significant lengths of time.

We believe our high market share of desirable locations in key cities in China, the wide extent of our network coverage and the exclusivity and renewal terms contained in the majority of our display placement agreements with landlords and property managers create higher barriers to entry for potential competitors than other out-of-home and outdoor advertising business models.

Our Brand Name And Reputation Have Attracted A Large Base Of Leading Advertising Clients.

We believe we have established a well recognized brand name in the advertising industry in China by developing a reputation for innovative and effective delivery of large-scale yet focused high-quality advertising to consumers with desirable demographic profiles. This has enabled us to develop a strong client base consisting of major international and brand name advertisers such as Dong Feng Auto (including joint venture brands with Toyota and Peugeot), China Mobile, Samsung, NEC and Motorola, which together accounted for approximately 10.1% of our revenue in 2006. All of our top ten advertisers based on total advertising contracts in 2005 had entered into advertising contracts with us in 2006. Moreover, the total contract amount accounted for by our top ten advertisers increased by approximately 123.5% from 2005 to 2006. In addition, as of December 31, 2006, more than 4,000 advertisers purchased advertising time on our out-of-home television display networks. The strength and depth of our client base enhance our reputation in the industry and position us to further expand our advertising network.

We believe our acquisitions of Framedia, Focus Media Wireless and Allyes have further enhanced our brand name as a leading digital media company in China.

Strong Management and Sales Team with Extensive Industry Experience.

We have assembled a management and sales team with extensive experience in China’s advertising industry. Jason Nanchun Jiang, our founder, chairman, chief executive officer and a principal shareholder, has over 10 years of experience in China’s advertising industry, including his previous experience until 2003 as chief executive officer of Shanghai Everease Advertising Corporation, or Everease. Daniel Wu, our chief financial officer, has over six years of experience in investment banking, including for Merrill Lynch and Lehman Brothers, and served as chief financial officer of Harbour Networks, a telecommunications equipment provider in China. In August 2005, we hired our chief operating officer Cindy Chan, who was deputy general manager for iMPACT, ZenithOptimedia’s outdoor media department and the largest outdoor media buyer in China. With our acquisition of Framedia, Zhi Tan, who was chairman and chief executive officer of Framedia and now serves as our president and director. Following our acquisition of Target Media, David Yu, the founder and former chairman and chief executive officer of Target Media, continues to act as co-chairman. Following our acquisition of Allyes, David Zhu, the founder, chairman and chief executive officer of Allyes, had added his entrepreneurial and management expertise and remains on as chief executive officer of Allyes. In addition, we employ experienced and knowledgeable managers to run operations in each of the cities we operate directly. Our marketing managers have many years of experience in the advertising industry in China and have worked for a number of major domestic and international advertising firms in China. We believe the strength, experience and diverse background of our management and sales teams have enabled us to expand our advertising network, enhance our reputation in our industry and build up a strong client base.

Our Strategies

Our objective is to become the number one multi-platform digital media company in China. We intend to achieve this objective by implementing the following strategies:

Enhance Our Market Position and Revenues by Expanding Our Networks.

We intend to aggressively expand our out-of-home digital media networks in order to erect barriers to expansion and entry by current and prospective competitors, enhance critical mass appeal to our advertisers, and increase our fee rates and revenues. To achieve this goal, we intend to increase the number of locations, flat-panel television displays, poster frames and LED billboards in our network. We intend to aggressively enter into new display and poster frame placement agreements to increase the number of locations in which we install our flat-panel television displays and poster frames in order to enhance our current position in many of the most desirable locations in key urban areas in China.

Identify And Create New Networks and Advertising Channels that Target Specific Consumer Demographics and Expand Network Capacity.

In-store Network.  We commenced commercial operations of our in-store network in April 2005, enabling our advertising clients to target consumers at the time and place where consumers are likely to purchase a range of consumer and household products. As of June 30, 2007, we had placed 41,322 flat-panel displays in 3,995 locations on our in-store network. We intend to expand this network and will continue to strengthen efforts to enter into long-term and exclusive relationships with hypermarkets, supermarkets and convenience stores and to market this service to advertisers.

Targeted Advertising Channels.  We have placed flat-panel television displays in office buildings, shopping malls, restaurants, beauty parlors, golf country clubs, automobile repair shops, banks, pharmacies, airports, hospitals and other commercial locations. As many of these venues are suitable for targeting specific consumer groups, we have begun to separate some of them into distinct stand-alone networks and to market them to specific advertising clients who wish to advertise their products and services to targeted consumer groups. Currently, our premier A and B office building, travel, fashion, elite, IT mall and healthcare channels are marketed as independent channels of our commercial location network, as we believe these channels are attractive to a diverse range of advertisers who wish to target consumers likely to frequent these venues. We believe our ability to identify and create focused advertising networks distinguishes us from our competitors and attracts additional advertising clients who will use our services to reach their target consumers in a more effective manner.

Complementary Advertising Media Platforms.  We intend to continue expanding the scope of our advertising activities and type of media platforms we employ by entering into new types of advertising media businesses, such as large-size outdoor LED digital billboards, telecommunications channels such as Focus Media Wireless, and online opportunities such as Allyes. We believe by expanding our business into complementary media businesses that focus on venues and at periods of the day less comprehensively covered by traditional advertising media, we will enhance the value of our advertising services to advertisers and provide us with a competitive advantage over existing and potential competitors. We intend to continue expanding into new and complementary advertising media platforms, which will enable us to provide advertisers with additional advertising platforms to reach targeted consumers.

Promote Our Brand Name and Augment Our Service Offerings to Attract a Wider Client Base and Increase Revenues.

Enhancing our brand name in the industry will allow us to solidify and broaden our client base by enhancing market awareness of our services and our ability to target discrete consumer groups more effectively than mass media. We believe the low cost of reaching consumers with higher-than-average disposable incomes through our network and our development of additional advertising media platforms and channels within our network we plan to develop in the future can enable advertisers to reach that goal. As we increase our advertising client base and increase sales, demand for and sale of time slots and frame space on our network will grow.

Continue to Explore New Digital Media Opportunities to Target Segmented Consumer Groups.

Consumer acceptance of technology-driven advertising and entertainment media, including the Internet and advanced mobile communications systems, is a feature of the advertising industry in China. We intend to identify and take advantage of new opportunities in the PRC advertising market in order to enhance our ability to target segmented consumer groups through innovative advertising techniques and media. As new opportunities that fit our brand image, business model and strategy present themselves, we expect to expand our operations and continue to pursue innovative advertising techniques and media that provide effective solutions to advertising clients and target consumers with desirable demographic profiles as we have already done with our acquisitions of Focus Media Wireless and Allyes.

Our Network

Our network includes:

•	our digital out-of-home advertising network, including our commercial location network (LCD display, outdoor LED billboard and movie theater advertising networks), in-store network and poster frame network;

•	our mobile handset advertising network; and

•	our Internet advertising services network.

Digital Out-of-home Advertising Networks

Commercial Location Network

LCD display network.  The majority of displays on our LCD display network are currently placed in high-traffic areas of commercial office buildings. The locations in our LCD display network also include shopping malls, banks and hotels as well as more specialized locations such as hospitals, beauty parlors and golf country clubs. We market our LCD display network to advertisers of consumer products and services, such as automobiles, home electronics, mobile communications devices and services, cosmetics, health products and financial services. As of June 30, 2007, our LCD display network, including the portions of our LCD display network operated by our regional distributors, was comprised of approximately 89,687 flat-panel displays placed in over 90 cities throughout China. We operate our LCD display network directly in approximately 50 cities and indirectly through contractual arrangements with regional distributors in approximately 40 additional cities. We have established joint ventures in several cities outside of mainland China, including Hong Kong, Taipei and Singapore through contracts with local operators which operate local commercial location networks and which license our brand name. None of these arrangements outside of China currently constitutes a material part of our business.

As we expand the number of venues in our LCD display network, we continue to separate certain types of venues into distinct stand-alone channels of this network. As of June 30, 2007, we had established seven such stand-alone channels that are marketed as separate focused channels of our LCD display network: our premier office building A and B, travel, fashion, elite, IT mall and healthcare channels. We believe that by increasingly offering new advertising channels on our out-of-home television networks, we will be able to offer advertisers more targeted and effective audience reach, thereby enabling us to increase our advertising rates.

Expanding our network through regional distributors enables us to provide our advertisers with broader nationwide coverage and to test, develop and evaluate these regional advertising markets without our having to incur start-up and ongoing expenses at the early stages of their development. We also seek to acquire our regional distributors when we believe it is more likely for us to benefit economically from the full integration of their operations into our network. We do not have the contractual right to purchase our regional distributors, and any such acquisition must be negotiated with each regional distributor separately.

Each of our regional distributors operates independently from us and is responsible for independently complying with all relevant PRC laws and regulations including those related to advertising. We periodically monitor our regional distributors to ensure they have obtained all required licenses and are complying with regulations relating to advertising content. See “Risks Relating to Our Business and Industry — One or more of our regional distributors could engage in activities that are harmful to our reputation in the industry and to our business”.

Outdoor LED billboard network.  In April 2006, we commenced operations of an outdoor LED billboard network consisting of 5’ x 5’ LED digital billboards that are installed on the street-sides in major shopping districts and other locations with high pedestrian traffic in Shanghai. Full-color audiovisual commercials are displayed on the digital billboards in a repeating six-minute cycle. The commercials displayed on the LED billboards are highly visible even during bright daylight. As of June 30, 2007, the number of the LED billboards in our street-side outdoor LED billboard network in prime commercial and shopping areas reached approximately 200. We market this part of our network under the name “iStreet Network”.

Movie theater advertising network.  We operate our movie theater advertising network by leasing screen time from movie theaters in cities in China. We then sell this leased screen time as time slots to advertisers. We have the right to three minutes of screen time prior to the screening of each movie shown in the theater.

In-store Network

As part of our growth strategy, we commenced operations of our in-store network in April 2005. As of June 30, 2007, we had placed 41,322 flat-panel displays in 1,205 hypermarkets, 734 supermarkets and 2,056 convenience stores throughout China. We believe the rapid expansion of hypermarkets and other chain retail stores in China provides opportunities and incentives for advertisers to take advantage of in-store television advertising networks such as our in-store network. Our in-store network primarily attracts advertisers of food and beverage products, household, kitchen and bathroom products, and household appliances.

Poster Frame Network

We own and operate a network of traditional and digital advertising poster frames deployed primarily in the elevators and public areas of residential complexes under the brand name “Framedia”. We place two or three advertising frames in each elevator in which we lease space and sell frame space to advertising clients on a per frame basis for periods of two weeks or longer. As of June 30, 2007, we had installed 161,435 poster frames including 6,796 digital poster frames in cities throughout China. Our digital frames use high-resolution LCD displays with integrated sound, all-angle viewing and remote control technologies. We believe the new media format provides a more effective advertising media to our advertising customers.

Mobile Handset Advertising Network

Through Focus Media Wireless, we operate an advertising delivery platform on the mobile telecommunications networks of China Mobile and China Unicom. Focus Media Wireless delivers SMS-, MMS- and WAP-based advertisements to mobile handset users accessed through service providers in China. Focus Media Wireless receives a fee from advertisers for delivering advertisements and pays mobile service providers a fee for accessing their networks. It also sells advertising to other mobile handset service providers and to traditional advertisers. As of June 30, 2007, Focus Media Wireless had accumulated a database of over 70 million mobile handset users with SMS, MMS or WAP capability to whom it can deliver advertisements, based on which Focus Media Wireless is able to deliver advertisements tailored to the users’ consumer preferences based on information in the database such as a user’s historical purchases, handset model and other indicative data.

Internet Advertising Services Network

In March 2007, we completed the acquisition of 100% of the equity interests in Allyes. Allyes is a leading Internet advertising agency and provider of Internet advertising technology in China. Its proprietary software application suite, ‘AdForward’, which covers all aspects of online ad publishing, creative production, tracking, targeting, and performance analysis, is used by independent commercial websites and ad agencies in China. Based on the significant number of Internet advertising campaigns it has executed since its inception in 2000, its widely-used Internet application software and its unique tracking technology, Allyes has accumulated a large database of Internet viewers, segmented based on individual behavior. Allyes initiated the performance-based online advertising model in China. Its advertising network, ‘SmartTrade’, allows advertisers to pay by CPA (cost-per-action), and directly links advertising cost with performance. SmartTrade has integrated advertising resources from over 5,000 popular websites, making it one of the largest performance-based online advertising networks in China, and generating over 300 million daily impressions as of June 30, 2007. We have also expanded our Internet services network through acquisitions such as our purchase in July 2007 of a 70% equity stake in Beijing Wonder Advertising Company Ltd., also known as WonderAd.

Advertising Clients, Sales and Marketing

Our Advertising Clients.  The quality and coverage of our network has attracted a broad base of international and domestic advertising clients. As of December 31, 2006, more than 4,000 advertisers purchased advertising time slots on our out-of-home television networks. Our advertising clients include leading international and domestic brand name advertisers such as Dong Feng Auto (including joint venture brands with Toyota and Peugeot), China Mobile, Samsung, NEC and Motorola, which were our five largest customers and together accounted for 10.1% of our total revenues in 2006. Our top ten customers in 2006 accounted for 22.2% of our total revenues in that year.

No single advertising client accounted for more than 4% of our revenues in 2006. We believe the appeal and effectiveness of our advertising network is largely evidenced by the number of advertising clients who place multiple advertising campaigns on our network, which is reflected in the percentage increase of advertising fees we receive from clients over time.

Sales.  We employ an experienced advertising sales force in each city in which we operate. We provide in-house education and training to our sales force to ensure they provide our current and prospective clients with comprehensive information about our services, the advantages of using our advertising networks as marketing channels, and relevant information regarding the advertising industry. Our sales team is organized by city, industry and client accounts. We also market our advertising services from time to time by placing advertisements on third-party media, including primarily magazines and Internet websites. We maintain separate sales teams for our poster frame network, our mobile handset advertising network and our Internet advertising services network. We have begun engaging in cross-selling initiatives to enable existing and potential advertising clients to take advantage of our multi-platform advertising network.

Advertising Contracts.  We offer advertisers five-, fifteen- or thirty-second time slots on our out-of-home television advertising networks, including our commercial location, in-store, outdoor LED billboard and movie theater advertising networks. For our commercial location network, our standard advertising package includes a time slot on our entire network or a particular channel in each city in which the advertiser wishes to display the advertisement. For our movie theater advertising network, time slots are sold on a regional or entire network basis. Our sales are made pursuant to written contracts with commitments ranging from one week to several months. Our advertising rates vary by city and by the number of cities in which the advertisement is placed, as well as by the length of the time slot purchased and the duration of the advertising campaign. We generally require our clients to submit advertising content at least seven days prior to the campaign start date. We also reserve the right to refuse to disseminate advertisements that are not in compliance with content requirements under PRC laws and regulations.

Advertising contracts for our in-store network, outdoor LED billboard network and movie theater advertising network are substantially similar to those used for our commercial location network. Advertising clients generally purchase time slots on our in-store network on a chain-by-chain basis, while time slots on the outdoor LED billboard network cover the entire network and contracts on our movie theater advertising network are done on regional or entire network basis.

For our poster frame network, advertising clients purchase frame space on a per-frame basis for terms of two weeks or more. For our mobile handset advertising network, our contracts agree to deliver advertising messages to mobile devices based on specific selection criteria set by the advertisers. For our Internet advertising services network, we provide Internet advertising solutions for advertisers tailored to their needs.

Network Monitoring and Evaluation.  We provide a number of services in connection with each client’s advertising campaign following the sales process. Our network operations team monitors the displays in our network on a daily basis. They are also responsible for compiling reports that are supplied under some of our agreements to clients as evidence of the broadcast of their advertisements on our network. The report generally includes a list of buildings where our client’s advertisements were broadcast as well as photographs of representative television displays showing their advertisements being displayed. The advertising campaign reports are provided to our clients for information purposes and do not constitute a customer acceptance provision. The reports we provide to our clients may also contain portions prepared by independent third-party research companies that verify the proper functioning of our flat-panel displays and the proper dissemination of the advertisement, by conducting on-site evaluations and polls to analyze the effectiveness of and public reaction to the advertisement.

Aside from third-party verification services, we and our regional distributors conduct substantially all client services using our own employees or the employees of the relevant regional distributor. In Beijing and Guangzhou, we contract some of these services to third-party agents. These agents provide us with network development, installation, maintenance, monitoring and reporting services.

Market Research.  We believe our advertising clients derive substantial value from our ability to provide advertising services targeted at specific segments of consumer markets. Market research is an important part of evaluating the effectiveness and value of our business to advertisers. We conduct market research, consumer surveys, demographic analysis and other advertising industry research for internal use to evaluate new and existing advertising channels. We also purchase or commission studies containing relevant market study data from reputable third-party market research firms, such as Nielsen Media Research, CTR Market Research and Sinomonitor. Our acquisition of iResearch Consulting Co., Ltd. in September 2007 has also provided us with enhanced in-house market research capabilities. iResearch is a market research company focusing on the Internet and new media industries in urban areas of China. We typically consult such studies to assist us in evaluating the effectiveness of our network to our advertisers. A number of these studies contain research on the numbers and socio-economic and demographic profiles of the people who visit the locations of our network.

Programming

Substantially all of the content on our digital out-of-home advertising networks consists of audiovisual television advertising provided to us by our advertising clients. We also provide a limited amount of time for landlords and property managers to display location-specific information, building announcements and related promotional material on our network. We do not produce or create any of the advertising content shown on our network, except our own marketing content. All of the advertising content displayed on the portion of the network we operate directly is reviewed by qualified members of our staff to ensure compliance with PRC laws and regulations, while our agreements with our regional distributors require each of them to review the contents shown on the portion of the network they operate for compliance with PRC laws and regulations. See “Regulation of Our Industry — Regulation of Advertising Services — Advertising Content”.

Advertisements on our poster frame network consist of full-color glossy advertising posters designed and provided by our advertising clients.

Pricing

For information regarding factors affecting our pricing, refer to “Factors that Affect Our Advertising Service Revenue” in “Management’s Discussion and Analysis of Financial Condition and Results of Operation”.

Relationships with Location Providers

We install our flat-panel displays in selected spaces we lease in office buildings and other commercial locations, hypermarkets, supermarkets and convenience stores. We install our advertising poster frames in elevators and other public areas in residential complexes. Establishing and maintaining long-term relationships with landlords and property managers is a critical aspect of our business. We employ a team of location relationship personnel in each city in which we operate directly who are responsible for identifying desirable locations, negotiating display and frame placement agreements and engaging in ongoing site placement relations.

In addition to helping us expand our network, our location relationship personnel ensure that the needs and concerns of landlords and property managers are being met and addressed effectively and on a timely basis. These concerns generally include ensuring that the flat-panel displays are properly installed and are in proper working condition. We undertake to landlords and property managers in our network to maintain the proper operation of our flat-panel displays. We generally rely on our own employees to install, maintain, monitor and repair our flat-panel displays and advertising poster frames. Each of our flat-panel displays is inspected at least once daily.

We enter into display placement agreements with individual landlords, property managers, hotels, shopping malls and chain store companies under which we generally pay a fixed annual rent in exchange for the right to display advertising and commercial media in lobby and elevator areas in the case of our commercial location network and in specific product areas in the major aisles and near check-out counters in hypermarkets, supermarkets and convenience stores in the case of our in-store network. In Beijing and Guangzhou, we contract a portion of the location development, monitoring and maintenance work to local agents. We attempt to maintain terms favorable to our network operations in our display placement agreements, such as long-term leases and exclusivity provisions. We are not reliant on any one landlord or property manager for a material portion of our network coverage and as of June 30, 2007, no individual landlord or property manager accounted for more than 1% of the locations in our commercial location network. As hypermarkets, supermarkets and convenience stores have control over multiple locations, a smaller number of display placement agreements and contractual arrangements account for a larger percentage of our in-store network coverage.

We believe that landlords and property managers generally do not view us as a major source of revenue and are instead primarily attracted to our flat-panel displays as an innovative and visually pleasing medium that complements their public areas and that provides an engaging means of conveying building-related information to their tenants. In connection with certain of our display placement agreements, we agree to provide concessions and services, such as displaying building-related notifications, publicity and other information provided by the landlord or property manager or granting time slots to the landlord or property manager for their own promotional purposes.

Our display placement agreements have initial terms ranging anywhere from one to ten years. As of June 30, 2007, we had the right under the majority of our display placement agreements to renew the display placement agreements provided that the terms offered by us are no less favorable than those offered by competing bidders. The rental terms and fees under our display placement agreements vary considerably depending on the city, location of the building, size of the building and number of flat-panel displays that may be installed. Under our display placement agreements, we retain ownership of the flat-panel displays.

We enter into similar frame placement agreements for the deployment of our advertising poster frames in elevators and public areas of residential complexes and commercial buildings. The majority of our frame placement agreements have terms of two to three years, and contain exclusivity and best offer renewal rights.

Technology and Suppliers

Out-of-home television advertising is a relatively new advertising medium that owes its development in large part to the emergence of new technologies, such as low-cost, light-weight, flat-panel television displays and compact storage technology. The primary hardware required for the operation of our business consists of components that comprise the flat-panel displays we use in our advertising network. We also develop and install software in our flat-panel displays to assist us with the configuration, editing and operation of our advertising content cycles. Maintaining a steady supply of our proprietary flat-panel displays is important to our operations and the growth of our advertising network.

We design the distinctive shape of our flat-panel displays, identify suppliers of component parts used in our displays and contract the assembly of our flat-panel displays to third-party contract assemblers. Our contract assemblers are responsible for purchasing the component parts from suppliers we identify each month and assembling the flat-panel displays according to our specifications using components purchased in off-the-shelf form from wholesale distributors. We select component suppliers based on price and quality. As there are many qualified alternative suppliers for our equipment, our obligation to our current contract assemblers is not exclusive. We have never experienced any material delay or interruption in the supply of our flat-panel displays.

Our services provided through Allyes use proprietary ad serving solutions that assist advertisers, advertising agencies and web publishers in creating and delivering Internet ads, monitoring and analyzing website traffic, tracking the performance of advertising campaigns and implementing direct marketing. Most of the Allyes software applications, from Internet marketing technologies to the applications that operate our servers, are proprietary and were developed in-house by Allyes’ research and development team.

Research and Development

We intend to continue to develop a more advanced model of flat-panel display that uses mobile communications and wireless technology to receive, store, configure and play back advertising content. Whether or not we deploy this newer technology will depend upon cost and network security. We are also developing related software systems that will enable us to configure and run the content on our advertising network in conjunction with mobile communications systems. We also continue to develop proprietary software and systems in connection with the operation of and provision of services through our online advertising services business through Allyes.

Patents and Trademarks

We believe that the value of our advertising network derives from its effectiveness in reaching a large number of consumers with higher-than-average disposable incomes in urban areas. To a great extent, our business model does not rely on advanced or sophisticated technology or on proprietary trade secrets because our flat-panel displays are assembled with components purchased in off-the-shelf form from wholesale distributors. We endeavor to protect certain of the designs and operating software we use in each generation of our flat-panel displays. We currently hold design patents for our new model of flat-panel display and our software. We have the right to use several trademarks relating to the “Focus Media” brand name in China and in Singapore. We also have the right to use several trademarks relating to the “Framedia” brand name in China. Following our acquisition of Allyes, we also acquired all of its intellectual property including that held by its subsidiaries and affiliates.

We do not know if our trademark applications will lead to registered trademarks with the scope of the goods and services we seek, if at all, or whether any trademark we have registered or may receive registration in the future will be challenged or invalidated. See Risk Factor on “Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.” We have also obtained copyright registration for a number of our software. We will continue to assess appropriate occasions for seeking trademark, copyright and other intellectual property protections for those aspects of our business that we believe provide significant competitive advantages.

The technology developed by Allyes enables us to collect and use data derived from user activity on the Internet. Although we believe that we have the right to use this information and to compile it in our databases, we cannot assure you that any trade secret, copyright or other protection will be available for this information. In addition, our clients and other parties may claim rights to this information.

Competition

We compete with other advertising companies in China including companies that operate out-of-home or telecommunications-based advertising media networks, such as JCDecaux, ClearMedia, WPP and CGEN. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, wireless telecommunications, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.

Employees

As of June 30, 2007, we had a total of 4,445 full-time employees and no part-time employees. The following table sets out the number of staff by business area as of June 30, 2007:

	Number of
	Employees(1)	Percentage

Sales and marketing	1,250	28.1%
Operations	2,112	47.5%
Management and administration	1,083	24.4%
Total number of employees	4,445	100%

(1)	This excludes employees our regional distributors and agents who are not directly under our employ.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date.

Generally we enter into a three-year standard employment contract with our officers and managers and a one-year standard employment contract with other employees. According to these contracts, all of our employees are prohibited from engaging in any activities that compete with our business during the period of their employment with us. Furthermore, the employment contracts with officers or managers include a covenant that prohibits officers or managers from engaging in any activities that compete with our business for two years after the period of their employment with us.

Facilities

We currently maintain our headquarters at 28-30/F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, People’s Republic of China. We also have offices in more than 50 other cities including those operated by our regional distributors.

Legal Proceedings

On March 16, 2006, Shanghai Xicheng Cultural Dissemination Co., Ltd., also referred to as CGEN, brought a suit against us in Shanghai No. 1 Intermediate People’s Court on the grounds of unfair competition. CGEN, which is developing a network of flat-panel displays in hypermarkets and supermarkets, claims to have established an exclusive business relationship with the Hymart chain of supermarkets in Shanghai. Hymart notified us that it had requested in writing to terminate its relationship with CGEN. In CGEN’s pleadings, it alleges that Focus Media encouraged and supported Hymart to allegedly violate its agreement with CGEN, resulting in losses to CGEN. In its pleadings, CGEN has requested that the court order Focus Media to cease any alleged unfair competitive behavior, to undo the effects of any alleged unfair competition and to pay RMB 13,570,920 (US$1.7 million) to CGEN. On July 25, 2007, we received the civil judgment of first instance by the Shanghai No. 1 Intermediate People’s Court which issued a ruling dismissing the case. CGEN has appealed that ruling. We intend to defend against CGEN’s claims to the fullest extent of the law. However, there can be no assurance that we will prevail in any such litigation. We believe the outcome of this suit, even if adversely determined, will not have a material adverse effect on our business or results of operations.

Except as disclosed above, we are not currently a party to any material legal proceeding. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business.

OUR RECENT SIGNIFICANT ACQUISITIONS

Allyes

In March 2007, we completed the acquisition of Allyes Information Technology Company Limited, and its wholly-owned PRC subsidiaries New Allyes Information Technology (Shanghai) Co., Ltd. and Allyes Information Technology (Shanghai) Co., Ltd. and their affiliated PRC operating companies. David Zhu, the founder, former chairman and chief executive officer of Allyes, signed an employment agreement with Focus Media and remains as the chief executive officer of Allyes.

The following is a brief summary of material provisions of the share purchase agreement. This summary is qualified in its entirety by reference to the actual Allyes Share Purchase Agreement.

Purchase Price.  We paid the selling shareholders of Allyes $70 million in cash and 19,969,080 Focus Media ordinary shares upon closing in March 2007. In addition, if Allyes’s audited annual net income for the twelve month period ending March 31, 2008 is greater than $9 million, we will issue our ordinary shares to the Allyes selling shareholders equal in value to 25 times the amount by which Allyes’s audited annual net income for such twelve month period exceeds $9 million, up to a maximum amount not to exceed $75 million in our ordinary shares, based upon a fixed price per ordinary share of $7.726. Fifty percent of the ordinary shares received by the Allyes selling shareholders at the first closing are locked up for 180 days from March 28, 2007, with the remaining ordinary shares locked up until 365 days from March 28, 2007. The ordinary shares to be received in connection with the earn out, if any, will not be subject to any lock-up.

Representations and Warranties.  In the share purchase agreement, the Allyes selling shareholders made customary representations and warranties to us, which generally survive for a period of fifteen months following the closing date. However, a number of specified representations and warranties survive for longer periods. We made customary representations and warranties to the Allyes selling shareholders, which survive for a period of one year following the closing date.

Covenants.  The definitive share purchase agreement includes customary covenants relating to, among other things, the conducting of the business in the ordinary course prior to closing, notification of certain matters, confidentiality, non-compete agreements for key employees, treatment of related party accounts and preparation of financial statements.

Indemnification.  The management shareholders have agreed to indemnify us for damages resulting from any breach of any representation or warranty, covenant or other agreement made by the management shareholders in the share purchase agreement, including but not limited to losses arising out of materially inaccurate disclosures made in Allyes’s financial statements; losses arising out of failure to report any material changes in Allyes or its affiliates; losses arising out of failure to adequately disclose terms of any material contracts of Allyes or its affiliates; and losses arising out of any tax or legal liabilities.

The non-management shareholders have also agreed to indemnify us for damages resulting from any breach of any representation or warranty, covenant or other agreement made by the non-management shareholders in the share purchase agreement.

The Allyes selling shareholders collectively shall not be liable to indemnify losses greater than the aggregate consideration of the share purchase agreement, and each selling shareholder is only liable up to the product of (x) the amount of his percentage equity interest in the company prior to the closing multiplied by (y) the aggregate consideration of the share purchase agreement. The Allyes selling shareholders are not obligated to indemnify our losses until and unless such losses exceed $1 million. If our losses exceed $1 million, the Allyes selling shareholders are liable for all amounts including the first $1 million. Management shareholders will be jointly and severally liable. Non-management shareholders will be severally but not jointly liable.

We have agreed to indemnify the Allyes selling shareholders for damages resulting from any breach of any representation or warranty, covenant or other agreement of ours in the share purchase agreement. Our indemnification obligations are capped at the aggregate consideration of the share purchase agreement.

Amounts of losses are subject to insurance recoveries and other mitigating circumstances. Indemnification payments may be made in-kind with Focus Media ordinary shares received under the share purchase agreement.

Under the terms of the transaction, we also granted certain registration rights to the former shareholders of Allyes. See “Shares Eligible for Future Sale”.

Control Over Allyes

New Allyes Technology, which is our wholly-owned indirect subsidiary, entered into a series of agreements with the Allyes operating affiliates and their current respective shareholders that provide us with effective control over the Allyes operating affiliates while enabling the Allyes business to be consolidated with Allyes Information Technology Company Limited, which is our wholly-owned direct subsidiary. See “Our Corporate Structure” and “Related Party Transactions — Agreements Among Us, Our Wholly Foreign-Owned Subsidiaries, Our PRC Operating Affiliates and Their Shareholders”.

Framedia

On January 1, 2006, we completed the acquisition of Infoachieve Limited, and its affiliate Framedia Advertisement by purchasing 100% of the shares of Infoachieve from Total Team, through which the former shareholders held their respective interests in Infoachieve. Framedia installs and deploys advertising poster frames mainly inside elevators and throughout the public areas of residential complexes in major cities in China and sells frame space to advertising clients.

Share Purchase Agreement

On October 15, 2005, we entered into a share purchase agreement to acquire the business of Infoachieve, its subsidiary and affiliated PRC entities, by purchasing 100% of the shares in Infoachieve from Total Team. Infoachieve, Total Team and its shareholders are referred to as the seller parties below.

The following is a brief summary of material provisions of the share purchase agreement. This summary is qualified in its entirety by reference to the share purchase agreement.

Structure.  We acquired 100% of the shares of Infoachieve, which controls its affiliates Framedia Advertisement, New Structure Advertisement and Guangdong Framedia through contractual relationships with Framedia Advertisement, New Structure Advertisement and Guangdong Framedia and their shareholders. Under the share purchase agreement, we gain control of Framedia Advertisement, New Structure Advertisement and Guangdong Framedia by gaining the right (i) to appoint their equity holders and (ii) to take over the contractual arrangements among Infoachieve, Framedia Advertisement, New Structure Advertisement and Guangdong Framedia and their equity holders.

Purchase Price.  On December 15, 2005, we paid the shareholders of Infoachieve $39.6 million in cash. At the closing on January 1, 2006, we also issued to the former shareholders of Infoachieve 19,306,840 of our ordinary shares. We also issued 2,850,163 of our ordinary shares to Total Team in consideration for their cancellation of the share option plan of Infoachieve prior to our acquisition of it. In March 2007, we issued an additional 35,830,619 of our ordinary shares, to Total Team as part of the purchase consideration. All shares issued to Total Team in connection with our acquisition of Framedia were valued at a fixed price of $2.456 per share and locked up for a specified period of time.

Representations and Warranties.  In the share purchase agreement, the seller parties made customary representations and warranties to us, which representations and warranties survive for a period of two years following the closing date, and we made customary representations and warranties to the seller parties, which representations and warranties survive for a period of six months following the closing date.

Covenants.  The share purchase agreement also includes customary covenants relating to, among other things, notification of certain matters, access to information, public announcements, non-competition of certain persons, treatment of related party accounts, agreement to pay back or cancel all outstanding loans of Framedia, and preparation of financial accounts.

Voting Rights.  Under the terms of the share purchase agreement, after we issue shares to Total Team on behalf of the seller parties, each of the shareholders of Total Team is required to exercise their voting rights in Focus Media’s shares independently of each other and Total Team’s authorized representative is required to solicit a proxy statement from each shareholder indicating how the votes to which each shareholder is entitled should be voted. In the event a shareholder does not provide a proxy, the shareholder will be deemed to have abstained and Total Team will not be entitled to cast such votes.

Indemnification.  The seller parties have agreed to indemnify us for damages resulting from inaccuracies of their representations and warranties or failure to perform their obligations under the share purchase agreement. The seller parties’ indemnification obligation is limited to the total consideration we are to pay to them. If the seller parties indemnify us using our common shares, the value of such shares shall be the value of the shares when any indemnified losses become payable. If the seller parties’ lock-up agreements are still in effect at such time, they may dispose of only those shares that cover the amount of the indemnified losses.

We have agreed to indemnify the seller parties for damages resulting from inaccuracies of our representations and warranties or failure to perform our obligations under the share purchase agreement. Our indemnification obligation is limited to the total consideration (excluding any earnout payment) to be paid to the seller parties.

Control Over Framedia

We have entered into a series of agreements with Focus Media Advertisement, Focus Media Advertising Agency, Framedia Investment, Framedia Advertisement, Guangdong Framedia and its current shareholders and New Structure Advertisement that provide us with effective control over Framedia Advertisement, Guangdong Framedia and New Structure Advertisement while enabling the Framedia business to be consolidated with Infoachieve. See “Item 4.C Information on Our Company — Organization Structure — Our Corporate Structure and Contractual Arrangements” and “ Item 7.B Major Shareholders and Related Party Transactions — Related Party Transactions — Agreements Among Us, Our Wholly Foreign-Owned Subsidiaries, Our PRC Operating Affiliates and Their Shareholders”.

Target Media

On February 28, 2006, we acquired Target Media, its affiliated PRC entity Shanghai Target Media and its subsidiary Target Multi-Media, by purchasing 100% of the shares of Target Media from its shareholders. Target Media and several of its principal shareholders, including David Feng Yu, its chairman of the board of directors and SII International Holding Limited, are referred to as the seller parties. Collectively, Target Media’s shareholders, including The Carlyle Group, are referred to as the Target Media selling shareholders.

The following is a brief summary of material provisions of the share purchase agreement. This summary is qualified in its entirety by reference to the share purchase agreement filed as an exhibit to our registration statement.

Purchase Price.  We have agreed to pay the shareholders of Target Media US$94 million in cash, subject to a working capital adjustment, and 77 million of our ordinary shares. The cash portion of the purchase price will be paid in three installments. The first installment of $45 million was paid at closing on February 28, 2006. The second installment of $25 million was paid on April 28, 2006. The final installment of $24 million was paid on July 31, 2006.

Focus Media Options.  We also granted options to purchase up to 3,000,000 of our ordinary shares to an agreed upon list of employees of Target Media who entered into new employment agreements with Focus Media.

Representations and Warranties.  In the share purchase agreement, the seller parties made customary representations and warranties to us, which generally survive for a period of six months following the closing date. However, a number of specified representations and warranties survive for longer periods or indefinitely. In the definitive share purchase agreement, the Target Media selling shareholders also made customary representations and warranties to us, which generally survive for a period of six months following the closing date. However, a number of specified representations and warranties survive for longer periods or indefinitely. In the definitive share purchase agreement, we made customary representations and warranties to the Target Media selling shareholders, which generally survive for a period of six months following the closing date. However, a number of specified representations and warranties survive for longer periods or indefinitely.

Covenants.  The definitive share purchase agreement includes customary covenants relating to, among other things, notification of certain matters, public announcements, non-competition of certain persons, treatment of related party accounts and preparation of financial accounts. The share purchase agreement also contains covenants requiring us to enter into employment agreements with key employees of Target Media.

We agreed under the definitive share purchase agreement and the employment agreement with Mr. David Feng Yu to appoint him as co-chairman of the board of directors and president of Focus Media upon the completion of the acquisition. We also agreed to increase our board of directors from five to seven members at closing, and to assist in the nomination and appointment of David Feng Yu, the founder, chairman and chief executive officer of Target Media, and a nominee of David Feng Yu to fill the additional seats at the first annual meeting of our shareholders following the closing. The director nominated by David Feng Yu will qualify as an independent director for the purpose of complying with NASDAQ listing standards and Sarbanes-Oxley Act requirements so that a majority of our board of directors continues to be independent. See “Item 6.A Directors, Senior Management and Employees — Directors and Senior Management”. We have also agreed to permit The Carlyle Group to appoint an observer to our board of directors for a limited period of time.

Indemnification.  The seller parties have agreed to indemnify us for damages resulting from inaccuracies of their representations and warranties or failure to perform their obligations under the share purchase agreement; losses arising out of indebtedness of Target Media not reflected in its financial statements; losses arising out of or pursuant to terms of the contracts of Target Media that were not disclosed to us prior to the closing date due to their commercially sensitive nature and those terms are not in the ordinary course of business of Target Media; and certain tax liabilities.

Two Target Media selling shareholders that hold an approximately 49.7% equity interest in Target Media, or collectively, the Controlling Target Media Selling Shareholders, have agreed to indemnify us for damages resulting from inaccuracies of representations and warranties in relation to Target Media and the Controlling Target Media Selling Shareholders, respectively, or failure of Target Media or the Controlling Target Media Selling Shareholders to perform their respective obligations under the share purchase agreement. The Target Media selling shareholders other than the Controlling Target Media Selling Shareholders and The Carlyle Group, or collectively, the Non-Controlling Target Media Selling Shareholders, have agreed to indemnify us for damages resulting from inaccuracies of representations and warranties in relation to Target Media and the Non-Controlling Target Media Selling Shareholders, respectively, or failure of the Non-Controlling Target Media Selling Shareholders to perform their obligations under the share purchase agreement. The Carlyle Group has agreed to indemnify us for damages resulting from inaccuracies of representations and warranties in relation to The Carlyle Group, or failure of The Carlyle Group to perform its obligations under the share purchase agreement.

The indemnification obligations of all Target Media selling shareholders (excluding The Carlyle Group) are limited to US$80 million, provided that the Controlling Target Media Selling Shareholders shall be responsible for indemnifying us up to $325 million for additional losses arising out of several specified claims, including such contracts not disclosed to us prior to the closing of the acquisition, which contracts contain clauses that are out of ordinary course of Target Media’s business. The indemnification obligation of The Carlyle Group is limited to $16.3 million, except for a breach with respect to their ownership of the shares they are selling to us.

For so long as the shares received by Target Media selling shareholders in this acquisition are restricted from sales in the open market by either the lock-up, or securities laws, the Target Media selling shareholders have the right to settle any indemnification obligation by paying us in kind with our ordinary shares, valued at one-tenth of the closing price of our ADSs (each of which represents ten of our ordinary shares) on the business day prior to the payment of such shares.

We have agreed to indemnify the seller parties for damages resulting from inaccuracies of our representations and warranties or failure to perform our obligations under the share purchase agreement. Certain of our indemnification obligations are capped at $39 million, while several specified indemnification obligations of our company are capped at the total consideration to be paid to the selling shareholders.

REGULATION OF OUR INDUSTRY

We operate our business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the National People’s Congress, and several ministries and agencies under its authority including the SAIC.

China’s Advertising Law was promulgated in 1994. In addition, the State Council, SAIC and other ministries and agencies have issued regulations that regulate our business, which are discussed below.

Limitations on Foreign Ownership in the Advertising Industry

The principal regulations governing foreign ownership in the advertising industry in China include:

•	The Catalogue for Guiding Foreign Investment in Industry (2004); and

•	The Administrative Regulations on Foreign-invested Advertising Enterprises (2004).

These regulations require foreign entities that directly invest in the advertising industry to have at least two years of direct operations in the advertising industry outside of China. Since December 10, 2005, foreign investors have been permitted to own directly a 100% interest in advertising companies in China, but such foreign investors are also required to have at least three years of direct operations in the advertising industry outside of China. PRC laws and regulations do not permit the transfer of any approvals, licenses or permits, including business licenses containing a scope of business that permits engaging in the advertising business. In the event we are able to qualify to acquire the equity interest of Focus Media Advertisement under the rules allowing complete foreign ownership, Focus Media Advertisement would continue to exist as the holder of the required advertising license consistent with current regulatory requirements.

Since we have not been involved in advertising outside of China for the required number of years, our domestic PRC operating subsidiaries, which are considered foreign invested, are currently ineligible to apply for the required advertising services licenses in China. Our advertising business is currently mainly provided through our contractual arrangements with our consolidated affiliated entities in China, including Focus Media Advertisement and its subsidiaries, New Focus Media Advertisement, Framedia Advertisement, Guangdong Framedia, New Structure Advertisement, Focus Media Wireless and the Allyes operating affiliates. Each of our PRC operating affiliates is currently owned or controlled either by Jason Nanchun Jiang and Jimmy Wei Yu, both of whom are PRC citizens, or by PRC companies owned by them or by us. Our PRC operating affiliates and certain of their respective subsidiaries hold the requisite licenses to provide advertising services in China. We, Focus Media Technology, Focus Media Digital, New Focus Media Advertisement, Framedia Investment, Dotad Technology and New Allyes Technology have entered into a series of contractual arrangements with our PRC operating affiliates and their respective subsidiaries and shareholders under which:

•	we are able to exert effective control over our PRC operating affiliates and their respective subsidiaries;

•	a substantial portion of the economic benefits of our PRC operating affiliates and their respective subsidiaries will be transferred to us; and

•	we have an exclusive option to purchase all or part of the equity interests in our PRC operating affiliates and all or part of the equity interests in Focus Media Advertisement’s subsidiaries that are owned by Focus Media Advertisement or its nominee holders, as well as all or a part of the assets of our PRC operating affiliates, in each case when and to the extent permitted by PRC law.

See “Our Corporate Structure” and “Related Party Transactions”.

In the opinion of Global Law Office, our PRC legal counsel,

•	the respective ownership structures of Focus Media, Framedia, Focus Media Wireless, Allyes and their respective PRC affiliates and subsidiaries are in compliance with existing PRC laws and regulations;

•	the contractual arrangements (i) among Focus Media, Framedia, Focus Media Wireless, Allyes and their respective PRC affiliates, subsidiaries and PRC shareholders, in each case governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

•	the PRC business operations of Focus Media, Framedia, Focus Media Wireless, Allyes and their respective affiliates and subsidiaries as described in this prospectus, are in compliance with existing PRC laws and regulations in all material respects.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the SAIC which regulates advertising companies, will not in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC counsel that if the PRC government determines that the agreements establishing the structure for operating our PRC advertising business do not comply with PRC government restrictions on foreign investment in the advertising industry, we could be subject to severe penalties. See “Risk Factors — Risks Relating to Regulation of Our Business and to Our Structure — If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties”.

Regulation of Advertising Services

Business License for Advertising Companies

The principal regulations governing advertising businesses in China include:

•	The Advertising Law (1994);

•	The Advertising Administrative Regulations (1987); and

•	The Implementing Rules for the Advertising Administrative Regulations (2004).

These regulations stipulate that companies that engage in advertising activities must obtain from the SAIC or its local branches a business license which specifically includes operating an advertising business within its business scope. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. We do not expect to encounter any difficulties in maintaining our business licenses. Each of Focus Media Advertisement, its subsidiaries and New Focus Media Advertisement has obtained, or in the case of some of our new directly-operated cities, are in the process of obtaining such a business license from the local branches of the SAIC as required by the existing PRC regulations. Some of our regional distributors may not possess all the licenses required to operate an advertising business, or may fail to maintain the licenses they currently hold. We periodically monitor our regional distributors to ensure they have obtained all required licenses and are complying with regulations relating to advertising content, although it is possible that one or more of our regional distributors may not be in compliance with all PRC regulations at all times. To our knowledge, all of our regional distributors have received, or are in the process of obtaining, the licenses required to operate an advertising business. If we learn that any of our regional distributors are not in compliance with applicable terms and regulations we notify such regional distributors of the need to complete any necessary procedures and to report any developments to us. If a regional distributor fails to complete the steps necessary to receive the required licenses, we will take steps to terminate the contract with such regional distributor. See “Risk Factors — Risks Relating to Our Business and Industry — One or more of our regional distributors could engage in activities that are harmful to our reputation in the industry and to our business”.

Advertising Content

PRC advertising laws and regulations set forth certain content requirements for advertisements in China, which include prohibitions on, among other things, misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. It is prohibited to disseminate tobacco advertisements via broadcast or print media. It is also prohibited to display tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through radio, film, television, newspaper, magazine, out-of-home and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination. We do not believe that advertisements containing content subject to restriction or censorship comprise a material portion of the advertisements shown on our network.

Advertisers, advertising operators and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute are true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the prescribed supporting documents provided by advertisers for advertisements and verify that the content of the advertisements comply with applicable PRC laws and regulations. In addition, prior to distributing advertisements for certain commodities which are subject to government censorship and approval, advertising distributors are obligated to ensure that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for advertising business operations. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

We employ qualified advertising inspectors who are trained to review advertising content for compliance with relevant laws and regulations.

Outdoor Advertising

The Advertising Law stipulates that the exhibition and display of outdoor advertisements must not:

•	utilize traffic safety facilities and traffic signs;

•	impede the use of public facilities, traffic safety facilities and traffic signs;

•	obstruct commercial and public activities or create an eyesore in urban areas;

•	be placed in restrictive areas near government offices, cultural landmarks or historical or scenic sites; and

•	be placed in areas prohibited by the local governments from having outdoor advertisements.

In additional to the Advertising Law, the SAIC promulgated the Outdoor Advertising Registration Administrative Regulations on December 8, 1995, as amended on December 3, 1998, which governs the outdoor advertising industry in China.

Outdoor advertisements in China must be registered with the local SAIC before dissemination. The advertising distributors are required to submit a registration application form and other supporting documents for registration. After review and examination, if an application complies with the requirements, the local SAIC will issue an Outdoor Advertising Registration Certificate for such advertisement. The content of the outdoor advertisement must be submitted for filing with the local SAIC.

The placement and installation of LED billboards are subject to municipal zoning requirements and governmental approvals, including application for an outdoor advertising registration certificate for each LED billboard subject to a term of use of no more than six years for each LED billboard. If the existing LED billboards placed by our LED location provider or us are required to be removed, the attractiveness of this portion of our advertising network will be diminished. Moreover, failure by an owner of LED billboards to maintain outdoor advertising registration certificates would result in the inability to lease or market such space for the placement of advertisements.

Print Advertising

Following our acquisition of Framedia on January 1, 2006, we also operate a network of advertising poster frames placed primarily in the elevators and public areas of residential complexes. The advertisements shown on our poster frame network are defined as “normal print advertisements” under the Print Advertisements Administrative Regulations promulgated by the SAIC on January 13, 2000, as amended on November 30, 2004, or the Print Advertisements Regulations. Under these regulations, print advertisements must not be placed in areas prohibited by laws or regulations from posting print advertisements.

Regulation of Telecommunications Value-added Service Providers

The Telecommunications Regulations (2000), or the Telecom Regulations, and the Administrative Measures for Telecommunications Business Operating License (2002), or the Telecom License Measures, contain provisions governing providers of telecommunications services, including value-added service providers. The Telecom Regulations categorize all telecommunication services businesses in China as either infrastructure telecommunication services businesses or value-added telecommunication services businesses. The latter category includes SMS, MMS and WAP services. Under the Telecom Regulations, certain services are classified as being of a value-added nature and require the commercial mobile operator of such services to obtain an operating license, including online data processing and transaction processing, call centers and Internet access. The Telecom Regulations also set forth extensive guidelines with respect to different aspects of telecommunications operations in China. Under the Telecom License Measures, an approved value-added telecommunication services provider must conduct its business in accordance with the specifications recorded on its value-added telecommunication services operating license. Under PRC law, it is unclear whether the services offered by Focus Media Wireless should be deemed value-added telecommunication services, which requires an operation permit which has a valid period of five years. Focus Media Wireless has applied for an operation permit for its wireless advertising operations. If Focus Media Wireless is deemed by the PRC regulatory authorities to be providing value-added telecommunication services but an operation permit is not issued or if, once issued, it is revoked or if we are unable to renew its operation permit upon its expiration, we will be required to suspend our services relating to our mobile handset advertising network, and our advertising service revenue derived from this portion of our network would be adversely affected. See “Risk Factors — Our recent entry into mobile handset and Internet advertising services through our acquisition of Focus Media Wireless and Allyes may expose us to risks associated with operating in the telecommunications and Internet industries in China which could materially affect our financial condition or results of operation”.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In January and April 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued two rules that require PRC residents to register with and receive approvals from SAFE in connection with their offshore investment activities. SAFE has announced that the purpose of these regulations is to achieve the proper balance of foreign exchange and the standardization of the cross-border flow of funds.

On October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005 mentioned above.

According to Notice 75:

•	prior to establishing or assuming control of an offshore company for the purpose of financing that offshore company with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•	an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•	an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change involving a change in the capital of the offshore company, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests over the relevant assets located in China.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

As a Cayman Islands company, and therefore a foreign entity, if Focus Media Holding purchases the assets or equity interest of a PRC company owned by PRC residents in exchange for our equity interests, such PRC residents will be subject to the registration procedures described in Notice 75. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.

As a result of the lack of implementing rules and other uncertainties relating to the interpretation and implementation of Notice 75, we cannot predict how these regulations will affect our business operations or strategies. For example, our present or future PRC subsidiaries’ ability to conduct foreign exchange activities, such as remittance of dividends and foreign-currency- denominated borrowings, may be subject to compliance with such SAFE registration requirements by relevant PRC residents, over whom we have no control. In addition, we cannot assure you that any such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We require all the shareholders in Focus Media Holding who are PRC residents to comply with any SAFE registration requirements, but we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

MANAGEMENT

The following table sets forth certain information relating to our directors and executive officers. The business address of each of our directors and executive officers is 28-30/F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, People’s Republic of China.

Name	Age	Position

Jason Nanchun Jiang	34	Chairman of the Board of Directors and Chief Executive Officer
David Feng Yu(1)	45	Co-chairman of the Board of Directors
Jimmy Wei Yu	34	Director
Fumin Zhuo(2)	55	Director
Neil Nanpeng Shen(2)	39	Director
Charles Chao(2)	41	Director
Daqing Qi(3)	43	Director
David Ying Zhang(4)	34	Director
Zhi Tan	52	President and Director
Daniel Mingdong Wu	40	Chief Financial Officer
Diana Congrong Chen	39	Chief Operating Officer
July Lilin Wang	35	Chief Accounting Officer
Cindy Yan Chan	41	Chief Strategy Officer
Ergo Xueyuan Liu	36	Vice President — Commercial Location Network
Acer Jiawei Zhang	30	Vice President — In-store Network

(1)	Mr. Yu was appointed as co-chairman of the board of directors of Focus Media on February 28, 2006 pursuant to the terms of the share purchase agreement between us and Target Media in connection with our acquisition of Target Media.

(2)	Independent director and a member of our audit committee, compensation committee and nomination committee.

(3)	Mr. Qi was appointed as an independent director on February 28, 2006 by the seller parties of Target Media pursuant to the terms of the share purchase agreement between us and Target Media in connection with our acquisition of Target Media.

(4)	David Ying Zhang was appointed as an independent director on September 28, 2007 by our nominations committee and board of directors in order to restore a majority of independent directors to our board.

Jason Nanchun Jiang, our founder, has served as the chairman of our board of directors and our chief executive officer since May 2003. From 1994 to 2003, Mr. Jiang was the chief executive officer of Everease Advertising Corporation. Starting in 2003, Mr. Jiang was general manager of Aiqi Advertising, an advertising company founded by his immediate family members in 1997 which was renamed Focus Media Advertisement in May 2003 in connection with the establishment of our current business operations. In December 2003, Mr. Jiang was selected by China News Publisher’s Media magazine as one of the “Media People of the Year”. In September 2003, Mr. Jiang was selected by the Television and Newspaper Committees of the China Advertising Commission as one of its “contemporary outstanding advertising media personalities”. Mr. Jiang received a Bachelor of Arts degree in Chinese language and literature from Huadong Normal University in 1995.

David Feng Yu resigned from his position as president since January 2007 and retains his position as co-chairman of the Board. He has served as co-chairman of our board of directors and as our president since February 28, 2006. From 2003 until February 2006, Mr. Yu was chairman and chief executive Officer of Target Media, which we acquired in February 2006. From 2000 to 2003, Mr. Yu was chief executive offer and the sole beneficial owner of Dian Yang, whose flat panel display advertising business was transferred to Target Media in December 2003. From 1999 to 2000, Mr. Yu was the general manager of Shanghai Yuanye Info Tech Co., Ltd. In May 2005, Mr. Yu was selected by the Advertising Newspaper in China as one of the “Most Influential Advertising

People of the Year.” In December 2004, Mr. Yu was selected by China Venture Capital Forum 2004 as one of the “Top 10 Enterprisers of the Year.” Mr. Yu received an Executive M.B.A. degree from China Europe International Business School in 2001 and a Master of Arts degree in philosophy from Fudan University in 1991.

Jimmy Wei Yu has served as our director since May 2003. Mr. Yu is the chairman and chief executive officer of United Capital Investment (China) limited, the management company of United China Investment Limited and KTB/UCI China Ventures I Limited and UCI China Venture II Limited. Mr. Yu is also the chairman of Shanghai Multimedia Park Venture Capital, a position he has held since 2003. From 1995 to 1999, Mr. Yu served in various capacities in several telecommunications companies, including as chief representative of UTStarcom (Hong Kong) Ltd. He also has been the chief representative of Softbank China Venture capital, which is the management company of SB China Holdings Pte. Ltd.

Fumin Zhuo has served as our director since December 2004 and has more than 27 years of experience in investment and corporate management. Mr. Zhuo has also served as a general partner in SIG Capital Limited since July 2005. Prior to this, Mr. Zhuo served as chairman and chief executive officer of Vertex China Investment Company (VCI), a company concentrating in investments in the Greater China region, since he joined the fund in July 2002. From 1995 to July 2002, Mr. Zhuo was chief executive officer of Shanghai Industrial Holding Ltd. and chairman of SIIC Medical Science & Technology (Group). Prior to this, starting in 1987, Mr. Zhuo served as chief assistant officer of the Shanghai Economic System Reform Committee. Mr. Zhuo has extensive experience in venture capital fund formation, mergers and acquisitions, and investment management. Mr. Zhuo graduated from Shanghai Jiaotong University’s Electrical Engineering School with a degree in enterprise management and also holds a Master’s degree in economics from Fudan University.

Neil Nanpeng Shen has served as our director since December 2004. Mr. Shen is the founding managing partner of Sequoia Capital China, or Sequoia China, a China-focused venture capital fund which was established in August 2005. Prior to founding Sequoia China, Mr. Shen was president and chief financial officer of Ctrip.com International Limited, or Ctrip, a Nasdaq-listed online travel services company he co-founded and for which he continues to serve as a director. Prior to founding Ctrip, Mr. Shen worked for more than eight years in the investment banking industry in New York and Hong Kong. He was a director at Deutsche Bank Hong Kong where he worked from 1996 to 1999. Prior to 1996, he worked at Chemical Bank, Lehman Brothers and Citibank in various investment banking positions. Mr. Shen is also co-founder and co-chairman of Home Inns & Hotels Management (Hong Kong) Limited. Mr. Shen received his Master’s degree from the School of Management at Yale University and his Bachelor’s degree from Shanghai Jiaotong University.

Charles Chao was appointed as our director in November 2005 to replace Ted Tak Dee Sun who passed away in September 2005. Mr. Chao is president and chief executive officer of SINA Corporation, an online media company listed on the NASDAQ Global Market. Before he joined SINA Corporation in September 1999, Mr. Chao served as an experienced audit manager with PricewaterhouseCoopers LLP, providing auditing and business consulting services for high tech companies in Silicon Valley, California. Mr. Chao received his master of professional accounting from University of Texas at Austin. He also holds an MA degree in journalism from University of Oklahoma and a BA degree in Journalism from Fudan University in Shanghai, China. Mr. Chao is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Daqing Qi was appointed as our director in February 28, 2006 upon the closing of our acquisition of Target Media. Professor Qi is professor of accounting and associate dean of the Cheong Kong Graduate School of Business, where he has taught since 2002. From 1996 until 2002, Professor Qi taught in the School of Accountancy at the Chinese University of Hong Kong. Professor Qi also has extensive experience in providing executive training and consulting services in accounting and corporate finance to government departments and private companies, including the Ministry of Information Industries of the People’s Republic of China, the Shanghai Municipal Government, China Mobile, China Unicom, China Telecom, China Netcom, Nokia and Ericsson. Professor Qi also serves on the board of directors of Sohu.com, a Nasdaq-listed company that provides online services in China. Professor Qi holds a B.S. degree in biophysics and a B.A. degree in journalism from Fudan University, an MBA degree from the University of Hawaii Manoa with a concentration in accounting and finance and a Ph.D. degree in accounting from the Eli Broad Graduate School of Management of Michigan State University.

David Ying Zhang was appointed as our director on September 28, 2007. Mr. Zhang is the managing director and head of the Beijing office of WI Harper, a private equity investment fund. Mr. Zhang joined WI Harper in late 2001 in the San Francisco office and moved back to China in early 2003. Prior to joining WI Harper, Mr. Zhang was a senior venture associate with ABN AMRO Capital focusing on the life sciences, information technology, and Internet sectors. Before joining ABN AMRO Capital, Mr. Zhang worked at Salomon Smith Barney. At WI Harper, Mr. Zhang Mr. Zhang has been responsible for investments in a number of companies including Pollex, Cardiva, Celestry Designs, Focus Media and iKang Healthcare. Mr. Zhang was born in Shanghai, grew up in the United States and holds a M.S. degree in biotechnology and business from Northwestern University and a B.S. in biology and chemistry from California State University, San Francisco.

Zhi Tan was appointed as our president and director in January 2007. Prior to his appointment as president, Dr. Tan was the senior vice president in charge of the operations of our poster frame network. Dr. Tan was previously the chairman and chief executive officer of Framedia. Dr. Tan has extensive management and operational experience. He served as senior advisor at Tom.com of Hong Kong prior to join Framedia. From 1999 to 2002, he was the chief executive officer of 8848.net Corporation, which was one of the largest online e-commerce organizations in China. Before joining 8848.net, Dr. Tan was deputy general manager for Microsoft China in 1999. Prior to Microsoft, Dr. Tan was senior vice-president for UTStarcom China from 1995 to 1998. He was directly responsible for all aspects of operations for both Microsoft China and UTStarcom China. Dr. Tan received his PhD in Computer Science from Worcester Polytechnic Institute of Massachusetts in 1987 and a B.S. in Computer Engineering from Jilin Industrial University in China in 1980.

Daniel Mingdong Wu has served as our chief financial officer since February 2005. Mr. Wu was chief financial officer and a director of Harbour Networks Ltd. from January 2004 until January 2005. Prior to that, Mr. Wu was a partner of Bridgecross Ltd. from 2001 until 2003 and acting chief financial officer of Wi-Comm United Communications Inc. from May 2003 until January 2004. From 2000 until 2001, Mr. Wu was a vice president for technology investment banking at Merrill Lynch (Asia Pacific) Ltd. From 1996 to 2000, Mr. Wu worked in the global communications group of Lehman Brothers Inc. Mr. Wu holds a B.A. degree from the State University of New York at Buffalo and an MBA degree from Columbia Business School.

Diana Congrong Chen was appointed as our chief operating officer in November 2006. Ms. Chen joined Focus Media as chief marketing officer in May 2005. Before joining Focus Media, Ms. Chen worked for Phoenix Satellite TV from 1998 to 2004, serving as general manager, director of international advertising and president of East China region. While at Phoenix Satellite TV, Ms. Chen successfully developed business in Zhejiang and East China region and was awarded Best Sales Team for several years. In 2004, Ms. Chen was honored with a Most Outstanding Employee Award by Phoenix Satellite TV. Prior to that, Ms. Chen was the vice president of sales for Tucano Clothing China and office manager for China Animal By-product Import and Export Co. Ms. Chen holds a B.A. degree in journalism from Zhejiang University.

July Lilin Wang joined Focus Media as chief accounting officer in April 2005. Prior to joining Focus Media, Ms. Wang worked as a senior manager at Ernst & Young’s Shanghai office from April 2004 to April 2005. From November 2002 to April 2004, Ms. Wang was a senior supervisor at Ernst & Young’s San Jose, California office. From 1994 to 2002, Ms. Wang worked as a senior manager at Ernst & Young’s Shanghai office. Ms. Wang received a B.A. degree in economics from Shanghai University of Economics and Finance.

Cindy Yan Chan joined Focus Media in August 2005 as chief strategy officer. Ms. Chan has over 10 years of experience in the advertising industry in China. Before joining Focus Media, Ms. Chan was deputy general manger for iMPACT, ZenithOptimedia’s outdoor media department, an outdoor media buyer in China, from 2000 to 2005. Ms. Chan is also among the most reputable media researchers in China, and has published articles on the theory of outdoor media and China’s outdoor media market, which has been quoted in prominent publications such as Forbes magazine and Media magazine. Ms. Chan holds a master’s degree in economics from Nankai University.

Ergo Xueyuan Liu joined Focus Media as Vice President — Commercial Location Network in June 2004. Prior to joining Focus Media, Mr. Liu worked for Everease as an account manager from March 2003 until June 2004. From June 2002 until February 2003, Mr. Liu was general manager and a director of Beijing Fanenchangmei Advertising Co., Ltd., prior to which he was general manager of Manager magazine from January 2001 until May 2002. In 1999 and 2000, Mr. Liu worked in the enterprise department of the Shenzhen Special Economic Zone

Group Company and was assistant manager of Yigao Electronics Co., Ltd. Mr. Liu received a B.A. degree in Chinese literature from Huazhong College of Engineering (now Huazhong Science and Technology University) in 1992.

Acer Jiawei Zhang joined Focus Media as Vice President — In-store Network in March 2005. Prior to joining Focus Media, Mr. Zhang worked for Media Partners International Holdings Inc. from 2001 to 2004, serving as account director, business director of the Beijing branch office and director of agency relations. While at Media Partners International, Mr. Zhang established a national “key account” service system, improved consulting and client services, and managed the development of its digital outdoor media project. From 1998 to 2001, Mr. Zhang was a sales director for Media Century Holdings Inc. in the Wuhan, Chengdu and Beijing offices. At Media Century, Mr. Zhang assisted with developing new markets and preparing for its domestic initial public offering and assisted in the acquisition of one of its key competitors. Mr. Zhang received a B.A. degree in arts design from Hubei Polytechnic Institute.

We increased the maximum number of our board of directors from seven to twelve members in May 2007. Our board of directors currently consists of nine directors.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. A company has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	convening shareholders’ meetings and reporting its work to shareholders at such meetings;

•	implementing shareholders’ resolutions;

•	determining our business plans and investment proposals;

•	formulating our profit distribution plans and loss recovery plans;

•	determining our debt and finance policies and proposals for the increase or decrease in our registered capital and the issuance of debentures;

•	formulating our major acquisition and disposition plans, and plans for merger, division or dissolution;

•	proposing amendments to our amended and restated memorandum and articles of association; and

•	exercising any other powers conferred by the shareholders’ meetings or under our amended and restated memorandum and articles of association.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by our board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Board Practices

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominations committee.

Audit Committee.  Our audit committee currently consists of Neil Nanpeng Shen, Charles Chao and Fumin Zhuo. Mr. Shen is the chairman of our audit committee. Our board of directors has determined that all of our audit committee members are “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15) and meet the criteria for independence set forth in Section 10A(m)(3) of the U.S. Securities Exchange Act of 1934, or the Exchange Act.

Our audit committee is responsible for, among other things:

•	recommending to our shareholders, if appropriate, the annual re-appointment of our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	annually reviewing an independent auditors’ report describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditors and our company;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the U.S. securities laws;

•	discussing the annual audited financial statements with management and the independent auditors;

•	discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on our financial statements;

•	discussing policies with respect to risk assessment and risk management;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	timely reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditors and management;

•	establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately, periodically, with management, the internal auditors and the independent auditors; and

•	reporting regularly to the full board of directors.

Compensation Committee.  Our current compensation committee consists of Neil Nanpeng Shen, Charles Chao and Fumin Zhuo. Mr. Chao is the chairman of our compensation committee. Our board of directors has determined that all of our compensation committee members are “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

Our compensation committee is responsible for:

•	determining and recommending the compensation of our chief executive officer;

•	reviewing and making recommendations to our board of directors regarding our compensation policies and forms of compensation provided to our directors and officers;

•	reviewing and determining bonuses for our officers;

•	reviewing and determining share-based compensation for our directors and officers;

•	administering our equity incentive plans in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominations Committee.  Our current nominations committee consists of Neil Nanpeng Shen, Charles Chao and Fumin Zhuo. Mr. Zhuo is the chairman of our nominations committee. Our board of directors has determined that all of our nominations committee members are “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

Our nominations committee is responsible for, among other things, selecting and recommending the appointment of new directors to our board of directors.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics, which is applicable to our employees, officers and directors. Our code of business conduct and ethics is available on our website.

In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association.

Compensation Of Directors And Executive Officers

In 2006, we paid aggregate cash compensation of approximately $850,000 to our directors and executive officers as a group. In 2004, 2005, 2006 and for the six months ended June 30, 2007, we granted to selected directors, officers and employees options to acquire an aggregate 25,208,200, 23,843,630, 14,800,000 and 1,300,000 ordinary shares, respectively. We have no service contracts with any of our directors or executive officers that provide benefits to them upon termination. We do not pay or set aside any amounts for pension, retirement or other benefits for our officers and directors.

Share Option Plans

Our 2003 Employee Share Option Scheme, or our 2003 Option Plan, was adopted by our board of directors at a meeting on June 1, 2003. Our members and board of directors adopted our 2005 Share Option Plan, or our 2005 Option Plan, in May 2005. At our 2005 shareholders meeting, our shareholders approved the adoption of our 2006 Share Option Plan, or our 2005 Option Plan. Our option plans are intended to promote our success and to increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, officers, employees and third-party consultants and advisors.

Originally, under our 2003 Option Plan, not more than 30% of our share capital was reserved for grants of options. Prior to the adoption of our 2005 Option Plan, we issued options equivalent to 10.87% of our issued share capital under our 2003 Option Plan. Under our 2005 Option Plan, the amount of options we may issue has been reduced to an aggregate of 20% of our share capital, including the 10.87% already granted under our 2003 Option Plan. In addition, during the three years from the adoption of our 2005 Option Plan, we may issue no more than 5% of our share capital for grants of options. Under our 2006 Option Plan, from the three years from the adoption of the 2006 Option Plan, we may issue no more than 3.6% of our outstanding share capital from time to time.

Under our 2003 Option Plan:

•	In July and August 2004, we granted:

•	options to purchase 12,181,600 shares to certain members of our board of directors and our management group. Each of these options has an exercise price of $0.24 per share. 8,460,800 of these options vest over three years while the remaining 3,720,800 options vest over one year.

•	options to purchase 8,461,800 shares to members of our staff. Each of these options has an exercise price of $0.24 per share. 2,159,800 of these options vest over three years while the remaining 6,302,000 options vest over one year.

•	options to purchase 4,564,800 shares, representing 1.4% of our pre-offering diluted share capital, to third-party consultants and advisors. Each of these options have an exercise price of $0.24 per share. 1,310,400 of these options vest over three years while the remaining 3,254,400 options vest over one year.

Under our 2005 Option Plan:

•	In January 2005, we granted additional options to purchase 1,200,000 of our ordinary shares to some of our directors with an exercise price of $0.58 per share. All of these options vest over three years.

•	In February 2005, we granted:

•	options to purchase 2,000,000 and 2,100,000 of our ordinary shares with an exercise price of $0.58 and $0.75, respectively, to certain of our executive officers and options to purchase 720,000 of our ordinary shares with an exercise price of $0.75 to certain of our employees. All of these options vest over three years.

•	options to purchase 1,240,000 of our ordinary shares to third-party consultants and advisors with an exercise price of $0.75. All of these options vest over three years.

•	In July 2005, we granted:

•	options to purchase 11,683,630 of our ordinary shares with an exercise price of $1.70, to certain of our executive officers and employees. All of these options vest over three years.

•	options to purchase 100,000 of our ordinary shares to a third-party consultant with an exercise price of $1.70. All of these options vest over three years.

•	In November 2005, we granted:

•	options to purchase 800,000 of our ordinary shares with an exercise price of $2.60, to certain of our executive officers and employees. All of these options vest over three years.

•	options to purchase 4,000,000 of our ordinary shares with an exercise price of $2.70, to certain of our executive officers and employees. All of these options vest over three years.

•	In March 2006, we granted options to purchase 3,000,000 of our ordinary shares with an exercise price of $5.09, to certain of our executive officers, employees and directors. All of these options vest over three years.

Under our 2006 Option Plan:

•	In November 2006, we granted options to purchase 11,800,000 of our ordinary shares to certain of our employees, executive officers and directors. Of these options, 10,300,000 were issued to non-management employees and 1,500,000 were issued to our directors and officers. The issuance to our officers and directors included a grant to Jason Nanchun Jiang of options to purchase 500,000 of our ordinary shares. No other director or officer, upon exercise of all options granted, would beneficially own more than 1% of our outstanding ordinary shares. All of the options granted vest over a three year period, beginning one year from the date of issuance. The exercise price of the options is $5.724 per share which was based on the market price of our ADSs at the time the options were granted. The options expire on November 14, 2016.

•	In March 2007 and May 2007, we granted options to purchase 1,200,000 and 100,000 of our ordinary shares to certain of our employees. The exercise price of the options is $7.20 and $7.394 per share which was based on the market price of our ADSs at the time the options were granted. The options expire on March 18, 2017 and May 8, 2017, respectively.

•	In October 2007, we granted options to purchase 9,592,685 of our ordinary shares to certain of our employees, executive officers and directors. Of these options, 6,982,500 were issued to non-management employees and 2,610,185 were issued to our directors and officers. The issuance to our officers and directors included grants to Jason Nanchun Jiang and Zhi Tan of options to purchase 210,185 and 250,000 of our ordinary shares, respectively. No other director or officer, upon exercise of all options granted, would beneficially own more than 1% of our outstanding ordinary shares. All of the options granted vest over a three year period, beginning one year from the date of issuance. The exercise price of the options is $11.422 per share which was based on the market price of our ADSs at the time the options were granted. The options expire on October 3, 2017.

Options generally do not vest unless the grantee remains under our employment or in service with us on the given vesting date. However, in circumstances where there is a death or disability of the grantee, or, for certain option holders, a change in the control of our company, the vesting of options will be accelerated to permit immediate exercise of all options granted to a grantee.

Our compensation committee, which administers our option plans, has wide discretion to award options. Subject to the provisions of our option plans and the above allocation targets, our committee that administers our option plans determines who will be granted options, the type and timing of options to be granted, vesting schedules and other terms and conditions of options, including the exercise price. Any of our employees may be granted options. The number of options awarded to a person, if any, is based on the person’s potential ability to contribute to our success, the person’s position with us and other factors chosen by our board of directors.

Generally, to the extent an outstanding option granted under our option plans has not become vested on the date the grantee’s employment by or service with us terminates, the option will terminate and become unexercisable.

Our board of directors may amend, alter, suspend, or terminate each of our option plan at any time, provided, however, that in order to increase the limit of 20% of our share capital that may be granted as options, our board of directors must first seek the approval of our shareholders and, if such amendment, alteration, suspension or termination would adversely affect the rights of an optionee under any option granted prior to that date, the approval of such optionee. Without further action by our board of directors, our 2003 Option Plan, 2005 Option Plan and 2006 Option Plan will terminate in June 2013, May 2015 and August 2016, respectively.

The table below sets forth the option grants made to our directors and executive officers pursuant to our 2003, 2005 and 2006 Option Plan as of October 23, 2007.

	Number of Ordinary
	Shares to be Issued
	Upon Exercise	Exercise per
	of Options	Ordinary Share	Date of Grant	Date of Expiration
	(In U.S. dollars)

Jason Nanchun Jiang	5,882,000	$0.24	August 25, 2004	August 24, 2014
“	3,080,000	$2.60	November 2, 2005	November 1, 2015
“	1,051,100	$2.70	November 16, 2005	November 15, 2015
“	210,185	$11.42	October 3, 2007	October 2, 2017
David Feng Yu	*	$5.09	March 10, 2006	March 9, 2016
Jimmy Wei Yu	*	$0.24	July 5, 2004	July 4, 2014
”	*	$0.24	August 25, 2004	August 24, 2014
”	*	$1.70	July 13, 2005	July 13, 2015
”	*	$11.42	October 3, 2007	October 2, 2017
Fuming Zhuo	*	$0.24	August 10, 2004	August 9, 2014
”	*	$11.42	October 3, 2007	October 2, 2017
Neil Nanpeng Shen	*	$0.58	January 1, 2005	December 31, 2014
”	*	$11.42	October 3, 2007	October 2, 2017
Charles Chao	*	$2.60	November 2, 2005	November 1, 2015
”	*	$11.42	October 3, 2007	October 2, 2017
Daqing Qi	*	$5.09	March 10, 2006	March 9, 2016
”	*	$11.42	October 3, 2007	October 2, 2017
Zhi Tan	*	$5.72	November 16, 2006	November 15, 2015
”	250,000	$11.42	October 3, 2007	October 2, 2017
Daniel Mingdong Wu	*	$0.58	February 2, 2005	February 1, 2015
”	*	$0.75	February 2, 2005	February 1, 2015
”	*	$1.70	July 13, 2005	July 13, 2015
”	*	$11.42	October 3, 2007	October 2, 2017
July Lilin Wang	*	$0.75	February 2, 2005	February 1, 2015
”	*	$11.42	October 3, 2007	October 2, 2017
Ergo Xueyuan Liu	*	$0.24	July 5, 2004	July 4, 2014
”	*	$11.42	October 3, 2007	October 2, 2017
Acer Jiawei Zhang	*	$0.75	February 2, 2005	February 1, 2015
”	*	$11.42	October 3, 2007	October 2, 2017
Diana Congrong Chen	*	$1.70	July 13, 2005	July 13, 2015
”	*	$11.42	October 3, 2007	October 2, 2017
Cindy Yan Chan	*	$1.70	July 13, 2005	July 13, 2015
”	*	$11.42	October 3, 2007	October 2, 2017

*	Upon exercise of all options granted, would beneficially own less than 1% of our outstanding ordinary shares, assuming all of our outstanding preference shares are converted into our ordinary shares.

Manager Non-Competition Agreement

Pursuant to the manager non-competition agreement entered into by and between us and Jason Nanchun Jiang in December 2004, Jason Nanchun Jiang agrees not to engage in activities that compete with our business operations during the term of his employment with us and for a period of two years after any termination of his employment with us. Jason Nanchun Jiang also agrees not to disclose to any third party any confidential information regarding us or any of our subsidiaries and affiliated companies or to accept or invest in any opportunity that is in line with our business operations, came to him as a result of his employment with us or involves any of our assets, unless approved by our board of directors.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of October 31, 2007 and as adjusted to reflect the sale of the ADSs offered in this offering for:

•	each person known to us to own beneficially more than 5% of our ordinary shares;

•	each of our directors and executive officers who beneficially own our ordinary shares; and

•	each selling shareholder participating in this offering.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The number of our ordinary shares outstanding used in calculating the percentage for each listed person includes our ordinary shares underlying options held by such person that are exercisable within 60 days of October 31, 2007, but excludes ordinary shares underlying options held by any other person. Percentage of beneficial ownership is based on 618,144,062 ordinary shares outstanding prior to this offering and 643,144,062 ordinary shares outstanding after completion of this offering, assuming the underwriters do not exercise their over-allotment options. The underwriters may choose to exercise the over-allotment options in full, in part or not at all.

	Shares Beneficially			Shares to be Sold by		Shares Beneficially
	Owned Prior to			Selling Shareholders in		Owned After
	This Offering			This Offering		This Offering
Name	Number		Percent	Number	Percent	Number		Percent

Principal Shareholders
JJ Media Investment Holding Ltd./ Jason Nanchun Jiang(1)	68,604,595		10.95%	—	—	68,604,595		10.53%
Total Team Investments Limited(2)	35,830,622		5.80%	35,830,620	5.80%	*		*

Directors and Executive Officers(3)
JJ Media Investment Holding Ltd./ Jason Nanchun Jiang(4)	68,604,595		10.95%	—	—	68,604,595		10.53%
David Feng Yu		*	*	—	—		*	*
Jimmy Wei Yu		*	*	—	—		*	*
Neil Nanpeng Shen(5)		*	*	51,815	0.01%		*	*
Charles Chao		*	*	—	—		*	*
Fumin Zhuo		*	*	—	—		*	*
Daqing Qi		*	*	—	—		*	*
David Ying Zhang		*	*	—	—		*	*
Zhi Tan(6)	36,172,233		5.85%	35,830,620	5.80%		*	*
Daniel Mingdong Wu		*	*	—	—		*	*
Diana Congrong Chen		*	*	—	—		*	*
July Lilin Wang		*	*	—	—		*	*
Cindy Yan Chan		*	*	—	—		*	*
Ergo Xueyuan Liu		*	*	—	—		*	*
Acer Jiawei Zhang		*	*	—	—		*	*

Other Selling Shareholders
IDG Technology(7)	10,342,583		1.67%	6,499,089	1.05%	3,843,494		0.60%
Magic Elite Group Ltd.(8)	2,394,845		0.39%	1,197,420	0.19%	1,197,425		0.19%
Dallsfield Ltd.(9)	1,500,000		0.24%	1,500,000	0.24%	—		—
LinkValue Ltd.(10)	1,104,575		0.18%	552,285	0.09%	552,290		0.09%

	Shares Beneficially		Shares to be Sold by		Shares Beneficially
	Owned Prior to		Selling Shareholders in		Owned After
	This Offering		This Offering		This Offering
Name	Number	Percent	Number	Percent	Number	Percent

Techware Holding Company Ltd.(11)	641,365	0.10%	320,680	0.05%	320,685	0.05%
Aura Investment Holdings Limited(12)	562,817	0.09%	281,405	0.05%	281,412	0.04%
KingHill International Holding Co, Limited(13)	546,151	0.09%	273,075	0.04%	273,076	0.04%
Sharvest Capital Limited(14)	481,025	0.08%	240,510	0.04%	240,515	0.04%
Premacy Co. Limited(15)	426,578	0.07%	213,285	0.03%	213,293	0.03%
Sea Dragon Holding Company Ltd(16)	380,241	0.06%	190,120	0.03%	190,121	0.03%
Latitude Holdings Group Limited(17)	168,594	0.03%	84,295	0.01%	84,299	0.01%
Trans China Ltd.(18)	156,946	0.03%	78,470	0.01%	78,476	0.01%
Captains Enterprises Limited(19)	103,863	0.02%	51,930	0.01%	51,933	0.01%
Dai Zhou(20)	110,444	0.02%	55,220	0.01%	55,224	0.01%
Smart Master International Limited(21)	576,630	0.09%	51,815	0.01%	524,815	0.08%
Wei Li(22)	84,877	0.01%	42,435	0.01%	42,442	0.01%
Junzhi Li(23)	3,223	0.00%	1,610	0.00%	1,613	0.00%
Yuling Han(24)	3,223	0.00%	1,610	0.00%	1,613	0.00%
Junni Zhai(25)	2,829	0.00%	1,410	0.00%	1,419	0.00%
Jun Zhang(26)	2,358	0.00%	1,175	0.00%	1,183	0.00%
Lu Li(27)	2,309	0.00%	1,150	0.00%	1,159	0.00%
Yunhai Bai(28)	1,768	0.00%	880	0.00%	888	0.00%

*	Upon exercise of all options currently exercisable or vesting within 60 days of the date of this prospectus, would beneficially own less than 1% of our ordinary shares.

(1)	Includes 53,975,959 ordinary shares owned by JJ Media Investment Holding Ltd., 6,228,185 ordinary shares held by Citi (Nominees) Limited and beneficially owned by Mr. Jiang upon the expiry of the variable pre-paid forward contract entered into with Credit Suisse in September 2006 which expired in September 2007, and 5,222,552 and 3,177,899 options to purchase our ordinary shares owned by Target Sales International Limited and Target Management Group Limited, respectively. Other than Citi (Nominees) Limited, all of these entities are 100% owned by Jason Nanchun Jiang, our founder, chairman and chief executive officer.

(2)	Total Team, a British Virgin Island company, is 13.37%, 10.79%, 10.46%, 9.99%, 9.30%, 9.23%, 8.14%, 5.81%, 5.76%, 5.54%, 5.23%, 4.04%, 1.74% and 0.58% owned by First Choice Investments Limited (jointly owned by Zhi Tan, our president, Gongquan Wang and Hong Chen), IDG Technology Venture Investment III, L.P. (owned by a group of unrelated parties), All in One International Limited (wholly owned by Lei Liu), Timeleader Profits Limited (wholly owned by Haiqi Zhao), Be First Investments Limited (wholly owned by Yue Yin), Yee On Investments Limited (wholly owned by Shisheng Liu), Excellent China (Group) Limited (wholly owned by Chunlong Xu), Dukeland Investments Limited (wholly owned by Xiaolu Sun who is Mr. Zhi Tan’s wife), Red Focus Inc. (wholly owned by Xuxia Yang), Nice Excel Investments Limited (wholly owned by Zhixue Ding), Sparkle Media Limited (wholly owned by Haijin Li), Yufai Investments Limited (wholly owned by Yong Shi), Best Star Profits Limited (wholly owned by Zefei Wu) and Hong Chen, respectively. Each shareholder of Total Team exercises the investment and voting power over our ordinary shares held by Total Team in proportion to its respective ownership right in Total Team. The address of Total Team is c/o Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(3)	The address of our current directors and executive officers is c/o 28F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, China.

(4)	See note 1.

(5)	Includes 576,630 ordinary shares held by Smart Master International Limited, or Smart Master, a British Virgin Islands company, which is 100% owned by Neil Nanpeng Shen, and includes 51,815 ordinary shares being sold in this offering. The address of Smart Master is Suite 3202A, 32/F, The Centrium, 60 Wyndham Street, Central, Hong Kong.

(6)	Includes 35,830,622 ordinary shares held by Total Team (including 35,830,620 ordinary shares being sold in this offering) and 341,611 options to purchase our ordinary shares owned by Dukeland Investments Limited (wholly owned by Xiaolu Sun who is Dr. Tan’s wife). Dr. Tan is a joint shareholder of First Choice Investment Limited, which holds a 13.37% equity interest in Total Team. Dr. Tan disclaims beneficial ownership in the shares owned by Total Team except to the extent of his pecuniary interest therein.

(7)	IDG Technology includes 5,934,524 ordinary shares owned by IDG Technology Venture Investments, L.P. (including 2,362,000 ordinary shares being sold in this offering), 416,210 ordinary shares owned by IDG-Accel China Growth Fund L.P. (including 208,105 ordinary shares being sold in this offering), 86,545 ordinary shares owned by IDG-Accel China Growth Fund-A L.P. (including 43,270 ordinary shares being sold in this offering), 39,180 ordinary shares owned by IDG-Accel China Investors L.P. (including 19,590 ordinary shares being sold in this offering), and 3,866,124 ordinary shares beneficially owned by IDG Technology Venture Investment III, L.P. through Total Team (see note 2 above). The general partner of IDG Technology Venture Investments, LP is IDG Technology Venture Investments, LLC. Messrs. Patrick McGovern and Quan Zhou are managing members of IDG Technology Venture Investments, LLC. The address of IDG Technology Venture Investments, LP is c/o IDGVC Venture Investment Consultancy (Beijing) Co., Ltd., Room 616, Tower A, COFCO Plaza, 8 Jianguomenwai Avenue, Beijing, China. The general partner of IDG-Accel China Growth Fund L.P. is IDG-Accel China Growth Fund Associates L.P. The general partner of IDG-Accel China Growth Fund Associates L.P. is IDG-Accel China Growth Fund GP Associates Ltd. Messrs. Patrick McGovern and Quan Zhou are directors of IDG-Accel China Growth Fund GP Associates Ltd. The address of IDG-Accel China Growth Fund L.P. is c/o IDGVC Venture Investment Consultancy (Beijing) Co., Ltd., Room 616, Tower A, COFCO Plaza, 8 Jianguomenwai Avenue, Beijing, China. The general partner of IDG-Accel China Growth Fund-A L.P. is IDG-Accel China Growth Fund Associates L.P. The general partner of IDG-Accel China Growth Fund Associates L.P. is IDG-Accel China Growth Fund GP Associates Ltd. Messrs. Patrick McGovern and Quan Zhou are directors of IDG-Accel China Growth Fund GP Associates Ltd. The address of IDG-Accel China Growth Fund-A L.P. is c/o IDGVC Venture Investment Consultancy (Beijing) Co., Ltd., Room 616, Tower A, COFCO Plaza, 8 Jianguomenwai Avenue, Beijing, China. The general partner of IDG-Accel China Investors L.P. is IDG-Accel China Investors Associates Ltd. Messrs. Jim Breyer and Mr. Quan Zhou are the directors of IDG-Accel China Investors Associates Ltd. The address of IDG-Accel China Investors L.P. is c/o IDGVC Venture Investment Consultancy (Beijing) Co., Ltd., Room 616, Tower A, COFCO Plaza, 8 Jianguomenwai Avenue, Beijing, China.

(8)	Magic Elite Group Ltd., or Magic Elite, a British Virgin Islands company, holds the ordinary shares converted from share options of Allyes owned by the employees of Allyes when we acquired Allyes in March 2007. The address of Magic Elite is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

(9)	Dallsfield Ltd., a British Virgin Islands company, is 100% owned by Maodong Xu. The address of Dallsfield Ltd. is 28/F., No. 369, Zhao Feng World Trade Tower, Jiangsu Road, Shanghai, PRC.

(10)	LinkValue Ltd., a British Virgin Islands company, is 40.47%, 37.42% and 22.11% owned by Kaizhen Xu, Jie Li and YellowBee Holdings Limited, or YellowBee (wholly owned by Jianfeng Wang). The address of LinkValue Ltd. is 21/F Cloud Nine Plaza, 1018 Changning Road, Changning District, Shanghai 200042, China.

(11)	Techware Holding Company Ltd., or Techware, a British Virgin Islands company, is 50.85%, 30.68% and 18.47% owned by YellowBee (wholly owned by Jianfeng Wang), Aura Investment Holdings Limited, or Aura (wholly owned by Jingbo Wang) and China Alliance Investment Limited (wholly owned by Yuanzhe Fu). The address of Techware is 21/F Cloud Nine Plaza, 1018 Changning Road, Changning District, Shanghai 200042, China.

(12)	The address of Aura is Room 101, Building No. 789, Tianshanxi Road, Shanghai, China.

(13)	KingHill International Holding Co, Limited, or KingHill, a British Virgin Islands company, is 100% owned by Jiangang Wang. The address of KingHill is 21/F Cloud Nine Plaza, 1018 Changning Road, Changning District, Shanghai 200042, China.

(14)	Sharvest Capital Limited, or Sharvest, a British Virgin Islands company, is 10.00% and 90.00% owned by Chen Yang and Jiefang Ji. The address of Sharvest is 21/F Cloud Nine Plaza, 1018 Changning Road, Changning District, Shanghai 200042, China.

(15)	Premacy Co. Limited, or Premacy, a British Virgin Islands company, is 31.80%, 3.22% and 64.98% owned by Aura (wholly owned by Jingbo Wang), Newcastle Investment Holdings Limited (wholly owned by William Chen) and Ting Jia. The address of Premacy is 21/F Cloud Nine Plaza, 1018 Changning Road, Changning District, Shanghai 200042, China.

(16)	Sea Dragon Holding Company Ltd, or Sea Dragon, a British Virgin Islands company, is 100% owned by Hailong Zhu. The address of Sea Dragon is 21/F Cloud Nine Plaza, 1018 Changning Road, Changning District, Shanghai 200042, China.

(17)	Latitude Holdings Group Limited, or Latitude, a British Virgin Islands company, is 100% owned by Wei Chen. The address of Latitude is 21/F Cloud Nine Plaza, 1018 Changning Road, Changning District, Shanghai 200042, China.

(18)	Trans China Ltd., a British Virgin Islands company, is 100% owned by Kingsland Pacific Ltd. (wholly owned by Joseph Ho). The address of Trans China Ltd. is Balizhuang Xili, Bldg 72 Rm 904, Ocean Plaza, Chao Yang District, Beijing 100025, China.

(19)	Captains Enterprises Limited, or Captains, a British Virgin Islands company, is 100% owned by Kingsland Pacific Ltd. (wholly owned by Joseph Ho). The address of Trans China Ltd. is Balizhuang Xili, Bldg 72 Rm 904, Ocean Plaza, Chao Yang District, Beijing 100025, China.

(20)	The address of Dai Zhou is Unit 6C, Buliding No. 1, Jiari Wan, Huaqiao Cheng, Nanshan District, Shenzhen, China.

(21)	See note 5.

(22)	The address of Wei Li is Room 20-9-201 Dongkou Qu, Tiantong Yuan, Changping District, Beijing, China.

(23)	The address of Junzhi Li is Room 17-114, Buliding No. 2, Bei Yuan, Beiyuan Road, Chaoyang District, Beijing, China.

(24)	The address of Yuling Han is Room 6-1-501, Benjiarun Garden, Donghuashi Street, Beijing, China.

(25)	The address of Junni Zhai is Room No. 3, Gate No. 1, No. 126, Building No. 19, Xisanhuan Road, Haidian District, Beijing, China.

(26)	The address of Jun Zhang is Room E-1007, No. 16, Jingmao Guoji Building, Baliqiao nan Street, Tongzhou District, Beijing, China.

(27)	The address of Lu Li is 11/F, Unit D, Buliding D, Hui Fang Gardon, Xuefu Road Nanshan District, Shenzhen, China.

(28)	The address of Yunhai Bai is Room 506, Buliding No. 4, Yijia Garden, No. 8, Tonghuinan Road, Tongzhou District, Beijing, China.

As of October 17, 2007, 491,047,705 shares were registered in the name of a nominee of Citibank, N.A., the depositary under the deposit agreement. We have no further information as to shares held, or beneficially owned, by U.S. persons. Since the completion of our initial public offering in July 2005, all ordinary shares underlying the ADSs quoted on the Nasdaq Global Market, Inc. have been held in Hong Kong by the custodian, Citibank Hong Kong, on behalf of Citibank, N.A., the depositary.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Details of advertising service revenue from related parties in 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007 are as follows:

		Year Ended December 31,			Six Months Ended June 30,
Name of Related Parties	Director Interested	2004	2005	2006	2006	2007

Shanghai Everease Advertising & Communication Ltd.	Jason Nanchun Jiang	$1,302,331	$1,552,039	$7,764,977	$1,084,189	$3,735,103
Multimedia Park Venture Capital	Jimmy Wei Yu	1,227,267	2,330,945	3,885,546	2,606,373	104
Shanghai Jobwell Business Consulting Co., Ltd.	Jimmy Wei Yu	411,034	1,050,258	1,382,695	749,684	—
Shanghai Wealove Wedding Service Co., Ltd.	Jimmy Wei Yu	372,488	757,850	1,122,945	1,122,945	—
Shanghai Wealove Business Consulting Co., Ltd.	Jimmy Wei Yu	—	—	671,488	—	—
Shanghai Hetong Network Technology Co., Ltd.	Jimmy Wei Yu	361,371	908,100	982,527	420,218	—
Shanghai Shengchu Advertising Agency Co., Ltd.	Jimmy Wei Yu	—	1,646,120	3,230,040	2,106,475	44,542
Beijing Sina Internet Information Services Co., Ltd.	Charles Chao	—	—	190,563	149,958	59,345
Beijing Sohu New-age Information Technology Co., Ltd.	Daqing Qi	—	—	119,768	9,573	272,337
Home-Inn Hotel Management (Beijing) Co., Ltd	Neil Nanpeng Shen	—	—	78,742	—	—
UUSEE	Neil Nanpeng Shen	—	—	—	—	27,939
Beijing Yadu Science & Technology Co., Ltd.	Fumin Zhuo	—	—	—	—	97,826
Ctrip Travel Information Technology (Shanghai) Co., Ltd.	Neil Nanpeng Shen	48,287	264,120	178,933	178,933	105,014

Total		$3,722,778	$8,509,432	$19,608,224	$8,428,348	$4,342,210

In 2004, 2005 and 2006 and for the six months ended June 30, 2006 (unaudited) and 2007 (unaudited), office rentals were paid to Multimedia Park Venture Capital amounting to $140,305, $395,083, $476,902, $226,506 and $306,137, respectively.

In 2006, Everease charged us $47,804 for providing administration services.

In March 2006, Weiqiang Jiang, father of Jason Nanchun Jiang, provided a short-term loan to us of approximately $2.5 million to relieve a temporary shortage of Renminbi we experienced at that time. The loan was unsecured and was provided to us at no interest. At the end of June 2006, we paid $2.5 million to Everease and they remitted this fund to Weiqiang Jiang on our behalf to repay the loan outstanding.

Details of amounts due from related parties as of December 31, 2004, 2005, 2006 and June 30, 2007 are as follows:

			As of December 31,			As of
Name of Related Parties	Note	Director Interested	2004	2005	2006	June 30, 2007

Shanghai Everease Advertising & Communication Ltd.	1	Jason Nanchun Jiang	$1,259,138	$572,525	$6,331,549	$5,346,287
Multimedia Park Venture Capital	1	Jimmy Wei Yu	690,212	330,700	12,705	9,464
Shanghai Jobwell Business Consulting Ltd.	1	Jimmy Wei Yu	275,971	546,207	—	—
Shanghai Wealove Wedding Service Co., Ltd.	1	Jimmy Wei Yu	251,556	662,954	—	—
Shanghai Hetong Network Technology Co., Ltd.	1	Jimmy Wei Yu	263,155	533,469	—	—
Shanghai Shengchu Advertising Agency Co., Ltd.	1	Jimmy Wei Yu	—	474,351	403,889	—
Beijing Sina Internet Information Services Co., Ltd.	1	Charles Chao	—	—	—	802,317
Beijing Sohu New-age Information Technology Co., Ltd.	1	Daqing Qi	—	—	—	864,335
Ctrip Travel Information Technology (Shanghai) Co., Ltd.	1	Neil Nanpeng Shen	—	—	—	58,888
UUSEE	1	Neil Nanpeng Shen	—	—	—	32,828
Beijing Yadu Science & Technology Co., Ltd.	1	Fumin Zhuo	—	—	—	65,758
Home-Inn Hotel Management (Beijing) Co., Ltd	1	Neil Nanpeng Shen	—	—	39,699	—
David Yu	2	David Yu	—	—	1,064,947	—

			$2,740,032	$3,120,206	$7,852,789	$7,179,877

Details of amounts due to related parties as of December 31, 2004, 2005, 2006 and June 30, 2007 are as follows:

	As of December 31,					As of
Name of Related Parties	Note	Director Interested	2004	2005	2006	June 30, 2007
51.com	3	Neil Nanpeng Shen	—	—	—	27,477
Beijing Sina Internet Information Services Co., Ltd.	3	Charles Chao	—	—	—	3,238,744
Qihoo.com	3	Neil Nanpeng Shen	—	—	—	116,174
Home-Inn Hotel Management (Beijing) Co., Ltd	3	Neil Nanpeng Shen	—	—	—	205
Ctrip Travel Information Technology (Shanghai) Co., Ltd.	3	Neil Nanpeng Shen	—	—	—	7,550
Zhi Tan	4	Zhi Tan	—	—	345,768	—

			$—	$—	$345,768	$3,390,150

(1)	These amounts represent trade receivables for advertising services provided.

(2)	The amount represents a payment due from the ex-shareholder of Target Media for an indemnification of a contingent liability which arose after the acquisition. This amount was paid out in cash in 2007.

(3)	These amounts represent trade payables for web spaces leased.

(4)	The amount represents the amount due to the president of Focus Media for operating funds of Framedia. The loan was non-interest bearing and was repayable within one year.

Agreements among Us, Our Wholly Foreign-Owned Subsidiaries, Our PRC Operating Affiliates and Their Shareholders and Subsidiaries

The following is a summary of the material provisions of these agreements. For more complete information you should read these agreements in their entirety. Directions on how to obtain copies of these agreements are provided in this prospectus under “Additional Information”.

We have entered into a series of contractual arrangements with our PRC operating affiliates and their respective shareholders and subsidiaries, including contracts relating to the provision of services and certain shareholder rights and corporate governance matters. Each of our contractual arrangements with our PRC operating affiliates and their respective shareholders and subsidiaries may only be amended with the approval of our audit committee or another independent body of our board of directors. In connection with our acquisition of Framedia, we entered into a series of contractual arrangements with Focus Media Advertisement’s subsidiaries relating to our poster frame network, Framedia Advertisement, New Structure Advertisement, and Guangdong Framedia, each of which is a subsidiary of Focus Media Advertisement, including contracts relating to the provision of services and certain shareholder rights and corporate governance matters. Each of our contractual arrangements with Framedia Advertisement, Guangdong Framedia, New Structure Advertisement and their shareholders may only be amended in writing by all of its parties unless the provisions being amended only involve certain parties’ interests in which case the amendment shall be made in writing by such parties. Each of Framedia Advertisement, Guangdong Framedia and New Structure Advertisement is 90%-owned by Focus Media Advertisement and 10%-owned by Focus Media Advertising Agency, respectively. In addition, with regard to Allyes, which we acquired in March 207, New Allyes Information has entered into a series of contractual arrangements with the Allyes operating affiliates and their shareholders, including contracts relating to the provision of services and certain shareholder rights and corporate governance matters. Each of the contractual arrangements with the Allyes operating affiliates and their shareholders may only be amended with the approval of our audit committee or another independent body of our board of directors.

Transfer of Ownership When Permitted By Law

Pursuant to call option agreements, including in certain cases subsequent participation letters by new subsidiaries of our PRC operating affiliates, by and among our wholly foreign-owned subsidiaries, our PRC operating affiliates, and their respective shareholders and its subsidiaries, the two shareholders of each of our PRC operating affiliates, which shareholders are either (i) two PRC citizens designated by us or (ii) two PRC entities owned by our subsidiaries or by our designated appointees, has granted the relevant wholly foreign-owned subsidiary or its designee an exclusive option to purchase all or part of their equity interests in the relevant PRC operating affiliate, and its subsidiaries, or all or part of the assets of the relevant PRC operating affiliate, in each case, at any time determined by the relevant wholly foreign-owned subsidiary and to the extent permitted by PRC law. In some cases, pursuant to separate letters of, undertaking each such shareholder agrees to pay to the relevant wholly foreign-owned subsidiary or us any excess of the purchase price paid for the equity interests in, or assets of, the relevant PRC operating affiliate or its subsidiaries over the respective registered capital of such affiliate or its subsidiaries in the event that the wholly-foreign owned subsidiary or its designee exercises such option.

Voting Arrangements

Pursuant to voting rights proxy agreements and in certain cases subsequent participation letters by new subsidiaries of the PRC operating affiliates, by and among the wholly foreign-owned subsidiaries, the PRC operating affiliates and their subsidiaries, each of the respective shareholders of the PRC operating affiliates has granted a PRC individual designated by the wholly foreign-owned subsidiaries the right to appoint all of the directors and senior management of the PRC operating affiliates and those subsidiaries and all of their other voting rights as shareholders of the PRC operating affiliates and their subsidiaries, as the case may be, as provided under the articles of association of each such entity. Under the voting rights proxy agreement, there are no restrictions on the number, to the extent allowed under the respective articles of association of the PRC operating affiliates and their respective subsidiaries, or identity of those persons we can appoint as directors and officers.

Equity Pledge Agreements

Pursuant to equity pledge agreements and, in certain instances, subsequent participation letters by new subsidiaries of the PRC operating affiliates, by and among the relevant wholly foreign-owned subsidiaries, the relevant PRC operating affiliates and their respective subsidiaries, each shareholder of the relevant PRC operating affiliates has pledged his or its equity interest in the relevant PRC operating affiliates and their subsidiaries, as the case may be, to certain of the wholly foreign-owned subsidiaries to secure their obligations under the relevant contractual control agreements to which each is a party, including but not limited to, the obligations of the relevant PRC operating affiliates and their respective subsidiaries under certain technical services agreements, trademark licence agreements and exclusive services agreements, as the case may be, and the obligation of each shareholder of the PRC operating affiliates under the respective loan agreements between the relevant shareholder and wholly foreign-owned subsidiary, for the sole purpose of increasing the registered capital of the PRC operating affiliates, as the case may be and acquiring certain of our regional distributors, respectively. See ‘‘— Loans to the Shareholders of the PRC Operating Affiliates”. Under these equity pledge agreements, each shareholder has agreed not to transfer, assign, pledge or otherwise dispose of their interest in the relevant PRC operating affiliate or its subsidiaries, as the case may be, without the prior written consent of the relevant wholly foreign-owned subsidiary.

Equity Trust Agreements

Pursuant to the equity trust agreement by and among Focus Media Advertisement and Focus Media Technology dated as of March 28, 2005, Focus Media Advertisement holds a 9% equity interest in Focus Media Digital in trust for the benefit of Focus Media Technology. Under the equity trust agreement, Focus Media Technology provides trust funds to Focus Media Advertisement to be used for the purchase of a 9% equity interest in Focus Media Digital and Focus Media Technology agrees to be the beneficiary of any profits or other benefit generated that is attributable to the management, use or disposal of the trust funds. Through these arrangements, we have enabled our indirect subsidiary, Focus Media Technology, to beneficially hold an additional 9% of the interest in Focus Media Digital in addition to the 90% equity interest it holds in its own name.

Trademark License Agreement

Pursuant to the trademark license agreement by and among Focus Media Technology, Focus Media Advertisement and its subsidiaries dated as of March 28, 2005, Focus Media Technology has agreed to license the use of its trademarks to be registered in China to Focus Media Advertisement and its subsidiaries in exchange for a monthly licensing fee of RMB10,000 ($1,247) for each affiliated company using such trademarks.

Cooperation Agreements

Pursuant to the cooperation agreements by and among New Focus Media Advertisement, Focus Media Advertisement and its subsidiaries, dated as of May 22, 2006, New Focus Media Advertisement entrusted Focus Media Advertisement and its subsidiaries to disseminate advertisements as required by New Focus Media Advertisement in all locations rented by Focus Media Advertisement and its subsidiaries, and to sell advertising time slots for those locations, and each of Focus Media Advertisement and its subsidiaries ensures the allocation of advertising time slots on its respective portion of the advertising network adequate for the dissemination of advertising content as agreed upon between New Focus Media Advertisement and its advertising clients. New Focus Media Advertisement pays a dissemination fee to Focus Media Advertisement and its relevant subsidiaries for dissemination services on a cost-plus basis.

Asset Transfer Agreement

Pursuant to the asset transfer agreement entered into by and between Focus Media Digital and New Focus Media Advertisement, dated as of December 31, 2005, Focus Media Digital transferred to New Focus Media Advertisement all of its assets relating to its out-of-home LCD television advertising business at fair market value.

Technology Transfer Agreement

Pursuant to the technology and assets transfer agreement by and between Focus Media Digital and New Focus Media Advertisement, dated as of May 22, 2006, Focus Media Digital transferred to New Focus Media Advertisement all of its technology at a fixed fee.

Advertisement Dissemination Agreement

Pursuant to the advertisement dissemination agreement by and between New Focus Media Advertisement and Focus Media Advertising Agency, dated as of May 22, 2006, New Focus Media Advertisement agrees to disseminate advertisements for Focus Media Advertising Agency pursuant to the agreements by and among Focus Media Advertising Agency and its clients, and Focus Media Advertising Agency agrees to pay a dissemination fee to New Focus Media Advertisement for the dissemination services.

Exclusive Services Agreement

Pursuant to the exclusive services agreements by and among New Allyes Information, and certain of its PRC operating affiliates, New Allyes Information has agreed to provide exclusive services in respect of the business operations of Shanghai the relevant PRC operating affiliates and those operating affiliates have agreed to pay a service fee totaling equal to 100% of their tax excluded annual revenues to New Allyes Information.

Other Related Party Transactions

Registration Rights Agreement

See “Shares Eligible for Future Sale” for a description of our amended shareholders’ agreement.

Loans to Shareholders of Our PRC Operating Affiliates

Pursuant to loan agreements entered into by the relevant wholly foreign-owned subsidiaries and the shareholders of each of our PRC operating affiliates, respectively, the shareholders obtained a loan of the registered capital of the relevant PRC operating affiliate from the relevant wholly foreign-owned for the sole purpose of establishing or increasing, as the case may be, the registered capital of each such PRC operating affiliate. As of December 31, 2006, the full amounts of the loans to these shareholders remained outstanding. The relevant wholly foreign-owned subsidiary granted these loans without interest.

Loan from Relative of Jason Nanchun Jiang

In March 2006, Weiqiang Jiang, the father of Jason Nanchun Jiang, provided a short-term loan to us of RMB 20.0 million ($2.5 million) to relieve a temporary shortage of Renminbi we experienced at that time. The loan was unsecured and was provided to us at no interest. At the end of June 2006, we paid $2.5 million to Everease and they remitted this fund to Weiqiang Jiang on our behalf to repay the loan outstanding.

Transactions with Everease

Prior to establishing our business, Jason Nanchun Jiang, our founder, chairman and chief executive officer, served as the legal representative and general manager of Everease from 2000 to 2004. From 2004 to March 2005, Ms. Shen Yacheng, the mother of Jason Jiang, served as legal representative of Everease. Everease and our company were considered to be under common control through March 2005 and all transaction we entered into with Everease were treated as related party transactions. Subsequent to Shen Yacheng’s resignation in March 2005, Jason’s father continued to serve as finance manager of Everease (effective from 1994) as a result of which he is able to exert a certain degree of influence over Everease. Therefore, Everease continues to be deemed a related party of Focus Media. In connection with the audit of our financial statements as of and for the period ended December 31, 2006, our auditors noted that, with regard to determination of related party status, we lack a process for timely review of changes in relationships with companies that were excluded from related party status in prior years. The auditors identified this as a significant deficiency under standards established by the PCAOB in our internal accounting controls. See “Risk Factors — There have been historical deficiencies with our internal controls and there remain areas of our internal and disclosure controls that require improvement, and we are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.”

Everease Non-Competition Agreement

Pursuant to the Everease non-competition Agreement between Everease and us, dated as of November 2004, Everease, its affiliates, or its directors, officers or employees have agreed not to disclose any confidential information regarding Focus Media to any third-party without our written consent. In addition, for so long as Jason Nanchun Jiang continues to hold any equity interest in our company and for two years thereafter, none of Everease, its affiliates, or its directors, officers or employees may (i) engage in, or lend its name to, any business that competes with our business, (ii) deal in a competitive manner with any of our customers, (iii) solicit any of our directors, officers, employees or agents to become directors, officers, employees or agents of others entities, or (iv) engage in any business conducted under a name that is the same as, or similar to, ours or any trade name used by us where the use of such name is reasonably likely be confused for our name. Everease entered into the non-competition agreement in consideration of its business relationship with us at the time, which relationship was subsequently terminated, and received no cash or other monetary compensation.

Advertising Services Provided to Everease

We have provided our advertising services to Everease in the aggregate amounts of $1.3 million, $1.6 million, $7.7 million and $3.8 million in 2004, 2005 and 2006 and for the six months ended June 30, 2007, respectively. These advertising services were provided in the ordinary course of business on terms substantially similar to those provided to our unrelated advertising clients on an arm’s-length basis.

Certain Services Provided by Everease

In 2006, Everease charged us $47,804 for providing administration services.

Transactions with Entities Affiliated with Jimmy Wei Yu

We have provided our advertising services to certain companies for which Jimmy Wei Yu, one of our directors, also serves as a director. The advertising service revenue for these services totalled in the aggregate $2.3 million, $6.7 million and $11.3 million in 2004, 2005, 2006 and for the six months ended June 30, 2007, respectively. As of June 30, 2007, $9,464 remained outstanding.

These advertising services were provided in the ordinary course of business on terms substantially similar to those provided to our unrelated advertising clients on an arm’s-length basis.

Transactions with Ctrip.com International

We have provided our advertising services to Ctrip.com International, Limited, which is affiliated with Neil Nanpeng Shen, one of our directors, in the aggregate amount of $48,287, $264,120, $178,933 and $58,888 in 2004, 2005, 2006 and for the six months ended June 30, 2007, respectively, all of which has been paid as of June 30, 2007. These advertising services were provided in the ordinary course of business on terms substantially similar to those provided to our unrelated advertising clients on an arm’s-length basis.

DESCRIPTION OF SHARE CAPITAL

As of the date hereof, our authorized share capital is $990,000 divided into 19,800,000,000 shares, par value $0.00005 per share, and the issued share capital is $30,907.20 divided into 618,144,062 ordinary shares fully paid or credited as fully paid.

We were incorporated as Focus Media Holding Limited in the British Virgin Islands on April 11, 2003 as an international business company. On April 1, 2005, we changed our corporate domicile to the Cayman Islands, becoming an exempted company with limited liability under the Companies Law (2004 Revision) Cap. 22 of the Cayman Islands, or the Companies Law. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

Our amended and restated memorandum and articles of association authorize the issuance of up to 19,800,000,000 shares, par value $0.00005 per share. The following summarizes the terms and provisions of our share capital upon the completion of this offering, as well as the material applicable laws of the Cayman Islands. This summary is not complete, and you should read the form of our amended and restated memorandum and articles of association, which are filed as exhibits to the registration statement of which this prospectus is a part.

The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.

Meetings

Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person. All business shall be deemed extraordinary that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting other than with respect to (1) declarations of dividends, (2) the adoption of our financial statements and reports of directors and auditors thereon, (3) the granting of any mandate or authority to our directors, to grant options not in excess of 20% of the nominal value of our existing issued share capital, (4) our ability to repurchase our securities, (5) the election of directors, (6) the appointment of auditors (where special notice of the intention to make such appointment is not required by the Companies Law) and other officers, and (7) the fixing of the remuneration of the auditors and the voting of remuneration or extra remuneration to the directors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 75% in nominal value of the ordinary shares giving that right.

At any general meeting, two shareholders entitled to vote and present in person or by proxy that represent not less than one-third of our issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.

Voting Rights Attaching to the Shares

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described below) alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum and articles of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Global Market or in any other form which our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required);

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, the Nasdaq Global Market, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us.

Whenever our directors or our shareholders in general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

1. all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;

2. we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

3. we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the Nasdaq Global Market has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements.  Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority”.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority”.

Corporate Governance.  Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of The Nasdaq Global Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Board of Directors

We are managed by our board of directors. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time exclusively pursuant to an ordinary resolution adopted by our members, but must consist of not less than three directors. We have set our board of directors to have not less than three directors and not more than twelve directors. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by way of an ordinary resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Any director so appointed by the board of directors shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election. Our directors shall serve a 3 year term from their appointment date and shall retire from office (unless he vacates his office sooner) at the expiry of such term provided their successors are elected or appointed. Such directors who retire at the expiry of their term are eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.

Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of a director or by any director.

A meeting of our board of directors shall be competent to make lawful and binding decisions if at least three of the members of our board of directors are present or represented unless the board has fixed any other number. At any meeting of our directors, each director is entitled to one vote.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Certain actions require the approval of a supermajority of at least two-thirds of our board of directors, including:

•	the appointment or removal of our chief executive officer, chief financial officer and other executive officers of the Company;

•	any anti-takeover action in response to a takeover attempt;

•	the establishment of any joint venture requiring a capital contribution from us in excess of $1,000,000;

•	our acquisition of any company for aggregate consideration in excess of the equivalent of $10,000,000;

•	any material change to our business scope;

•	any merger resulting in our shareholders immediately prior to such merger holding less than a majority of the voting power of the outstanding share capital of the surviving business entity;

•	the sale or transfer of all or substantially all of our assets;

•	any change in our dividend policy or the declaration or payment of a dividend or other distribution by us other than a distribution or dividend to us, our subsidiaries or our consolidated affiliated entities; or

•	the settlement by us of any litigation in excess of $250,000.

Committees of Board Of Directors

Pursuant to our amended and restated articles of association, our board of directors has established an audit committee, a compensation committee and a nominations committee.

Issuance of Additional Ordinary Shares or Preference Shares

Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.

Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

Registration Rights

See “Shares Eligible for Future Sale”.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. is the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Hong Kong, located at 10/F, Harbour Front (II), 22,Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

We appointed Citibank as depositary bank pursuant to a deposit agreement dated as of July 18, 2005, as amended and restated by the amended and restated deposit agreement, dated as of April 9, 2007. A copy of the form of amended and restated deposit agreement (the “deposit agreement”) is on file with the SEC under cover of a Registration Statement on Form F-6 (File No. 333-141820). You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and from the SEC’s website (http://www.sec.gov). Please refer to Registration Number 333-141820 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive five ordinary shares on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws of the Cayman Islands and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance Of ADSs Upon Deposit of Ordinary Shares

The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and legal considerations in the Cayman Islands applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination And Split Up Of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	Ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	Provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	Provide any transfer stamps required by the State of New York or the United States; and

•	Pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital — Voting Rights Attaching to the Shares” above.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

In the event of voting by a show of hands, each shareholder has one vote irrespective of the number of shares held by such person and the depositary shall vote or cause the custodian to vote all the shares then on deposit in accordance with instructions received from a majority of holders giving voting instructions. In the event of poll voting, each shareholder has an amount of votes equal to the number of shares held as of record date for the meeting and the depositary shall vote or cause the custodian to vote the shares on deposit in respect of ADSs for which holder of ADSs have timely given voting instructions to the depositary.

If the depositary timely receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote the shares represented by that holder’s ADSs, the depositary will deem the holder to have voted in favor of the items set forth in the voting instructions. If the depositary does not timely receive voting instructions from a holder of ADSs and we have timely provided the depositary with our notice of meeting and related materials, that holder will be deemed, and the depositary will deem that holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by the ADSs at our discretion, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

Issuance of ADSs	Up to U.S. 5¢ per ADS issued
Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
Distribution of cash dividends or other cash distributions	Up to U.S. 2¢ per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to U.S. 5¢ per ADS issued
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per share (or share equivalent) distributed
Annual Depositary Services Fee	Annually up to U.S. 2¢ per ADS held at the end of each calendar year, except to the extent of any cash dividend fee(s) charged during such calendar year
Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the deposit agreement:

•	for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such six-month period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•	After the expiration of such six-month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided that it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated memorandum and articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our amended and restated memorandum and articles of association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions”. The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to fully collateralize, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 111,930,414 ADSs representing approximately 87.02% of our ordinary shares assuming no exercise by the underwriters of their over-allotment option. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs.

Lock-up Agreements

We have agreed with the underwriters that we will not, without the prior consent of Merrill Lynch, for a period of 90 days following the date of this prospectus:

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file a registration statement with respect to any of the ADSs or our ordinary shares or any securities that are convertible into or exercisable or exchangeable for the ADSs or our ordinary shares; or

•	enter into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares;

whether any transaction described above is to be settled by the delivery of ADSs, our ordinary shares or such other securities, in cash or otherwise. The restrictions above do not apply to (1) the ADSs to be sold in this offering and the ordinary shares underlying such ADSs, (2) or the issuance of our ordinary shares in connection with bona fide strategic acquisitions by us not to exceed 32.0 million ordinary shares of our company in the aggregate, (3) grants of options pursuant to our employee stock option plans or (4) any ordinary shares of our company to be issued by us upon the exercise of any options described in clause (3) above granted as of June 30, 2007.

The underwriters may release other securities held by us that are currently subject to lock-up, subject to applicable FINRA regulations. The underwriters have no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of our ADSs in the market and our financial condition at that time.

In connection with our acquisition of Allyes, the former Allyes shareholders entered into lock-up agreements with us in which they agreed not to sell or otherwise dispose of any of our ordinary shares received as part of the initial share consideration payment to them until 180 days after completion of the acquisition, at which time each will be able to sell up to 50% of the shares received as part of the initial share consideration payment. The remaining 50% of the shares will be locked-up until the anniversary of the completion of the acquisition. Any additional shares they may receive upon payment of the earn-out payment, if any, will not be subject to lock-up. See “Our Recent Significant Acquisitions”.

Rule 144

Under Rule 144 as currently in effect, beginning twelve months after the date of our most recently filed annual report a person who owns our restricted ordinary shares and who has beneficially owned those shares for at least one year is entitled to sell within any three-month period a number of shares, including ADSs representing such number of shares, that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 4 million shares immediately after this offering; and

•	the average weekly trading volume of our ADSs on the Nasdaq Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates may be exempt from these restrictions under Rule 144(k) discussed below.

Rule 144(k)

Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares, in the form of ADSs or otherwise, proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold at any time.

Registration Rights

Upon the closing of our acquisition of Allyes, we granted the former shareholders of Allyes registration rights with regard to the ordinary shares we issued to them. Under the terms of our agreement with the former Allyes shareholders:

•	prior to September 18, 2009 or prior to the time when the shares proposed to be sold by the former Allyes shareholders may be sold in a 90-day period under Rule 144, any former Allyes shareholders or shareholders holding 3 million of our ordinary shares in aggregate may request that we effect the registration of the ordinary shares held by them, provided that if the offering is part of an underwritten offering, the expected proceeds from such an offering would not be less than 40 million; we are obligated to effect up to three such registrations; and

•	one of the Allyes shareholders, Magic Elite, on a date at least 150 days and no more than 330 days following March 28, 2007, may request that we effect the registration of the ordinary shares held by the shareholder; we are obligated to effect only one such registration.

We are not obligated to take any action to effect any such registration more than once in any six month period or within six months of any other public offering we conduct in which they had the opportunity to participate without the exclusion of any shares eligible for registration under the shareholders agreement.

Registrable securities are ordinary shares issued or issuable to the former Allyes shareholders. We are not, however, obligated to effect any such demand registration:

•	if we, within ten days of receipt of a request for such registration, give notice of our bona fide intention to effect the filing of a registration statement with the SEC (or any comparable regulatory agency for a registration in a jurisdiction other than the United States) within 60 days of receipt of such request (other than a registration of securities in a business combination transaction pursuant to Rule 145 under the Securities Act or an offering solely to employees);

•	within six months immediately following the effective date of any registration statement pertaining to our securities (other than a registration of securities in a transaction pursuant to Rule 145 under the Securities Act or with respect to an employee benefit plan); or

•	if we furnish to the holders of registrable securities a certificate signed by our Chief Executive Officer stating that in the good faith judgment of our Board of Directors, it would be materially detrimental to us or our shareholders for a registration statement to be filed in the near future, in which event we have the right to defer the filing of the registration statement, no more than once during any 12 month period, for a period not to exceed 90 days from the receipt of the request to file such registration statement.

Holders of registrable securities also have “piggyback” registration rights, which may require us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares other than a registration:

•	relating solely to the sale of securities to participants in our share option plan;

•	relating to a corporate reorganization or other transaction pursuant to Rule 145 under the Securities Act;

•	on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities; and

If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 30% of the aggregate securities included in such offering.

We are not obligated to register any registrable securities if, in the opinion of counsel retained by us concurred in by counsel for the holder of registrable securities, no registration under the Securities Act (or comparable law) is required in connection with the sale of the registrable securities to the public.

Share Option Plan

Since July 2003, when we first granted options to purchase our ordinary shares, we have granted in options to purchase in aggregate 76,110,615 of our ordinary shares. All of these ordinary shares are or will be eligible for sale in the public market from time to time, subject to vesting and exercise provisions of the options, Rule 144 volume limitations applicable to our affiliates and other holders of restricted shares and the lock-up agreements.

We filed a registration statement under the Securities Act covering a total of 44,251,830 ordinary shares reserved for issuance under our 2003 Plan and 2005 Plan on February 28, 2006. The ordinary shares registered under such registration statement, subject to the lockup agreements and Rule 144 volume limitations applicable to affiliates, are available for sale in the open market upon the exercise of vested options.

TAXATION

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of ADS, or ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

•	(1) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

•	(2) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other obligations of the Company.

The undertaking for us is for a period of twenty years from May 3, 2005.

People’s Republic of China Taxation

Under the Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises currently in effect, any dividends payable by foreign-invested enterprises to non-PRC investors are exempt from any PRC withholding tax. In addition, under currently effective PRC laws, any dividends payable, or distributions made, by us to holders or beneficial owners of our ADSs will not be subject to any PRC tax, provided that such holders or beneficial owners are not deemed as PRC residents, including individuals and enterprises, under the PRC tax law and have not become subject to PRC tax.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law named “Enterprise Income Tax Law of the PRC”, or the EIT Law, which will take effect beginning January 1, 2008. Under the EIT Law, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in the PRC are considered “resident enterprises” for PRC tax purposes. The EIT Law does not define the term “de facto management” and it is currently unclear under which situation a non-PRC enterprise’s “de facto management body” is considered to be located in the PRC. However, substantially all of our management is currently based in the PRC, and may remain in the PRC after the effectiveness of the EIT Law. If we are treated as a “resident enterprise” for PRC tax purposes, we will be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, which will include the dividend income we receive from our subsidiaries. In addition, although the EIT Law provides that dividend income between qualified “resident enterprises” is exempted income, it is unclear what is considered to be a qualified “resident enterprise” under the EIT Law.

Moreover, the EIT Law provides that an income tax rate of 20% will normally be applicable to dividends payable to non-PRC investors who are individuals or considered as “non-resident enterprise”, to the extent such dividends are derived from sources within the PRC, although such income tax may be subsequently exempted or reduced by the State Council. We are a Cayman Islands holding company and substantially all of our income may be derived from dividends we receive from our operating subsidiaries located in the PRC. If we declare dividends from such income, it is unclear whether such dividends will be deemed to be derived from sources within the PRC under the EIT law and be subject to the 20% income tax.

In addition, under the EIT Law, foreign shareholders enterprise and enterprise ADSs holders may be subject to a 20% income tax upon any gains they relaize from the transfer of their shares or ADSs, if such income is regarded as income from sources with the PRC. However, what will constitute as income from sources within the PRC and whether or not there will be any exemption or reduction in taxation for our foreign shareholders or ADS holders are still currently unclear.

United States Federal Income Taxation

The following summary describes the material United States federal income tax consequences to U.S. Holders (defined below) under present law of an investment in the ADSs or ordinary shares. This summary applies only to investors that acquire their ADSs or ordinary shares in the offering, that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this Prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	a regulated investment company;

•	a real estate investment trust;

•	broker dealers;

•	U.S. expatriates;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10.0% or more of our voting stock; or

•	persons holding ADSs or ordinary shares through partnerships or other pass-through entities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply if you are a beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR

CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Exchanges of ordinary shares for ADSs and ADSs for ordinary shares generally will not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming, by U.S. Holders of ADSs, of foreign tax credits for U.S. federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders, as described below. Accordingly, the analysis of the creditability of PRC taxes, if any, and the availability of the reduced tax rate for dividends received by certain non-corporate holders below could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

The gross amount of all our distributions to you with respect to the ADSs or ordinary shares generally will be included in your gross income as foreign source dividend income on the date of actual or constructive receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders including individual U.S. Holders, for taxable years beginning before January 1, 2011, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ADSs, but not our ordinary shares, are readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our ordinary shares that are represented by ADSs, but not on our Shares that are not so represented, currently meet such conditions required for the reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a Chinese “resident enterprise” under the PRC tax law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC, and if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would be subject to the reduced rates of taxation. See “— People’s Republic of China Taxation.” Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. The rate reduction will also not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend.

In the event that we are deemed to be a Chinese “resident enterprise” under the PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares. See discussion under “Taxation — People’s Republic of China Taxation”. In that case, however, you may be able to obtain a reduced rate of PRC withholding taxes under the treaty between the United States and the PRC if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of Disposition of ADSs or Ordinary Shares

You will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, in the event that gain from the disposition of the ADSs or ordinary shares may be taxed in the PRC (see discussion under “Taxation — People’s Republic of China Taxation”), the gain would be treated as PRC-source income under the income tax treaty between the United States and the PRC. You are urged to consult your tax advisors regarding the tax consequences if a foreign tax is imposed on gain on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

Passive Foreign Investment Company

We do not believe that we are, for U.S. federal income tax purposes, a passive foreign investment company (a “PFIC”), and we expect to operate in such a manner so as not to become a PFIC. If, however, we are or become a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to the ADSs or ordinary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us for taxable years beginning before January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Information Reporting and Backup Withholding

Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service, unless you are an exempt recipient such as a corporation. A backup withholding tax may apply, however, backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. You are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

UNDERWRITING

Focus Media, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint bookrunners. Citigroup Global Markets Inc.’s address is 388 Greenwich Street, New York, New York 10013. Credit Suisse Securities (USA) LLC’s address is Eleven Madison Avenue, New York, New York 10010-3629. Merrill Lynch, Pierce, Fenner & Smith Incorporated’s address is 4 World Financial Center, 250 Vesey Street, New York, New York 10080.

Underwriters	Number of ADSs

Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
CIBC World Markets Corp.
Piper Jaffray & Co.
Total

The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

If the underwriters sell more ADSs than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,000,000 ADSs from us to cover such sales. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

The following tables show the per ADS and total underwriting discounts and commissions to be paid to the underwriters by Focus Media and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase a total of 2,000,000 additional ADSs from us.

Paid by Focus Media

		No Exercise		Full Exercise

Per ADS	$		$
Total	$		$

Paid by Selling Shareholders

		No Exercise		Full Exercise

Per ADS	$		$
Total	$		$

Total underwriting discounts and commissions to be paid to the underwriters represent     % of the total amount of the offering.

ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to $      per ADS from the public offering price. Any such securities dealers may resell any ADSs purchased from the underwriters to certain other brokers or dealers at a discount of up to $      per ADS from the public offering price. If all the ADSs are not sold at the public offering price, the representative may change the offering price and the other selling terms.

Total expenses for this offering are estimated to be approximately $2.4 million, including SEC registration fees of $28,946, FINRA filing fees of $75,500, printing fees of approximately $400,000, legal fees of approximately $500,000, accounting fees of approximately $800,000, roadshow costs and expenses of approximately

$120,000, travel and other out-of-pocket expenses of approximately $20,000 and ADS issuance fees of approximately $440,000. All amounts are estimated except for the fees relating to the SEC registration and the FINRA filing. The underwriters have agreed to pay for the roadshow, printing, out-of-pocket expenses and filing fees for this offering.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ADSs, as a part of the distribution of the ADSs. The underwriters also have agreed that they may sell ADSs among themselves.

Focus Media has agreed with the underwriters that it will not, without the prior consent of Merrill Lynch, for a period of 90 days following the date of this prospectus:

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file a registration statement with respect to any of the ADSs or its ordinary shares or any securities that are convertible into or exercisable or exchangeable for the ADSs or our ordinary shares; or

•	enter into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership of its ADSs or ordinary shares;

whether any transaction described above is to be settled by the delivery of ADSs, its ordinary shares or such other securities, in cash or otherwise.

The 90-day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the 90-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 90-day restricted period, the company announces, or if the representatives of the underwriters determine, that the company will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event. The restrictions applicable to Focus Media do not apply to (1) the ADSs to be sold in this offering, and the ordinary shares underlying such ADSs, (2) the issuance of our ordinary shares in connection with bona fide strategic acquisitions by us not to exceed 32.0 million ordinary shares of our company in the aggregate, (3) grants of options pursuant to our employee stock option plans or (4) any ordinary shares of our company to be issued by us upon the exercise of any options described in clause (3) above granted as of June 30, 2007.

The lock-up period will be extended if, (i) during the final 17 days of the lock-up period, any earnings release or announcement of a material event or news or, (ii) prior to the expiry of a lock-up period, the Company announces that it will release earnings results during the 15-day period following the last day of the lock-up period. In each case the applicable lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable unless the representatives waive, in writing, such extension.

In connection with our acquisition of Allyes, the former Allyes shareholders entered into lock-up agreements with us in which they agreed not to sell or otherwise dispose of any of our ordinary shares received as part of the initial share consideration payment to them until 180 days after completion of the acquisition, at which time each will be able to sell up to 50% of the shares received as part of the initial share consideration payment. The remaining 50% of the shares will be locked-up until the anniversary of the completion of the acquisition. Any additional shares they may receive upon payment of the earn-out payment, if any, will not be subject to lock-up.

The representatives of the underwriters may release the securities subject to the above restrictions at any time, subject to applicable FINRA regulations. The representatives of the underwriters have no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of Focus Media’s ADSs in the market and Focus Media’s financial condition at that time.

Our ADSs are listed for quotation on the Nasdaq Global Market under the symbol “FMCN”.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs from Focus Media and the selling shareholders. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Selling restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material relating to the ADSs may be distributed or published, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

United Kingdom

No offer of ADSs has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial

Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ADSs has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

A prospectus in electronic format will be made available on the websites maintained by the global coordinator or one or more securities dealers. The global coordinator may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Focus Media and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including the ADSs initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking and other services for Focus Media or its officers and directors for which they have received customary fees and commissions.

The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking and other services for Focus Media or its officers and directors for which they have received or will receive customary fees, commissions and expenses.

In addition, certain of the underwriters and/or their affiliates have purchased in the past, and the underwriters may continue to purchase in the future, advertising services from Focus Media on an arm’s length basis and on market terms.

Contracts entered into with Focus Media by Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or their affiliates for such sales aggregated to $1.2 million for 2006. The underwriters and/or their affiliates expect to spend approximately $4.88 million to purchase advertising services from Focus Media in 2007.

ENFORCEMENT OF CIVIL LIABILITIES

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers and our special PRC counsel, Global Law Office are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors and Global Law Office.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Global Law Office, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers or Global Law Office predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers or Global Law Office predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman have informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands will not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman, has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Global Law Office has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Global Law Office has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts.

LEGAL MATTERS

We are being represented by Simpson Thacher & Bartlett LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Debevoise & Plimpton LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Global Law Office and for the underwriters by Commerce & Finance Law Offices. Conyers Dill & Pearman and Simpson Thacher & Bartlett LLP may rely upon Global Law Office with respect to matters governed by PRC law. Debevoise & Plimpton LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements and the related financial statements as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2004, 2005 and 2006 included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.

The consolidated financial statements as of and for the year ended December 31, 2006 for Allyes Information Technology Company Limited included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2003, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 for Infoachieve Limited included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Target Media Holdings Limited as of December 31, 2004 and 2005 and for each of the years in the two-year period ended December 31, 2005 have been included in this registration statement in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The statements included in this prospectus under the caption “Prospectus Summary”, “Risk Factors”, “Our Corporate Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Industry”, “Business”, “Regulation of Our Industry”, “Management”, “Related Party Transactions”, “Taxation” and “Enforcement of Civil Liabilities”, to the extent they constitute matters of PRC law, have been reviewed and confirmed by Global Law Office, special PRC counsel to us, as experts in such matters, and are included herein in reliance upon such review and confirmation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (Registration Number 333-146913) and a registration statement on Form F-6 (Registration Number 333-141820), including relevant exhibits and schedules under the Securities Act, covering the ordinary shares represented by the ADSs offered by this prospectus, as well as the ADSs. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the ADSs and the ordinary shares represented by the ADSs. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review a full text of these documents.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

We will furnish to Citibank, N.A., as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

FOCUS MEDIA HOLDING LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated balance sheets as of December 31, 2004, 2005 and 2006 and June 30, 2007 (unaudited)	F-4
Consolidated statements of operations for the years ended December 31, 2004, 2005 and 2006 and for the six months ended June 30, 2006 (unaudited) and 2007 (unaudited)	F-6
Consolidated statements of shareholders’ equity (deficiency) and comprehensive income for the years ended December 31, 2004, 2005 and 2006 and for the six months ended June 30, 2007 (unaudited)	F-7
Consolidated statements of cash flows for the years ended December 31, 2004, 2005 and 2006 and for the six months ended June 30, 2006 (unaudited) and 2007 (unaudited)	F-9
Notes to the consolidated financial statements	F-12
Additional information — Financial statement schedule I	F-56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF FOCUS MEDIA HOLDING LIMITED

We have audited the accompanying consolidated balance sheets of Focus Media Holding Limited and subsidiaries (the “Group”) as of December 31, 2004, 2005 and 2006 and the related consolidated statements of operations, shareholders’ equity (deficiency) and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2004, 2005 and 2006, and the related financial statement schedule included in Schedule 1. We also have audited management’s assessment, included in the accompanying Report by Management on Internal Control over Financial Reporting, that the Group maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in the Report by Management on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Infoachieve Limited, Dotad Holdings Limited, DongGuan Advertisement & Communications Co., Ltd., Appreciate Capital Ltd., Bestwin Partners Limited and Glomedia Holdings Limited, which were acquired on January 1, March 20, April 8, September 1, October 1 and December 1, 2006, respectively, and whose aggregated financial statements constitute 4.6 percent and 4.0 percent of net and total assets, respectively, 25.2 percent of revenues, and 31.4 percent of net income of the consolidated financial statement amounts as of and for the year ended December 31, 2006. Accordingly, our audit did not include the internal control over financial reporting at Infoachieve Limited, Dotad Holdings Limited, DongGuan Advertisement & Communications Co., Ltd., Appreciate Capital Ltd., Bestwin Partners Limited or Glomedia Holdings Limited. The Group’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule, an opinion on management’s assessment, and an opinion on the effectiveness of the Group’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with the authorization of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2004, 2005 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, 2005 and 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. Also in our opinion, management’s assessment that the Group maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 2(s) to the consolidated financial statements, effective January 1, 2006, the Group changed its method of accounting for share-based payments to conform to Statement of Financial Accounting Standards No. 123R “Share-based Payment”.

Furthermore, in our opinion, the Group maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
September 25, 2007

FOCUS MEDIA HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)
	(In U.S. Dollars)

Current assets:
Cash and cash equivalents	$22,669,106	$36,653,180	$164,610,942	$187,591,825
Investment in equity and debt securities	—	34,835,850	—	41,317,191
Accounts receivable, net of allowance for doubtful accounts of $173,837, $396,657, $1,308,554 and $4,163,933 in 2004, 2005, 2006 and June 30, 2007 (unaudited), respectively	6,619,949	21,188,531	61,614,343	118,769,566
Inventories	1,243,140	479,529	519,095	2,339,283
Prepaid expenses and other current assets	1,746,996	4,444,303	5,199,355	15,787,855
Deposits paid for acquisition of subsidiaries	362,472	40,919,530	3,526,370	31,872,785
Amounts due from related parties	2,740,032	3,120,206	7,852,789	7,179,877
Rental deposits	—	—	—	23,365,408

Total current assets	35,381,695	141,641,129	243,322,894	428,223,790
Rental deposits	1,606,378	11,819,095	11,833,290	—
Equipment, net	9,197,143	43,694,888	70,249,324	81,229,140
Acquired intangible assets, net	708,306	1,157,920	34,717,019	73,009,317
Goodwill	9,058,086	13,298,072	739,743,871	924,201,721
Other long-term assets	463,051	742,914	6,375,682	20,304,604

Total assets	$56,414,659	$212,354,018	$1,106,242,080	$1,526,968,572

Liabilities, mezzanine equity and shareholders’ equity (deficiency)
Current liabilities:
Short-term debts	$—	$991,301	$2,769,459	$393,933
Accounts payable	607,091	5,847,530	5,987,593	32,167,361
Accrued expenses and other current liabilities	6,591,435	11,746,902	38,674,175	65,178,999
Income taxes payable	1,435,486	2,108,071	4,060,170	10,840,551
Amounts due to related parties	—	—	345,768	3,390,150
Deferred tax liabilities	—	—	—	1,097,630

Total current liabilities	8,634,012	20,693,804	51,837,165	113,068,624
Deferred tax liabilities	—	—	3,303,110	6,132,493

Total liabilities	$8,634,012	$20,693,804	$55,140,275	$119,201,117
Commitments (Note 16)
Minority interest	80,692	245,563	357,814	446,701
Mezzanine equity
Series A convertible redeemable preference shares ($0.00005 par value; 41,967,400 shares authorized and 41,967,400, nil shares issued and outstanding in 2004, 2005, 2006 and 2007 (unaudited), respectively)	6,295,110	—	—	—

FOCUS MEDIA HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)
	(In U.S. Dollars)

Series B convertible redeemable preference shares ($0.00005 par value; 48,191,600 shares authorized and 48,191,600, nil shares issued and outstanding in 2004, 2005, 2006 and 2007 (unaudited), respectively)	12,062,696	—	—	—
Series C-1 convertible redeemable preference shares ($0.00005 par value; 34,054,000 shares authorized and 34,054,000, nil shares issued and outstanding in 2004, 2005, 2006 and 2007 (unaudited), respectively)	17,500,350	—	—	—
Series C-2 convertible redeemable preference shares ($0.00005 par value; 34,053,400 shares authorized and 34,053,400, nil shares issued and outstanding in 2004, 2005, 2006 and 2007 (unaudited), respectively)	17,415,000	—	—	—
Shareholders’ equity (deficiency) Ordinary shares ($0.00005 par value; 885,516,600, 19,800,000,000, 19,800,000,000 and 19,800,000,000 shares authorized in 2004, 2005, 2006 and June 30, 2007 (unaudited); 142,464,600, 378,306,000, 534,896,873 and 611,242,827 shares issued and outstanding in 2004, 2005, 2006 and June 30, 2007 (unaudited), respectively)	7,124	18,916	26,745	30,562
Additional paid-in capital	5,981,154	177,419,761	709,196,246	1,242,816,802
Acquisition consideration to be issued	—	—	237,879,480	—
Deferred share-based compensation	(969,959)	(246,569)	—	—
Retained earnings (accumulated deficit)	(10,550,414)	12,997,237	96,194,969	148,733,828
Accumulated other comprehensive income (loss)	(41,106)	1,225,306	7,446,551	15,739,562

Total shareholders’ equity (deficiency)	$(5,573,201)	$191,414,651	$1,050,743,991	$1,407,320,754

Total liabilities, mezzanine equity and shareholders’ equity (deficiency)	$56,414,659	$212,354,018	$1,106,242,080	$1,526,968,572

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA HOLDING LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

				For the Six Months
	For the Years Ended December 31,			Ended June 30,
	2004	2005	2006	2006	2007
	(In U.S. Dollars, expect per share data)
				(Unaudited)	(Unaudited)

Net revenues:
Advertising Service Revenue	$26,321,179	$66,903,679	$209,973,935	$82,571,649	$169,929,351
Other Revenue	2,888,720	1,325,234	1,931,530	689,992	686,634

Total net revenues	29,209,899	68,228,913	211,905,465	83,261,641	170,615,985

Cost of revenues:
Advertising Service Cost	6,804,410	25,748,318	80,615,408	36,499,457	76,720,176
Other Cost	1,934,331	975,747	764,959	311,976	303,017

Total cost of revenues	8,738,741	26,724,065	81,380,367	36,811,433	77,023,193

Gross profit	20,471,158	41,504,848	130,525,098	46,450,208	93,592,792

Operating expenses/(income):
General and administrative	3,987,496	9,119,846	25,723,413	10,693,275	20,328,874
Selling and marketing	3,472,088	9,599,226	25,761,948	9,782,742	23,040,846
Other operating income	—	—	(1,338,334)	(157,732)	(2,384,031)
Goodwill impairment	58,397	—	—	—	—

Total operating expenses/(income)	7,517,981	18,719,072	50,147,027	20,318,285	40,985,689

Income from operations	12,953,177	22,785,776	80,378,071	26,131,923	52,607,103
Interest income	9,739	1,811,782	4,560,798	1,781,089	4,633,869
Interest expense	—	(49,873)	(305,287)	(288,488)	(6,971)
Other income	53,940	70,471	271,451	(10,910)	252,442
Other expense	(57,783)	(231,619)	(558,990)	(469,662)	(211,890)
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	(11,692,287)	—	—	—	—

Income before income taxes and minority interest	1,266,786	24,386,537	84,346,043	27,143,952	57,274,553
Income taxes	907,550	694,453	1,043,538	988,919	3,286,351

Net income after income taxes before minority interest	359,236	23,692,084	83,302,505	26,155,033	53,988,202
Minority interest	13,516	(144,433)	(104,773)	(50,943)	18,165

Net income	372,752	23,547,651	83,197,732	26,104,090	54,006,367
Deemed dividend on Series A convertible redeemable preference shares	(8,308,411)	—	—	—	—
Deemed dividend on Series B convertible redeemable preference shares	(2,191,442)	—	—	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares	(13,356,087)	—	—	—	—
Premium of Series B convertible redeemable preference shares	12,906,774	—	—	—	—

Net income (loss) attributable to holders of ordinary shares	$(10,576,414)	$23,547,651	$83,197,732	$26,104,090	$54,006,367

Income (loss) per share — basic	$(0.07)	$0.09	$0.16	$0.06	$0.10

Income (loss) per share — diluted	$(0.07)	$0.06	$0.16	$0.05	$0.09

Shares used in calculating basic income (loss) per share	160,998,600	252,128,545	505,411,079	473,678,589	560,510,907

Shares used in calculating diluted income (loss) per share	160,998,600	365,938,094	521,536,381	495,677,069	577,365,911

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA HOLDING LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)
AND COMPREHENSIVE INCOME

				Deferred	Retained	Accumulated	Total
			Additional	Share	Earnings	Other	Shareholders’
	Ordinary		Paid-in	Based	(Accumulated	Comprehensive	Equity	Comprehensive
	Shares	Amount	Capital	Compensation	Deficit)	Income (Loss)	(Deficiency)	Income
	(In U.S. dollars, except share data)

Balance at January 1, 2004	200,000,000	$10,000	$1,188,817	$—	$26,000	$(41,755)	$1,183,062	—
Issuance of ordinary shares	14,594,200	730	4,484,068	—	—	—	4,484,798	—
Reclassification of ordinary shares to Series A convertible redeemable preference shares	(62,400,000)	(3,120)	(1,048,469)	—	—	—	(1,051,589)	—
Reclassification of ordinary shares to Series C-1 convertible redeemable preference shares	(9,729,600)	(486)	(101,932)	—	—	—	(102,418)	—
Deferred share-based compensation	—	—	1,334,835	(1,334,835)	—	—	—	—
Share-based compensation expense	—	—	123,835	364,876	—	—	488,711	—
Deemed dividend on Series A convertible redeemable preference shares	—	—	—	—	(8,308,411)	—	(8,308,411)	—
Deemed dividend on Series B convertible redeemable preference shares	—	—	—	—	(2,191,442)	—	(2,191,442)	—
Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	—	—	(13,356,087)	—	(13,356,087)	—
Premium of Series B convertible redeemable preference shares	—	—	—	—	12,906,774	—	12,906,774	—
Cumulative translation adjustment	—	—	—	—	—	649	649	$649
Net income	—	—	—	—	372,752	—	372,752	372,752

Balance at December 31, 2004	142,464,600	$7,124	$5,981,154	(969,959)	$(10,550,414)	$(41,106)	$(5,573,201)	$373,401

Series A convertible redeemable preference shares converted into ordinary shares upon initial public offering	41,967,400	2,098	6,293,012	—	—	—	6,295,110	—
Series B convertible redeemable preference shares converted into ordinary shares upon initial public offering	48,191,600	2,409	12,060,287	—	—	—	12,062,696	—
Series C-1 convertible redeemable preference shares converted into ordinary shares upon initial public offering	34,054,000	1,703	17,498,647	—	—	—	17,500,350	—
Series C-2 convertible redeemable preference shares converted into ordinary shares upon initial public offering	34,053,400	1,703	17,413,297	—	—	—	17,415,000	—
Issuance of ordinary shares upon initial public offering, net of issuance cost of $13,703,370	77,575,000	3,879	118,170,251	—	—	—	118,174,130	—
Deferred share-based compensation	—	—	(264,751)	264,751	—	—	—	—
Share-based compensation expense	—	—	267,864	458,639	—	—	726,503	—
Unrealized loss on debt securities	—	—	—	—	—	(164,150)	(164,150)	$(164,150)
Cumulative translation adjustments	—	—	—	—	—	1,430,562	1,430,562	1,430,562
Net income	—	—	—	—	23,547,651	—	23,547,651	23,547,651

Balance at December 31, 2005	378,306,000	$18,916	$177,419,761	$(246,569)	$12,997,237	$1,225,306	$191,414,651	$24,814,063

FOCUS MEDIA HOLDING LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)
AND COMPREHENSIVE INCOME — (continued)

				Deferred	Retained	Accumulated	Total
			Additional	Share	Earnings	Other	Shareholders’
	Ordinary		Paid-in	Based	(Accumulated	Comprehensive	Equity	Comprehensive
	Shares	Amount	Capital	Compensation	Deficit)	Income (Loss)	(Deficiency)	Income
	(In U.S. dollars, except share data)

Balance at December 31, 2005	378,306,000	$18,916	$177,419,761	$(246,569)	$12,997,237	$1,225,306	$191,414,651	—

Issuance of ordinary shares upon follow-on offering on January 27, 2006, net of issuance cost of $3,466,700	15,000,000	750	61,782,550	—	—	—	61,783,300	—
Issuance of ordinary shares upon follow-on offering on June 16, 2006, net of issuance cost of $2,740,407	16,000,000	800	80,966,793	—	—	—	80,967,593	—
Issuance of ordinary shares in connection with acquisitions	99,254,193	4,962	365,660,061	—	—	—	365,665,023	—
Issuance of ordinary shares pursuant to share option plans	26,336,680	1,317	15,246,244	—	—	—	15,247,561	—
Ordinary shares to be issued in connection with acquisitions	—	—	237,879,480	—	—	—	237,879,480	—
Adjustment for the adoption of SFAS 123R			(246,569)	246,569			—
Share-based compensation expense	—	—	8,367,406	—	—	—	8,367,406	—
Unrealized gain on debt securities	—	—	—	—	—	164,150	164,150	$164,150
Cumulative translation adjustments	—	—	—	—	—	6,057,095	6,057,095	6,057,095
Net income	—	—	—	—	83,197,732	—	83,197,732	83,197,732

Balance at December 31, 2006	534,896,873	$26,745	$947,075,726	$—	$96,194,969	$7,446,551	$1,050,743,991	$89,418,977

Issuance of ordinary shares upon follow-on offering in January, 2007, net of issuance cost of 668,911	15,000,000	750	114,873,031	—	—	—	114,873,781	—
Issuance of ordinary shares in connection with acquisitions	57,299,699	2,864	166,047,247	—	—	—	166,050,111	—
Issuance of ordinary shares pursuant to share option plans	4,046,255	203	5,384,083	—	—	—	5,384,286	—
Share-based compensation expense	—	—	9,436,715	—	—	—	9,436,715	—
Net profit for the period	—	—	—	—	54,006,367	—	54,006,367	54,006,367
Adjustment to retained earnings upon adoption of FIN 48 on January 1, 2007	—	—	—	—	(1,467,508)	—	(1,467,508)	—
Unrealized gains on equity securities	—	—	—	—	—	601,893	601,893	601,893
Translation adjustments	—	—	—	—	—	7,691,118	7,691,118	7,691,118

Balance at June 30, 2007 (unaudited)	611,242,827	$30,562	$1,242,816,802	$—	$148,733,828	$15,739,562	$1,407,320,754	$62,299,378

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(In U.S. Dollars)

Operating activities:
Income (loss) attributable to holders of ordinary shares	$(10,576,414)	$23,547,651	$83,197,732	$26,104,090	$54,006,367
Deemed dividend on Series A convertible redeemable preference shares	8,308,411	—	—	—	—
Deemed dividend on Series B convertible redeemable preference shares	2,191,442	—	—	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares	13,356,087	—	—	—	—
Premium relating to Series B convertible redeemable preference shares	(12,906,774)	—	—	—	—

Net income	372,752	23,547,651	83,197,732	26,104,090	54,006,367
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Minority interest	(13,516)	144,433	104,773	50,943	(18,165)
Bad debt provision	173,837	235,604	1,844,605	770,198	2,415,557
Share-based compensation	488,711	726,503	8,367,406	3,362,908	9,436,715
Depreciation and amortization	923,163	4,927,016	19,511,552	8,623,010	12,711,757
Loss on disposal of equipment	22,470	—	—	—	—
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	11,692,287	—	—	—	—
Goodwill impairment	58,397	—	—	—	—
Deferred taxes	78,586	(20,664)	(63,383)	371,250	(993,241)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(4,525,148)	(14,710,176)	(22,289,344)	(8,946,951)	(13,408,874)
Inventories	(1,030,529)	(408,223)	23,334	(255,662)	(1,819,183)
Prepaid expenses and other current assets	(1,740,427)	(2,347,426)	7,857,172	9,441,676	8,171,806
Amounts due from related parties	(2,487,456)	(380,174)	(4,732,583)	(1,186,331)	(7,505,920)
Rental deposits	(1,035,474)	(10,076,230)	3,104,667	4,384,783	(11,532,118)
Accounts payable	(1,609,816)	5,007,564	(3,174,405)	(3,924,856)	6,127,476
Accrued expenses and other current liabilities	4,174,214	3,950,903	(1,673,496)	(22,123,772)	(5,803,423)
Amounts due to related parties	(2,322,276)	—	—	—	2,709,578
Income tax payable	825,100	672,585	1,276,252	722,211	2,070,151

Net cash provided by operating activities	$4,044,875	$11,269,366	$93,354,282	$17,393,497	$56,568,483

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(In U.S. Dollars)

Investing activities:
Purchase of equipment and other long-term assets	$(6,373,124)	$(36,765,294)	$(22,878,254)	$(11,607,977)	$(25,264,583)
Acquisition of intangible assets	—	—	(6,403,114)	—	(105,049)
Purchase of subsidiaries, net of cash acquired	(4,697,378)	(4,982,523)	(124,062,515)	(87,060,235)	(56,773,608)
Deposit paid to acquire subsidiaries	—	(40,919,530)	(3,710,369)	—	(35,267,750)
Disposal of an equity investment	—	—	60,005	—	—
Expiration (investment) in debt securities	—	(35,000,000)	35,000,000	—	—
Investment in equity securities					(40,715,298)

Net cash used in investing activities	$(11,070,502)	$(117,667,347)	$(121,994,247)	$(98,668,212)	$(158,126,288)

Financing activities:
Repayment of short-term loan from a shareholder	(500,000)	—	—	—	—
Proceeds from issuance of ordinary shares, net of issuance costs of $nil, $13,703,370, $6,207,107, $5,076,536 and $668,911 in 2004, 2005, 2006 and June 30, 2006 (unaudited) and 2007 (unaudited), respectively	—	118,174,130	142,750,893	143,881,465	114,873,781
Proceeds from issuance of ordinary shares pursuant to share option plans	—	—	15,247,561	4,798,131	5,384,286
Proceeds from issuance of Series B convertible redeemable preference shares (net of issuance costs of $437,304)	12,062,696	—	—	—	—
Proceeds from issuance of Series C-2 convertible redeemable preference shares (net of issuance costs of $85,000)	17,415,000	—	—	—	—
Proceeds from short-term loans	—	991,301	24,598,037	24,598,037	—
Repayment of short-term loans	—	—	(29,402,066)	(6,051,378)	(3,771,783)
Capital injection from minority shareholders	—	3,089	326,307	249,470	96,972

Net cash provided by financing activities	$28,977,696	$119,168,520	$153,520,732	$167,475,725	$116,583,256
Effect of exchange rate changes	$649	$1,213,535	$3,076,995	(169,833)	7,955,432
Net increase in cash and cash equivalents	$21,952,718	$13,984,074	$127,957,762	$86,031,177	22,980,883
Cash and cash equivalents, beginning of year/period	716,388	22,669,106	36,653,180	36,653,180	164,610,942
Cash and cash equivalents, end of year/period	$22,669,106	$36,653,180	$164,610,942	$122,684,357	$187,591,825
Supplemental disclosure of cash flow information
Income taxes paid	$738	$94,391	$153,526	$114,485	$577,991
Interest paid	$—	$11,581	$244,702	$26,463	$—

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(In U.S. Dollars)

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Non-cash investing activities:
Acquisition of subsidiaries:
Value of ordinary shares issued	$4,484,798	$—	$365,665,023	$365,665,023	$166,050,111
Ordinary share consideration to be issued	$—	$—	$237,879,480	$—	$—
Accounts payable	$538,860	$99,130	$4,530,745	$27,318,061	$1,242,042
Non-cash financing activities:
Reclassification of ordinary shares to Series A convertible redeemable preference shares	$9,360,000	$—	$—	$—	$—
Reclassification of Series A convertible redeemable preference shares to Series C-1 convertible redeemable preference share	$3,064,890	$—	$—	$—	$—
Reclassification of Series B convertible redeemable preference shares to Series C-1 convertible redeemable preference share	$976,955	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED)
(In U.S. dollars except share data and unless otherwise stated)

1.	Organization and Principal Activities

Focus Media Holding Limited and all of its subsidiaries (collectively referred to as the “Group”) are mainly engaged in selling out-of home television advertising time slots on its network of flat-panel television advertising displays located in high traffic areas such as commercial locations and in-store network. Starting from 2006, the Group also engaged in providing advertising services on in-elevator poster frames network and mobile handset advertising network.

PRC regulations currently limit foreign ownership of companies that provide advertising services, including out-of-home television advertising services. To comply with these regulations, the Group conducts substantially all of its activities through Focus Media Advertisement Co., Ltd. (“Focus Media Advertisement”) and its subsidiaries, a variable interest entity which was renamed from Aiqi, and was established in Shanghai China on September 2, 1997. On April 11, 2004, the majority shareholder of Focus Media Advertisement, Jason Nanchun Jiang, incorporated Focus Media Holding Limited (“Focus Media Holding” or the “Company”) with the same shareholders of Focus Media Advertisement. Focus Media Advertisement entered into various agreements with 100% owned subsidiaries of Focus Media Holding, i.e. Focus Media Technology (Shanghai) Co., Ltd. (“Focus Media Technology”) and Focus Media Digital Information Technology (Shanghai) Co., Ltd. (“Focus Media Digital”), including a transfer of trademarks and exclusive services agreement. Under these agreements, Focus Media Advertisement has the right to use the trade name of Focus Media Technology, and Focus Media Digital, provides technical and consulting services to Focus Media Advertisement and its subsidiaries. In return, Focus Media Advertisement and its subsidiaries are required to pay Focus Media Technology services fees for the use of trade name and Focus Media Digital for the technical and consulting services it receives. The technical and consulting service fees are adjusted at the Focus Media Digital’s sole discretion. Focus Media Digital is entitled to receive service fees in an amount up to all of the net income of Focus Media Advertising.

In addition, Focus Media Holding, through Focus Media Technology, has been assigned all voting rights by the direct and indirect owners of Focus Media Advertisement through an agreement valid indefinitely that cannot be amended or terminated except by written consent of all parties. Finally Focus Media Holding, through Focus Media Technology has the option to acquire the equity interests of Focus Media Advertisement and its subsidiaries for a purchase price equal to the respective registered capital of Focus Media Advertisement and its subsidiaries or a proportionate amount thereof, or such higher price as required under PRC laws at the time of such purchase. Each of the shareholders of Focus Media Advertisement has agreed to pay Focus Media Holding, any excess of the purchase price paid for such equity interests in, or assets of, Focus Media Advertisement or its subsidiaries over the registered capital of Focus Media Advertisement or its subsidiaries in the event that such option is exercised.

Through contractual arrangements described above, Focus Media Holding is deemed the primary beneficiary of Focus Media Advertisement resulting in Focus Media Advertisement being deemed a subsidiary of Focus Media Holding under the requirements of FIN 46 (Revised), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). In substance, an existing company, Focus Media Advertisement, has been reorganized as a subsidiary of the new company Focus Media Holding. Focus Media Holding has the same controlling shareholder and the same non-controlling shareholders. Accordingly, the Group’s financial statements reflect the financial statements of Focus Media Advertisement through May 2003 and, thereafter, the consolidated financial statements of Focus Media Holding and its subsidiaries, which include Focus Media Advertisement and its subsidiaries.

As of June 30, 2007, the major subsidiaries of Focus Media Holding and Focus Media Advertisement are included in the Appendix 1 attached.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of Consolidation

The consolidated financial statements include the financial statements of Focus Media Holding, its majority-owned subsidiaries and its variable interest entity, Focus Media Advertisement and its majority-owned subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of 3 months or less when purchased.

(d)	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s financial statements include allowance for doubtful accounts, useful lives and impairment for long-lived assets and goodwill, the recognition and measurement of current and deferred income tax assets, and the valuation and recognition of share-based compensation. The actual results experienced by the Company may differ from management’s estimates.

(e)	Significant Risks and Uncertainties

The Group participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: the Group’s limited operating history, rapid growth associated with newly acquired business; advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in China that are listed on share market in the U.S.; competition from other competitors; regulatory or other PRC related factors; risks associated with the Group’s ability to attract and retain employees necessary to support its growth; risks associated with the Group’s growth strategies; and general risks associated with the advertising industry.

(f)	Investment in Equity and Debt Securities

The Group classifies all of its short-term investments as available-for-sale securities. Such short-term investments consist primarily of equity and debt instrument which are stated at fair market value, with unrealized gains and losses recorded as accumulated other comprehensive income (loss).

(g)	Inventory

Inventory is comprised of media display equipments and compact flash cards, which are held for sale. Inventory is stated at the lower of cost or market value. Adjustments are recorded to write down the cost of obsolete and excess inventory to the estimated market value based on historical and forecast demand.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

(h)	Equipment, Net

Equipment, net is carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight-line basis over the following estimated useful lives:

Media display equipment	5 years
Computers and office equipment	5 years
Vehicles	5 years
Leasehold Improvements	lesser of the term of the lease or the estimated useful lives of the assets

The Group assembles certain of the media display equipment. In addition to costs under assembly contracts, external costs directly related to the assembly of such equipment, including duty and tariff, equipment installation and shipping costs, are capitalized.

(i)	Acquired intangible assets, net

Acquired intangible assets, which consist of operation and broadcasting rights, lease agreements, customer bases, customer backlogs, trademarks, non-compete agreements, and acquired technology are valued at cost less accumulated amortization. Amortization is calculated using the straight-line method over their expected useful lives of 1 to 10 years.

(j)	Impairment of Long-Lived Assets

The Group evaluates its long-lived assets and finite-lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to the future undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the future undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets.

(k)	Goodwill

SFAS No. 142 “Goodwill and Other intangible Assets” requires the Group to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Management performed the annual goodwill impairment test as of December 31, 2004 and an impairment loss of $58,397 was recorded for the Perfect Media Holding Ltd. (“Perfect Media”) reporting unit. The fair value of the Perfect Media reporting unit was estimated using a combination of expected present value of future cash flow and income approach valuation methodologies. The Group recorded an impairment charge because the amount the Group paid for the acquisition of Perfect Media exceeded its fair market value. Commencing in 2005, the financial

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

information of Perfect Media was prepared together with that of Commercial location network. Management also performed an annual goodwill impairment test for each of its reporting units as of December 31, 2005 and 2006, and no impairment loss was required.

The changes in the carrying amount of goodwill by segment for the year ended December 31, 2004, 2005 and 2006 and six months ended June 30, 2007 (unaudited) are as follows:

	Out-of-Home	In-elevator	Mobile
	Television	Poster-frame	Handset	Internet
	Advertising	Advertising	Advertising	Advertising
	Services	Services	Services	Services	Total

Balance as of January 1, 2004	$—	$—	$—	$—	$—
Goodwill acquired during the year	9,519,658	—	—	—	9,519,658
Modification of preliminary purchase price allocation	(18,124)	—	—	—	(18,124)
Tax benefits arising from acquired subsidiaries	(385,051)	—	—	—	(385,051)
Impairment losses	(58,397)	—	—	—	(58,397)

Balance as of December 31, 2004	$9,058,086	$—	$—	$—	$9,058,086

Goodwill acquired during the year	4,043,747	—	—	—	4,043,747
Tax benefits arising from acquired subsidiaries	(244,236)	—	—	—	(244,236)
Modification of preliminary purchase price allocation	64,477	—	—	—	64,477
Translation adjustments	375,998	—	—	—	375,998
		—	—	—

Balance as of December 31, 2005	$13,298,072	$—	$—	$—	$13,298,072

Goodwill acquired during the year	374,932,052	96,926,862	8,364,095	—	480,223,009
Modification of preliminary purchase price allocation	5,177,181	2,756,299	80,369	—	8,013,849
Goodwill recorded as a result of contingent consideration resolved	—	237,879,480	—	—	237,879,480
Translation adjustments	329,461	—	—	—	329,461

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

	Out-of-Home	In-elevator	Mobile
	Television	Poster-frame	Handset	Internet
	Advertising	Advertising	Advertising	Advertising
	Services	Services	Services	Services	Total

Balance as of December 31, 2006	$393,736,766	$337,562,641	$8,444,464	$—	$739,743,871
Goodwill acquired during the year	373,072	—	—	171,512,259	171,885,331
Modification of preliminary purchase price allocation	980,796	(455,646)	37,851	—	563,001
Recognition of contingent consideration resolved	—	—	11,769,000	—	11,769,000
Translation adjustments	240,518	—	—	—	240,518

Balance as of June 30, 2007 (unaudited)	$395,331,152	$337,106,995	$20,251,315	$171,512,259	$924,201,721

(l)	Revenue Recognition

The Group’s revenues are primarily derived from advertising services and to a lesser extent, sales from advertising equipment, and sales from Internet subscriptions and perpetual licenses to its Adforward software.

Revenues from advertising services and advertising equipment are recognized when (i) persuasive evidence of an arrangement exists; (ii) delivery of the products and/or services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

The Group generates advertising service revenues from the sale of advertising time slots in the out-of-home television advertising networks, the sales of frame space on the poster frame network, and the sales of advertising service through the mobile handset advertising and internet network. . In the majority of advertising arrangements, the Group acts as a principal in the transaction and records advertising revenues on a gross basis. The associated expenses are recorded as cost of revenues. In some instances the Group is considered as an agent, it recognizes revenue on a net basis. Revenues from advertising services are recognized, net of agency rebates, ratably over the period in which the advertisement is displayed, assuming all other revenue recognition criteria have been met.

Revenues from the sale of advertising equipment are recognized upon delivery, assuming all other revenue recognition criteria have been met.

Adforward software sales typically include multiple elements, including sale of software licenses and services. Service includes installation, training and post contract customer support (“PCS”), which consists of when-and-if available software license updates and technical support. The Group recognizes revenues based on the provisions of the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”, as amended by SOP No. 98-9, “Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” Revenues under multiple-element arrangements are allocated to each element in the arrangement primarily using the residual method based upon the fair value of the undelivered elements, which is specific to the Group (vendor-specific objective evidence of fair value or VSOE). This means that the Group defers revenue from the arrangement fee equivalent to the fair value of the undelivered elements. Discounts, if any, are applied to the delivered elements, usually software licenses, under the residual method. VSOE for PCS is determined based on either the renewal rate specified in each contract or the price

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

charged when each element is sold separately. If the Group does not have VSOE for the undelivered elements, revenue recognition is deferred until VSOE for such elements are obtained or until all elements have been delivered.

The Group sells Adforward subscriptions and perpetual licenses. Revenues are recognized for subscription arrangements ratably over the subscription period for those with fixed fees and as earned (based on actual usage) under our variable fee arrangements. Under perpetual license agreements, revenue recognition is generally commenced when delivery has occurred, software has been installed and training has been provided as the Group does not currently have VSOE for either installation or training services.

The Group entered into franchise arrangements with a number of third party franchisors. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 45 “Accounting For Franchise Fee Revenue”, revenue from initial franchise fees was recognized when the franchise sale transaction was completed, that is, when all material services or conditions relating to the sale had been substantially performed or satisfied by the franchisor.

Prepayments for the advertising services are deferred and recognized as revenue when the advertising services are rendered.

The Group presents advertising service revenue, net of sales taxes incurred, as follows:

	For The Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(In U.S. dollars)

Advertising Service Revenue, Net of Agency rebates
Commercial Locations
— Unrelated parties	$25,386,634	$59,434,823	$130,474,324	$50,485,084	$87,733,556
— Related parties	3,722,778	7,991,434	15,227,937	6,382,176	2,551,865

Total Commercial Locations	29,109,412	67,426,257	145,702,261	56,867,260	90,285,421

In-store Network
— Unrelated parties	—	5,475,192	25,330,654	11,006,074	14,009,857
— Related parties	—	517,998	4,380,287	2,046,172	1,314,907

Total in-store network	—	5,993,190	29,710,941	13,052,246	15,324,764

In-elevator poster frame
— Unrelated parties	—	—	44,893,004	17,394,650	34,103,674
— Related parties	—	—	—	—	97,826

Total In-elevator poster frame	—	—	44,893,004	17,394,650	34,201,500

Mobile handset advertising
— Unrelated parties	—	—	10,880,075	3,365,206	17,199,534
— Related parties	—	—	—	—	88,525

Total mobile handset advertising	—	—	10,880,075	3,365,206	17,288,059

Internet advertising
— Unrelated parties	—	—	—	—	26,088,417
— Related parties	—	—	—	—	329,543

Total Internet advertising	—	—	—	—	26,417,960

Advertising Services Revenue:	29,109,412	73,419,447	231,186,281	90,679,362	183,517,704

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

	For The Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(In U.S. dollars)

Less: Sales taxes:
Commercial Locations	2,788,233	5,991,497	13,641,118	5,048,856	7,583,093
In-store Network	—	524,271	2,803,349	1,220,902	1,442,318
In-elevator poster frame	—	—	3,988,769	1,549,146	2,983,542
Mobile handset advertising	—	—	779,110	288,809	397,438
Internet Advertising	—	—	—	—	1,181,962

Total sales taxes	2,788,233	6,515,768	21,212,346	8,107,713	13,588,353

Net Advertising Service Revenue	26,321,179	66,903,679	209,973,935	82,571,649	169,929,351
Add: Other Revenue:	2,888,720	1,325,234	1,931,530	689,992	686,634

Net revenues:	$29,209,899	$68,228,913	$211,905,465	$83,261,641	$170,615,985

(m)	Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

(n)	Advertising Costs

The Group expenses advertising costs as incurred. Total advertising expenses were $17,919, $45,712, $1,157,672, $569,296 and $568,908 for the years ended December 31, 2004, 2005, 2006 and six months ended June 30, 2006 (unaudited) and 2007 (unaudited), respectively, and have been included as part of selling and marketing expenses.

(o)	Foreign Currency Translation

The functional and reporting currency of Focus Media Holding is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in other income or other expenses.

The financial records of the Group’s subsidiaries and its variable interest entity are maintained in its local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income (loss) in the statement of shareholders’ equity (deficiency).

(p)	Income Taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(q)	Comprehensive Income

Comprehensive income includes foreign currency translation adjustments and unrealized gains (losses) on marketable securities classified as available-for-sale debt securities. Comprehensive income is reported in the statements of shareholders’ equity (deficiency).

(r)	Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, investment in available-for-sale debt securities, and short-term loans. The carrying values of cash and cash equivalents, investment in available-for-sale debt securities and short-term borrowing approximate their fair values due to their short-term maturities.

(s)	Share-based Compensation

Effective January 1, 2006 the Group adopted SFAS No. 123 (revised 2005), “Share-Based Payment” (“SFAS 123-R”), using the modified prospective application transition method, which establishes accounting for share-based awards exchanged for employee services. Accordingly, share-based compensation cost is measured at grant date, based on the fair value of the award, and recognized in expense over the requisite service period. The Group previously applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations and provided the pro forma disclosures required by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). APB 25 required the Group to record a compensation charge for the excess of the market value of the share at the grant date or any other measurement date over the amount an employee must pay to acquire the share. The compensation expense is recognized over the service period which is the vesting period.

Periods prior to the adoption of SFAS 123-R

Prior to the adoption of SFAS 123-R, the Group provided the disclosures required under SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures”.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

The following table illustrates the effect on net income and income per share as if the Group had applied the fair value recognition provisions of SFAS 123 to options granted under the Group’s share-based compensation plans prior to the adoption. For purposes of this pro forma disclosure the value of the options was estimated using the Black-Scholes option-pricing model and amortized using an accelerated method over the respective vesting periods of the awards.

	Year Ended December 31,
	2004	2005

Net income, as reported	$372,752	$23,547,651
Add: Share-based compensation as reported	488,711	726,503
Less: Share-based compensation determined using the fair value method	(566,819)	(3,225,668)

Pro forma net income	$294,644	$21,048,486
Deemed dividend on Series A convertible redeemable preference shares	(8,308,411)	—
Deemed dividend on Series B convertible redeemable preference shares	(2,191,442)	—
Deemed dividend on Series C-1 convertible redeemable preference shares	(13,356,087)	—
Premium of Series B convertible redeemable preference shares	12,906,774	—

Pro forma net income (loss) attributable to holders of ordinary shareholders	$(10,654,522)	$21,048,486

Basic income (loss) per share:
As reported	$(0.07)	$0.09

Pro forma	$(0.07)	$0.08

Diluted income (loss) per share:
As reported	$(0.07)	$0.06

Pro forma	$(0.07)	$0.06

As required by SFAS 123-R, management has made an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest. The cumulative effect of initially adopting SFAS 123-R was not significant. The Group’s total share-based compensation expense for the year ended December 31, 2006 was $8,367,406. As a result of adopting SFAS 123-R, income before income tax and net income were both lower by $8,119,732 than if the Group had continued to account for share-based compensation under APB 25. The impact on basic and diluted earnings per shares in 2006 was a decrease of $0.02 and $0.02 per share respectively.

The following table summarizes the share-based compensation recognized in the consolidated statement of operations:

	For The Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)

Cost of sales	$—	$—	$146,942	$—	$565,885
General and administrative	461,183	683,186	6,130,076	2,685,304	4,726,193
Selling and marketing	27,528	43,317	2,090,388	677,604	4,144,637

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

(t)  Income (loss) per Share

Basic income (loss) per share is computed by dividing income (loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary share equivalents are excluded from the computation in loss years as their effects would be anti-dilutive.

(u) Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under most other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with earlier application encouraged. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which the statement is initially applied, except for a limited form of retrospective application for certain financial instruments. The Group is currently evaluating the impact, if any, of this statement on the consolidated financial statements and related disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Group is currently evaluating the impact, if any, of this statement on its consolidated financial statements and related disclosures.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Group adopted FIN 48 on January 1, 2007 and estimated the cumulative effect on adoption of FIN 48 to be a reduction of consolidated retained earnings as of January 1, 2007 of approximately $1.5 million.

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (“EITF 06-3”). The scope of EITF 06-3 includes sales, use, value added and some excise taxes that are assessed by a governmental authority on specific revenue-producing transactions between a seller and customer. EITF 06-3 states that a company should disclose its accounting policy (i.e. gross or net presentation) regarding the presentation of taxes within its scope, and if significant, these disclosures should be applied retrospectively to the financial statements for all periods presented. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Group is currently evaluating the impact, if any, of this statement on its consolidated combined financial statements and related disclosures.

(v)	Reclassification

Certain prior year amounts have been reclassified to conform to the current period’s presentation.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

3.	Acquisitions

2004 Acquisitions:

In 2004, the Group acquired 10 entities in order to expand their out-of-home television advertising networks for total cash consideration of $4,921,069. As a result of these acquisitions, the Group recorded goodwill and intangible assets of $4,657,492 and $603,520, respectively. All of the goodwill was assigned to the out-of-home television advertising services segment.

In addition, on September 22, 2004, the Group acquired 100% of the outstanding ordinary shares of Perfect Media which includes its then variable interest entity Shanghai Perfect Media, an advertising services provider, in exchange for cash of $500,000 and 14,594,200 ordinary shares having a fair value $4,484,798, or approximately $0.31 per ordinary share, The fair value of the Group’s ordinary shares was determined by management considering multiple factors, including a retrospective valuation performed by a third party valuation firm.

The valuation was based on the guideline companies approach which incorporates the market performance of comparable listed companies as well as the financial results and growth trends of the Group to derive the total equity value of the Group. The valuation model then allocated the equity value between the ordinary shares and the preference shares and determined the fair value of ordinary shares based on two scenarios: preference shares that have a value in excess of their conversion price were treated as if they had converted into ordinary shares; and preference shares that have a value below their conversion price were assigned a value that took into consideration their liquidation preference. Ordinary shares were assigned a value equal to their pro rata share of the residual amount (if any) that remained after consideration of the liquidation preference of preferred stock with a value below their conversion price.

The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The Group’s primary reason for the acquisition of Perfect Media was its complementary business model and its strong relationships with landlords and property managers of commercial building locations in which the Group desired to locate its flat-panel displays. The acquisition of Perfect Media resulted in a significant amount of goodwill because the amount the Group paid for Perfect Media exceeded its fair market value. The Group was willing to pay in excess of Perfect Media’s fair market value in order to maintain its competitive advantage within the commercial buildings the Group already occupied. F-18

The purchase price was allocated as follows:

		Amortization
		Period

Net tangible assets acquired	$40,597
Intangible assets:
Lease Agreements	185,947	2.3 years
Customer base	14,016	7 years
Goodwill	4,744,238	N/A

Total	$4,984,798

2005 Acquisitions:

In 2005, the Group acquired nine entities in order to further expand its out-of-home television advertising network for total consideration of $3,083,244, which was paid primarily in cash. As a result of these acquisitions,

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

the Group recorded goodwill and intangible assets of $2,847,388 and $382,400, respectively. All of the goodwill was assigned to the out-of-home television advertising services segment.

In addition, on March 21, 2005, the Group acquired Capital Beyond Limited, including its then variable interest entity Guangdong Framedia, an advertising services provider, in exchange for cash consideration of $2,054,008, all of which was paid as of December 31, 2005. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible assets acquired	$337,252
Intangible assets:
Lease agreements	471,818	2.3 years
Customer base	10,633	7 years
Goodwill	1,234,305	N/A

Total	$2,054,008

2006 Acquisitions:

On January 1, 2006, the Group acquired Infoachieve Limited (“Infoachieve”), which included its then variable interest entity Shanghai Framedia Advertising Development Ltd. (“Framedia”), the largest in-elevator poster frame advertising network operator in China. The purchase price included cash of $39,600,000, all of which was paid as of December 31, 2005, and 22,157,003 ordinary shares having a fair value of $54,690,130, or approximately $2.47 per ordinary share. The fair value of the ordinary shares was based on the average market price of Focus Media Holding’s ordinary shares over a reasonable period before and after the date that the terms of the acquisition were agreed to and announced. Framedia achieved certain earnings targets for the year ended December 31, 2006 and, as a result, on June 15, 2007 the Group issued 35,830,619 ordinary shares as additional purchase consideration. As the contingency was resolved as of December 31, 2006, the Group recorded $237,879,480 in consideration payable as a component of shareholders’ equity, which represents the fair value of the 35,830,619 shares as of December 31, 2006.

The aggregate purchase price is comprised of the following:

Cash consideration	$39,600,000
Other acquisition costs	311,110
Value of the ordinary shares issued	54,690,130
Value of contingent consideration resolved (ordinary shares to be issued)	237,879,480

Total consideration	$332,480,720

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition as follows:

		Amortization
		Period

Net tangible liabilities assumed	$(8,443,960)
Intangible assets:
Lease agreements	8,281,999	6 years
Customer base	2,664,685	7 years
Non-compete agreement	463,558	3 years
Trademark	939,377	1 years
Contract backlog	70,120	1 years
Goodwill	328,504,941	N/A

Total	$332,480,720

The goodwill was assigned to the in-elevator poster frame advertising services segment.

On February 28, 2006, the Group acquired Target Media Holdings Limited (“Target Media”), which used to be the Group’s biggest competitor in out-of-home television advertising services, and its wholly-owned subsidiary, Target Media Multi-Media technology (Shanghai) Co., Ltd. (“TMM”), and a consolidated variable interest entity, Shanghai Target Media Co., Ltd. (“STM”), one of the largest out-of-home advertising network operators in China. The purchase price included cash of $94,000,000, all of which was paid in 2006, and 77,000,000 ordinary shares having a fair value of $310,464,000, or $4.032 per ordinary share. The fair value of the ordinary shares was based on average market price of Focus Media Holding’s ordinary shares over a reasonable period before and after the date that the terms of the acquisition were agreed to and announced.

The aggregate purchase price of $407,321,524 consisted of the following:

Cash consideration	$94,000,000
Other acquisition costs	2,857,524
Value of the ordinary shares issued	310,464,000

Total consideration	$407,321,524

The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition as follows:

		Amortization
		Period

Net tangible assets acquired	$19,629,853
Intangible assets:
Lease agreements	4,510,494	10 years
Customer base	449,631	7 years
Trademark	5,721,874	10 years
Contract backlog	148,550	1 years
Goodwill	376,861,122	N/A

Total	$407,321,524

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

The goodwill was assigned to the out-of-home television advertising services segment.

The purchase price allocation and intangible asset valuations for each of the two acquisitions described above were determined by management based on a number of factors including a valuation report provided by a third party valuation firm. The valuation report utilized and considered generally accepted valuation methodologies such as the income, market, cost and actual transaction of Group shares approach. The Group has incorporated certain assumptions which include projected cash flows and replacement costs.

In the valuation of lease agreements, customer base and contract backlog, an indication of value was developed through the application of a form of income approach, known as excess earnings method. The first step to apply the excess earning method was to estimate the future debt-free net income attributable to the intangible asset. The resulting debt-free net income was then reduced by an estimated fair rate of return on contributory assets necessary to realize the projected earnings attributable to the intangible assets. These assets include fixed assets, working capital and other intangible assets.

The valuation of the trademark was based on the relief from royalty method whereby an asset is valued based upon the after-tax cash flow savings accruing to the owner by virtue of the fact that the owner does not have to pay a “fair royalty” to a third party for the use of that asset. Accordingly, a portion of the owner’s earnings, equal to the after-tax royalty that would have been paid for use of the asset can be attributed to that asset. The value of the asset depends on the present worth of future after-tax royalties attributable to the asset to their present worth at market-derived rates of return appropriate for the risks of that particular asset.

Also in 2006, the Group completed a number of individually insignificant acquisitions which are described below:

On March 21, 2006, the Group acquired Dotad Media Holdings Limited (“Dotad”’) in exchange for cash consideration of $15,000,000, all of which was paid as of December 31, 2006. On June 15, 2007, additional 1,500,000 ordinary shares were issued as Dotad has met its earning targets in the first year it was acquired. An additional 1,500,000 ordinary shares is issuable contingent upon Dotad’s meeting certain earning targets in 2007. The Group acquired intangible assets of $6,587,095 and recognized goodwill of $8,444,464. The goodwill was assigned to the mobile handset advertising services segment.

The Group acquired three entities in the poster-frame advertising business for cash consideration of $10,670,222. The Group recognized acquired intangible assets of $1,682,771 and recognized goodwill of $9,057,700, which was assigned to the in-elevator poster frame advertising services segment.

The Group acquired three entities which provide out-of-home television advertising services and the remaining minority interest in six subsidiaries, for cash consideration of $5,314,923 and 97,190 ordinary shares. Certain of these acquisitions have contingent consideration based on future earnings targets, The group recognized acquired intangible assets of $12,507 and recognized goodwill of $3,453,332, which was assigned to the out-of-home television advertising services segment.

The Group acquired 70% of the outstanding ordinary shares of Appreciated Capital Ltd. and its then variable interest entity Beijing YangShiSanWei Advertisement Co., Ltd. (collectively, “ACL”). ACL sells advertising in movie theatres to its customers. The purchase consideration is fully contingent and is based on earnings targets for the years ending August 31, 2007, 2008 and 2009, subject further to the attainment of certain operational targets. The Group advanced $2.8 million to ACL. The purchase price allocation can not be completed until the contingent consideration is resolved. As such, the Group has recorded a liability of $358,574, which is equal to the excess of the fair value of the assets acquired over cost on the date of acquisition.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Acquisitions in the six months ended June 30, 2007 (unaudited):

In January and February 2007, the Group acquired five companies which provide in-elevator poster frame advertising services. The purchase consideration for each of these five entities is contingent upon the achievement of certain earning targets over the next one to three fiscal years. The Group made an advance payment of $6.2 million, which will be deducted from the contingent purchase price consideration.

In March 2007, the Group acquired five companies which provide mobile handset advertising services. The purchase consideration for each of these five entities is contingent upon the achievement of certain earnings target over the next 12 months to 25 months. The Group made an advance payment of $8.7 million, which will be deducted from the contingent purchase price consideration.

In March 2007, the Group acquired a billboard advertising company. The purchase consideration is contingent upon the operating results over the next three years. The Group made an advance payment of $3 million, which will be deducted from the contingent purchase price consideration.

In March 2007, the Group completed the acquisition of Allyes Information Technology Company Limited, or Allyes, a Cayman Islands company, which operates an Internet advertising marketing agency and technology services company through its PRC affiliated entities. Allyes is the largest Internet advertising agency and provider of Internet advertising technology in China. The purchase price consideration was $70 million in cash and 19,969,080 ordinary shares having a fair value of $154,281,112, or $7.726per ordinary share. Additional consideration of 9,662,458 ordinary shares is issuable, contingent upon Allyes meeting certain earnings targets during the twelve month period from April 1, 2007 to March 31, 2008.

The aggregate purchase price, excluding contingent consideration, of $224,698,474 consisted of the following:

Cash consideration	$70,000,000
Other acquisition costs	417,362
Value of the ordinary shares issued	154,281,112

Total consideration	$224,698,474

The purchase price has been preliminarily allocated as follows:

		Amortization
		Period

Net tangible assets acquired	$21,957,393
Intangible assets:
Acquired technology	11,832,000	6 years
Customer relationship	10,249,000	7 years
Other	14,014,000	1-7 years
Goodwill	166,646,081	N/A

Total	$224,698,474

In the second quarter of 2007, the Group completed acquisitions of eight companies which primarily provide mobile handset advertising, Internet advertising and outdoor billboard advertising services, for an aggregate purchase considerations of approximately $7.5 million plus additional consideration contingent upon the achievement of certain earnings targets over the next one to three fiscal years. The Group also made an advance payment of $16.3 million, which will be deducted from the contingent purchase price consideration.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Pro forma (unaudited)

The following summarized unaudited pro forma results of operations for the years ended December 31, 2004, 2005 and 2006 and six months ended June 30, 2007, have been prepared assuming that the individually material acquisitions, being Infoachieve Limited, Target Media Holdings Limited, Capital Beyond Limited, Perfect Media and Allyes Information Technology Company Limited, occurred as of January 1, 2004, 2005, 2006 and 2007. These pro forma results have been prepared for comparative purposes only based on management’s best estimate and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred as of January 1, 2004, 2005, 2006 and 2007.

	Pro Forma
				For the Six Months
	For the Years Ended December 31,			Ended June 30,
	2004	2005	2006	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$29,296,705	$113,750,432	$264,107,708	$181,204,576
Net income (loss) attributable to holders of ordinary shares	(10,703,970)	3,127,583	69,549,229	44,664,816
Income (loss) per share — basic	$(0.06)	$0.01	$0.13	$0.08
Income (loss) per share — diluted	$(0.06)	$0.01	$0.13	$0.07

4.	Investment in Equity and Debt Securities

The following is a summary of short-term available-for-sale equity and debt securities:

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)

Debt Securities	$—	$35,000,000	$—	$—
Equity Securities	—	—	—	40,715,298
Gross unrealized gains (loss)	—	(164,150)	—	601,893

Fair Value	$—	$34,835,850	$—	$41,317,191

5.	Accounts Receivable, net

Accounts receivable, net consists of the following:

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)

Billed receivables	$4,782,521	$13,684,419	$37,922,093	$103,502,684
Unbilled receivables	1,837,428	7,504,112	23,692,250	15,266,882

Total	$6,619,949	$21,188,531	$61,614,343	$118,769,566

Unbilled receivables represent amounts earned under advertising contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract term. The Group anticipates that substantially all of such unbilled amounts will be billed and collected within twelve months of balance sheet dates.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

6.	Acquired Intangible Assets, Net

As of December 31, 2004, 2005, 2006 and the six months ended June 30,2007 (unaudited), the Group has the following amounts related to intangible assets:

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)

Cost:
Operation and broadcasting rights	$—	$—	$6,403,114	$6,565,557
Lease agreements	511,929	1,249,843	16,336,586	18,613,024
Customer bases	273,820	430,879	7,827,587	20,233,245
Trademark	—	—	6,861,065	15,716,237
Acquired technology	—	—	2,546,519	14,800,472
Others	—	—	1,177,276	8,378,045

Total	$785,749	$1,680,722	$41,152,147	$84,306,580

Accumulated amortization:
Operation and broadcasting rights	$—	$—	$80,039	$410,347
Lease agreements	58,888	447,578	3,015,639	4,514,815
Customer bases	18,555	75,224	1,051,403	2,151,849
Trademark	—	—	1,462,163	1,801,212
Acquired technology	—	—	381,978	1,164,172
Others	—	—	443,906	1,254,868

Total	$77,443	$522,802	$6,435,128	$11,297,263

Intangible assets, net:	$708,306	$1,157,920	$34,717,019	$73,009,317

The Group recorded amortization expense as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)

Cost of revenues	$58,888	$382,359	$3,207,079	$1,363,026	$3,062,647
Selling and marketing	18,555	55,478	2,567,002	1,129,363	1,541,394

Total	$77,443	$437,837	$5,774,081	$2,492,389	$4,604,041

The Group will record amortization expense of $5,724,504, $5,490,514, $5,148,733, $5,078,621 and $4,585,056 for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

7.	Equipment, Net

Equipment, net consists of the following:

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)

Media display equipment	$9,384,262	$40,191,968	$77,088,464	$85,657,032
Computers and office equipment	675,053	1,267,696	3,360,590	6,541,392
Leasehold improvements	167,932	537,130	713,524	723,718
Vehicles	83,834	349,575	658,825	1,027,533

	$10,311,081	$42,346,369	$81,821,403	$93,949,675
Less: accumulated depreciation and amortization	(1,142,742)	(5,975,119)	(22,767,910)	(31,893,128)

	9,168,339	36,371,250	59,053,493	62,056,547
Assembly in progress	28,804	7,323,638	11,195,831	19,172,593

Total	$9,197,143	$43,694,888	$70,249,324	$81,229,140

Depreciation expense for 2004, 2005, 2006 and six months ended June 30, 2006 (unaudited) and 2007 (unaudited) was $870,597, $4,489,178, $13,666,912, $6,132,059 and $8,058,205, respectively.

Assembly in process relates to the assembly of flat-panel television screens. No provision for depreciation is made on assembly in process until such time as the relevant assets are completed and put into use.

8.	Short-term Debts

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)

Short term bank loan (a)	$—	$991,301	$—	$393,933
Other loan due to ex-shareholders of Framedia (b)	—	—	2,769,459	—

Total	$—	$991,301	$2,769,459	$393,933

(a)	The Group had $nil, $991,301, $nil and $393,933 outstanding under a line of credit arrangement as of December 31, 2004, 2005 2006 and June 30, 2007 (unaudited), respectively. The amount available for additional borrowings under this line of credit at December 31, 2004, 2005, 2006 and June 30, 2007 (unaudited) was $nil, $2,106,516, $nil and $nil, respectively. The line of credit was subject to an interest rate of 10%, discounted by an amount equal to the six month loan interest rate of The People’s Bank of China. As of December 31, 2005, the line of credit bore interest at 4.698% per annum. The Group recorded interest expense under the line of credit in 2004, 2005, 2006 and six months ended June 30, 2006 (unaudited) and 2007 (unaudited) of $nil, $49,873, $305,287, $288,488 and $6,971, respectively.

(b)	At December 31, 2006, the short-term loan from ex-shareholders of Framedia are non-interest bearing, all of which are repayable within one year.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

9.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)

Accrued sales commissions	$691,888	$2,583,270	$5,813,761	$8,091,174
Other accrued expenses	67,929	577,863	1,844,781	2,777,196
Other taxes payables	1,728,850	3,037,443	7,451,787	9,560,768
Advance from customers	1,459,976	3,387,224	6,381,032	14,902,876
Accrued employee payroll and welfare	473,054	1,059,717	1,465,142	2,975,594
Accrued offering costs	767,821	—	—	—
Payables related to acquisitions	538,860)	99,130)	4,530,745))	12,332,330
Amount due to minority shareholders of subsidiary	426,858	200,848	—	—
Withholding individual PRC income tax	—	—	9,046,576	6,932,777
Others	436,199	801,407	2,140,351	7,606,284

Total	$6,591,435	$11,746,902	$38,674,175	$65,178,999

10.	Share-based Compensation

In June 2003, the Group adopted the 2003 Employee Share Option Scheme (“2003 Plan”) under which not more than 30% of issued share capital was reserved for grants of options. In May 2005, the Group adopted the 2005 Share Option Plan (“2005 Plan”), under which the amount of options that may issue has been reduced to an aggregate of 20% of issued share capital, including the 10.87% already granted under the 2003 Plan. In addition, during the three years after the adoption of our 2005 Plan, the Group may issue no more than 5% of issued share capital for grants of options. In October 2006, the Group further adopted the 2006 Employee Share Option Plan (“2006 Plan”), under which the Group may issue no more than 3.6% of issued ordinary shares for grant of options. The option plans are intended to promote the success and to increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, officers, employees and third-party consultants and advisors.

In 2004, 2005, 2006 and six months ended June 30, 2007 (unaudited), options to purchase 25,208,200, 23,843,630, 14,800,000 and 1,300,000 ordinary shares were authorized under the option plans, respectively. Under the terms of each option plan, options are generally granted at prices equal to the fair market value as determined by the Board of Directors, expire 10 years from the date of grant and generally vest over three years while certain options granted vest over one year. Subsequent to the initial public offering, options were generally granted at the fair market value of the ordinary shares at the date of grant. As of December 31, 2004, 2005, 2006 and June 30, 2007 (unaudited), options to purchase 25,208,200, 49,051,830, 37,515,150 and 34,768,895 ordinary shares were granted to employees and non-employees. Share options granted to external consultants and advisors in exchange for services were expensed based on the estimated fair value utilizing the Black-Scholes option pricing model.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

				For the Six Months
	For the Years Ended December 31,			Ended June 30,
	2004	2005	2006	2007
				(unaudited)

Option granted to employees:
Average risk-free rate of return	2.97%	3.10-4.43%	4.74%-4.80%	4.61%-4.68%
Weighted average expected option life	1-3 years	2-3 years	2 years	2 years
Volatility rate	36.2%	30.49%-36.2%	40.0-53.7%	50.61%
Dividend yield	0%	0%	0%	0%

Prior to the initial public offering in July 2005, the derived fair value of the ordinary shares underlying the options was determined by management by factoring into their consideration a retrospective valuation conducted by a third party valuation firm using a generally accepted valuation methodology, the guideline companies approach, which incorporates certain assumptions including the market performance of comparable listed companies as well as the financial results and growth trends of the Group, to derive the total equity value of the Group. The valuation model allocated the equity value between the ordinary shares and the preference shares and determined the fair value of ordinary shares based on two assumptions: where conversion into ordinary shares would result in a higher economic value, preference shares were treated as if they had converted into ordinary shares; and preference shares that have a value higher than their conversion price were assigned a value that took into consideration their liquidation preference.

The ordinary shares were assigned a value equal to their pro rata share of the residual amount, if any, that remained after consideration of the liquidation preference of preferred shares with a value below their conversion price. Also prior to July 2005, the expected volatilities are estimated based on the average volatility of comparable companies with the time period commensurate with the expected time period. Following the initial public offering, the expected volatilities were estimated based on the historical volatility. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free interest rate assumption is determined using the Federal Reserve nominal rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award.

The weighted average fair value of options granted as of December 31, 2004, 2005, 2006 and six months ended June 30, 2007 (unaudited) was $0.09, $0.39, $1.77 and $2.76, respectively.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

A summary of the share option activities are as follows:

			Weighted
		Weighted	Remaining	Aggregate
	Number	Average	Contract Term	Intrinsic
	of Shares	Exercise Price	(in years)	Value

Options outstanding at January 1, 2006	49,051,830	$0.89
Granted	14,800,000	5.60
Cancelled	—	—
Exercised	26,336,680	0.58

Options outstanding at December 31, 2006	37,515,150	$2.97	8.81 years	$137,600,699

Granted	1,300,000	7.21
Cancelled	—
Exercised	4,046,255	1.29
Options outstanding at June 30, 2007 (unaudited)	34,768,895	$3.33	8.45 years	$235,477,683

Options vested or expected to vest at December 31, 2006	34,000,844	$0.66	7.82 years	$203,335,095

Options exercisable at December 31, 2006	7,664,164	$0.94	8.00 years	$43,688,834

Options vested or expected to vest at June 30, 2007 (unaudited)	41,613,095	$0.86	7.44 years	$384,508,746
Options exercisable at June 30, 2007 (unaudited)	11,230,160	$1.36	7.66 years	$98,126,788

The total intrinsic value of options exercised during the years ended December 31, 2004, 2005, 2006 and six months period ended June 30, 2007 (unaudited), was $nil, $nil, $146,119,111 and $24,487,297, respectively.

As of December 31, 2006 and June 30, 2007 (unaudited), there was $25,111,999 and $19,267,984, respectively, in total unrecognized compensation expense related to unvested share-based compensation arrangements, which is expected to be recognized over weighted-average period of 1.29 years and 0.86 years, respectively.

11.	Income Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

The Group’s subsidiaries incorporated in the BVI are not subject to taxation.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Hong Kong

Focus Media (China) Holding Ltd.is subject to Hong Kong profit tax at a rate of 17.5% on its assessable profit. No Hong Kong profit tax has been provided as the Group does not have assessable profit that is earned in or derived from Hong Kong during the years presented.

PRC

Pursuant to the PRC Income Tax Laws, the Company’s subsidiaries and VIEs are generally subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Some of the Company’s subsidiaries and VIEs are newly incorporated enterprises engaged in the advertising industry which are entitled to a two-year tax exemption holiday, commencing from the first operating year. One of the subsidiaries of the Company, Beijing Focus Media Wireless Co., Ltd., is a qualified new technology enterprise and under PRC Income Tax Laws and is subject to a preferential tax rate of 15%, plus a three-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing from the first profitable year.

On March 16, 2007, the PRC National People’s Congress passed the China Corporate Income Tax Law which will change the income tax rates for most enterprises from 33% at the present to 25%. This new law will become effective on January 1, 2008. There will be a transition period for enterprises, whether foreign-invested or domestic, which currently receive preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transition to the new tax rate within five years after the effective date of the new law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises that qualify as “new and high technology enterprises strongly supported by the state” will be entitled to a 15% enterprise income tax rate.

Most of the Company’s subsidiaries and VIEs are expected to transition from 33% to 25% starting from January 1, 2008. Those that currently enjoy a lower tax rate of 15% will gradually transition to the uniform tax rate of 25% from 2008 to 2012 unless the company obtains the “new and high technology enterprise” status under the new tax law.

Composition of income tax expense

The current and deferred portion of income tax expense (benefit) included in the consolidated statements of operations for the years ended December 31 is as follows:

	For the Years Ended			For the Six Months Ended
	December 31,			June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)

Current income tax expense	$828,962	$715,117	$1,106,921	$617,669	$3,784,693
Deferred income tax expense (benefit)	78,588	(20,664)	(63,383)	371,250	(498,342)

Income tax expense	$907,550	$694,453	$1,043,538	$988,919	$3,286,351

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Reconciliation of the differences between statutory tax rate and the effective tax rate

Reconciliation between total income tax expense and that amount computed by applying the PRC statutory income tax rate of 33% to income before taxes is as follows:

	For the Years Ended December 31,
	2004	2005	2006

Statutory rate	33.0%	33.0%	33.0%
Effect of different tax rate of group entities operation in other jurisdiction	318.4%	0.0%	2.4%
Effect on tax holiday	(182.8)%	(31.5)%	(35.6)%
Permanent differences	(78.4)%	1.1%	2.2%
Change in valuation allowance	(18.6)%	0.2%	(0.7)%

Effective tax rate	71.6%	2.8%	1.3%

The following table sets forth the effects of the tax holidays granted to the entities of the Group for the periods presented:

	Year Ended December 31,
	2004	2005	2006

Tax holiday effect	$7,007,620	$23,212,97	$99,641,998
Net income per share effect — basic	$0.04	$0.09	$0.2
Net income per share effect — diluted	$0.04	$0.06	$0.19

The principal components of the Group’s deferred income tax assets/liabilities are as follows:

	December 31,			June 30,
	2004	2005	2006	2007
				(Unaudited)

Deferred tax assets:
Net operating loss carry forwards	$276,673	$545,208	$2,317,316	$3,061,405
Accrued expenses temporarily non-deductible	54,281	46,695	242,106	84,018
Pre-operating expenses	62,862	80,102	—	—
Bad debt provision	57,147	130,897	704,429	1,199,508

Total deferred tax assets	$450,963	$802,902	$3,263,851	$4,344,931
Valuation allowance on deferred tax assets	—	(59,988)	(2,438,008)	(3,466,395)

Net deferred tax assets	$450,963	$742,914	$825,843	$878,536

Deferred tax liabilities:
Intangible assets basis difference	$—	$—	$3,303,110	$7,230,123

Total deferred tax liabilities	$—	$—	$3,303,110	$7,230,123

A significant portion of the deferred tax assets recognized relate to net operating loss carry forwards. The Group had tax losses of $7,689,311 as of December 31, 2006 to be carried forward against future taxable income, which will expire if unused in the years ending December 31, 2008 through 2011. The Group operates through multiple subsidiaries and the valuation allowance is considered on each individual subsidiary basis. Where a

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

valuation allowance was not recorded, the Group believes that there was sufficient positive evidence to support its conclusion not to record a valuation allowance as it expects to generate sufficient taxable income in the future.

The valuation allowance in 2005 and 2006 has been increased in connection with an increase in net operating loss carry forwards for which the Group believes it cannot generate future taxable income sufficient to recognize the income tax benefit.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Group adopted the provisions of FIN 48 effective January 1, 2007. Based on its FIN 48 analysis documentation, the Group has made its assessment of the level of tax authority for each Tax Position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the Tax Positions. The adoption of FIN 48 has reduced the retained earnings as of January 1, 2007 by $1.5 million with a corresponding increase in the liability for uncertain tax positions, which is transfer pricing related matters. Based on the current China tax practice, it appears there is a prevailing administrative practice not to assess interest or penalty on transfer pricing related adjustments. Therefore, it is more likely than not that interest or penalty is not required to be accrued for the assessment of the transfer pricing related tax position. As a result, no corresponding interests and/or penalties are assessed in association with the transfer pricing related matters for the purpose of FIN 48 adoption. The aforementioned liability is recorded in other current liabilities in the consolidated balance sheet. The Group has no material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods. The Group classifies interest and/or penalties related to income tax matters in income tax expenses. The additional increase in the FIN 48 liability for uncertain tax positions during the period ended June 30, 2007 was immaterial.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB 100,000 is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is 10 years. There is no statute of limitation in the case of tax evasion.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

12.	Net income (loss) per Share

The following table sets forth the computation of basic and diluted income (loss) per share for the years indicated:

	For The Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006		2007

				(Unaudited	)	(Unaudited	)
		(In U.S. Dollars, expect per share data)
Income (loss) attributable to holders of ordinary shares (numerator):	$(10,576,414)	$23,547,651	$83,197,732	$26,104,090		$54,006,367

Shares (denominator):
Weighted average ordinary shares outstanding used in computing basic income (loss) per share	160,998,600	252,128,545	505,411,079	473,678,589		560,510,907
Plus weighted average preference shares outstanding	—	84,119,675	—	—		—

Plus incremental weighted average ordinary shares from assumed conversions of stock option using treasury stock method	—	29,689,874	16,125,302	31,998,480		16,855,004

Weighted average ordinary shares outstanding used in computing diluted income (loss) per share	160,998,600	365,938,094	521,536,381	495,677,069		577,365,911

Net income (loss) per share — basic	$(0.07)	$0.09	$0.16	$0.06		$0.10

Net income (loss) per share — diluted	$(0.07)	$0.06	$0.16	$0.05		$0.09

For the above mentioned years, the Group had securities outstanding which could potentially dilute basic earnings per share in the future, but which were excluded from the computation of diluted net income (loss) per share in the periods presented, as their effects would have been anti-dilutive. Such outstanding securities consist of the following:

	For The Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(In U.S. Dollars, expect per share data)

Series A convertible redeemable preference shares	41,967,400	—	—	—	—
Series B convertible redeemable preference shares	48,191,600	—	—	—	—
Series C-1 convertible redeemable preference shares	34,054,000	—	—	—	—

Series C-2 convertible redeemable preference shares	34,053,400	—	—	—	—

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

	For The Years Ended December 31,			For the Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(In U.S. Dollars, expect per share data)

Outstanding options to purchase ordinary shares	25,208,200	49,051,830	37,515,150	35,541,220	34,768,895

Total	183,474,600	49,051,830	37,515,150	35,541,220	34,768,895

13.	Convertible Redeemable Preference Shares

Each Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares was automatically converted into ordinary shares at the then effective conversion price upon the closing of a qualified underwritten public offering of the ordinary shares of the Group. Upon the completion of the Group’s initial public offering on July 13, 2005, all of the issued and outstanding Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares were converted into ordinary shares.

a) In April 2004, the Group issued 52,083,400 Series B convertible redeemable preference shares to a group of third party investors for cash proceeds of $12,062,696, net of issuance costs of $437,304. The holders of Series B redeemable convertible preference shares could have redeemed the Series B convertible redeemable preference shares at any time (i) before December 31, 2006 if the Group received a notice from the holders of a majority of Series B convertible redeemable preference shares indicating a material breach by the Group and its affiliates of their representation, warranties or covenants under Series B convertible redeemable preference shares, the shareholders agreement or the Restructuring Documents (as defined in the amended Series B Purchase Agreement), or (ii) after April 28, 2004 (“Redemption Start Date”), at the option of a majority of the holders of the Series B convertible redeemable preference shares then outstanding. In the event of a redemption pursuant to this right, the Group could have redeemed up to all of the Series B convertible redeemable preference shares at a redemption price per redeemable convertible preference share equal to $0.24×(1+(0.15×N)) plus all declared but unpaid dividends. N refers to a fraction, the numerator of which is the number of calendar days between April 28, 2004 and the Redemption Start Date and the denominator of which is 365. The Group recorded a deemed dividend of $2,191,442 in 2004, which resulted from the amortization of the 15% redemption premium associated with Series B convertible redeemable preference shares. According to the articles of association amended on November 29, 2004, the redemption price of Series B preferred stock was $0.24.

b) In April 2004, 62,400,000 outstanding ordinary shares were reclassified and re-designated into 62,400,000 Series A convertible redeemable preference shares. The re-designation has resulted in a deemed dividend of $8,308,411 which represents the difference between the fair value of the Series A convertible redeemable preference shares at the date of re-designation of $0.15 and the initial issuance price of the ordinary shares of $0.05 for 10,000,000 shares and approximately $0.01 for 52,400.000 shares.

The holders of Series A convertible redeemable preference shares had the right to cause the Group to redeem such preference shares, at any time commencing on a Redemption Start Date, at the option of a majority of holders of Series A redeemable convertible preference shares at a redemption price per Series A convertible redeemable preference share equal to $0.06 plus all declared but unpaid dividends. Series A convertible redeemable preference shares could not have been redeemed until the Group had redeemed all of the Series B convertible redeemable preference shares and paid the aggregate Series B convertible redeemable preference shares redemption price in full.

c) On November 29, 2004, the Group issued 34,053,400 Series C-2 convertible redeemable preference shares to group of third party investors for cash proceeds of $17,415,000, net of issuance costs of $85,000. The holder of a

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Series C-2 convertible redeemable preference share could have redeemed Series C-2 convertible redeemable preference shares at any time after the earlier of (i) such time as the holders of a majority of the Series C-2 convertible redeemable preference share delivered notice in writing to the Group that the Group and/or its affiliates was in material breach of any of its representations, warranties and covenants under the Series C Purchase Agreement, the Shareholders Agreement or the Ancillary Documents (as defined in the Series C Purchase Agreement) so long as such notice was to have been delivered before December 31, 2006 and (ii) anytime following the fourth anniversary of the issuance of the Series C-2 convertible redeemable preference share under the Series C Purchase Agreement. In connection with the redemption of any Series C-2 convertible redeemable preference share, the Group was to pay a redemption price equal to the Series C-2 convertible redeemable preference share Issue Price of $0.51 plus all declared but unpaid dividends on the Series C-2 convertible redeemable preference share through to the date of redemption thereof.

d) On November 29, 2004, certain investors of Series A and/or Series B convertible redeemable preference shares sold 20,432,600 outstanding Series A convertible redeemable preference shares and 3,891,800 outstanding Series B convertible redeemable preference shares to Series C-1 convertible redeemable preference shares investors at a price of US$0.51. These Series A convertible redeemable preference shares and Series B convertible redeemable preference shares were re-designated as Series C-1 convertible redeemable preference shares. The re-designation resulted in a deemed dividend of $8,458,464 which represented the difference between the fair value of the Series C-1 convertible redeemable preference shares of $0.51 and the issuance price of Series A and Series B convertible redeemable preference shares of $0.15 and $0.24, respectively.

e) In December 2004, an investor of ordinary shares sold 9,729,600 outstanding ordinary shares to third party investors at a price of $0.51. These ordinary shares were re-designated as Series C-1 convertible redeemable preference shares. The re-designation resulted in a deemed dividend of $4,897,623 which represented the difference between the fair value of the Series C-1 convertible redeemable preference shares of $0.51 and the issuance price of ordinary shares of $0.01.

Prior to the redemption or conversion of all Series C-2 convertible redeemable preference shares issued by the Group, any holder of Series C-1 convertible redeemable preference shares thereof could have, at any time, required the Group to redeem such shares out of funds legally available therefore in connection with the redemption of any Series C-1 convertible redeemable preference shares under this Clause, the Group would have paid a redemption price equal to the Series C-1 convertible redeemable preference shares Issue Price of $0.51 plus all declared but unpaid dividends on the Series C-1 convertible redeemable preference shares through to the date of redemption thereof.

The significant terms of the Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares are as follows:

Conversion

Each Series A and Series B convertible redeemable preference share was automatically convertible into one ordinary share at any time after the date of issuance of such shares, subject to anti-dilution or performance adjustment based on an initial conversion price of $0.15 and $0.24, respectively, upon the consummation of a Series A/B Qualified Public Offering or obtaining the necessary written consent from the holders of Series A and Series B convertible redeemable preference shares. A Series A/B Qualified Public Offering referred to the closing of an underwritten public offering of the ordinary shares of the Group in the United States that was registered under the Securities Act of 1933 representing at least 25% of the fully-diluted share capital of the Group immediately following the offering, at a price per share that values the Group at no less than $200,000,000 immediately prior to the offering.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Each Series C-1 and Series C-2 convertible redeemable preference share was automatically convertible into one ordinary share at any time after the date of issuance of such shares, subject to anti-dilution or performance adjustment based on an initial conversion price of $0.51 and $0.51, respectively, upon the consummation of a Series C Qualified Public Offering or obtaining the necessary written consent from the holders of Series C-1 and Series C-2 convertible redeemable preference shares. A Series C Qualified Public Offering referred to the closing of an underwritten public offering of the ordinary shares of the Group in the United States that has been registered under the Securities Act of 1933 which represents at least 25% of the fully-diluted share capital of the Group immediately following the offering, at a price per share that values the Group at no less than $335,000,000 immediately prior to the offering.

The conversion price of Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares was subject to adjustment for dilution, including but not limited to share splits, share dividends and recapitalization.

Additionally, the conversion price was to be adjusted for dilution in the following circumstances:

1) In the event that the Group issued additional ordinary shares at a price per share less than the then prevailing Series A, Series B and Series C convertible redeemable preference shares’ respective conversion price, the Series A, Series B and Series C convertible redeemable preference shares’ respective conversion price was to be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) equal to the price per share at which such additional shares were to be issued.

2) If the Group’s financial results of 2004 and 2005 did not meet specified targets. Under the terms of the amended and restated memorandum and articles of association in April 2005, the performance-based adjustment was not triggered in 2004.

Voting Rights

Each Series A, Series B, Series C-1 and Series C-2 redeemable convertible preference share had voting rights equivalent to the number of shares of ordinary shares into which it was convertible.

Dividends

The holders of Series A, Series B, Series C-1 and Series C-2 redeemable convertible preference shares were to be entitled to receive out of any funds legally available therefore, when and if declared by the Board of Directors of the Group, dividends at the rate or in the amount as the Board of Directors considers appropriate.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Group, as defined, the holders of Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares were to receive $0.06 per share, $0.24 per share, $0.51 per share and $0.51 per share, respectively, plus all declared but unpaid dividends. Such amounts were to be adjusted for any share splits, share dividends and recapitalization.

In the event of any liquidation, dissolution or winding up of the Group caused by a “Trade Sale”, which is defined as any sales of shares, merger, consolidation or other similar transaction involving the Group in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Group’s assets, the holder of Series B redeemable convertible preference shares were to receive the higher of (i) 200% of the original purchase price of the Series B preference shares, for each Series B redeemable convertible preference share outstanding or (ii) the amount the holder would have received if all of the Series B redeemable convertible preference shares held by such holder were to be converted to ordinary shares immediately prior to such

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

liquidation, dissolution or winding up of the Group. According to the articles of association amended on November 29, 2004 (the “Modification Date”), the net settlement feature of the Series B convertible redeemable preference shares under trade sale was removed.

The embedded conversion option of Series B convertible redeemable preference shares has been recorded at its fair value of $1,179,689 and accounted for separately as an embedded conversion option. The Group has accounted for the derivative liability relating to the conversion option by adjusting the liability to its estimated fair value at each subsequent balance sheet date up to the Modification Date, with adjustments recorded as other income or expenses. In 2004, the Group adjusted the derivative liability to fair market value and recorded a change in fair value of the derivative liability of $11,692,287 in the consolidated statements of operations. The Group recorded a deemed dividend of $1,179,689 in 2004, which resulted from the accretion of the discount of Series B convertible redeemable preference shares. On the Modification Date, the Group has re-combined the fair value of the derivative liability of $12,871,976 with Series B convertible redeemable preference shares and subsequently recorded an accretion of premium of $12,906,774, which represented the difference of the carrying balance of Series B convertible redeemable preference shares at the Modification Date and its initial issuance date.

14.	Ordinary Shares

(1) In April 2003 the Group issued 2,000,000 ordinary shares for cash proceeds of $1,625,000.

(2) In May 2003, the Board of Directors approved a share split of 100:1 of the ordinary shares which has been retroactively reflected in the Group’s financial statements.

(3) In April 2004, 62,400,000 outstanding ordinary shares were reclassified and redesignated into 62,400,000 Series A convertible redeemable preference shares.

(4) In September 2004, the Group issued 14,594,200 ordinary shares as partial consideration of the acquisition of Perfect Media (Note 3).

(5) In December 2004, 9,729,600 outstanding ordinary shares were sold and redesignated in 9,729,600 Series C-1 convertible redeemable preference shares.

(6) On May 31, 2005, shareholders of the Group approved a 200-for-1 split of the Company’s shares, with immediate effect. The 200-for-l share split of the Company’s shares has been retroactively applied to all periods presented.

(7) Upon initial public offering on July 13, 2005, the Group issued 77,575,000 ordinary shares, for US$1.7 per ordinary share, for total proceeds of US$118,174,130, net of offering expenses.

(8) On January 1, 2006, the Group issued 22,157,003 ordinary shares as partial consideration of the acquisition of Infoachieve (Note 3).

(9) On January 27, 2006, the Group issued 15,000,000 ordinary shares, for US$4.35 per ordinary share, for total proceeds of US$61,783,300, net of offering expenses.

(10) On February 28, 2006, the Group issued 77,000,000 ordinary shares as partial consideration of the acquisition of all the outstanding ordinary shares of Target Media (Note 3).

(11) On March 1, 2006, the Group issued 74,720 ordinary shares related to an acquisition (Note 3).

(12) On May 30, 2006, the Group issued 22,470 ordinary shares related to an acquisition (Note 3).

(13) On June 16, 2006, the Group issued 16,000,000 ordinary shares, for US$5.4 per ordinary share, for total proceeds of US$80,967,593, net of offering expenses.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

(14) During the year ended December 31, 2006, the Group issued 26,336,680 ordinary shares pursuant to share-based compensation plans upon exercise of options.

(15) On January 27, 2007, the Group issued 15,000,000 ordinary shares, for US$7.95 per ordinary share, for total proceeds of US$114,873,031, net of offering expenses.

(16) On March 28, 2007, the Group issued 19,969,080 ordinary shares related to an acquisition (Note 3).

(17) In June, 2007, the Group issued 37,330,619 ordinary shares as a result of contingent consideration resolved in connection with the Infoachieve and Dotad acquisitions (Note 3).

15.	Mainland China Contribution Plan and Profit Appropriation

Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $338,923, $619,831, $2,326,895 and $1,475,967 for the years ended December 31, 2004, 2005, 2006 and six months ended June 30, 2007(unaudited), respectively.

Pursuant to laws applicable to entities incorporated in the PRC, the Group subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until such cumulative appropriation reaches 50% of the registered capital; the other fund appropriations are at the company’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. For the years ended December 31, 2004, 2005 and 2006, the Group made total appropriations of $1,488,000, $98,729, and $650,851 respectively.

16.	Commitments

Leases commitments

The Group has entered into certain leasing arrangements relating to the placement of the flat-panel television screens in various locations where the Group operates the networks and in connection with the lease of the Group’s office premises. Rental expense under operating leases for 2004, 2005, 2006 and six months ended June 30, 2006 (unaudited) and 2007 (unaudited) were $3,648,829, $15,481,200, $50,106,121, $22,774,932 and $40,308,808, respectively.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Future minimum lease payments under non-cancelable operating lease agreements were as follows:

For the Years Ended
December 31,

2007	$48,156,647
2008	32,515,865
2009	19,871,379
2010	8,933,276
2011 and thereafter	1,961,718

Total	$111,438,885

17.	Segment Information

The Group is mainly engaged in operating an out-of-home advertising network in the PRC using flat-panel television advertising displays located in high traffic commercial locations and in-store areas. The Group also provides in-elevator poster frame advertising services, mobile handset advertising services and internet advertising services.

The Group’s chief operating decision maker has been identified as the Chief Executive Officer (“CEO”), who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group uses the management approach to determine the operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker for making decisions, allocating resources and assessing the performance. The Group has four operating segments and determined that it has four reporting segments, which are out-of-home television advertising services (consists commercial location advertising network and in-store advertising network), in-elevator poster frames, mobile handset advertising and internet advertising. The fifth operating segment did not meet the significance threshold for separate disclosure and has been classified in “other”. These segments all derive their revenues from the sale of advertising services. In March 2007, the Group further acquired Allyes Information Technology Co., Ltd., which is referred to as Internet advertising services. The Group did not have any Internet advertising service business prior to the acquisition and therefore, the segmental information is only provided from March 2007 onwards.

The Group’s chief operating decision maker does not assign assets to these segments. Consequently, it is not practical to show assets by reportable segments. Prior to 2006, the Group only had a single operating segment, out-of-home television advertising services. The in-elevator poster frame advertising services, mobile handset advertising services and others segments were the result of acquisitions made in 2006.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

The following table presents selected financial information relating to the Group’s segments for 2006:

	Out-of-Home	In-Elevator	Mobile
	Television	Poster Frame	Handset
	Advertising	Advertising	Advertising
	Services	Services	Services	Others	Elimination	Total

Net revenues — external	$160,210,414	$40,904,235	$10,100,965	$689,851	—	$211,905,465
Net revenues — intersegment	—	245,274	—	—	(245,274)	—

Total net revenues	160,210,414	41,149,509	10,100,965	689,851	(245,274)	211,905,465

Cost of revenues — external	60,948,103	13,622,059	6,051,846	758,359	—	81,380,367
Cost of revenues — intersegment	245,274	—	—	—	(245,274)	—

Total cost of revenues	61,193,377	13,622,059	6,051,846	758,359	(245,274)	81,380,367

Gross profit (loss)	99,017,037	27,527,450	4,049,119	(68,508)	—	130,525,098
Interest income	4,419,572	123,740	17,194	292	—	4,560,798
Interest expense	304,294	52	941	—	—	305,287
Depreciation and amortization	15,008,162	3,599,827	843,896	59,667	—	19,511,552
Income taxes	1,060,314	103,434	(120,210)	—	—	1,043,538
Net income (loss)	$61,447,995	$20,006,067	$2,222,970	$(479,300)	—	$83,197,732

For the six months ended June 30, 2006 (unaudited):

	Out-of-Home	In-Elevator	Mobile
	Television	Poster Frame	Handset
	Advertising	Advertising	Advertising
	Services	Services	Services	Others	Elimination	Total

Net revenues — external	63,649,748	15,845,504	3,076,397	689,992	—	83,261,641
Net revenues — intersegment		173,767			(173,767)	—

Total net revenues	63,649,748	16,019,271	3,076,397	689,992	(173,767)	83,261,641

Cost of revenues — external	28,114,514	6,008,726	2,376,217	311,976	—	36,811,433
Cost of revenues — intersegment	173,767				(173,767)	—

Total cost of revenues	28,288,281	6,008,726	2,376,217	311,976	(173,767)	36,811,433

Gross profit (loss)	35,361,467	10,010,545	700,180	378,016	—	46,450,208
Interest income	1,673,678	101,830	5,581	—	—	1,781,089
Interest expense	287,987	39	462			288,488
Depreciation and amortization	6,651,282	1,696,695	274,945	—	—	8,622,922
Income taxes	985,938	2,981			—	988,919
Net income (loss)	19,175,568	6,720,653	208,679	—	—	26,104,090

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

For the six months ended June 30, 2007 (unaudited):

	Out-of-Home	In-Elevator	Mobile
	Television	Poster Frame	Handset	Internet
	Advertising	Advertising	Advertising	Advertising
	Services	Services	Services	Services	Others	Elimination	Total

Net revenues — external	96,584,774	31,217,958	16,890,621	25,235,998	686,634		170,615,985
Net revenues — intersegment		182,493				(182,493)	—

Total net revenues	96,584,774	31,400,451	16,890,621	25,235,998	686,634	(182,493)	170,615,985

Cost of revenues — external	40,981,343	10,010,772	7,323,056	18,405,005	303,017		77,023,193
Cost of revenues — intersegment	182,493					(182,493)	—

Total cost of revenues	41,163,836	10,010,772	7,323,056	18,405,005	303,017	(182,493)	77,023,193

Gross profit (loss)	55,420,938	21,389,679	9,567,565	6,830,993	383,617	—	93,592,792
Interest income	4,357,062	65,911	39,388	171,508	—	—	4,633,869
Interest expense	6,074	897	—	—	—	—	6,971
Depreciation and amortization	8,770,889	1,789,700	718,400	1,383,257	—	—	12,662,246
Income taxes	1,036,479	588,833	472,935	1,188,104	—	—	3,286,351
Net income (loss)	31,111,291	12,748,294	7,239,494	2,907,288	—	—	54,006,367

Geographic Information

The Group operates in the PRC and all of the Group’s long lived assets are located in the PRC.

Major Customers

As of December 31, 2004, 2005, 2006 and June 30, 2007 (unaudited), there were no customers who accounted for 10% or more of the Group’s net revenues or accounts receivables.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Major Service lines

The Group derives revenues from the following major service lines:

							For the Six Months Ended
	For the Years Ended December 31						June 30,
	2004		2005		2006		2006		2007
		%of		%of		%of		%of		%of
		total		total		total		total		total
							(Unaudited)

Net revenues
Commercial location network	$26,321,179	90.1%	$61,434,760	90.0%	$131,371,292	62.0%	$51,818,404	62.2%	$80,862,803	47.4%
In-store network	—	—	5,468,919	8.0%	26,907,592	12.7%	11,831,344	14.2%	13,882,446	8.1%
Poster frame network	—	—	—	—	40,904,235	19.3%	15,845,504	19.0%	31,217,958	18.3%
Mobile handset advertising network	—	—	—	—	10,100,965	4.7%	3,076,397	3.7%	16,890,621	9.9%
Movie theaters	—	—	—	—	689,851	0.3%	—	—	25,235,998	14.8%
Internet advertising network	—	—	—	—	—	—	—	—	1,839,525	1.1%

Advertising service revenue	26,321,179	90.1%	66,903,679	98.0%	209,973,935	99.0%	82,571,649	99.2%	169,929,351	99.6%
Equipment revenue	2,888,720	9.9%	1,325,324	2.0%	945,606	0.5%	409,575	0.5%	346,168	0.2%
Franchise revenue	—	—	—	—	985,924	0.5%	280,417	0.3%	340,466	0.2%

Total net revenues	$29,209,899	100.0%	$68,228,913	100.0%	$211,905,465	100.0%	$83,261,641	100.0%	$170,615,985	100.0%

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

18.	Related Party Transactions

Details of advertising service revenue from related parties are as follows:

					For the Six Months
	Director	Year Ended December 31,			Ended June 30,
Name of Related Parties	Interested	2004	2005	2006	2006	2007
					(Unaudited)	(Unaudited)

Shanghai Everease Advertising & Communication Ltd. (“Everease”)	Jason Nanchun Jiang	$1,302,331	$1,552,039	$7,764,977	$1,084,189	$3,735,103
Multimedia Park Venture Capital	Jimmy Wei Yu	1,227,267	2,330,945	3,885,546	2,606,373	104
Shanghai Jobwell Business Consulting Co., Ltd.	Jimmy Wei Yu	411,034	1,050,258	1,382,695	749,684	—
Shanghai Wealove Wedding Service Co., Ltd.	Jimmy Wei Yu	372,488	757,850	1,122,945	1,122,945	—
Shanghai Wealove Business Consulting Co., Ltd.	Jimmy Wei Yu	—	—	671,488	—	—
Shanghai Hetong Network Technology Co., Ltd.	Jimmy Wei Yu	361,371	908,100	982,527	420,218	—
Shanghai Shengchu Advertising Agency Co., Ltd.	Jimmy Wei Yu	—	1,646,120	3,230,040	2,106,475	44,542
Beijing Sina Internet Information Services Co., Ltd.	Charles Chao	—	—	190,563	149,958	59,345
Beijing Sohu New-age Information Technology Co., Ltd.	Daqing Qi	—	—	119,768	9,573	272,337
Home-Inn Hotel Management (Beijing) Co., Ltd	Neil Nanpeng Shen	—	—	78,742	—	—
UUSEE	Neil Nanpeng Shen	—	—	—	—	27,939
Beijing Yadu Science & Technology Co., Ltd	Fumin Zhuo	—	—	—	—	97,826
Ctrip Travel Information Technology Shanghai) Co., Ltd.	Neil Nanpeng Shen	48,287	264,120	178,933	178,933	105,014

Total		$3,722,778	$8,509,432	$19,608,224	$8,428,348	$4,342,210

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Details of amounts due from related parties are as follows:

			Director	December 31,			June 30,
Name of Related Parties	Note		Interested	2004	2005	2006	2007
							(Unaudited)

Shanghai Everease Advertising & Communication Ltd.	(a	)	Jason Nanchun Jiang	$1,259,138	$572,525	$6,331,549	$5,346,287
Multimedia Park Venture Capital	(a	)	Jimmy Wei Yu	690,212	330,700	12,705	9,464
Shanghai Jobwell Business Consulting Ltd.	(a	)	Jimmy Wei Yu	275,971	546,207	—	—
Shanghai Wealove Wedding Service Co., Ltd.	(a	)	Jimmy Wei Yu	251,556	662,954	—	—
Shanghai Hetong Network Technology Co., Ltd.	(a	)	Jimmy Wei Yu	263,155	533,469	—	—
Shanghai Shengchu Advertising Agency Co., Ltd.	(a	)	Jimmy Wei Yu	—	474,351	403,889	—
Beijing Sina Internet information Services Co., Ltd	(a	)	Charles Chao	—	—	—	802,317
Beijing Sohu New-age Information Technology Co., Ltd	(a	)	Daqing Qi	—	—	—	864,335
Ctrip Travel Information Technology (Shanghai) Co., Ltd.	(a	)	Neil Nangpeng Shen	—	—	—	58,888
UUSEE	(a	)	Neil Nangpeng Shen	—	—	—	32,828
Beijing Yadu Science & Technology Co., Ltd	(a	)	Fumin Zhuo	—	—	—	65,758
Home-Inn Hotel Management (Beijing) Co., Ltd	(a	)	Neil Nanpeng Shen	—	—	39,699	—
David Yu	(b	)	David Yu	—	—	1,064,947	—

Total				$2,740,032	$3,120,206	$7,852,789	$7,179,877

Note (a)	— These amounts represent trade receivables for advertising services provided.

Note (b)
— The amount represents a payment due from the ex-shareholder of Target Media for an indemnification of a contingent liability which arose after the acquisition. This amount was paid out in cash in 2007.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Details of amounts due to related parties are as follows:

	As of December 31,
			Director				June 30,
Name of Related Parties	Note		Interested	2004	2005	2006	2007
							(Unaudited)

51.com	(d	)	Neil Nanpeng Shen	—	—	—	27,477
Beijing Sina Internet Information Services Co., Ltd.	(d	)	Charles Chao	—	—	—	3,238,744
Qihoo.com	(d	)	Neil Nanpeng Shen	—	—	—	116,174
Home-Inn Hotel Management (Beijing) Co., Ltd	(d	)	Neil Nanpeng Shen	—	—	—	205
Ctrip Travel Information Technology (Shanghai) Co., Ltd.	(d	)	Neil Nanpeng Shen	—	—	—	7,550
Zhi Tan	(c	)	Zhi Tan	—	—	345,768	—

				$—	$—	$345,768	$3,390,150

Note (c)	— The amount represents the amount due to the president of Focus Media for operating funds of Framedia. The loan was non-interest bearing and was repayable within one year.

Note (d)	— These amounts represent trade payables for web spaces leased.

Other related party transactions

For each of the years ended December 31, 2004, 2005, 2006 and six months ended June 30, 2006 (unaudited) and 2007 (unaudited), office rentals were paid to Multimedia Park Venture Capital amounting to $140,305, $395,083, $476,902, $226,506 and $306,137, respectively.

In 2006, Everease charged the Group $47,804 for providing administration services.

In March 2006, Weiqiang Jiang, father of Jason Nanchun Jiang, provided a short-term loan to the Group of approximately $2.5 million to relieve a temporary shortage of Renminbi the Group experienced at that time. The loan was unsecured and non-interesting bearing. At the end of June 2006, the Group paid $2.5 million to Everease and they remitted this fund to Weiqiang Jiang on our behalf to repay the loan outstanding.

19.	Restricted Net Assets

Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payment of dividends as a general reserve fund. As a result of these PRC laws and regulations, the Group’s PRC subsidiaries and PRC affiliates are restricted in their ability to transfer a portion of their net assets to Focus Media Holding in the form of dividends, loans or advances, which restricted portion amounted to approximately $223,386,461 as of December 31, 2006.

20.	Subsequent Events

In the third quarter of 2007, the Group completed acquisitions of nine companies which primarily provide out-of-home television advertising, poster-frame advertising, mobile handset advertising and Internet advertising services, for an aggregate purchase considerations of approximately $0.9 million plus additional consideration

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

contingent upon the achievement of certain earnings targets over the next one to three fiscal years. The Group also will make aggregate down payment of $24.9 million, which will be deducted from the contingent purchase price consideration.

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Appendix 1

Subsidiaries of Focus Media Holding Limited

The following table sets forth information concerning our direct subsidiaries:

	Place of	Percentage
Subsidiary	Incorporation	of Ownership

Focus Media (China) Holding Ltd.	Hong Kong	100%
Focus Media Technology (Shanghai) Co., Ltd.	PRC	100%
	British Virgin Islands
Perfect Media Holding Ltd.	(“BVI”)	100%
Focus Media Qingdao Holding Ltd.	BVI	100%
Focus Media Dalian Holding Ltd.	BVI	100%
Focus Media Changsha Holding Ltd.	BVI	100%
Focus Media Digital Information Technology (Shanghai) Co., Ltd.	PRC	100%
New Focus Media Technology (Shanghai) Co., Ltd.	PRC	100%
Sorfari Holdings Limited	BVI	100%
Focus Media Tianjin Limited	BVI	80%
Capital Beyond Limited	BVI	100%
Shanghai New Focus Media Advertisement Co., Ltd.	PRC	90%
Shanghai New Focus Media Agency Co., Ltd.	PRC	90%
Shanghai Focus Media Defeng Advertisement Co., Ltd.	PRC	90%
Shanghai Focus Media Baiwang Advertising Co., Ltd.	PRC	70%
Shanghai Focus Media Xiangkun Advertising Co., Ltd.	PRC	70%
Infoachieve Limited	BVI	100%
Shanghai Framedia Investment Consultation Co., Ltd.	PRC	100%
Target Media Holdings Limited	Cayman Islands	100%
Target Media Multi-Media Technology (Shanghai) Co., Ltd.	PRC	100%
Dotad Holdings Limited	BVI	100%
ProfitBest Worldwide Limited	BVI	100%
Wiseglobal Investments Limited	BVI	100%
Summitworld Limited	BVI	100%
Newking Investment Limited	BVI	100%
Surge Zhenghe Holding Limited	BVI	100%
Speedaccess Limited	BVI	100%
Peakbright Group Limited	BVI	100%
Homesky Investment Limited	BVI	100%
Bestwin Partners Limited	BVI	100%
Glomedia Holdings Limited	BVI	100%
Appreciate Capital Ltd.	BVI	70%
Richcrest Pacific Limited	BVI	100%
Wealthstar Holdings Limited	BVI	100%

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

	Place of	Percentage
Subsidiary	Incorporation	of Ownership

Highmark Asia Limited	BVI	100%
Plentiworth Investment Limited	BVI	100%
Directwealth Holdings Limited	BVI	100%
Better off Investments Limited	BVI	100%
Topstart Holdings Limited	BVI	100%
Vast Well Development Limited	BVI	100%
Crownsky Limited	BVI	100%
Pear Commercial Inc.	BVI	100%
Active Max Limited	BVI	100%
Allyes Information Technology Company Limited	BVI	100%
Advantage Way Limited	BVI	100%
Angeli Education Development Limited	BVI	100%

The following table sets forth information concerning Focus Media Advertisement’s subsidiaries each of which is incorporated in China:

Focus Media
Advertisement’s
	Ownership	Region of
	Percentage	Operations	Primary Business

Shanghai Focus Media Advertising Co., Ltd.	90.0%(1)	Shanghai	Advertising agency
Shanghai Perfect Media Advertising Agency Co., Ltd.	90.0%(1)	Shanghai	Advertising company that operates advertising services network on shoe-shining machines
Qingdao Fukesi Advertisement Co., Ltd.	90.0%(1)	Qingdao	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Changsha Focus Media Shiji Advertisement Co., Ltd.	90.0%(1)	Changsha	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Dalian Focus Media Advertising Co., Ltd.	90.0%(1)	Dalian	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Shanghai Qianjian Advertising Co., Ltd.	90.0%(1)	Shanghai	Operation and maintenance of out-of-home television advertising network in banking locations
Guangzhou Framedia Advertising Company Ltd.	90.0%(1)	Guangzhou	Operation and maintenance of out-of-home television advertising network
Zhuhai Focus Media Culture and Communication Company Ltd.	90.0%(1)	Zhuhai	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Shanghai Focus Media Digital Information Technology Co., Ltd.	10%(3)	Shanghai	Technical and business consultancy
Shenzhen Bianjie Building Advertisement Co., Ltd.	90.0%(2)	Shenzhen	Operation and maintenance of frame advertising network
Hebei Tianma Weiye Advertising Company Ltd.	90.0%(2)	Hebei	Operation and maintenance of out-of-home television advertising network (former regional distributor)

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

Focus Media
Advertisement’s
	Ownership	Region of
	Percentage	Operations	Primary Business

Xiamen Focus Media Advertising Company Ltd.	90.0%(2)	Xiamen	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Sichuan Focus Media Advertising Communications Co., Ltd.	90.0%(3)	Chengdu	Operation and maintenance of out-of-home television advertising network
Shanghai New Structure Advertisement Co., Ltd.	90.0%(2)	Shanghai	Technical and business consultancy for poster frame network
Shanghai Framedia Advertising Development Co., Ltd.	90.0%(2)	Shanghai	Operation and maintenance of advertising poster frame network
Guangzhou Shiji Shenghuo Advertisement Co., Ltd.	90.0%(2)	Guangzhou	Operation and maintenance of advertising poster frame network
Hefei Fukesi Advertising Co. Ltd.	90.0%(2)	Hefei	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Jinan Focus Media Advertising Co., Ltd.	90.0%(2)	Jinan	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Shenzhen E-Times Consulting Co., Ltd.	90.0%(2)	Shenzhen	Operation and maintenance of advertising poster frame network
Shanghai Target Media Co., Ltd.	90.0%(2)	Shanghai	Dormant (Former operation and maintenance of Target Media’s out-of-home television advertising network)
Shenyang Target Media Ltd.	90.0%(2)	Shenyang	Dormant (Former operation and maintenance of Target Media’s out-of-home television advertising network)
Fuzhou Hengding United Media Ltd.	90.0%(2)	Fuzhou	Dormant (Former operation and maintenance of Target Media’s out-of-home television advertising network)
Beijing Focus Media Wireless Co., Ltd.	90.0%(2)	Beijing	Operation of mobile handset advertising service network
Guangzhou Feisha Advertisement Co., Ltd.	90.0%(2)	Guangzhou	Operation and maintenance of out-of-home television advertising network (former regional distributor)
DongGuan Focus Media Advertisement & Communications Co., Ltd.	90.0%(2)	Dongguan	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Shanghai FengJing Advertisement & Communications Co., Ltd.	95.0%(2)	Shanghai	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Zhengzhou Focus Media Advertisement & Communications Co., Ltd.	85.0%(2)	Zhengzhou	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Shijiazhuang Focus Media HuiHuang Business Advertisement Co., Ltd.	90.0%(2)	Shijiazhuang	Operation and maintenance of advertising poster frame network
Nanjing Focus Media Advertising Co., Ltd.	90.0%(3)	Nanjing	Operation and maintenance of out-of-home television advertising network (former regional distributor)

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

	Focus Media
	Advertisement’s
	Ownership	Region of
	Percentage	Operations	Primary Business

Yunnan Focus Media Co., Ltd.	89.5%(2)	Kunming	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Tianjin Focus Tongsheng Advertising Company Ltd.	80.0%(2)	Tianjin	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Zhejiang Ruihong Focus Media Advertising Communications Co., Ltd.	80.0%(2)	Hangzhou	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Wuhan Geshi Focus Media Advertising Co., Ltd.	75.0%(2)	Wuhan	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Xian Focus Media Advertising & Information Company Ltd.	70.0%(3)	Xian	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Shenyang Focus Media Advertising Co., Ltd.	70.0%(3)	Shenyang	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Fuzhou Focus Media Advertising Co., Ltd.	70.0%(3)	Fuzhou	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Chongqing Geyang Focus Media Culture & Broadcasting Co., Ltd.	60.0%(2)	Chongqing	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Shanghai On-Target Advertisement Co., Ltd.	60.0%(3)	Shanghai	Dormant
BeiJing YangShiSanWei Advertisement Co., Ltd.	70.0%(3)	Beijing	Operation and maintenance of In-movie theater advertising network
Shanghai Jiefang Focus Media Advertisement & Communications Co., Ltd.	70.0%(3)	Shanghai	Operation and maintenance of Direct Mailing advertising network
Jilin Focus Media Advertising Co., Ltd.	100.0%	Jilin	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Haerbin Focus Media Advertising Co., Ltd.	100.0%	Haerbin	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Haerbin Yifang Focus Media Advertising Co., Ltd.	100.0%	Haerbin	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Quanzhou New Continetal Culture and Communication Company Ltd.	100.0%	Quanzhou	Operation and maintenance of out-of-home television advertising network (former regional distributor)
Shanghai Direct Media Advertising Co., Ltd.	100.0%	Shanghai	Operation and maintenance of Direct Mailing advertising network
Tianjin Saige Advertising Planning Co., Ltd.	100.0%	Tianjin	Operation and maintenance of advertising poster frame network
Beijing QuanShi Advertising Co., Ltd.	100.0%	Beijing	Provide internet advertising agency services
Shanghai Allyes Advertising Co., Ltd.	100.0%	Shanghai	Provide internet advertising agency services

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

	Focus Media
	Advertisement’s
	Ownership	Region of
	Percentage	Operations	Primary Business

Shanghai Interactive Information Advertising Co., Ltd.	100.0%	Shanghai	Provide internet advertising agency services
Shenzhen BaiFen Innovation Advertising Co., Ltd.	100.0%	Shenzhen	Provide internet advertising agency services
Shanghai Meisien Advertising Co., Ltd.	100.0%	Shanghai	Provide internet advertising agency services
Tianjin FeiNiao Interactive Advertising Co., Ltd.	100.0%	Tianjin	Provide internet advertising agency services
Shanghai QuanShi Advertising Co., Ltd.	100.0%	Shanghai	Provide internet advertising agency services
Beijing LangTian Interactive Advertising Co., Ltd.	100.0%	Beijing	Provide internet advertising agency services
Shanghai KuanTong Advertising Co., Ltd.	100.0%	Shanghai	Provide internet advertising agency services
Shanghai iResearch Marketing Consulting Co., Ltd.	100.0%	Shanghai	Provide internet advertising agency services
Shanghai Aike Marketing Consulting Co., Ltd.	100.0%	Shanghai	Provide internet advertising agency services
Catch Stone Advertising (Beijing) Co., Ltd.	100.0%	Beijing	Provide internet advertising agency services
Yibolande Advertising (Beijing) Co., Ltd.	100.0%	Beijing	Provide internet advertising agency services
Beijing Pengpai Dongli Advertising Co., Ltd.	100.0%	Beijing	Operation and maintenance of advertising poster frame network
Shanghai Yuanyuan Advertising Agency Co., Ltd.	100.0%	Beijing	Operation and maintenance of advertising poster frame network
Shanghai Yuanchi Advertising Agency Co., Ltd.	100.0%	Zhejiang	Operation and maintenance of advertising poster frame network
Shanghai Lizhu Advertising Agency Co., Ltd.	100.0%	Zhejiang	Operation and maintenance of advertising poster frame network
Shanghai Honghao Advertising Agency Co., Ltd.	100.0%	Jiangsu	Operation and maintenance of advertising poster frame network
Nanjing Haozheng Advertising Media Co., Ltd.	100.0%		Operation and maintenance of advertising poster frame network
Suzhou Haozheng Advertising Media Co., Ltd.	100.0%	Jiangsu	Operation and maintenance of advertising poster frame network
Nanjing Hongzhong Advertising Media Co., Ltd.	100.0%	Jiangsu	Operation and maintenance of advertising poster frame network
Shengyang Longyuantao Advertising Agency Co., Ltd.	100.0%	Liaoning	Operation and maintenance of advertising poster frame network
Shengyang Xiangyida Advertising Agency Co., Ltd.	100.0%	Liaoning	Operation and maintenance of advertising poster frame network
Shanghai Zhiyi Advertising Agency Co., Ltd.	100.0%	Wuhan	Operation and maintenance of advertising poster frame network
Wuhan Daosen Advertising Agency Co., Ltd.	100.0%	Wuhan	Operation and maintenance of advertising poster frame network
Yitong Wireless Information Techonology (Beijing) Co., Ltd.	100.0%	Beijing	Operation of mobile handset advertising service network
Guangzhou Xuanwu Information Technology Co., Ltd.	100.0%	Guangzhou	Operation of mobile handset advertising service network

FOCUS MEDIA HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2006 (UNAUDITED) AND 2007 (UNAUDITED) — (Continued)

	Focus Media
	Advertisement’s
	Ownership	Region of
	Percentage	Operations	Primary Business

Guangzhou Xuanfu Information Technology Co., Ltd.	100.0%	Guangzhou	Operation of mobile handset advertising service network
Zhengzhou Meihe SMS Technolofy Co., Ltd.	100.0%	He’nan	Operation of mobile handset advertising service network
Beifang Meihe Telecommunication Technology (Beijing) Co., Ltd.	100.0%	Beijing	Operation of mobile handset advertising service network
Shenzhen Julan Information Technology Co., Ltd.	100.0%	Shenzhen	Operation of mobile handset advertising service network
Shenzhen Julan Network Co., Ltd.	100.0%	Shenzhen	Operation of mobile handset advertising service network
Guangzhou Julan Information Technology Co., Ltd.	100.0%	Guangzhou	Operation of mobile handset advertising service network
Dongguan Julan Information Technology Co., Ltd.	100.0%	Dongguan	Operation of mobile handset advertising service network
Shenzhen Fenxin Techonology Development Co., Ltd.	100.0%	Shenzhen	Operation of mobile handset advertising service network
Beijing Century Zhongkai Technology Co., Ltd.	100.0%	Beijing	Operation of mobile handset advertising service network
Beijing Eastern Boxin Technology Co., Ltd.	100.0%	Beijing	Operation of mobile handset advertising service network
Shenzhen Jingzhun Fenzhong Technology Co., Ltd.	100.0%	Shenzhen	Operation of mobile handset advertising service network
Beijing Together Advertising Agency Co., Ltd.	100.0%	Beijing	Operation of outdoor billboards advertising service network
Shanghai Qianzhong Advertising Agency Co., Ltd.	100.0%	Shanghai	Operation of outdoor billboards advertising service network
Shanghai Chuanzhi Huakuang Advertising Agency Co., Ltd.	100.0%	Shanghai	Operation of outdoor billboards advertising service network
Beijing Chuanzhi Huakuang Advertising Agency Co., Ltd.	100.0%	Beijing	Operation of outdoor billboards advertising service network
Shanghai Xinnuo Advertising Agency Co., Ltd.	100.0%	Shanghai	Operation of outdoor billboards advertising service network
Shanghai Chuanzhi Advertising Agency Co., Ltd.	100.0%	Shanghai	Operation of outdoor billboards advertising service network
Shanghai Ruili Advertising Agency Co., Ltd.	100.0%	Shanghai	Operation of outdoor billboards advertising service network
Beijing Huakuang Chuangzhi Advertising Agency Co., Ltd.	100.0%	Beijing	Operation of outdoor billboards advertising service network

(1)	The remaining equity interest is held by Jimmy Wei Yu as our nominee holder.

(2)	The remaining equity interest is held by Focus Media Advertising Agency.

(3)	The remaining equity interest in this entity is owned by unrelated third parties.

(4)	The remaining equity interest in this entity is owned by Focus Media Digital.

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE 1

FOCUS MEDIA HOLDING LIMITED

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States

FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEETS

	December 31,
	2004	2005	2006
	(In U.S. Dollars, except share data)

Assets
Cash and cash equivalents	$—	$—	$37,483,101
Prepaid expenses and other current assets	—	121,482	151,257
Amounts due from related parties	25,072,466	94,813,430	94,949,887
Acquired intangible assets, net	—	—	6,323,076
Investments in subsidiaries and affiliates	23,806,034	96,877,616	925,981,259

Total assets	$48,878,500	$191,812,528	$1,064,888,580

Liabilities, mezzanine equity and shareholders’ equity (deficiency)
Current liabilities:
Accrued expenses and other current liabilities	1,178,545	397,877	14,144,589

Total current liabilities	1,178,545	397,877	14,144,589

Mezzanine equity
Series A convertible redeemable preference shares ($0.00005 par value; 41,967,400 shares authorized and 41,967,400, nil and nil shares issued and outstanding in 2004, 2005 and 2006, respectively)	6,295,110	—	—
Series B convertible redeemable preference shares ($0.00005 par value; 48,191,600 shares authorized and 48,191,600, nil and nil shares issued and outstanding in 2004, 2005 and 2006, respectively)	12,062,696	—	—
Series C-1 convertible redeemable preference shares ($0.00005 par value; 34,054,000 shares authorized and 34,054,000, nil and nil shares issued and outstanding in 2004, 2005 and 2006, respectively)	17,500,350	—	—
Series C-2 convertible redeemable preference shares ($0.00005 par value; 34,053,400 shares authorized and 34,053,400, nil and nil shares issued and outstanding in 2004, 2005 and 2006, respectively)	17,415,000	—	—
Shareholders’ equity (deficiency)
Ordinary shares ($0.00005 par value; 885,516,600, 19,800,000,000 and 19,800,000,000 shares authorized in 2004, 2005 and 2006; 142,464,600, 378,306,000 and 534,896,873 shares issued and outstanding in 2004, 2005 and 2006, respectively)	7,124	18,916	26,745
Additional paid-in capital	5,981,154	177,419,761	709,196,246
Acquisition consideration to be issued	—	—	237,879,480
Deferred share-based compensation	(969,959)	(246,569)	—
Retained earnings (accumulated deficit)	(10,550,414)	12,997,237	96,194,969
Accumulated other comprehensive income (loss)	(41,106)	1,225,306	7,446,551

Total shareholders’ equity (deficiency)	$(5,573,201)	$191,414,651	$1,050,743,991

Total liabilities, mezzanine equity and shareholders’ equity (deficiency)	$48,878,500	$191,812,528	$1,064,888,580

FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2004	2005	2006
	(In U.S. dollars)

Net revenues:	$—	$—	$719,978
Cost of revenues:	—	—	146,943
Gross profit	—	—	573,035
Operating expenses:
General and administrative	461,183	1,300,511	7,894,125
Selling and marketing	27,528	43,317	2,090,387
Amortization of acquired intangible assets	—	—	79,377

Total operating expenses	488,711	1,343,828	10,063,889
Loss from operations	(488,711)	(1,343,828)	(9,490,854)
Interest income	—	—	791,669
Other expense	—	(7,339)	(44,755)
Equity in earnings of subsidiaries and equity affiliates	12,553,750	24,898,818	91,941,672
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	(11,692,287)	—	—

Income (loss) before income taxes	372,752	23,547,651	83,197,732
Income tax expenses	—	—	—

Net income (loss)	372,752	23,547,651	83,197,732
Deemed dividend on Series A convertible redeemable preference shares	(8,308,411)	—	—
Deemed dividend on Series B convertible redeemable preference shares	(2,191,442)	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares	(13,356,087)	—	—
Premium of Series B convertible redeemable preference shares	12,906,774	—	—

Income (loss) attributable to holders of ordinary shares	$(10,576,414)	$23,547,651	$83,197,732

Financial Information of parent company

STATEMENTS OF CASHFLOWS

	For the Year Ended December 31
	2004	2005	2006
	(In U.S. dollars)

Operating activities:
Income (loss) attributable to holders of ordinary shares	$(10,576,414)	$23,547,651	$83,197,732
Deemed dividend on Series A convertible redeemable preference shares	8,308,411	—	—
Deemed dividend on Series B convertible redeemable preference shares	2,191,442	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares	13,356,087	—	—
Premium relating to Series B convertible redeemable preference shares	(12,906,774)	—	—

Net income (loss)	372,752	23,547,651	83,197,732
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Share-based compensation	488,711	726,503	8,367,406
Amortization of intangibles			80,039
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	11,692,287	—	—
Equity in earning of subsidiaries	(12,553,750)	(24,898,818)	(91,941,672)
Changes in assets and liabilities:
Prepaid expenses and other current assets	—	(121,482)	(29,775)
Amounts due from related parties	(23,915,404)	(69,740,965)	(136,456)
Accrued expenses and other current liabilities	1,178,545	(780,665)	9,239,041

Net cash used in operating activities	$(22,736,859)	$(71,267,776)	$8,776,315

Investing activities:
Investments in subsidiaries and affiliates	(6,741,485)	(8,208,870)	(124,508,517)
Deposit paid to acquire subsidiaries	—	(40,919,530)	(696,228)
Purchase of intangibles	—	—	(3,225,161)

Net cash used in investing activities	$(6,741,485)	$(49,128,400)	$(128,429,906)

Financing activities:
Proceeds from issuance of ordinary shares	—	118,174,130	142,750,893
Proceeds from issuance of ordinary shares pursuant to stock option plans	—	—	15,247,561
Proceeds from issuance of Series B convertible redeemable preference shares (net of issuance costs of $437,304)	12,062,696	—	—
Proceeds from issuance of Series C-2 convertible redeemable preference shares (net of issuance costs of $85,000)	17,415,000	—	—

Net cash provided by financing activities	$29,477,696	$118,174,130	$157,998,454

Effect of exchange rate changes	648	2,222,046	(861,762)
Net increase in cash and cash equivalents	—	—	37,483,101
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$37,483,101

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

TO THE BOARD OF DIRETORS OF FOCUS MEDIA HOLDING LIMITED (“FOCUS MEDIA”)

We have audited the accompanying consolidated balance sheet of Allyes Information Technology Company Limited and subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
October 24, 2007

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

CONSOLIDATED BALANCE SHEET
(In U.S. dollars, except share data)

December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$21,468,931
Accounts receivable, net of allowance for doubtful accounts of $212,749	22,803,220
Rebate receivable	3,025,631
Deferred income taxes	454,124
Prepaid expenses and other current assets	1,703,796

Total current assets	49,455,702
Equipment, net	1,065,575
Acquired intangible assets, net	126,035
Other non-current assets	249,183
Non-current deferred income taxes	7,939

Total assets	$50,904,434

Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$12,143,975
Accrued employee bonus	1,048,179
Customer receipts in advance	755,412
Income tax payable	1,826,176
Accrued expenses and other current liabilities	4,021,351

Total current liabilities	19,795,093
Deferred income taxes	31,271

Total liabilities	19,826,364

Commitments (Note 11)
Shareholders’ equity:
Series A convertible preference shares $0.0001 par value; 40,000,000 shares authorized, issued and outstanding as of December 31, 2006; liquidation value $471,000	4,000
Series A-1 convertible preference shares $0.0001 par value; 44,925,500 shares authorized, issued and outstanding as of December 31, 2006; liquidation value $1,615,566	4,493
Series B convertible preference shares $0.0001 par value; 60,556,758 shares authorized issued and outstanding as of December 31, 2006; liquidation value $58,750,000	6,056
Common shares, $0.0001 par value, 354,517,742 shares authorized, 62,188,023 issued and outstanding as of December 31, 2006	6,219
Additional paid-in capital	26,834,540
Subscription receivables	(594,810)
Retained earnings	3,499,999
Accumulated other comprehensive income	1,317,573

Total shareholders’ equity	31,078,070

Total liabilities and shareholders’ equity	$50,904,434

The accompanying notes are an integral part of these consolidated financial statements.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS
(In U.S. dollars, except share data)

For the Year Ended
December 31, 2006
Revenues:
Advertising service revenue	$47,234,757
Other revenue	1,899,197
Total net revenues	49,133,954
Cost and expenses:
Cost of revenues	37,820,920
General and administrative	6,524,900
Selling and marketing	4,376,213
Research and development	648,732

Total cost and expenses	49,370,765

Loss from operations	(236,811)
Interest income	583,738
Other income	201,078
Other expense	(40,200)

Income before income taxes	507,805
Income taxes:
-Current	1,149,557
-Deferred	(146,613)

Total income taxes	1,002,944

Net loss	$(495,139)

The accompanying notes are an integral part of these consolidated financial statements.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(In U.S. dollars, except share data)

												Accumulated
	Convertible Preference Shares								Additional			Other
	Series A Shares		Series A-1 Shares		Series B Shares		Common Shares		Paid-in	Subscription	Retained	Comprehensive		Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivables	Earnings	Income	Total	Income

Balance as of January 1, 2006	40,000,000	$4,000	44,925,500	$4,493	60,556,758	$6,056	57,203,006	$5,720	$25,820,611	$(116,575)	$3,995,138	$528,700	$30,248,143
Exercise of share options	—	—	—	—	—	—	5,295,700	530	652,377	(572,069)	—	—	80,838	—
Repurchase of common shares	—	—	—	—	—	—	(310,683)	(31)	(153,926)	72,576	—	—	(81,381)	—
Share-based compensation	—	—	—	—	—	—	—	—	515,478	—	—	—	515,478	—
Collection of subscription receivables	—	—	—	—	—	—	—	—	—	21,258	—	—	21,258	—
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	788,873	788,873	$788,873
Net loss	—	—	—	—	—	—	—	—	—	—	(495,139)	—	(495,139)	(495,139)

Balance as of December 31, 2006	40,000,000	$4,000	44,925,500	$4,493	60,556,758	$6,056	62,188,023	$6,219	$26,834,540	$(594,810)	$3,499,999	$1,317,573	$31,078,070	$293,734

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(In U.S. dollars, except share data)

For The Year Ended
December 31, 2006

Operating activities:
Net loss	$(495,139)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt provision	413,983
Depreciation	232,185
Amortization	51,160
Impairment of acquired intangible assets	287,765
Share-based compensation	515,478
Loss on disposal of equipment	40,200
Deferred income taxes	(146,613)
Changes in assets and liabilities:
Accounts receivable	(10,898,678)
Rebate receivable	14,511
Prepaid expenses and other current assets	(1,103,549)
Other non-current assets	411,623
Accounts payable	921,825
Accrued employee bonus	312,011
Customer receipts in advance	40,433
Accrued expenses and other current liabilities	2,590,515
Income tax payable	1,208,830

Net cash used in operating activities	(5,603,460)

Investing activities:
Purchase of equipment	(630,654)
Payment for acquisitions of subsidiary and operation	(323,998)

Cash used in investing activities	(954,652)

Financing activities:
Proceeds from exercise of employee share options	80,838
Collection of subscription receivables from employees	21,258
Payment for repurchase of common shares	(81,381)

Net cash provided by financing activities	20,715

Effect of exchange rate changes	777,513
Net decrease in cash and cash equivalents	(5,759,884)
Cash and cash equivalents, beginning of year	27,228,815

Cash and cash equivalents, end of year	$21,468,931

The accompanying notes are an integral part of these consolidated financial statements.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

1.	Organization and Principal Activities

Allyes Information Technology Company Limited (the “Company”), a Cayman Island Company, was established under the Cayman law on March 10, 2000. Allyes (China) Holding Company Limited (“Allyes China”), a wholly-owned subsidiary of the Company, was registered in Hong Kong on March 29, 2000. In June 2000, New Allyes Information Technology (Shanghai) Co., Ltd. (“New Allyes Shanghai”), a wholly-own subsidiary of Allyes China, was established in Shanghai, China. New Allyes Shanghai’s primary business is the development and sale of Adforward software, which enables advertisers to receive real-time analysis of the effectiveness of online advertisements.

Through various contractual arrangements as described below and under the requirements of FIN 46 (Revised), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), New Allyes Shanghai is deemed the primary beneficiary of a group of subsidiaries that are deemed variable interest entities (“VIEs”) under the requirements of FIN 46(R). These subsidiaries primarily engage in commercial advertisement agency businesses and specialize in the design, development and placement of online advertisements primarily on large Chinese gateway websites or mid-sized specialized websites, and include the following:

Names of variable interest entities:

	Date of	Date of	Place of
Entities	Acquisition	Incorporation	Incorporation

Beijing QuanShi Advertising Co., Ltd. (“Beijing QS”)	N/A	December 4, 2000	The People’s Republic of China (the “PRC”)
Shanghai Allyes Advertising Co., Ltd. (“Shanghai Allyes”)	N/A	January 20, 2003	PRC
Shanghai Interactive Information Advertising Co., Ltd. (“Shanghai Interactive”)	N/A	October 11, 2004	PRC
Shenzhen BaiFen Innovation Advertising Co., Ltd. (“Shenzhen BF”)	November 1, 2004	June 4, 2001	PRC
Shanghai Meisien Advertising Co., Ltd. (“Shanghai Meisien”)	N/A	November 3, 2004	PRC
Tianjin FeiNiao Interactive Advertising Co., Ltd. (“Tianjin FN”)	July 1, 2005	October 11, 2004	PRC
Shanghai QuanShi Advertising Co., Ltd. (“Shanghai QS”)	N/A	April 30, 2005	PRC
Beijing LangTian Interactive Advertising Co., Ltd. (“Beijing LT”)	February 15, 2006	December 30, 2005	PRC
Shanghai KuanTong Advertising Co., Ltd. (“Shanghai KT”)	N/A	June 28, 2006	PRC

PRC law restricts foreign ownership of entities engaged in advertising businesses in China. For the Company and its subsidiaries, namely Allyes China and New Allyes Shanghai, to comply with these restrictions, the Company conducts its commercial trading and advertising activities through the VIEs that hold the acquired advertising licenses. All of the VIEs are 100% owned by four PRC nationals: Zhu Hailong, Chief Executive Officer of the Company, Wang Jiangang, Chief Technology Officer of the Company, Zhang Suyang, Board Director, and Xiong Xiangdong, one of the founding shareholders of the Company. The contributions made by these four individuals in forming the VIEs were financed by New Allyes Shanghai.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

New Allyes Shanghai has entered into various agreements with the VIEs, including the use of trademarks and intellectual property of the Company and exclusive service agreements, entitling New Allyes Shanghai to receive service fees up to but not exceeding the net income of the VIEs. New Allyes Shanghai has also been assigned all voting rights by the owners of the VIEs through agreements that are valid indefinitely and which cannot be amended or terminated except through the written consent of all parties. In addition, New Allyes Shanghai has the option to acquire all of the equity interests of the VIEs once permitted under PRC law.

FIN 46(R) requires VIEs to be consolidated by the primary beneficiary of the VIE if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the VIE to finance its activities without additional subordinated financial support from other parties. New Allyes Shanghai holds all of the variable interests in and is the primary beneficiary of these VIEs and has consolidated all such VIEs in accordance with FIN 46(R) since their respective dates of inception or date on which the variable interest was obtained (“date of acquisition).

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and variable interest entities for which it is the primary beneficiary. All inter-company transactions and balances have been eliminated upon consolidation.

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(d)	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements including computation of fair value for share-based awards, allowance for doubtful accounts, estimates to recognize rebate receivable estimates to compute the fair value of the Company’s common stock, useful lives and impairment of equipment and intangible assets and valuation allowance for deferred tax assets. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances.

(e)	Significant Risks and Uncertainties

The Company participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: the Company’s limited operating history; advances and trends in new technologies and industry standards; competition from other competitors; regulatory or other PRC related factors; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth; risks associated with the Company’s growth strategies; and general risks associated with the advertising industry.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

(f)	Rebates Receivable

The Company receives incentives from suppliers that operate gateway websites providing advertising space, in the form of product and volume rebates. These incentives are generally paid to the Company on a monthly, quarterly, or annual basis depending on the agreements with the suppliers and are determined based on the actual cash payments made to the suppliers based on a pre-determined sliding scale.

The Company estimates the rebate receivable at the end of each month based on the aggregate purchases of advertising space using the applicable actual rebate rate. Rebates are recorded as a reduction of cost of revenues.

(g)	Equipment, Net

Equipment, net is carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Computers and office equipment	5 years
Vehicles	5 years

(h)	Acquired Intangible Assets

Acquired intangible assets represent customer bases, which are valued at cost less accumulated amortization. Amortization is calculated using the straight-line method over their expected useful life of 7 years.

(i)	Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss equal to the excess of the carrying value of the asset over its fair value.

(j)	Customer Receipts in Advance

The Company receives prepayments for services in advance from certain customers. The amount received in advance is deferred and recognized in the period the service is performed.

(k)	Revenue Recognition

Revenues primary consist of revenues from advertising and advertising-related services and revenues from sales of Adforward software.

Advertising revenues, net of agency rebates are recognized ratably over the period in which the advertisement is displayed. Advertising revenues are recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”). In accordance with SAB 104, revenues are recognized when all four of the following criteria are met: (i) persuasive evidence of agreement exists; (ii) delivery of service has occurred; (iii) the price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

In the majority of advertising arrangements, the Company acts as a principal in the transaction and records advertising revenues on a gross basis, in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” The associated expenses are

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

recorded as cost of revenues. In some instances, the Company acts as a preferred representative for certain customer’s online advertising business and earns a commission equal to a fixed percentage of the respective transaction. In such instances, the Company is considered as an agent and recognizes commission revenue on a net basis.

Adforward software sales typically include multiple elements, including sale of software licenses and services. Service includes installation, training and post contract customer support (“PCS”), which consists of when-and-if available software license updates and technical support. The Company recognizes revenues based on the provisions of the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”, as amended by SOP No. 98-9, “Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” Revenues under multiple-element arrangements are allocated to each element in the arrangement primarily using the residual method based upon the fair value of the undelivered elements, which is specific to the Company (vendor-specific objective evidence of fair value or VSOE). This means that the Company defers revenue from the arrangement fee equivalent to the fair value of the undelivered elements. Discounts, if any, are applied to the delivered elements, usually software licenses, under the residual method. VSOE for PCS is determined based on either the renewal rate specified in each contract or the price charged when each element is sold separately. If the Company does not have VSOE for the undelivered elements, revenue recognition is deferred until VSOE for such elements are obtained or until all elements have been delivered.

The Company sells Adforward subscriptions and perpetual licenses. Revenues are recognized for subscription arrangements ratably over the subscription period for those with fixed fees and as earned (based on actual usage) under our variable fee arrangements. Under perpetual license agreements, revenue recognition is generally commenced when delivery has occurred, software has been installed and training has been provided as the Company does not currently have VSOE for either installation or training services.

(l)	Operating Leases

Leases where substantially all the risks and rewards of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the lease periods.

(m)	Foreign Currency Translation

The functional and reporting currency of the Company is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into the US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The financial records of the Company’s subsidiaries and its VIEs are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the statement of shareholders’ equity.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

(n)	Income Taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(o)	Comprehensive Income

Comprehensive income includes net loss and foreign currency translation adjustments. Comprehensive income is reported in the statement of shareholders’ equity.

(p)	Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash, cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are held at financial institutions that management believes to be of high credit quality. The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

(q)	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to the their short-term nature.

(r)	Share-Based Compensation

The Company may grant share options to its employees, directors, consultants and advisors. Under the provisions of Statement of Financial Accounting Standard (“SFAS”) 123(R), “Share-based Payment” (“SFAS 123(R)”), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant).

The Company elected to early adopt the provisions of SFAS 123(R) prior to January 1, 2006.

(s)	Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standard Board (“FASB”) issued Statement No. 157, “Fair Value Measurements” (SFAS 157). The Statement defines fair value, establishes a framework for measuring fair value in Generally Accepted Accounting Principles (“GAAP”), and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but applies under other financial pronouncements that permit or require fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and early application is encouraged. The Company does not expect the adoption of this Statement to have a material impact on its results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for us on January 1, 2008, although it may be early adopted on January 1, 2007 if the Company also adopts

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

SFAS 157 at that time. The Company has not decided if it will early adopt SFAS 159 or if it will choose to measure any eligible financial assets and liabilities at fair value.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective for us beginning in fiscal year 2007. The Company is currently evaluating the interpretation to determine the effect on its financial statements and related disclosures.

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (“EITF 06-3”). The scope of EITF 06-3 includes sales, use, value added and some excise taxes that are assessed by a governmental authority on specific revenue-producing transactions between a seller and customer. EITF 06-3 states that a company should disclose its accounting policy (i.e. gross or net presentation) regarding the presentation of taxes within its scope, and if significant, these disclosures should be applied retrospectively to the financial statements for all periods presented. EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company is currently evaluating the impact, if any, of this statement on its consolidated combined financial statements and related disclosures.

3.	Acquisitions

During 2006, the Company made the following acquisitions in order to continue to expand its customer base in desirable locations:

(1) Beijing LT

On February 15, 2006, Shanghai Allyes and Shanghai QS acquired 100% of equity interest in Beijing LT for cash consideration of $124,057. The only asset acquired from this acquisition was cash equal to the purchase price. As a result, the purchase price, net of cash acquired was zero.

On February 21, 2006, Beijing LT entered into an Asset Transfer Agreement (the “Agreement”) with the selling corporate shareholder of Beijing LT (the “Selling Corporate Shareholder”) to acquire fixed assets and a customer list for cash consideration of $640,311, payable in three installments. The first installment of $256,125 was paid at the date of execution of the Agreement. The second installment of $192,093 was to be paid before March 31, 2007 if the net income of Beijing LT from February 1, 2006 to January 31, 2007 was greater than $256,125. The third installment of $192,093 was to be paid before March 31, 2008, if the General Manager maintained employment with Beijing LT for at least two years subsequent to February 1, 2006.

As discussed in Note 13, the Agreement was terminated in 2007. The second installment was not earned or paid. The terms of the third installment, which the Company considered to be additional compensation, were modified.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

The purchase price was allocated as follows:

Amount

Tangible assets — equipment, net	$7,158
Intangible assets — customer bases	320,367
Deferred tax liability	(71,400)

Total	$256,125

Deferred tax liability was recognized upon acquisition of the customer-based intangible assets.

(2) Shenzhen BF

In March 2006, the Company paid an additional $67,873 contingent consideration associated with the acquisition of Shenzhen BF in November 2004, which has been allocated to intangible assets.

4.	Equipment, Net

Equipment, net consists of the following:

December 31,
2006

Computers and office equipment	$1,373,869
Vehicles	121,706
Total	1,495,575
Less: accumulated depreciation	(430,000)

Equipment, net	$1,065,575

The Company recorded depreciation expense of $232,185 for the year ended December 31, 2006.

5.	Intangible Assets

The Company’s intangible assets consist of the following:

December 31,
2006

Customer bases	$481,543
Less: Accumulated amortization	(355,508)

Customer bases, net	$126,035

The Company recorded amortization expense of $51,160 for the year ended December 31, 2006. The Company expects to record amortization expense of $25,311 for each of the next four years and $24,791 for the remaining years.

Beijing LT’s primary business is to act as an agent for a third party website under a Cooperation Agreement (“Cooperation Agreement”). Near the end of 2006, the third party significantly increased the contract price making the acquired operations of Beijing LT unprofitable. Consequently, the Company decided not to renew the Cooperation Agreement and to terminate the Agreement (See Note 3) as discussed in Note 13. As a result, the Company recorded a full impairment of $287,765 related to the Beijing LT customer base given a lack of future projected earnings.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

6.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

December 31,
2006

Professional fees	$1,910,190
Business tax and other taxes payable	1,296,160
Deferred revenue	390,000
Others	425,001

Total	$4,021,351

7.	Share-Based Compensation and Warrant

On August 18, 2000, the Company adopted the 2000 employee share option plan (the “Option Plan”), which allows the Company to offer a variety of incentive awards to employees, directors, consultants and advisors or any members of the Company. The purpose of the Option Plan is to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons of the Company. The Company granted 67,222,733 share options during the period from 2001 to 2005, and a further 340,000 share options to its employees under the Option Plan in 2006. Under the terms of the Option Plan, the share options are generally granted at exercise prices not less than 100% of the fair market value as determined by the Board of Directors and expire 10 years from the date of grant and vest over 3 years.

The fair value of the common shares underlying the options were determined by the Company for all grants and considered several factors, including retrospective valuations. These valuations utilized the guideline companies approach, which incorporates certain assumptions including the market performance of comparable listed companies as well as the financial results and growth trends of the Company, to derive the total equity value of the Company. The valuation model allocated the equity value between the common shares and the preference shares and determined the fair value of common shares based on two assumptions: conversion into common shares would result in a higher economic value, preference shares were treated as if they had converted into common shares; and preference shares that have a value higher than their conversion price were assigned a value that takes into consideration their liquidation preference. The common shares were assigned a value equal to their pro rata share of the residual amount, if any, that remained after consideration of the liquidation preference of preference shares with a value below their conversion price.

The fair value of options granted during the year ended December 31, 2006 was estimated on the date of grant using the Black-Scholes option pricing model, assuming no dividends and the following weighted average assumptions:

2006

Risk-free rate of return	5.78%
Expected term	6.0 years
Expected volatility	68%
Expected dividend yield	0%

Expected volatility is based on the standard deviation of similar companies’ daily stock prices. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk-free rate

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

of return is based on the US treasury bond yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

The Company recorded share-based compensation expenses with respect to Option Plan of $515,478 for the year ended December 31, 2006.

A summary of the share option activity during the year ended December 31, 2006 is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual
		Exercise	Term
Share Options	Shares	Price	(In years)

Outstanding as of January 1, 2006	44,330,116	$0.24
Granted	340,000	$0.60
Exercised	(5,295,700)	$0.12
Forfeited	(358,966)	$0.29

Outstanding as of December 31, 2006	39,015,450	$0.26	8.1

Vested and expected to vest as of December 31, 2006	35,699,137	$0.26	8.1
Exercisable as of December 31, 2006	16,868,095	$0.21	7.7

The Company granted 340,000 stock options during the year ended December 31, 2006, with a weighted average grant-date fair value per share of $0.004. The intrinsic value of stock options exercised was approximately $10,799 for the year ended December 31, 2006.

As of December 31, 2006, there was $485,043 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Option Plan which is expected to be recognized over a weighted-average period of 1.1 years.

Restricted Shares

On June 1, 2006, the Company granted 2,725,055 shares to an officer of the Company at the price of $0.50 per share. The shares are subject to repurchase by the Company. The repurchase right on 908,352 of these shares will expire on June 1, 2007 if the officer remains employed with the Company. The repurchase right on the remaining 1,816,703 shares will expire rateably on a monthly basis from June 1, 2007 to May 31, 2009 for as long as the officer is employed with the Company. In addition, the Company entered into a loan agreement (the “Loan Agreement”) with the officer to grant an interest-free, non-recourse loan to the officer of $1,349,992 to purchase the restricted shares. The loan will be due and payable if the officer breaches any term of the Loan Agreement or fails to perform any obligation specified in the Loan Agreement; voluntarily ceases to be an employee; or immediately prior to the US public offering of the Company’s common shares. If at any time before the repurchase right has expired or the Company merges with or into another corporation, the repurchase right on all shares shall immediately expire.

The arrangement is treated as a share option until the loan is repaid. Further, as the shares sold were on a non-recourse basis and are accounted for as options, issuance of the restricted shares was not recorded. Rather, compensation cost will be recognized over the service period with an offsetting increase in additional paid-in

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

capital. The fair value of the award was $19, and was therefore not recorded as the amount was insignificant, and was based on the following assumptions:

Risk-free rate of return	5.40%
Expected term	2.3 years
Expected volatility	49%
Expected dividend yield	0%

A summary of the non-vested restricted share activity is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value

Outstanding as of January 1, 2006	—	$—
Granted	2,725,055	0.00

Restricted shares outstanding as of December 31, 2006	2,725,055	$0.00

2004 Warrants

In December 2004, warrants were issued in connection with the issuance of a convertible note (the “2004 Note”). In May 2005, the Company repaid the 2004 Note and fixed the exercise price of the warrants at $0.20 and modified the expiration date to June 2007.

As of December 31, 2006, the above warrants were exercisable into 8,817,720 common shares.

2005 Warrants

In May 2005, warrants were issued in connection with an investor’s purchase of 11,752,500 common shares. The warrants have an exercise price of $0.30 and will expire in June 2007.

As of December 31, 2006, the 2005 Warrants were exercisable into 11,752,500 common shares.

The 2004 and 2005 Warrants were canceled as a result of the Company’s acquisition by Focus Media on March 28, 2007 (refer to Note 13).

8.	Income Taxes

Cayman Islands

The Company is a tax-exempted company incorporated in the Cayman Islands.

Hong Kong

Allyes China has not recorded a tax provision for Hong Kong tax purposes as it does not have any assessable profit in Hong Kong.

PRC

Except for Allyes China, the Company’s subsidiaries are subject to Enterprise Income Tax (“EIT”) on the taxable income in accordance with the Enterprise Income Tax Law and the Income Tax Law of the PRC concerning Foreign Investment Enterprise and Foreign Enterprises (collectively “PRC Enterprise Income Tax Laws”).

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

New Allyes Shanghai enjoys EIT preferential treatment and is entitled to a two-year EIT exemption followed by a three-year, 50% reduction in rate, effective from the first profit making year after absorbing all prior year tax losses which can be carried forward for five years. New Allyes Shanghai entered the first profit making year in 2004 and was therefore subject to 50% EIT rate reduction for the year ended December 31, 2006.

Shanghai QS, Beijing LT and Shanghai KT also enjoy EIT preferential treatment and are entitled to a two-year EIT exemption, effective from the first year of establishment. The exemption period ended December 31, 2006 for Shanghai QS and Beijing LT, and is to be ended December 31, 2007 for Shanghai KT. All three companies were exempted from EIT for the year ended December 31, 2006.

The Company’s remaining entities registered in the PRC are subject to a statutory EIT rate of 33% in accordance with the relevant PRC Enterprise Income Tax Laws.

On March 16, 2007, the PRC National People’s Congress passed the China Corporate Income Tax Law which will change the income tax rates for most enterprises from 33% at the present to 25%. This new law will become effective on January 1, 2008. There will be a transition period for enterprises, whether foreign-invested or domestic, which currently receive preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transfer to the new tax rate within five years after the effective date of the new law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises otherwise classified as “new and high technology enterprises strongly supported by the state” will be entitled to a 15% enterprise income tax rate. The income tax rates for most of the Company’s PRC entities are expected to transit from 33% to 25% starting from January 1, 2008.

Income tax expense (benefit) consists of the following:

Year Ended
December 31,
2006

Current income tax expense	$1,149,557
Deferred income tax benefit	(146,613)

Total income taxes	$1,002,944

The effective income tax rate for the year ended December 31, 2006 differs from the statutory rate primarily due to excess of payroll over EIT deduction limit, write-off of bad debt without tax authority approval, impairment loss recognized and tax holiday effect of certain PRC entities.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

The principal components of the Company’s deferred income tax assets and liabilities as of December 31, 2006 are as follows:

	Current	Non-current

Deferred tax assets:
Bad debt provision	69,737	—
Accrued expenses temporarily non-deductible	320,037	—
Others	64,350	7,939

Total deferred tax assets	$454,124	$7,939

Deferred tax liabilities:
Acquired intangible assets	$—	$31,271

The Company operates through multiple subsidiaries and the valuation allowance is considered on each individual subsidiary basis. Where a valuation allowance was not recorded, the Company believes that sufficient positive evidence exists to generate sufficient taxable income in the future.

9.	Convertible Preference Shares

Series A Preference Shares

On July 15, 2000, the Company issued an aggregate of 40,000,000 shares of Series A Preference Shares at $0.0001 per share for gross proceeds of $4,000.

Series A-1 Preference Shares

The Company issued 42,840,000 and 2,085,500 shares of Series A-1 Preference Shares at $0.0001 per share for gross proceeds of $4,284 and $209 on August 1, 2001 and September 1, 2004, respectively.

Series B Preference Shares

The Company issued 50,463,966 and 10,092,792 shares of Series B Preference Shares at $0.0001 per share for gross proceeds of $5,047 and $1,009 on May 23, 2005 and September 6, 2005, respectively.

The convertible preference shares are not redeemable at the option of holder.

The significant terms of the Series A, Series A-1, and Series B convertible preference shares are as follows:

Conversion

A. Optional Conversion

Any preference share may, at the option of the holder, be converted at any time into common shares based on the then-effective conversion price.

The conversion price is initially equal to original issue price and may be subsequently adjusted for:

(i) Share splits or combination

(ii) Common share dividends and distributions

(iii) Other dividends

(iv) Reorganizations, mergers, consolidations, reclassifications, exchanges or substitutions.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

(v) Sale of shares below conversion price

(vi) Material adjustment to financial statements

(vii) Other dilutive events

The initial conversion ratio for each series of preference shares was 1:1 except for automatic conversion.

B. Automatic Conversion

Series A and Series A-1 preference shares shall automatically be converted into common shares upon the closing of a qualified initial public offering (the “IPO”), based on the then-effective conversion price.

Series B shall automatically be converted upon the closing of a qualified IPO into the greater of:

(i) the number of common shares that each Series B would be convertible into based on the then-effective conversion price; or

(ii) a number of common shares that shall be calculated as follows:

a) if the closing of such IPO is on or before the 12 month anniversary of the original Series B issue date and the offering prices of the common shares is less than 150% of the original Series B issue price (US$0.50), then the number of common shares each Series B can be converted into shall be the result of:

Number of common shares = ((Original Series B Issue Price) X 150%) / (Offering Price)

b) If the closing of a qualified IPO is after 12 month anniversary but on or before the 18 month anniversary of the original Series B issue date and the offering prices of the common shares is less than 175% of the original Series B issue price (US$0.50), then the number of common shares each Series B can be converted into shall be the result of:

Number of common shares = ((Original Series B Issue Price) X 175%) / (Offering Price)

c) If the closing of such IPO is after the 18 month anniversary of the original Series B issue date and the offering price of the common shares is less than 200% of the original Series B issue price (US$0.495403), then the number of common shares each Series B can be converted into shall be the result of:

Number of common shares = ((Original Series B Issue Price) X 200%) / (Offering Price)

Voting Rights

Each preference share shall be entitled to the same number of votes as the number of common shares into which as if preference shares were converted.

Dividends

The holders of Series A and Series B preference shares shall be entitled to receive on a pari passu basis, when, as, and if declared by the Board of Directors but only out of funds that are legally available, cash dividends at the rate or in the amount as the Board considers appropriate. No dividends shall be declared or paid on the common shares until a dividend is declared or paid on each outstanding preference share.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

Liquidation Preference

Upon any liquidation, dissolution, or winding up of the Company (a “Liquidation Event”), whether voluntary or involuntary:

(A) Before any distribution or payment shall be made to the holders of Series A, Series A-1 and common shares, each holder of Series B preference shares shall be entitled to receive, on a pari passu basis, an amount equal to the original Series B issue price (US$0.50) plus all declared and unpaid dividends.

Additionally, each holder of Series B preference shares shall be entitled to receive, an amount equal to:

(i) Original issue price x 0.50, if the liquidation date is on or before the 12 month anniversary of the original Series B issue date;

(ii) Original issue price x 0.75, if the liquidation date is after the 12 month anniversary but on or before the 18 month anniversary of the original Series B issue date;

(iii) Original issue price x 1.00, if the liquidation date is after the 18 month anniversary of the original Series B issue date;

(B) After distribution or payment to holders of Series B preference shares, each holder of Series A preference shares shall be entitled to receive, on a pari passu basis, an amount equal to original Series A issue price (US$0.01 as adjusted for two 1:100 stock-splits) and original Series A-1 issue price (US$0.02 as adjusted for two 1:100 stock-splits) plus all declared and unpaid dividends.

Additionally, each holder of Series A preference shares shall be entitled to receive US$0.001 for each Series A preference share and US$0.01 for each Series A-1 preference share.

10.	Mainland China Contribution Plan and Profit Appropriation

Full time employees of the Company located in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits was $655,051 for the year ended December 31, 2006.

11.	Commitments

Leases

The Company has entered into certain leasing arrangements relating to the Company’s office. Rental expense under operating leases for the year ended December 31, 2006 was $804,979.

Future minimum lease payments under non-cancelable operating lease agreements were as follows;

December 31,
2007	$1,113,145
2008	838,410
2009	758,696
2010	689,769
2011	689,769

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. dollars, except share data)

2012 and thereafter	205,986

Total	$4,295,775

12.	Restricted Net Assets

Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payment of dividends as a general reserve fund. As a result of these PRC laws and regulations, the Company’s PRC subsidiaries and PRC affiliates are restricted in their ability to transfer a portion of their net assets in the form of dividends. Assets subject to restriction amounted to $827,814 as of December 31, 2006.

13.	Subsequent events

Termination of Beijing LT’s Business

On March 15, 2007, the Company terminated the Agreement (See Note 3) and executed a contract (the “Contract”) with the Selling Corporate Shareholder and the General Manager of Beijing LT. Under the Contract, the Company will pay the Selling Corporate Shareholder (of which the General Manager has an 80% ownership interest) a percentage of the total collected amount of Beijing LT’s accounts receivable outstanding as of the date of the Contract, not to exceed $384,187.

Acquisition by Focus Media

On February 28, 2007, the Company’s shareholders entered into a definitive Share Purchase Agreement (the “Share Purchase Agreement”) with Focus Media pursuant to which Focus Media acquired 100% of the Company’s share capital. The consideration was $70 million in cash and 19,969,080 common shares with a fair value of $154,281,112 or $7.726 per common share. Additional consideration of 9,662,458 common shares are to be issued by Focus Media contingent upon the Company meeting certain earning targets during the twelve-month period from April 1, 2007 to March 31, 2008. The acquisition was completed in March 2007. Coincident with the acquisition, all the Company’s outstanding options and warrants were cancelled.

Release of Restricted Shares

Effective upon the Company’s acquisition by Focus Media, the repurchase right related to certain issued shares (refer to Note 7) expired.

On March 31, 2007, the officer holding the previously restricted shares severance agreement under which the Company agreed to pay the officer US$62,341 and the loan payable from the officer to the Company as a result of the purchase of the restricted shares is due and payable on December 31, 2007.

Dividend Payment

On March 28, 2007, the Board of Directors approved a special cash dividend of US$5 million which is payable to an entity wholly owned by the CEO, who is also a shareholder of the Company. The Company recorded this non prorate dividend as compensation charge.

* * * * *

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
TARGET MEDIA HOLDINGS LIMITED:

We have audited the accompanying consolidated balance sheets of Target Media Holdings Limited and its subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Target Media Holdings Limited and its subsidiaries as of December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements as of and for the year ended December 31, 2005, have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, such consolidated financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in note 2(c) to the consolidated financial statements.

/s/ KPMG

Hong Kong, China
February 13, 2006

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2004 AND 2005

		December 31,
	Note	2004	2005	2005
		RMB	RMB	US$
	(Amounts in thousands, except share data)

Assets
Current assets
Cash and cash equivalents		103,804	83,837	10,388
Time deposits	(3)	828	20,596	2,552
Accounts receivable, net	(4)	45,505	123,423	15,293
Due from related parties	(15)	4,611	116	14
Prepaid expenses and other current assets	(5)	5,969	76,371	9,463
Deferred tax assets	(10)	112	112	14

Total current assets		160,829	304,455	37,724
Rental deposits		202	2,250	279
Property, equipment and software, net	(6)	35,586	173,821	21,539
Long-term prepayments	(6)	—	14,617	1,811
Intangible assets	(7)	—	7,982	989
Goodwill	(7)	—	1,613	200

Total assets		196,617	504,738	62,542

Liabilities and shareholders’ equity
Current liabilities
Accounts and bills payable		5,311	48,428	6,001
Accrued expenses and other payables	(8)	8,052	69,948	8,667
Due to related parties	(15)	10,033	30,000	3,717
Income tax payable		442	442	55

Total current liabilities		23,838	148,818	18,440
Deferred tax liability	(7)	—	377	47

Total liabilities		23,838	149,195	18,487

Commitments and contingencies	(11)
Series A redeemable convertible preferred shares: US$0.0001 par value; 44,000,000 authorized; 41,641,679 shares issued and outstanding as of December 31, 2004 and 2005	(12)	130,978	157,512	19,518
Series B redeemable convertible preferred shares: US$0.0001 par value; 22,000,000 authorized; nil and 21,820,243 shares issued and outstanding as of December 31, 2004 and 2005, respectively	(12)	—	128,528	15,926
Shareholders’ equity
Common shares: US$0.0001 par value; 200,000,000 and 210,000,000 shares authorized as of December 31, 2004 and 2005, respectively; 111,100,000 shares issued and outstanding as of December 31, 2004 and 2005	(13)	92	92	11
Paid-in capital		25,045	62,712	7,771
Statutory reserves		5,011	7,166	888
Retained earnings (deficit)		11,653	(467)	(59)

Total shareholders’ equity		41,801	69,503	8,611

Total liabilities and shareholders’ equity		196,617	504,738	62,542

The accompanying notes are an integral part of these consolidated financial statements.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

		Years ended December 31,
	Note	2004	2005	2005
		RMB	RMB	US$
	(Amounts in thousands, except per share data)

Advertising service revenue		80,475	271,911	33,693
Cost of revenues		(32,407)	(131,710)	(16,321)

Gross profit		48,068	140,201	17,372
Operating expenses:
Sales and marketing		(16,317)	(69,277)	(8,584)
General and administrative		(5,344)	(15,696)	(1,945)

Total operating expenses		(21,661)	(84,973)	(10,529)

Income from operations		26,407	55,228	6,843
Other income (expenses):
Interest income		86	628	78
Interest expense		(362)	(79)	(10)
Exchange loss		(25)	(755)	(94)

Income before income tax expense and minority interests		26,106	55,022	6,817
Income tax expense	(10)	(330)	—	—

Income after income tax expense		25,776	55,022	6,817
Minority interests		—	180	22

Net income		25,776	55,202	6,839
Accretion to Series A redeemable convertible preferred shares redemption value		(8,663)	(26,534)	(3,288)
Accretion to Series B redeemable convertible preferred shares redemption value		—	(7,747)	(960)
Beneficial conversion of Series A redeemable convertible preferred shares		—	(24,378)	(3,021)
Beneficial conversion of Series B redeemable convertible preferred shares		—	(6,508)	(806)

Net income (loss) available to common shareholders		17,113	(9,965)	(1,236)

The accompanying notes are an integral part of these consolidated financial statements.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

	Common shares				Retained	Total
	Number of		Paid-in	Statutory	earnings	shareholders’
	shares	Amount	capital	reserves	(deficit)	equity
		RMB	RMB	RMB	RMB	RMB
	(Amounts in thousands, except share data)

January 1, 2004	—	—	23,184	—	(449)	22,735
Issuance of common shares	111,100,000	92	—	—	—	92
Share-based compensation (note 9)	—	—	1,861	—	—	1,861
Accretion to Series A redeemable convertible preferred shares redemption value	—	—	—	—	(8,663)	(8,663)
Net income	—	—	—	—	25,776	25,776
Appropriation to statutory reserves	—	—	—	5,011	(5,011)	—

December 31, 2004	111,100,000	92	25,045	5,011	11,653	41,801

Share-based compensation (note 9)	—	—	6,781	—	—	6,781
Accretion to Series A redeemable convertible preferred shares redemption value	—	—	—	—	(26,534)	(26,534)
Accretion to Series B redeemable convertible preferred shares redemption value	—	—	—	—	(7,747)	(7,747)
Beneficial conversion of Series A redeemable convertible preferred shares	—	—	24,378	—	(24,378)	—
Beneficial conversion of Series B redeemable convertible preferred shares	—	—	6,508	—	(6,508)	—
Net income	—	—	—	—	55,202	55,202
Appropriation to statutory reserves	—	—	—	2,155	(2,155)	—

December 31, 2005	111,100,000	92	62,712	7,166	(467)	69,503

December 31, 2005 (US$)		11	7,771	888	(59)	8,611

The accompanying notes are an integral part of these consolidated financial statements.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

	Years ended December 31,
	2004	2005	2005
	RMB	RMB	US$
	(Amounts in thousands)

Cash flows from operating activities:
Net income	25,776	55,202	6,839
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Minority interests	—	(180)	(22)
Allowance for doubtful accounts	340	—	—
Gain on disposal of equipment	(69)	(37)	(5)
Depreciation and amortization	4,383	19,594	2,428
Share-based compensation	1,861	6,781	840
Deferred income tax	(112)	—	—
Changes in operating assets and liabilities, net of effects of business acquired:
Accounts receivable	(45,845)	(77,534)	(9,607)
Due from related parties	(4,611)	4,495	557
Prepaid expenses and other current assets	(5,501)	(53,457)	(6,623)
Rental deposits	(202)	(2,048)	(254)
Accounts and bills payable	1,730	1,225	152
Accrued expenses and other payables	7,789	57,856	7,169
Due to related parties	(737)	(33)	(4)
Income tax payable	442	—	—

Net cash (used in) provided by operating activities	(14,756)	11,864	1,470

Cash flows from investing activities:
Purchase of time deposits	(828)	(45,524)	(5,641)
Maturity of time deposits	—	25,756	3,191
Initial investment deposits	—	(16,945)	(2,100)
Purchase of property, equipment and software	(24,045)	(127,420)	(15,789)
Purchase of intangible assets	—	(4,809)	(596)
Proceeds from disposal of equipment	346	255	32
Net cash paid for acquisitions of subsidiaries	—	(3,925)	(486)

Net cash used in investing activities	(24,527)	(172,612)	(21,389)

Cash flows from financing activities:
Proceeds from loan from shareholder	31,655	30,000	3,717
Repayment of loan from shareholder	(21,655)	(10,000)	(1,239)
Proceeds from issuance of common shares	92	—	—
Proceeds from issuance of redeemable convertible preferred shares, net of issuance costs	122,315	120,781	14,966
Distributions to shareholders in connection with the Restructuring	(10,000)	—	—

Net cash provided by financing activities	122,407	140,781	17,444

Net increase(decrease) in cash and cash equivalents	83,124	(19,967)	(2,475)
Cash and cash equivalents at beginning of year	20,680	103,804	12,863

Cash and cash equivalents at end of year	103,804	83,837	10,388

Supplemental disclosures of cash flow and non-cash information:
Cash paid for income taxes	—	—	—

Cash paid for interest	348	79	10

Accrual for purchase of property, equipment and software	3,581	41,765	5,175

Accrual for purchase of intangible assets	—	4,040	501

The accompanying notes are an integral part of these consolidated financial statements.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

(1)  Principal Activities, Organization and Basis of Presentation

Principal activities

The accompanying consolidated financial statements consist of the financial statements of Target Media Holdings Limited (the “Company”), its wholly-owned subsidiary, Target Media Multi-Media Technology (Shanghai) Co., Ltd. (“TMM”), and a consolidated variable interest entity (“VIE”), Shanghai Target Media Co., Ltd. (“STM”). The Company and its subsidiary and consolidated VIE are collectively referred to as the “Group”. The Group is principally engaged in operating a nationwide flat panel display advertising network in the People’s Republic of China (“PRC”), which is made up of liquid crystal displays, or LCD, and plasma screens placed in the elevator lobbies or other waiting areas of commercial buildings, high-end residential buildings, hotels, banks and supermarkets. Using the advertisement content provided by its customers, the Group displays commercial advertisements for its customers on this network to capture targeted consumers who work, live or shop at these locations.

On January 7, 2006, the Company signed a definitive agreement (“the Agreement”) with Focus Media Holding Limited (“Focus Media”) whereby Focus Media will purchase 100% of the Company’s equity interests from selling shareholders in exchange for a total consideration of US$325,000, of which US$94,000 will be paid in cash and US$231,000 will be paid in the form of Focus Media’s ordinary shares (priced at US$30.00 per ADS, each of which represents 10 Focus Media ordinary shares), equal to 77 million Focus Media ordinary shares. The cash portion of the purchase price will be paid in three installments. The first installment of US$45,000 is to be paid upon closing. The second installment of US$25,000 is to be paid on April 28, 2006. The final installment of US$24,000 is to be paid on July 31, 2006, and may be increased or decreased based on a calculation of Target Media’s net working capital as of the closing date. All of the Focus Media ordinary shares to be delivered at closing under the Agreement will be in the form of newly issued shares. This proposed business combination is expected to close following the satisfaction or waiver of customary closing conditions provided in the Agreement.

Organization

In July 2004, the shareholders of STM incorporated the Company in the Cayman Islands as part of the reorganization of STM (the “Reorganization”). The purpose of the Reorganization was to enable a group of foreign investors to invest in STM where current PRC laws restrict direct foreign investment or ownership in advertising companies in the PRC. In connection with the Reorganization, the Company entered into the following series of transactions:

(1) The formation and incorporation and issuance of the Company’s common shares to the STM shareholders in the same direct proportion to their relative equity interests of STM in August 2004. See note 13.

(2) The formation and incorporation of TMM as a wholly-owned subsidiary of the Company in August 2004.

(3) The entering into certain contractual agreements and arrangements between TMM and STM in August 2004 since the Company and TMM currently are ineligible to apply and hold the required licenses for provision of advertising services in the PRC.

(4) The issuance of the Company’s Series A redeemable convertible preferred shares to a group of foreign investors for cash consideration of US$15,000 as discussed in note 12(a).

The contractual agreements and arrangements between TMM and STM have resulted in the Company receiving substantially all the economic benefits and residual returns, absorbing substantially all the risks of expected losses of STM, and controlling the operating and financial decision making of STM. In addition, under the terms of these contractual agreements and arrangements, the Company, through TMM and its de facto agents, is

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

considered to be the primary beneficiary of STM since it holds substantially all the variable interests of STM and is determined to be most closely associated with STM.

Under Financial Accounting Standard Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”), a variable interest entity is required to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Accordingly, the financial statements of STM have been consolidated in the Company’s financial statements from August 2004, which is the date when the Company first became the primary beneficiary of STM through the above contractual agreements and arrangements.

The fees, payments or other sources of income and expenses arising from the transactions between TMM and STM under the terms of these agreements are eliminated against the related expenses or income on consolidation and do not have any impact on the consolidated financial position and operations and cash flow of the Group other than to reflect such amounts on a separate legal entity basis. The key terms and salient features of these contractual agreements and arrangements, which became effective from August 2004, are as follows:

Assets Purchase Agreement  Under the Assets Purchase Agreement, TMM purchased all of the tangible and intangible assets of STM other than (i) advertisement contracts with customers, (ii) flat panel display placement contracts, and (iii) other assets prohibited from transfer under applicable PRC laws and regulations. The purchase price was equal to the net book value of these assets as of July 31, 2004 and is payable by TMM through deducting the fees and expenses payable to TMM by STM under the Lease and Service Agreement and the Software License and Exclusive Technical Service Agreement described below.

Lease and Service Agreement  Under the Lease and Service Agreement, STM exclusively leases flat panel display and related equipment from TMM. STM also undertakes to exclusively procure certain services from TMM from time to time, including (i) repair and maintenance of flat panel display equipment, (ii) secondment of TMM’s employees to STM and (iii) business promotion services. Equipment rental is charged based on the amount of depreciation charge of the equipment plus a reasonable profit as determined and approved by TMM and the Board of Directors of the Company. Service fees are charged based on the relevant costs plus a reasonable profit as determined and approved by TMM and the Board of Directors of the Company. The initial term of the Lease and Service Agreement is 10 years and is automatically renewable for another 10 years unless, TMM gives written notice of its intention not to renew at least three months prior to expiration. The terms of this agreement also prohibit STM from purchasing or leasing flat panel display equipment, hiring new employees and procuring the services described above from any other third parties without TMM’s written consent.

Software License and Exclusive Technical Service Agreement  Under the Software License and Exclusive Technical Service Agreement, TMM provides a non-exclusive, non-transferable and non-assignable license to STM to install and run its licensed software solely in the PRC. TMM is the exclusive technical service provider to STM and STM is not permitted to procure any similar or identical technical services from other third parties. STM further agrees that TMM is the sole owner of any and all intellectual property rights or any other rights arising by way of research and development under this agreement. The software license fees payable by STM to TMM shall be based on a certain percentage of the business income generated from the use of TMM’s software in STM’s business operations as determined and approved by TMM and the Board of Directors of the Company. The technical service fees payable by STM to TMM shall be based on the relevant costs plus a reasonable profit as determined and approved by TMM and the Board of Directors of the Company. The initial term of the agreement is 10 years and is automatically renewable for another 10 years unless, TMM gives written notice of its intention not to renew at least three months prior to expiration.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

Guarantee Agreement  Under the Guarantee Agreement and as security for STM’s obligations under the Lease and Service Agreement and the Software License and Exclusive Technical Service Agreement, each of the shareholders of STM has guaranteed STM’s performance under, and settlement of obligations arising from the Lease and Service Agreement and the Software License and Exclusive Technical Service Agreement by pledging all their equity interests in STM. Furthermore, the shareholders of STM have agreed to appoint the general manager, chief financial officer and other senior management of STM according to the Company’s or TMM’s instruction.

Future Equity Transfer Agreement  Under the Future Equity Transfer Agreement, the shareholders of STM shall transfer to the Company or its nominee, and the Company or its nominee shall acquire, when the PRC laws permit, their entire equity interests in the registered capital of STM at a nominal amount of RMB 10, provided that the prevailing PRC laws at the time of transfer do not require a valuation of the transferred equity interests or post other restrictions. Furthermore, the terms of the Future Equity Transfer Agreement place significant restrictions on the shareholders of STM as summarized below:

(a) Without the written consent of the Company, each of the shareholders of STM shall not use their equity interests in STM as a guarantee or security against a loan, or shall not cause STM to enter into any loan transaction.

(b) Without the written consent of the Company, each of the shareholders of STM shall not dispose of their equity interests in the registered capital of STM in any form, including but not limited to transfer, security, or other forms of entitlements.

(c) Without the written consent of the Company, each of the shareholders of STM shall not adopt any measure which may cause the current approved business scope of STM to be altered, or may cause STM to be liquidated or wound up.

(d) Each of the shareholders of STM shall cause their respective nominees on STM’s Board not to pay any dividend or declare any dividend payable to the legal shareholders unless the Company’s prior approval is obtained.

(e) Each of the shareholders of STM shall invite the Company to attend STM’s shareholders and Board of Directors’ meetings, cast their votes at the shareholders’ meeting in accordance with the Company’s instructions and direct their respective nominees on STM’s Board to vote in accordance with the Company’s instructions.

(f) Each of the shareholders of STM shall ensure that STM’s capital structure remains unchanged unless otherwise instructed by the Company, and that STM’s registered capital will not be increased, nor will it be assigned, in whole or in part, to any third party without prior written consent of the Company.

With respect to the Company’s direct variable interest in STM, no minority interests (or noncontrolling interests) have been presented since the Company, through TMM and its de facto agents (who are also all the shareholders of STM), has a 100% controlling financial interest in STM through the terms of the aforementioned contractual agreements and arrangements. In addition, the common shareholders of the Company and the shareholders of STM are the same and their shareholders’ equity interests in the Company are in the same proportion as to their equity interests in STM.

STM is a domestic company incorporated in Shanghai, the PRC, in December 2003 and was formed in connection with the restructuring of Shanghai Dian Yang Digital Media Technology Co., Ltd. (“Dian Yang”), whose sole beneficial equity owner is also the controlling and majority shareholder of STM and the Company. Dian Yang was established in 2000 and initially operated as an advertising agency company by placing advertisements with media companies on behalf of advertising clients. In March 2003, Dian Yang commenced the flat panel display advertising business as an extension to its advertising agency business. As part of the restructuring of Dian Yang

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

(the “Restructuring”), all tangible and intangible assets, assignable business contracts and employees relevant to the flat panel display advertising business were transferred from Dian Yang to STM in December 2003 at the time of STM’s incorporation. In connection with the transfer, RMB 20,000 was distributed to Dian Yang, of which RMB 10,000 was paid by STM at the end of December 2003 and the remaining RMB 10,000 was paid by STM in January 2004. Following the Restructuring, STM began to operate the flat panel display advertising business.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”).

Since the controlling and majority shareholder of STM prior to the Reorganization remained the controlling and majority shareholder of the Company after consummation of the Reorganization, the assets and liabilities of STM have been stated and recognized by the Company at the historical carrying amounts of STM. As discussed above, the financial position and results of operations of STM have been consolidated and included in the Company’s consolidated financial statements from August 2004 onwards. For the periods prior to August 2004, since the Company was formed for the sole purpose of the Reorganization to allow a group of foreign investors to invest in STM’s flat panel display advertising business, the accompanying consolidated financial statements include the financial position and the related results of operations of STM from the earliest date presented through August 2004 at historical cost basis with no lapse in financial information. Accordingly, the results of operations for the years ended December 31, 2004 and 2005 are comparable.

As of December 31, 2005, the Group had working capital (current assets less current liabilities) of approximately RMB 155,637 (US$19,285) and off-balance sheet operating lease commitments of RMB 117,994 (US$14,621) payable over the next 12-months (see note 11). The Company has historically relied on capital infusions and credit enhancements from its shareholders to provide working capital to fund its flat panel display network build-out and acquisitions. Management believes that its current cash on hand and expected cash flow from operations will be sufficient to meet its operating requirements, including existing operating lease commitments over the foreseeable future. However, should the acquisition of the Company by Focus Media (see note 1) not occur or the consummation date be delayed beyond a short period of time, it may be necessary for the Company to seek additional capital infusions from current and new shareholders and/or provide shareholder credit enhancements to third party lenders to satisfy its anticipated liquidity requirements for further network expansion. Should the Company be unable to obtain liquidity at levels necessary to meet its anticipated requirements or at commercially acceptable rates, future network expansion plans may need to be curtailed or postponed.

(2)  Summary of Significant Accounting Policies

(a) Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiary and its VIE, since the Company is the primary beneficiary. All significant inter company balances and transactions have been eliminated on consolidation.

(b) Use of estimates

The preparation of financial statements in conformity with US GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to the allowance for doubtful accounts, estimates to

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

recognize rebate receivables, valuation allowance for deferred tax assets, asset depreciable lives and residual values, and carrying values of long-lived assets, based on currently available information. Changes in facts and circumstances may result in revised estimates.

(c) Foreign currencies

The Group’s functional currency is the Renminbi (“RMB”). Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the People’s Bank of China at the balance sheet dates. All such exchange gains and losses are included in the consolidated statements of operations.

The accompanying consolidated financial statements have been expressed in RMB. The translations of amounts from RMB into United States dollars (“US$”) as of and for the year ended December 31, 2005, are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB 8.0702, on December 31, 2005, representing the noon buying rate in the City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York. No representation is intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2005, or at any other rate. See also note 14.

(d) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(e) Cash and cash equivalents

Cash and cash equivalents consist of cash at bank and on hand and certificates of deposit with an initial term of less than three months when purchased. None of the Group’s cash and cash equivalents is restricted for withdrawal.

(f) Accounts receivable

Accounts receivable billed are recorded at the invoiced amount and are non interest bearing. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on historical write-off experience by customer types and reviews specific larger amounts individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure related to its customers.

(g) Property, equipment and software, net

Property, equipment and software are stated at cost, net of accumulated depreciation, amortization and impairment.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives, taking into account the assets’ estimated residual value:

Flat panel display equipment, primarily LCD and plasma television screens	5 years
Computers and office equipment and software	3-5 years
Motor vehicles	5 years
Leasehold improvements	Shorter of 5 years or term of the lease

In accordance with SFAS 143, “Accounting for Asset Retirement Obligations,” legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset are recognized at fair value in the period in which the liability is incurred if a reasonable estimate of fair value can be made. For the periods presented there were no legal retirement obligations associated with the placement and use of the Group’s flat panel display equipment.

(h) Impairment of long-lived assets

In accordance with Statements of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as property, equipment and software, and acquired intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment of long-lived assets was recognized for the years ended December 31, 2004 and 2005.

(i) Goodwill and other intangible assets

Goodwill and intangible assets which are determined to have indefinite useful lives are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.”  Intangible assets with determinable useful lives are amortized over their respective useful lives and reviewed for impairment in accordance with SFAS No. 144.

(j) Fair value of financial instruments

Financial instruments of the Group include cash and cash equivalents, time deposits, accounts receivable, amounts due from related parties, other receivables, accounts and bills payable, and amounts due to related parties, for which the carrying values approximate their fair values due to their short-term maturities.

(k) Statutory Reserve

TMM and STM are required under PRC laws to provide for certain statutory reserves, such as a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. TMM and STM are required to allocate at least 10% of their after tax profits as reported in their PRC statutory financial statements to the general reserve and have the right to discontinue allocations to the general reserve if the balance of such reserve has reached 50% of their registered capital. These statutory reserves are not available for distribution to the shareholders (except in liquidation) and may not be transferred in the form of loans, advances or cash dividends. As of December 31, 2004 and 2005, RMB 5,011 and RMB 7,166 were appropriated from retained earnings and set aside for these statutory

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

reserves respectively by TMM and STM. As of December 31, 2005, a future appropriation of RMB 91,220 is necessary to reach the general reserve requirement.

(l) Revenue recognition

The Group’s revenue is derived from the rendering of advertising services. Revenues from advertising services are recognized ratably on a straight-line basis over the period in which the advertisement is contractually required to be displayed, starting from the date the customer provides the advertisement content and the Group displays such content on its flat panel display equipment, and only when all four of the following criteria are met: (i) pervasive evidence of an arrangement exists; (ii) the advertising services have been rendered; (iii) the service fee is fixed or determinable; and (iv) collectibility is reasonably assured.

Billing terms of the Group’s advertising service contracts are in the form of the following: (i) full billing after the end of the advertisement displayed period (the “Service Period”); (ii) progress billings over the Service Period; and (iii) partial cash down payment at the beginning of the Service Period with the remainder being billed in the form of progress payments during or after the end of the Service Period. Payments are due between 30 to 90 days from the date of billing. The Group’s accounts receivable comprise amounts billed under the contract terms and revenues recognized under contractual terms but not yet billed (unbilled receivables). The Group expects that substantially all unbilled receivables will be billed and collected within twelve months of the balance sheet date. Historically the Group has been able to collect substantially all amounts due under the contract terms without making any concessions on payments.

(m) Cost of revenues

Cost of revenues consists primarily of operating lease costs associated with the placement of flat panel display equipment, business tax and surcharges, depreciation of flat panel display equipment and personnel and other related expenses that are directly attributable to the rendering of advertising services.

The Group’s advertising revenues are subject to a 5% business tax on revenues generated from services in the PRC. In addition, advertising revenues are subject to a cultural and education development fee at 4% of revenue earned and various other surcharges at 5% of the business tax levied.

(n) Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the respective lease terms.

(o) Advertising costs

The Group expenses its advertising and promotion costs as incurred. Total advertising and promotion costs were RMB 333 and RMB 497 for the years ended December 31, 2004 and 2005, respectively, and were included in sales and marketing expenses.

(p) Income taxes

Deferred income taxes are provided using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

(q) Share-based compensation

The Company has adopted SFAS No. 123R, “Share-based Payment”, which requires that share-based payment transactions with employees, such as share options, be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, with a corresponding addition to paid-in capital. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period.

The Company accounts for equity instruments issued to non-employee vendors in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed. For the periods presented, the Company did not issue any equity instruments to non-employee vendors.

(r) Employee benefit plans

As stipulated by the regulations of the PRC, the Company’s subsidiary and consolidated VIE and its acquired companies participate in various defined contribution plans organized by municipal and provincial governments for their employees. These companies are required to make contributions to these plans at rates ranging from 9% to 24% of the salaries, bonuses and certain allowances of employees. The Group has no other material obligation for the payment of employee benefits associated with these plans beyond the annual contributions described above. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date. Employee benefits associated with these plans are expensed when incurred. During the years ended December 31, 2004 and 2005, the Group made contributions of RMB 903 and RMB 3,221, respectively.

(s) Segment reporting

The Company uses the management approach in determining operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions, allocating resources and assessing performance. Based on this assessment, the Company has determined that it has only one operating segment which is the rendering of flat panel display advertising services in the PRC.

(t) Comprehensive income

Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances except for transactions resulting from investments by shareholders and distributions to shareholders. The Company has no comprehensive income other than net income for the years ended December 31, 2004 and 2005.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

(3)  Time Deposits

As of December 31, 2005, time deposits amounting to RMB 19,789 have been pledged as security for bank guarantees in respect of RMB 43,620 of bills payable issued by the Company to equipment vendors.

(4)  Accounts Receivable, Net

Accounts receivable, net is analyzed as follows:

	December 31,
	2004	2005
	RMB	RMB

Billed receivables	20,496	96,185
Unbilled receivables	25,349	27,578

	45,845	123,763
Less: allowance for doubtful accounts	(340)	(340)

	45,505	123,423

The activities in the allowance for doubtful accounts for accounts receivable for the years ended December 31, 2004 and 2005, were as follows:

	December 31,
	2004	2005
	RMB	RMB

Beginning allowance for doubtful accounts	—	340
Additions charged to bad debt expense	340	—

Ending allowance for doubtful accounts	340	340

(5)  Prepaid Expenses and Other Current Assets

Components of prepaid expenses and other current assets are as follows:

	December 31,
	2004	2005
	RMB	RMB

Prepaid lease rental expenses	4,710	24,996
Advances to employees	470	2,033
Tax receivable	655	—
Initial investment deposits	—	16,945
Deferred share offering expenses	—	30,773
Other receivables and deposits	134	1,624

	5,969	76,371

On September 30, 2005, the Company entered into a Memorandum of Understanding (“MOU”) with Tulip Media (International) Limited, or Tulip International, and its shareholders to acquire all of the outstanding equity interest of Tulip International and its group companies (“the Tulip Group”). The Tulip Group provides outdoor advertising services primarily through outdoor light emitting diodes, or LED, advertising displays, neon light

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

displays and traditional billboard displays that are located mostly in Shanghai. As of December 31, 2005, a refundable initial cash deposit of US$2,000 (equivalent to RMB 16,145) was paid to Tulip Group that will be applied against the purchase price upon consummation of the proposed acquisition. Upon consummation of the proposed acquisition of the Company by Focus Media (see note 1), Focus Media will be permitted to pursue the acquisition of the Tulip Group pursuant to the current MOU.

On January 1, 2006, STM signed a definitive agreement to acquire 20% equity interest in Shanghai Xinna Media Co., Ltd. (“Xinna”) for a total cash consideration of RMB 7,500. As of December 31, 2005, a refundable initial cash deposit of RMB 800 was paid to Xinna’s shareholders that will be applied against the purchase price upon consummation of the proposed acquisition. Upon consummation of the proposed acquisition of the Company by Focus Media (see note 1), Focus Media will be permitted to pursue the acquisition of Xinna pursuant to the current definitive agreement.

Deferred share offering expenses represent specific incremental direct costs of the initial public offering (“IPO”) of the Company’s common shares that will be charged against the gross proceeds of the offering or to the statement of operations in the period in which the offering is aborted. On January 7, 2006, upon signing of the definitive agreement with Focus Media (see note 1), the Company temporarily postponed its IPO process pending the outcome of acquisition discussions with Focus Media. Should the acquisition by Focus Media be consummated, the IPO will be aborted and the deferred share offering expenses will be charged to the statement of operations in that period.

(6)  Property, Equipment and Software, Net

Property, equipment and software, net consist of the following:

	December 31,
	2004	2005
	RMB	RMB

Flat panel display equipment	36,826	182,075
Computers and office equipment	1,722	6,114
Leasehold improvements	709	4,198
Motor vehicles	860	2,003
Software	250	2,533

	40,367	196,923
Less: Accumulated depreciation and amortization	(4,781)	(23,102)

	35,586	173,821

Long-term prepayments in the accompanying consolidated balance sheet represent deposits on flat panel display equipment that will be reclassified to property, equipment and software upon the transfer of title and risks and rewards of ownership to the Company from the equipment suppliers.

(7)  Acquisitions of Business and Assets

In October 2005, STM acquired 70% of the equity interests in Shenyang Target Media Ltd. (“Shenyang TM”) for a total cash consideration of RMB 3,150. In addition, in October 2005, STM acquired 100% of the equity interests in Fuzhou Heng Ding United Media Ltd. (“Heng Ding”) for a total cash consideration of RMB 1,280. The acquisitions have been accounted for as purchase business combinations with the results of operations included in the Company’s consolidated financial statements since the date of acquisition. No supplemental financial information on a pro forma basis as if consummation of the acquisitions, had occurred on January 1, 2004, is provided

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

since these acquisitions are not considered material to the financial position and results of operations of the Company.

Shenyang TM and Heng Ding are regional providers of flat panel display advertising services in Liaoning province and Fujian province of the PRC. As a result of these acquisitions, the Company has expanded its network coverage and has enhanced its market position in the aforementioned regions in the PRC. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed on the date of acquisition. The final allocation of the purchase price is as follows:

	Shenyang TM	Heng Ding	Total
	RMB	RMB	RMB

Cash	500	5	505
Other current assets	347	37	384
Property and equipment	560	173	733
Intangible assets	1,509	470	1,979
Goodwill	791	822	1,613

Total assets acquired	3,707	1,507	5,214

Current payables	—	(227)	(227)
Deferred tax liability	(377)	—	(377)
Minority interests	(180)	—	(180)

Total liabilities assumed	(557)	(227)	(784)

	3,150	1,280	4,430

The goodwill represents the benefits that the acquired enterprises will bring to the Company in the future by providing access to potential strategic partners and customers as a result of expanding its network coverage.

During the year ended December 31, 2005, the Company entered into an agreement with Shandong Fu Er Media Limited (“Fu Er”) and acquired all of Fu Er’s flat panel display equipment, computers, office equipments and lease contracts for the placement of flat panel displays, for a total cash consideration of RMB 7,280. Total cash consideration of RMB 7,280 was allocated to fixed assets of RMB 1,498 and lease contracts of RMB 5,782, respectively, based on their estimated fair value at the date of acquisition. As of December 31, 2005, STM has paid RMB 3,240 of the purchase price to Fu Er. The remaining balance of RMB 4,040 will be paid in 2006.

During the year ended December 31, 2005, the Company acquired lease contracts for the placement of flat panel displays from Wuhan Hai Ming Broadcasting Advertising Ltd. (“Hai Ming”) for a total cash consideration of RMB 1,088.

Intangible assets representing the market rate adjustment of acquired lease contracts for the placement of the flat panel displays is as follows:

	December 31, 2005
	RMB	Amortization period

Flat panel display lease	8,849	2-5 yrs
Less: Accumulated amortization	(867)

	7,982

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

Aggregate amortization expense of intangible assets was RMB 867 for the year ended December 31, 2005. Estimated amortization expense for future years is as follows: RMB 2,918 in 2006, RMB 2,457 in 2007, RMB 2,049 in 2008, RMB 221 in 2009, RMB 161 in 2010 and RMB 176 in the years thereafter.

In addition, see note 5 for the potential acquisitions of the Tulip Group and equity investment in Xinna.

(8)  Accrued Expenses and Other Payables

Components of accrued expenses and other payables are as follows:

	December 31,
	2004	2005
	RMB	RMB

Accrued payroll and welfare	3,881	14,130
Accrued expenses	1,764	36,210
Business tax and surcharges payable	2,264	14,269
Receipts in advance	143	5,339

	8,052	69,948

(9)  Share-Based Compensation

Upon the approval by the Board of Directors, the Company grants share options to its executives and employees to reward for services.

During the year ended December 31, 2004, 12,495,344 share options were granted to the Company’s executives and employees at exercise prices ranging from US$0.36 to US$0.45 with a contractual term of ten years and vesting period of four years.

During the year ended December 31, 2005, 8,009,077 share options were granted to the Company’s executives and employees at exercise prices ranging from US$0.50 to US$0.80 with a vesting period of four years.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

The fair value of each option award is estimated on the date of grant using a lattice-based option valuation model that uses the assumptions and exercise price of the options noted in the following table. Because the Company does not maintain an internal market for its shares, the expected volatility was based on the historical volatilities of comparable publicly traded advertising companies operating in the PRC and in the United States. The Company uses historical data to estimate employee termination within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The employees that were granted the share options are expected to exhibit the same behavior. Since the share options once exercised will primarily trade in the U.S. capital market and there was no comparable PRC zero coupon rate, the risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2004
	August	December

Expected volatility	45%	45%
Expected dividends	0%	0%
Expected life	5 years	5 years
Risk-free interest rate	3.36%	3.71%
Exercise price	US$0.36	US$0.45
Estimated fair value of underlying common shares	US$0.36	US$0.48

	2005
	April	May	August	November	December

Expected volatility	45%	45%	45%	45%	45%
Expected dividends	0%	0%	0%	0%	0%
Expected life	5 years	5 years	5 years	5 years	5 years
Risk-free interest rate	3.85%	3.77%	4.26%	4.54%	4.47%
Exercise price	US$0.50	US$0.55	US$0.68	US$0.80	US$0.80
Estimated fair value of underlying common shares	US$0.66	US$0.66	US$0.68	US$1.65	US$1.65

The estimated fair value of the underlying common shares on the date of grant was determined based on management valuation of the Company’s common shares which considered the cash issuance prices for the Series A and Series B redeemable convertible preferred shares paid by groups of unrelated investors (see note 12), the purchase price of the company’s equity interests to be paid by an unrelated party (see note 1), the proximity of such transactions to the date of the share option grant and the forecasted profitability and cash flows of the Company. The weighted-average grant-date fair value of options granted during 2004 and 2005 was US$0.13 and US$0.58 per share, respectively. The Company recorded non-cash share-based compensation expense of RMB 1,861 and RMB 6,781 for the years ended December 31, 2004 and 2005, respectively in respect of share options granted in 2004 and 2005, of which RMB 193 and RMB 839 was allocated to costs of revenues, RMB 1,668 and RMB 4,615 was allocated to general and administrative expenses, and nil and RMB 1,327 was allocated to sales and marketing expenses, respectively.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

A summary of option activities during 2004 and 2005 is presented below:

		Weighted		Weighted
		Average		Average
	Number of	Exercise		Remaining	Aggregate
	Shares	Price		Contractual Term	Intrinsic Value

Outstanding as of January 1, 2004	—		—
Granted	12,495,344	US$	0.37
Exercised	—		—
Forfeited or expired	(399,800)	US$	0.37

Outstanding as of December 31, 2004	12,095,544	US$	0.37	9.7 years	RMB 11,296
Granted	8,009,077	US$	0.73
Exercised	—		—
Forfeited or expired	(708,852)	US$	0.51

Outstanding as of December 31, 2005	19,395,769	US$	0.52	9.1 years	RMB 42,857

Exercisable as of December 31, 2005	4,438,645	US$	0.52	9.1 years

The following is additional information relating to options outstanding as of December 31, 2005:

Options outstanding as of December 31, 2005				Options exercisable as of December 31, 2005
Number	Exercise Price		Remaining	Number of	Exercise Price		Remaining
of Shares	Per Share		Contractual Life	Shares	Per Share		Contractual Life

10,587,840	US$	0.36	8.7	3,256,312	US$	0.36	8.7
1,507,704	US$	0.45	9.0	452,311	US$	0.45	9.0
100,000	US$	0.55	9.5	10,000	US$	0.55	9.5
963,873	US$	0.68	9.6	96,387	US$	0.68	9.6
1,650,000	US$	0.68	9.6	165,000	US$	0.68	9.6
777,500	US$	0.80	9.9	77,750	US$	0.80	9.9
3,808,852	US$	0.80	10.0	380,885	US$	0.80	10.0

19,395,769			9.1	4,438,645			9.1

As of December 31, 2005, there was RMB 42,617 of total unrecognized compensation cost related to nonvested share options. This cost is expected to be recognized over the next four years. The Company is expected to issue new shares to satisfy share option exercises.

(10)  Income Taxes

The Company, its subsidiary and consolidated VIE file separate income tax returns.

Cayman Islands  Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon any payment of dividends by the Company, no Cayman Islands withholding tax is imposed.

Peoples’ Republic of China  TMM is governed by the income tax law of the PRC concerning foreign investment and foreign enterprises (the “Income Tax Law”). Under the Income Tax Law, foreign enterprises satisfying certain criteria can enjoy preferential tax treatment. Since TMM has obtained the status of a software enterprise, and is registered and operating in the Shanghai Zhangjiang High Technology Park, it has been granted a

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

reduced income tax rate of 15% and a “tax holiday” for exemption from foreign enterprise income tax for 2 years starting from the calendar year of 2005 and is entitled to a 50% tax reduction for the succeeding 3 years beginning from 2007. In addition, TMM is entitled to exemption from local income tax.

STM is entitled to a preferential tax treatment of exemption from enterprise income tax for the first and second years of operations starting from the calendar year of 2004. Upon the expiration of the tax holiday, STM will be subject to the PRC enterprise income tax rate of 33%.

Shenyang TM is entitled to a preferential tax treatment of exemption from enterprise income tax for the first and second years of operations starting from the calendar year of 2005. Upon the expiration of the tax holiday, Shenyang TM will be subject to the PRC enterprise income tax rate of 33%. Heng Ding is subject to the PRC enterprise income tax rate of 33%.

Income tax expense attributable to income from operations, which substantially is derived from PRC sources, consists of:

	2004	2005
	RMB	RMB

Current	442	—
Deferred	(112)	—

	330	—

Income tax expense attributable to income from operations was RMB 330 and nil for the years ended December 31, 2004 and 2005, respectively, and differed from the amounts computed by applying the statutory PRC enterprise income tax rate of 33% to pre-tax income from operations as a result of the following:

	December 31,
	2004	2005
	RMB	RMB

Computed expected tax expense	8,615	18,157
Increase (reduction) in income taxes resulting from:
Tax rate differential	92	4,238
Tax holiday	(8,382)	(22,452)
Non-deductible items	5	57

	330	—

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

	December 31,
	2004	2005
	RMB	RMB

Deferred tax assets:
Allowance for doubtful accounts	112	112
Less: valuation allowance	—	—

Net deferred tax assets	112	112

Deferred tax liabilities:
Intangible assets acquired in a business combination	—	(377)

Total deferred liabilities	—	(377)

Net deferred tax asset/(liability)	112	(265)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon an assessment of the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible or can be utilized, no valuation allowance has been provided as of December 31, 2004 and 2005. The deferred tax assets of RMB 112 as of December 31, 2004 and 2005, represent the tax benefits of deductible temporary differences which are more likely than not to be realized in a non tax holiday year. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group’s PRC entities to substantial PRC taxes in the future.

(11)  Commitments and Contingencies

The Group has entered into operating lease agreements relating to the placement of flat panel display equipment.

The Group has also entered into operating lease arrangements in connection with the lease of the Group’s office premises.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2005 are as follows:

	Flat Panel
	Display	Office
	Equipment	Premises
	RMB	RMB

2006	111,467	6,527
2007	87,074	3,978
2008	53,161	2,177
2009	32,950	—
2010	12,321	—
Thereafter	18,272	—

	315,245	12,682

Rental expenses incurred under operating leases for placement of flat panel display equipment for the years ended December 31, 2004 and 2005, amounted to RMB 15,210 and RMB 72,942, respectively. Rental expenses incurred under operating leases for office premises for the years ended December 31, 2004 and 2005 amounted to RMB 1,685 and RMB 6,532, respectively.

(12)  Redeemable Convertible Preferred Shares

(a) Issuance of Series A redeemable convertible preferred shares

In August 2004, the Company issued 41,641,679 Series A redeemable convertible preferred shares (“Series A Shares”) to a group of investors at US$0.360216 per share (the “Series A issue price”) for total cash consideration of US$15,000 (RMB 124,148 ). The holders of Series A Shares have the right to require the Company to redeem the shares at any time after the fifth anniversary of the date of issuance at the option of a majority of the holders of Series A Shares then outstanding. In the event of a redemption under this right, the Company shall redeem all of the outstanding Series A Shares at a redemption price equal to 100% of the Series A issue price, plus an additional amount equal to 20% of the Series A issue price compounded annually from the date of issuance to the date of redemption plus all declared but unpaid dividends (the “Series A Preference Amount”). The accretion to the redemption value is reflected as a reduction to net income to arrive at net income available to common shareholders in the accompanying consolidated statements of operations and amounted to RMB 8,663 and RMB 26,534 for the years ended December 31, 2004 and 2005, respectively. Total direct external incremental costs of issuing the security of RMB 1,833 was charged against the proceeds of the Series A Shares.

The significant terms of the Series A Shares are as follows:

Conversion

The holders of Series A Shares have the right to convert all or any portion of their holdings into common shares of the Company at any time after the date of issuance of such preferred shares. In addition, each Series A Share is automatically convertible into one common share at any time after the date of issuance of such preferred shares, subject to the conversion ratio adjustment as described below upon the consummation of a Qualified Public Offering. A Qualified Public Offering refers to the closing of an underwritten public offering of the common shares of the Company on a reputable international stock exchange approved by the Company’s Board of Directors at a public offering price of at least four times the Series A issue price and with aggregate gross proceeds to the Company (before payment of underwriters’ discounts, commissions and offering expenses) in excess of US$50,000.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

Each Series A Share is convertible into one common share, subject to a conversion ratio adjustment equal to US$6,900 divided by the Group’s audited US GAAP consolidated net income for the period from July 1, 2004 to June 30, 2005 (the “Series A Performance Multiplier”). The Series A Performance Multiplier shall be limited to a maximum of 1.6 common shares (that is, one Series A Share converted into 1.6 common shares or 66,626,686 common shares, on a fully converted basis) and a minimum of 0.727273 common shares (that is, one Series A Share converted into 0.727273 common shares or 30,284,869 common shares, on a fully converted basis) and shall be automatically set at 1.6 in the event that the audited US GAAP consolidated net income of the Group for the period from July 1, 2004 to June 30, 2005, is not made available to the holders of Series A Shares before November 15, 2005, for the purpose of determining the Series A Performance Multiplier.

The conversion price of Series A Shares is subject to adjustment for dilution, including but not limited to share splits, share dividends and recapitalization. In addition, in the event that the Company issues additional common shares other than those specifically excluded under the Series A Share Subscription Agreement at a price per share less than the then prevailing Series A Shares’ respective conversion price (“Additional Common Shares”), the Series A Shares’ respective conversion price shall be reduced, concurrently with such common share issuance, to a price (calculated to the nearest cent) equal to the price per share at which such Additional Common Shares are issued (the “Series A Dilution Adjustment”). Common shares specifically excluded from this provision include common shares issued or issuable upon conversion of Series A Shares, up to 15,274,168 common shares which are issuable or issued under the Company’s equity incentive plan, common shares issued in an underwritten public offering, common shares issued in a bona fide acquisition or merger transaction, and common shares issued to third party providers in exchange for services rendered to the Company. The impact of such potential adjustment to the conversion price is contingent upon the issuance of Additional Common Shares at an issuance price less than the conversion price of Series A Shares. No issuance of Additional Common Shares was made during the years ended December 31, 2004 and 2005 which caused the conversion price of Series A Shares to be reduced under this adjustment provision.

The Company has determined that at the date of issuance of the Series A Shares there was no embedded beneficial conversion feature attributable to the Series A Shares, since the initial conversion price of the Series A Shares is equal to the Series A issue price, which was negotiated and agreed between the Company and a group of third party investors on an arm’s length basis and, which was determined by management to approximate the fair value of the Company’s common shares at the commitment date since there was no existence of a public or active market of the Company’s common shares, nor were there any cash transactions involving the Company’s common shares that occurred prior to this date. In addition, under the provisions of EITF Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instrument”,  the Company has determined that the contingent beneficial conversion feature relating to the conversion ratio adjustment in respect of the Series A Performance Multiplier will be recognized only when the Performance Multiplier is determined and the contingency is resolved and with respect of the Series A Dilution Adjustment, upon the issuance of Additional Common Shares.

Based on the Group’s audited US GAAP consolidated net income for the period from July 1, 2004 to June 30, 2005, the Company has calculated the Series A Performance Multiplier to be 1.196365 which resulted in a conversion ratio of 1.000000 to 1.196365 for Series A Shares. Accordingly, on a fully-converted basis, the Series A Shares will be converted to 49,818,647 common shares under the conversion terms of the Series A Shares. The intrinsic value of the contingent beneficial conversion feature of the Series A Shares of RMB 24,378 was recognized as an addition to paid-in capital with a corresponding charge to net income available to common shareholders on June 30, 2005, the date the contingency period ended and the contingency was resolved. The intrinsic value was measured as the difference between the respective commitment-date fair value of the underlying common shares of the Company issuable upon conversion and the gross proceeds received for or allocated to the Series A Shares.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

In January 2006, the Company entered into an agreement with the Series A shareholders whereby each of the Series A shareholders agreed to waive any and all rights with respect to the liquidation preference in the event of the Deemed Liquidation Event (as such term is described below). In addition, in January 2006, the Company reached an agreement with the Series A shareholders, to exclude certain expense items, for the purpose of the calculation of the Series A conversion ratio, from the audited US GAAP consolidated net income for the period from July 1, 2004, to June 20, 2005. The effect of excluding such expense items reduced the conversion ratio of the Series A shares to 1.00000 to 1.05767 of the Company’s common shares, and accordingly, resulted in a lower intrinsic value of the beneficial conversion feature of the Series A Shares. The impact of the adjustment on the Series A conversion ratio will be recorded as an adjustment to net income (loss) available to common shareholders in the accounting period when such agreement is executed (that is, in the calendar year ending December 31, 2006). All Series A shareholders will convert the preferred shares into common shares prior to the consummation of the Focus Media business combination and become selling shareholders.

Voting rights

Each Series A Share has voting rights equivalent to the number of common shares into which it is convertible.

Registration rights

Holders of Series A Shares have registration rights similar to the common shareholders. These registration rights include demand registration, Form F-3 registration and piggyback registration. Such rights allow the holders of at least 50% of shares having registration rights then outstanding to demand the Company at any time after six months following the closing of a Qualified Public Offering to file a registration statement covering the offer and sales of their securities, subject to certain restrictions and conditions. The Company will pay all expenses relating to any demand, Form F-3 or piggyback registrations, except broker’s commission, underwriting discounts, selling commissions and stock transfer taxes.

Dividends

Holders of Series A Shares shall be entitled to receive dividends out of any funds legally available for this purpose, when and if declared by the Board of Directors of the Company, at the rate or in the amount as the Board of Directors considers appropriate prior to any dividend payments to common shares.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any Deemed Liquidation Event, the holders of Series A Shares shall receive an amount per share equal to the Series A Preference Amount, as adjusted for any share splits, share dividends and recapitalization. A Deemed Liquidation Event is defined in the Company’s Articles of Association as (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of more than fifty percent of the outstanding voting power of the Company such that its existing shareholders do not retain a majority of the voting power in the surviving entity; or (b) a sale of all or substantially all of the assets of the Company; provided, however, that a Deemed Liquidation Event shall not include any reorganization for tax purposes or for purposes of reincorporating in a different jurisdiction.

(b) Issuance of Series B redeemable convertible preferred shares

On July 29, 2005, the Company issued 21,820,243 Series B redeemable convertible preferred shares (“Series B Shares”) to a group of investors at US$0.687435 per share (the “Series B issue price”) for total cash consideration of

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

US$15,000 (RMB 121,620). The holders of Series B Shares have the right to require the Company to redeem the shares at any time after the fifth anniversary of the date of issuance at the option of a majority of the holders of the Series B Shares then outstanding. In the event of a redemption under this right, the Company shall redeem all of the outstanding Series B Shares at a redemption price equal to 100% of the Series B issue price, plus an additional amount equal to 15% of the Series B issue price, compounded annually from the date of issuance to the date of redemption, plus all declared but unpaid dividends (the “Series B Preference Amount”). The accretion to the redemption value is reflected as a reduction to net income to arrive at net income available to common shareholders in the accompanying consolidated statements of operations and amounted to RMB 7,747 for the year ended December 31, 2005. Total direct external incremental costs of issuing the security of RMB 839 were charged against the proceeds of the Series B Shares.

The significant terms of the Series B Shares are as follows:

Conversion

The holders of Series B Shares have the right to convert all or any portion of their holdings into common shares of the Company at any time after the date of issuance of such preferred shares. In addition, each Series B Share is automatically convertible into one common share at any time after the date of issuance of such preferred shares, subject to the conversion ratio adjustment as described below, upon the consummation of a Qualified Public Offering. A Qualified Public Offering refers to the closing of an underwritten public offering of the common shares of the Company on a reputable international stock exchange approved by the Company’s Board of Directors at a public offering price of at least two times the Series B issue price and with aggregate gross proceeds to the Company (before payment of underwriters’ discounts, commissions and offering expenses) in excess of US$50,000.

Each Series B Share is convertible into one common share, where the conversion price is equal to the Series B issue price, except in the event that the initial conversion ratio for the Series A Shares is adjusted for the Series A Performance Multiplier as described in note 12(a), the conversion price for Series B Shares shall immediately be adjusted by multiplying the Series B conversion price then in effect by a fraction, the numerator of which shall be 152,741,679, and the denominator of which shall be the sum of (i) the number of outstanding common shares, and (ii) the number of outstanding Series A Shares multiplied by the Series A Performance Multiplier (the “Series B Performance Multiplier”).

The conversion price of Series B Shares is subject to adjustment for dilution, including but not limited to share splits, share dividends and recapitalization. In addition, in the event that the Company issues additional common shares other than those specifically excluded under the Series B Share Subscription Agreement at a price per share less than the then prevailing Series B Shares’ respective conversion price (“Additional Series B Common Shares”), the Series B Shares’ respective conversion price shall be reduced, concurrently with such common share issuance, to a price (calculated to the nearest cent) equal to the price per share at which such Additional Series B Common Shares are issued (“Series B Dilution Adjustment”). The impact of the Series B Dilution Adjustment to the conversion price is contingent upon the issuance of Additional Series B Common Shares at an issuance price less than the conversion price of Series B Shares. No issuance of Additional Series B Common Shares was made during the year ended December 31, 2005 which caused the conversion price of Series B Shares to be reduced under this adjustment provision.

As a result of the initial conversion ratio for the Series A Shares being adjusted for the Series A Performance Multiplier described in note 12(a), the Company has calculated the Series B Performance Multiplier to be 0.949186 which resulted in a conversion ratio of 1.000000 to 1.053535 for Series B Shares. Accordingly, on a fully-converted basis, the Series B Shares will be converted into 22,988,390 common shares under the conversion terms of the Series B Shares. The intrinsic value of the contingent beneficial conversion feature of the Series B Shares of RMB 6,508 was recognized as an addition to paid-in capital with a corresponding charge to net income available to

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

common shareholders on July 29, 2005, the date of the issuance of the Series B Shares. The intrinsic value was measured as the difference between the respective commitment-date fair value of the underlying common shares of the Company issuable upon conversion and the gross proceeds received for or allocated to the Series B Shares.

In January 2006, the Company entered into an agreement with the Series B shareholders whereby each of the Series B shareholders agreed to waive any and all rights with respect to the liquidation preference in the event of the Deemed Liquidation Event (as such term is described below). In addition, as discussed in note 12 (a), in January 2006, the Company reached an agreement with the Series A shareholders, to exclude certain expense items, for the purpose of the calculation of the Series A conversion ratio, from the audited US GAAP consolidated net income for the period from July 1, 2004, to June 20, 2005. The effect of excluding such expense items reduced the conversion ratio of the Series B shares to 1.00000 to 1.01572 of the Company’s common shares, and accordingly, resulted in a lower intrinsic value of the beneficial conversion feature of the Series B Shares. The impact of the adjustment on the Series B conversion ratio will be recorded as an adjustment to net income (loss) available to common shareholders in the accounting period when such agreement is executed (that is, in the calendar year ending December 31, 2006). All Series B shareholders will convert the preferred shares into common shares prior to the consummation of the Focus Media business combination and become selling shareholders.

Voting rights

Each Series B Share has voting rights equivalent to the number of common shares into which it is convertible.

Registration rights

Holders of Series B Shares have registration rights similar to the holders of Series A Shares and the common shareholders. These registration rights include demand registration, Form F-3 registration and piggyback registration. Such rights allow the holders of at least 50% of shares having registration rights then outstanding to demand the Company at any time after six months following the closing of a Qualified Public Offering to file a registration statement covering the offer and sales of their securities, subject to certain restrictions and conditions. The Company will pay all expenses relating to any demand, Form F-3 or piggy back registrations, except broker’s commission, underwriting discounts, selling commissions and stock transfer taxes.

Dividends

Holders of Series B Shares shall be entitled to receive dividends out of any funds legally available for this purpose, when and if declared by the Board of Directors of the Company, at the rate or in the amount as the Board of Directors considers appropriate, prior to any dividend payments to common shares.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any Deemed Liquidation Event, the holders of Series B Shares shall receive an amount per share equal to the Series B Preference Amount, as adjusted for any share splits, share dividends and recapitalization. A Deemed Liquidation Event is defined in the Company’s Articles of Association as (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of more than fifty percent of the outstanding voting power of the Company such that its existing shareholders do not retain a majority of the voting power in the surviving entity; or (b) a sale of all or substantially all of the assets of the Company; provided, however, that a Deemed Liquidation Event shall not include any reorganization for tax purposes or for purposes of reincorporating in a different jurisdiction.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

(13)  Common Shares

The Company’s Memorandum and Articles of Association, as amended, authorizes the Company to issue 210,000,000 shares with a par value of US$0.0001 per share. In August 2004, the Company issued 111,100,000 common shares at par value in connection with the Reorganization as discussed in note 1. During the years ended December 31, 2004 and 2005, no additional common shares were issued by the Company.

(14)  Concentration of Risks

Credit and concentration risks  The carrying amounts of cash and cash equivalents, time deposits, accounts receivable, amounts due from related parties and other receivables represent the Group’s maximum exposure to credit risk in relation to financial assets. As of December 31, 2004 and 2005, substantially all of the Group’s cash and cash equivalents were held in major financial institutions located in the PRC and the Hong Kong Special Administrative Region, which management believes have high credit ratings. Accounts receivable are typically unsecured and denominated in RMB, and are derived from revenues generated in the PRC. The Group performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers.

All of the Group’s customers are located in the PRC. The following are the customers that directly or indirectly contributed, on an individual basis, 10% or more of revenue for the year ended December 31, 2004 or for the year ended December 31, 2005:

	2004		2005
	RMB	%	RMB	%

SAIC-Volkswagen Sales Co., Ltd.	19,978	25%	30,006	11%
Shanghai Xintong Media & Cultural Development Co., Ltd.	9,567	12%	19,767	7%
Red Bull Vitamin Drink Co., Ltd.	9,946	12%	14,187	5%

As of December 31, 2004 and 2005, approximately 56% and 15% of the Group’s gross accounts receivable were due from the above customers.

The accounts receivable due from major customers, as of December 31, 2004 and 2005, were as follows:

	2004	2005
	RMB	RMB

Red Bull Vitamin Drink Co., Ltd.	9,946	15,926
Shanghai Xintong Media & Cultural Development Co., Ltd.	8,567	2,946
SAIC-Volkswagen Sales Co., Ltd.	7,276	—

	25,789	18,872

As of January 31, 2006, the Group received subsequent collections of approximately RMB 4,000 from the above customers with respect to outstanding accounts receivable as of December 31, 2005. The Group expects to collect all the remaining outstanding balances from these customers in accordance with the contract terms.

The Group does not have concentrations of available sources of labor, services, franchises, or other rights that could, if suddenly eliminated, severely impact its operations.

Business and economic risks  The Group operates in a dynamic industry with limited operating history and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: advances and new trends in new technologies and industry standards; competition from other competitors; changes in certain strategic relationships or customer relationships;

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

regulatory or other factors; the ability to obtain necessary financial and other resources at commercially viable terms; dependence on revenues generated from operations in the cities of Shanghai, Beijing, Guangzhou and Shenzhen; the ability to attract and retain employees necessary to support the Group’s growth and general risks associated with the advertising industry.

The Group conducts its principal operations in the PRC and, accordingly, is subject to special considerations and significant risks not typically associated with companies operating in the United States and Western Europe. These include risks associated with, among others, the political, economic, legal environment and social uncertainties in the PRC, government agencies’ influence over certain aspects of the Group’s operations and competition in the advertising industry.

The Group is currently targeting the PRC market. The Chinese government regulates the provision of advertising services through strict business licensing requirements and other governmental regulations. These regulations include limiting foreign ownership in Chinese companies providing advertising services. Management, after consultation and advice from PRC legal counsel, is of the opinion that the Company’s business structure and contractual agreements with STM comply with existing PRC laws and regulations. However, there are uncertainties regarding the interpretation and application of current PRC laws and regulations and any change in such laws and regulations that renders these business structure and contractual agreements to be non-compliant could have an adverse effect on the Group’s business, financial position and result of operations.

In addition, the ability to negotiate and implement specific business development projects in a timely and favorable manner may be impacted by political considerations unrelated to or beyond the control of the Group. Although the PRC government has been pursuing economic reform policies for the past two decades, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective and as a result, changes in the rate or method of taxation, and changes in State policies and regulations affecting the advertising industry may have a negative impact on the Group’s operating results and financial position.

Currency risk  Substantially all of the revenue generating operations of the Group are transacted in RMB, which is not fully convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted by the People’s Bank of China. However, the unification of the exchange rate does not imply convertibility of RMB into United States dollars or other foreign currencies. All foreign exchange transactions must take place either through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange or at a swap center. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

On July 21, 2005, the People’s Bank of China announced that the PRC government reformed the exchange rate regime by adopting a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. The exchange rate of United States dollars against RMB was adjusted to RMB 8.11 per United States dollar with effect from July 21, 2005. This reform did not have a material impact on the Group’s financial position or results of operations.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

(15)	Related Party Transactions

The principal related party transactions during the years ended December 31, 2004 and 2005 were as follows:

	Note	2004	2005
		RMB	RMB

Provision of advertising services	(a)	1,511	—

Collection of advertising revenues on behalf of STM	(b)	4,173	2,349

Payments made by a related party on STM’s behalf	(b)	1,073	5,399

Loan from a shareholder	(c)	31,655	30,000

Repayment of shareholder loan	(c)	21,655	10,000

Interest expense	(c)	348	79

Lease of office premises	(d)	540	810

Amounts due from and due to related parties as of December 31, 2004 and 2005 were as follows:

	Note	2004	2005
		RMB	RMB

Due from related parties:
Huashan Dian Yang Hospital Service Co., Ltd. (“HS DY”)	(a)	1,511	—
Dian Yang	(b)	3,100	50
The Company’s Chief Executive Officer (“CEO”)	(d)	—	66

		4,611	116

Due to related parties:
Shanghai Investment Information Co., Ltd. (“SII”)	(c)	10,000	30,000
The Company’s CEO	(d)	33	—

		10,033	30,000

Notes:

(a)	During 2004, the Group provided advertising services to HS DY, a company in which the Company’s CEO has an equity interest. As of December 31, 2004, the balance due from HS DY was RMB 1,511, which was collected in full in August 2005. The Company has not provided any advertising services to HS DY since then.

(b)	Dian Yang, an entity controlled by the Company’s CEO and also a 9% shareholder of STM, makes lease payments and collects advertising revenues on STM’s behalf until certain unassignable contracts expire. The unassignable contracts associated with advertising contracts have expired at the end of 2005, and the unassignable contracts associated with display placements will expire by the end of 2008, except for three contracts which will expire in 2009, 2010 and 2011 respectively. The balance as of December 31, 2004 and December 31, 2005, represented the amount of revenue collected by Dian Yang on behalf of STM, less payments made by STM on behalf of Dian Yang. The balance is interest free and is settled continuously and periodically.

(c)	SII is a shareholder of the Company and of STM. SII provided a short-term loan of RMB 30,000 to STM in 2004, of which RMB 20,000 was repaid in November 2004 and RMB 10,000 was repaid in January 2005. The balance bore interest at a monthly rate of 0.39825%. The interest expense incurred by STM on this loan was RMB 348 for the year ended December 31, 2004 and RMB 40 for the year ended December 31, 2005.

In August 2004, SII International Holding Limited, a company wholly-owned by SII, provided a short-term loan of US$200 (equivalent to RMB 1,655) to the Company at a monthly interest rate of 0.02%. The loan was repaid in full in September 2004.

TARGET MEDIA HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2004 AND 2005
(Amounts in thousands, except share data)

In December 2005, SII provided a short-term loan of RMB 30,000 to STM. The loan bears interest at a monthly rate of 0.3915%. The interest expense incurred by STM on this loan was RMB 39 for the year ended December 31, 2005. This loan is due for full repayment in June 2006.

(d)	The Group leased office premises from the Company’s CEO. Rental expense of RMB 540 and RMB 810, which was determined with reference to market price, was charged for the years ended December 31, 2004 and 2005, respectively. The lease agreement with the Company’s CEO will expire in 2006. As of December 31, 2005, the amount due from the CEO of RMB 66 related to miscellaneous expense paid by STM on behalf of the CEO.

INFOACHIEVE LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF INFOACHIEVE LIMITED

We have audited the accompanying consolidated balance sheets of Infoachieve Limited and its subsidiaries (the “Group”) as of December 31, 2004 and 2005 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for the years ended December 31, 2004 and 2005. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2004 and 2005 and the results of its operations and its cash flows for the above stated periods in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
May 8, 2006

INFOACHIEVE LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2005
	(In U.S. dollars,
	except share data)

Assets
Current assets:
Cash and cash equivalents	$228,909	$1,355,010
Accounts receivable, net of allowance for doubtful accounts of $Nil and $3,994 in 2004 and 2005	1,293,569	3,728,200
Inventories	6,572	791
Prepaid expenses and other current assets	367,635	733,110
Amounts due from related parties	501,819	—

Total current assets	2,398,504	5,817,111
Equipment, net	1,031,010	1,013,871
Acquired intangible assets, net	—	764,282
Goodwill	—	13,936,500

Total assets	$3,429,514	$21,531,764

Liabilities and shareholders’ equity
Current liabilities:
Short-term loans from shareholders	$365,802	$3,109,685
Accounts payable	113,817	590,035
Accrued expenses and other current liabilities	868,129	8,057,141
Amounts due to related parties	1,677,741	761,292

Total current liabilities	3,025,489	12,518,153

Commitments (Note 13)

Shareholders’ equity
Ordinary shares ($0.01 par value; 4,620,000 shares authorized in 2004 and 2005, respectively; 40,000 and 1,000,000 issued and outstanding in 2004 and 2005, respectively)	400	10,000
Additional paid-in capital	543,110	27,812,636
Accumulated deficit	(140,669)	(18,739,464)
Accumulated other comprehensive income (loss)	1,184	(69,561)

Total shareholders’ equity	$404,025	$9,013,611

Total liabilities and shareholders’ equity	$3,429,514	$21,531,764

The accompanying notes are an integral part of these consolidated financial statements.

INFOACHIEVE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2004	2005
	(In U.S. dollars,
	except share data)

Revenues:
Advertising service revenue	$4,323,551	$11,828,519
Cost of revenues:
Advertising service cost	3,336,840	7,233,043

Gross profit	986,711	4,595,476

Operating expenses:
General and administrative (including share-based compensation of nil and $1,395,100 for 2004 and 2005, respectively)	543,351	5,428,018
Selling and marketing	821,518	3,363,704

Total operating expenses	1,364,869	8,791,722

Loss from operations	(378,158)	(4,196,246)
Interest income	1,691	2,012
Interest expense	(254,962)	(172,569)
Other income (expense), net	36,820	(3,857)

Loss before income taxes	(594,609)	(4,370,660)
Income taxes	3,880	1,941

Total income taxes	3,880	1,941

Net loss	(598,489)	(4,372,601)

Deemed dividend on ordinary shares	—	(15,187,200)
Deemed dividend on Series A-1 convertible redeemable preference shares — Redesignation	—	(1,136,700)
Deemed dividend on Series A-1 convertible redeemable preference shares — Accretion of redemption premium	—	(378,985)
Deemed dividend on Series A-2 convertible redeemable preference shares — Redesignation	—	(623,700)
Deemed dividend on Series A-2 convertible redeemable preference shares — Accretion of redemption premium	—	(207,820)

Loss attributable to holders of ordinary shares	$(598,489)	$(21,907,006)

Loss per share-basic and diluted	$(35.10)	$(27.10)

Shares used in calculating basic and diluted loss per share	17,049	808,302

The accompany notes are an integral part of these consolidated financial statements.

INFOACHIEVE LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND OTHER COMPREHENSIVE INCOME (LOSS)

				Retained	Accumulated
			Additional	earnings	other	Total
	Ordinary		paid-in	(Accumulated	comprehensive	shareholders	Comprehensive
	Shares	Amount	capital	deficit)	income (loss)	equity	income (loss)
	(In U.S. dollars, except share data)

Balance at January 1, 2004	—	$—	$477,950	$457,820	$31	$935,801	$61,134
Issuance of ordinary shares to incorporate Infoachieve	40,000	400	—	—	—	400
Incorporation of Wuhan Framedia	—	—	65,160	—	—	65,160
Cumulative translation adjustment	—	—	—	—	1,153	1,153	1,153
Net loss	—	—	—	(598,489)	—	(598,489)	(598,489)

Balance at December 31, 2004	40,000	$400	$543,110	$(140,669)	1,184	$404,025	$(597,336)
Issuance of ordinary shares	960,000	9,600	15,187,200	(15,187,200)	—	9,600	—
Reclassification of ordinary shares to Series A-1 convertible redeemable preference shares	(270,000)	(2,700)	—	—	—	(2,700)	—
Reclassification of ordinary shares to Series A-2 convertible redeemable preference shares	(110,000)	(1,100)	—	—	—	(1,100)	—
Issuance of ordinary shares for acquisitions	614,200	6,142	8,878,966	—	—	8,885,108	—
Liquidation of entities under common control	—	—	(545,087)	3,308,211	—	2,763,124	—
Issuance of ordinary shares to Chief Executive Officer	40,000	400	1,394,700	—		1,395,100	—
Deemed dividend on Series A-1 convertible redeemable preference shares	—	—	—	(1,515,685)	—	(1,515,685)	—
Deemed dividend on Series A-2 convertible
Redeemable preference shares	—	—	—	(831,520)	—	(831,520)	—
Conversion of Series A-1 convertible redeemable preference shares to ordinary shares	270,000	2,700	1,515,685	—	—	1,518,385	—
Conversion of Series A-2 convertible redeemable preference shares to ordinary shares	110,000	1,100	831,520	—	—	832,620	—
Cancellation of ordinary shares	(654,200)	(6,542)	6,542	—	—	—	—
Cumulative translation adjustment	—	—	—	—	(70,745)	(70,745)	(70,745)
Net loss	—	—	—	(4,370,601)	—	(4,370,601)	(4,370,601)

Balance at December 31, 2005	1,000,000	$10,000	$27,812,636	$(18,739,464)	$(69,561)	$9,013,611	$(4,441,346)

INFOACHIEVE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2004	2005
	(In U.S. dollars)

Operating activities:
Loss attributable to holders of ordinary shares	$(598,489)	$(21,907,006)
Deemed dividend on ordinary shares	—	15,187,200
Deemed dividend on Series A-1 convertible redeemable preference shares — Redesignation	—	1,136,700
Deemed dividend on Series A-1 convertible redeemable preference shares — Accretion of redemption premium	—	378,985
Deemed dividend on Series A-2 convertible redeemable preference shares — Redesignation	—	623,700
Deemed dividend on Series A-2 convertible redeemable preference shares — Accretion of redemption premium	—	207,820

Net loss	(598,489)	(4,372,601)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	—	1,395,100
Depreciation and amortization	157,990	471,326
Bad debt allowance	—	3,994
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net	(568,897)	(2,438,625)
Inventories	35	5,152
Prepaid expenses and other current assets	(75,185)	(369,658)
Amounts due from related parties	(133,800)	248,522
Accounts payable	34,696	476,204
Accrued expenses and other current liabilities	566,431	7,099,537
Amounts due to related parties	738,591	(916,449)

Net cash provided by operating activities	121,372	1,602,501

Investing activities:
Acquisition of businesses, net of cash acquired of $nil	—	(1,703,972)
Purchase of equipment	(636,378)	(561,068)

Net cash used in investing activities	$(636,378)	$(2,265,040)

Financing activities:
Proceeds from short-term loans from shareholders	$365,802	$2,743,883
Repayment of short-term loans from shareholders	(81,892)	—
Proceeds of amounts due to related parties	435,681	761,292
Repayment of amounts due to related parties	(120,824)	(1,655,390)
Proceeds from issuance of ordinary shares	400	9,600

Net cash provided by financing activities	$599,167	$1,859,385

Effect of exchange rate changes	$1,153	$(70,745)

Net increase in cash and cash equivalents	85,314	1,126,101

INFOACHIEVE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the years ended December 31,
	2004	2005
	(In U.S. dollars)

Cash and cash equivalents, beginning of year	143,595	228,909

Cash and cash equivalents, end of year	$228,909	$1,355,010

Supplemental disclosure of cash flow information
Income taxes paid	$3,880	$7,673

Interest paid	$—	$—

Supplemental disclosures of non-cash activities:
Non-cash investing activities:
Acquisition of businesses:
Value of ordinary shares issued	$—	$8,885,108
Cash consideration	—	6,209,656

Businesses acquired (including intangibles of $1,036,914, goodwill of $13,936,500, equipment of $121,350)	$—	$15,094,764

Non-cash financing activities:
Reclassification of ordinary shares to Series A-1 convertible redeemable preference shares	$—	$1,139,400

Reclassification of ordinary shares to Series A-2 convertible redeemable preference shares	$—	$624,800

Issuance of ordinary shares to shareholders in exchange for services	$—	$15,187,200

Issuance of ordinary shares to Chief Executive Officer in exchange for services	$—	$1,395,100

Conversion of Series A-1 convertible redeemable preference shares to ordinary shares	$—	$1,518,385

Conversion of Series A-2 convertible redeemable preference shares to ordinary shares	$—	$832,620

The accompany notes are an integral part of these consolidated financial statements.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

1.	Organization and Principal Activities

Prior to April 28, 2004, the Group operated through the following entities (collectively “the Combined Entities”):

	Place of	Date of
Entities under common control	incorporation	incorporation

Shanghai Framedia Advertisement Co., Ltd. (“Shanghai Framedia”)	People’s Republic of China (“PRC”)	November 4, 2002
Beijing Framedia Advertisement Co., Ltd. (“Beijing Framedia”)	PRC	May 9, 2000
Guangdong Framedia Advertisement Co., Ltd. (“Guangdong Framedia”)	PRC	December 16, 2003
Shenzhen Framedia Advertisement Co., Ltd. (“Shenzhen Framedia”)	PRC	May 8, 2003
Wuhan Framedia Advertisement Co., Ltd. (“Wuhan Framedia”)	PRC	November 28, 2003

Subsequent to April 28, 2004, Framedia Advertisement Development (Shanghai) Co., Ltd. (“Framedia Development”), a PRC entity, was incorporated by the same shareholders of the Combined Entities and all of the operations of the Combined Entities were transferred to Framedia Development.

On July 28, 2004, the same shareholders of the Combined Entities and Framedia Development incorporated Infoachieve Limited (“Infoachieve”), a British Virgin Islands entity.

In substance, the combined entities which are existing companies have been reorganized into the new company Framedia Development. Accordingly, the Group’s financial statements are prepared by including the financial statements of the combined entities through April 2004 and subsequently the Group’s consolidated financial statements which include Framedia Development, Infoachieve and its variable interest entities.

The Group is principally engaged in the sale of frame space advertising in high-end residential complex in the PRC.

The PRC rules and regulations currently limit direct foreign ownership in companies that provide advertising services, including frame space advertising services. To comply with these rules and regulations, when the shareholders established Infoachieve in July 2004, Framedia Development entered into various agreements with Infoachieve, including transfer of operation agreements and exclusive consulting and service agreements. Under these agreements, Infoachieve is the exclusive provider of management consulting services to Framedia Development. In return, Framedia Development is required to pay Infoachieve services fees for the management consulting services received. The management consulting service fees are the net profits of Framedia Development. In addition, Infoachieve has been assigned all voting rights by the direct owners of Framedia Development through agreements valid for ten years. Finally, Infoachieve has the option to acquire the equity interest of Framedia Development. Infoachieve holds all the variable interests of Framedia Development and has been determined to be most closely associated with Framedia Development and is considered the primary beneficiary of Framedia Development.

On June 1, 2005, Infoachieve provided loans to two of its shareholders to acquire 100% of the outstanding shares of Guangdong Century Sparkle Advertisement Co., Ltd. (“Sparkle”), a frame advertisement service provider. Principal terms of the loan agreements provide that (i) Infoachieve entitles to receive service fees by providing management consulting services to Sparkle; (ii) Infoachieve has been assigned all voting rights valid indefinitely that cannot be amended or terminated except by written consent of all parties; and (iii) Infoachieve has

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

the options to acquire the equity interest of Sparkle. Infoachieve holds all the variable interests of Sparkle and has been determined to be most closely associated with Sparkle and is considered the primary beneficiary of Sparkle.

Through the above arrangements, under the requirements of FIN 46 (Revised) “Consolidation of Variable Interest Entities” (“FIN 46(R)”), Framedia Development and Sparkle have become the variable interest entities of Infoachieve, as a result, the financial statements of Framedia Development and Sparkle have been consolidated with Infoachieve as its subsidiaries since they were established or acquired.

On June 16, 2005, Infochieve applied to establish Shanghai Framedia Investment Consultation Co., Ltd. (“Framedia Consultation”) in Shanghai with an operating period of 30 years, and related capital contribution was completed on December 21, 2005. Framedia Consultation is wholly owned by Infochieve and is engaged in provision of consultation and management services to other entities within the group and to third party customers.

As of December 31, 2005, Infoachieve’s variable interest entities and subsidiary include the following entities:

	Date of	Place of
Entity	incorporation	incorporation

Framedia Development*	April 28, 2004	PRC
Sparkle*	March 25, 2005	PRC
Framedia Consultation	June 16, 2005	PRC

*	Represents a variable interest entity.

These Companies have been entities under common control which has established the basis to consolidate them from their inception. Accordingly, the accompanying financial statements include the financial statements of Shanghai Framedia, Beijing Framedia, Guangdong Framedia, Shenzhen Framedia, Wuhan Framedia, Framedia Development and Infoachieve and its variable interest entities, collectively the “Group.”

From June 2005 to December 2005, Shanghai Framedia, Beijing Framedia, Guangdong Framedia, Shenzhen Framedia, Wuhan Framedia were liquidated, their balances sheets as of December 31, 2005 have not been included in the consolidated balance sheet as of December 31, 2005.

Between June 1, 2005 and December 31, 2005, the Group through Infoachieve acquired the frame advertising net assets from eight companies that operated in the same industry in the PRC. These acquisitions were accounted for as acquisition of a business and for details, see Note 3, Acquisitions.

On October 14, 2005, all the same shareholders of Infoachieve incorporated Total Team Investments Limited (“Total Team”) in the British Virgin Islands. According to the Share Purchase Agreement, the shareholders of Infoachieve transferred all the issued shares in Infoachieve Limited to Total Team. Total Team became the only shareholder of Infoachieve.

2.	Summary of Significant Accounting Policies

(a)	Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements reflect the operations of Shanghai Framedia, Beijing Framedia, Guangdong Framedia, Shenzhen Framedia and Wuhan Framedia through April 2004 and the Group’s consolidated financial statements thereafter.

(b)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements include allowance for doubtful accounts, the useful lives and impairment of equipment, intangible assets and goodwill and valuation allowance for deferred tax assets.

(d)	Significant risks and uncertainties

The Group participates in a dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations, or cash flows: the Group’s limited operating history; advances and trends in new technologies and industry standards; competition from other competitors; regulatory or other PRC related factors; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth; risks associated with the Group’s growth strategies; and general risks associated with the advertising industry.

(e)	Equipment, net

Equipment, net is carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight-line basis over the following estimated useful lives:

Frame	5 years
Computer and office equipment	5 years
Liquid crystal display	5 years

(f)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the longlived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The Group recognized impairment loss of Nil and $115,789 for the years ended December 31, 2004 and 2005. In 2005, the Group decided to replace the remaining tangible assets acquired through the acquisitions and assessed the recoverable amounts of the net tangible assets to be nil, therefore, the Group recognized an impairment loss of $115,789 which is equal to the remaining amount of the tangible assets acquired from the acquisitions.

(g)	Goodwill

SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. SFAS No. 142 requires completion of this first step within the first six months of initial adoption and annually thereafter. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Management has performed the annual goodwill impairment test, no events had occurred and no indications had been identified as of December 31, 2005 that reduced the fair value of the Group’s reporting units below the carrying value of the goodwill and intangible assets.

The changes in the carrying amount of goodwill for the year ended December 31, 2005 are as follows:

Balance as of January 1, 2005	$—
Goodwill acquired during the year	13,936,500
Goodwill impaired since acquired	—

Balance as of December 31, 2005	$13,936,500

(h)	Revenue recognition

The Group’s revenues are primarily derived from advertising services. Revenues from advertising services are recognized ratably over the period in which the advertisement is displayed. Accordingly, revenue is recognized when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

Prepayments for the advertising services are deferred and recognized as revenue when the advertising services are rendered.

The Group presents advertising service revenue, net of business tax incurred, which amounts to $442,593 and $1,066,409 for the years ended December 31, 2004 and 2005, respectively.

(i)  Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating lease. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

(j)	Foreign currency translation

The reporting currency of the Group is the United States dollar (“US dollar”). The functional currency of the Group is the Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than US dollar during the periods are converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the consolidated statements of operations.

(k)  Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

(l)  Comprehensive income/loss

Comprehensive income/loss includes foreign currency translation adjustments. Comprehensive income/loss is reported in the statements of shareholders’ equity.

(m)  Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places their cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally do not require collateral or other security from their customers. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

(n)  Fair value of financial instruments

Financial instruments include cash and cash equivalents and short-term loans from shareholders. The carrying values of cash and cash equivalents and short-term loans from shareholders approximate their fair values due to their short-term maturities.

(o)  Loss per share

Basic loss per share is computed by dividing loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the years. Diluted loss per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary share equivalents are excluded from the computation of diluted loss per ordinary share in loss years as their effects would be antidilutive. Basic loss per share is equal to diluted loss per share as there are no potential convertible securities for the end of years presented.

(p)  Recently issued accounting standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). This statement is a revision to SFAS No. 123 and supercedes APB Opinion No. 25. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).That cost will be recognized over the period during which an employee is required to provide service, the requisite service period (usually the vesting period), In exchange for the award. The grant-date fair value of employee share options and similar instruments are to be estimated using option-pricing models. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. In accordance with the standard, the Company is required to adopt SFAS No. 123R effective January 1, 2006.

Upon adoption, the Company has two application methods to choose from: the modified-prospective transition approach or the modified-retrospective transition approach. Under the modified-prospective transition method the Company would be required to recognize compensation cost for share-based awards to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied as well as compensation cost for awards that were granted prior to, but not vested as of the date of adoption. Prior

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

periods remain unchanged and pro forma disclosures previously required by SFAS No. 123 continue to be required. Under the modified-retrospective transition method, the Company would restate prior periods by recognizing compensation cost in the amounts previously reported in the pro forma footnote disclosure under SFAS No. 123. Under this method, the Company is permitted to apply this presentation to all periods presented or to the start of the fiscal year in which SFAS No. 123R is adopted. The Company would follow the same guidelines as in the modified-prospective transition method for awards granted subsequent to adoption and those that were granted and not yet vested. The Company believes that the impact that the adoption of SFAS No. 123R will have on its financial position or results of operations will not be significant.

In March 2006, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)”, which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance shall be applied upon initial adoption of SFAS 123(R). The Company is currently evaluating the effect that the adoption of the FSP will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of the correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 on January 1, 2006 to have a material impact on its results of operations and financial condition.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company does not expect the adoption of FIN 47 will have a material impact on its results of operations and financial condition.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

3.	Acquisitions

During 2005 and 2004, the Group has made the following acquisitions to continue to expand its networks in desirable locations to establish other stand alone networks that provide effective channels for advertisers:

(a) On June 1, 2005, two shareholders of Infoachieve, Lei Liu and Shi Yong acquired 100% of the equity of Guangdong Century Sparkle Advertising Co., Ltd. (“Sparkle”), a frame advertising service provider, in exchange for cash of $701,330 and 90,000 ordinary shares of Infoachieve having a fair value of $15.62 per ordinary share which was determined by a retrospective valuation performed by an independent valuation firm. The cash consideration was satisfied by a loan from the Group to Lei Liu and Yong Shi. At the completion of the acquisition, Lei Liu and Yong Shi entered into various agreements with Infoachieve, including an exclusive service agreement entitled Infoachieve to receive service fees in an amount up to all of the net income of Sparkle. In addition, Infoachieve has been assigned all the voting rights by Lei Liu and Yong Shi through an agreement valid indefinitely that cannot be amended or terminated except by written consent of all parties. Finally, Infoachieve has the option to acquire the equity interest of Sparkle. Infoachieve holds all the variable interests of Sparkle and has been determined to be most closely associated with Sparkle. Therefore Infoachieve is the primary beneficiary of Sparkle. As a result, the consolidated financial statements reflect the consolidation of Sparkle into Infoachieve. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The aggregate purchase price of $2,107,130 consisted of the following:

Cash consideration	$701,330
Value of the ordinary shares issued	1,405,800

Total consideration	$2,107,130

The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$23,942
Intangible assets:
Lease agreements	111,473	5 years
Customer base	18,237	5 years
Contract backlog	14,372	2.5 months
Goodwill	1,939,106	N/A

Total	$2,107,130

(b) On July 1, 2005, the Group through Infoachieve acquired the signed lease agreements, frames and ongoing advertising agreements of Langmei Co. Ltd., a frame advertising service provider, in exchange for cash of $828,295 and 160,000 ordinary shares of Infoachieve having a fair value of $14.24 per ordinary share which was determined by a retrospective valuation performed by an independent valuation firm. This is considered an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their fair market value at the date of acquisition. The aggregate purchase price of $3,106,695 consisted of the following:

Cash consideration	$828,295
Value of the ordinary shares issued	2,278,400

Total consideration	$3,106,695

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$12,563
Intangible assets:
Lease agreements	56,878	5 years
Customer base	41,314	5 years
Contract backlog	49,891	2.5 months
Goodwill	2,946,049	N/A

Total	$3,106,695

(c) On July 1, 2005, the Group through Infoachieve acquired the signed lease agreements, frames and ongoing advertising agreements of Beijing Xinchengsihai Advertising Co., Ltd., a frame advertising services provider, in exchange for cash of $1,207,730. This is considered an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$6,642
Intangible assets:
Lease agreements	63,043	5 years
Customer base	5,918	5 years
Contract backlog	483	2.5 months
Goodwill	1,131,644	N/A

Total	$1,207,730

(d) On July 5, 2005, the Group through Infoachieve acquired the signed lease agreements, frames and ongoing advertising agreements of Beijing Tuojia Advertising Co., Ltd., a frame advertising services provider, in exchange for cash of $870,617 and 95,200 ordinary shares of Infoachieve having a fair value of $14.24 per ordinary share which was determined by a retrospective valuation performed by an independent valuation firm. This is considered an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their fair market value at the date of acquisition. The aggregate purchase price of $2,226,265 consisted of the following:

Cash consideration	$870,617
Value of the ordinary shares issued	1,355,648

Total consideration	$2,226,265

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$21,263
Intangible assets:
Lease agreements	92,546	5 years
Customer base	12,323	5 years
Contract backlog	43,735	2.5 months
Goodwill	2,056,398	N/A

Total	$2,226,265

(e) On July 1, 2005, the Group through Infoachieve acquired the signed lease agreements, frames and ongoing advertising agreements of Shanghai Yangguangjiaxin Advertising Co., Ltd., a frame advertising services provider, in exchange for cash of $241,838 and 99,000 ordinary shares of Infoachieve having a fair value of $14.24 per ordinary share which was determined by a retrospective valuation performed by an independent valuation firm. This is considered an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their fair market value at the date of acquisition. The aggregate purchase price of $1,651,598 consisted of the following:

Cash consideration	$241,838
Value of the ordinary shares issued	1,409,760

Total consideration	$1,651,598

The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$15,340
Intangible assets:
Lease agreements	140,475	5 years
Customer base	11,233	5 years
Contract backlog	30,680	2.5 months
Goodwill	1,453,870	N/A

Total	$1,651,598

(f) On July 1, 2005, the Group through Infoachieve acquired the signed lease agreements, frames and ongoing advertising agreements of Guangzhou Liju Advertising Co., Ltd., a frame advertising services provider, in exchange for cash of $483,676 and 140,000 ordinary shares of Infoachieve having a fair market value of $14.24 per ordinary share which was determined by a retrospective valuation performed by an independent valuation firm. This is considered an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their fair market value at the date of acquisition. The aggregate purchase price of $2,477,276 consisted of the following:

Cash consideration	$483,676
Value of the ordinary shares issued	1,993,600

Total consideration	$2,477,276

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$10,146
Intangible assets:
Lease agreements	139,751	5 years
Customer base	21,863	5 years
Contract backlog	16,427	2.5 months
Goodwill	2,289,089	N/A

Total	$2,477,276

(g) On September 1, 2005, the Group through Infoachieve acquired the signed lease agreements, frames and ongoing advertising agreements of Beijing Lingxian Media Advertising Co., Ltd., a frame advertising services provider, in exchange for cash of $1,011,097. This is considered an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$25,893
Intangible assets:
Lease agreements	52,898	5 years
Customer base	19,852	5 years
Contract backlog	25,030	2.5 months
Goodwill	887,424	N/A

Total	$1,011,097

(h) On October 1, 2005, the Group acquired the signed lease agreements, frames and ongoing advertising agreements of Shenzhen Xinghuo Advertising Co., Ltd., a frame advertising services provider, in exchange for cash of $865,073 and 30,000 ordinary shares having a fair market value of $14.73 per ordinary share which was determined by a retrospective valuation performed by an independent valuation firm. This is considered an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their fair market value at the date of acquisition. The aggregate purchase price of $1,306,973 consisted of the following:

Cash consideration	$865,073
Value of the ordinary shares issued	441,900

Total consideration	$1,306,973

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$5,561
Intangible assets:
Lease agreements	53,910	5 years
Customer base	6,055	5 years
Contract backlog	8,527	2.5 months
Goodwill	1,232,920	N/A

Total	$1,306,973

Pro forma

The following summarized unaudited pro forma results of operations for the year ended December 31, 2005 assuming that all acquisitions during the year ended December 31, 2005 occurred as of January 1, 2004 and 2005. These pro forma results have been prepared for comparative purposes only based on management’s best estimate and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred as of January 1, 2004 and 2005.

	Pro forma
	Year ended	Year ended
	December 31,	December 31,
	2004	2005
	(unaudited)	(unaudited)

Revenues	$14,110,552	$12,084,864
Net loss attributable to holders of ordinary shares	$(550,713)	$(18,624,320)
Loss per share — basic and diluted	$(32.30)	$(23.04)

4.	Accounts Receivable, Net

Accounts receivable, net consists of the following:

	December 31,
	2004	2005

Billed receivables	$589,634	$3,149,886
Unbilled receivables	703,935	578,314

	$1,293,569	$3,728,200

Unbilled receivables represent amounts earned under advertising contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract term. The Group anticipates that substantially all of such unbilled amounts will be billed and collected within twelve months of the balance sheet dates.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2004	2005

Other receivables	$135,576	$383,835
Prepaid expenses	111,870	279,743
Employee advances	72,026	69,532
Other taxes refundable	48,163	—

	$367,635	$733,110

6.	Equipment, Net

Equipment, net consists of the following:

	December 31,
	2004	2005

Frame	$641,008	$1,148,014
Computers and office equipment	174,164	351,315
Liquid crystal displays	562,080	—

	1,377,252	1,499,329
Less: accumulated depreciation and amortization	(346,242)	(485,458)

	$1,031,010	$1,013,871

7.	Acquired Intangible Assets, Net

Acquired intangible assets, net consist of the following:

	December 31,
	2004	2005

Lease agreements	$—	$710,974
Customer base	—	136,795
Contract backlogs	—	189,145
Less: accumulated amortization	—	(272,632)

	$—	$764,282

In 2005, the Group acquired certain lease agreements, customer base and contract backlogs through various acquisitions (see Note 3). The Group recorded an amortization expense of $272,632 for the year ended December 31, 2005. The Group will record amortization expenses of $172,883, $172,883, $172,883, $172,883 and $72,750 for 2006, 2007, 2008, 2009 and 2010, respectively.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2004	2005

Payables related to acquisitions	$—	$4,505,684
Professional fees	—	939,113
Sales commission	30,688	592,729
Advances from employees	244,847	621,330
Other taxes payable	387,074	467,560
Employee payroll and welfare	43,954	299,345
Accrued expenses	45,315	261,504
Advance from customers	75,580	42,007
Others	40,671	327,870

	$868,129	$8,057,141

9.	Income Taxes

Infoachieve is a tax-exempted company incorporated in the British Virgin Islands.

Beijing Framedia, Shanghai Framedia, Guangdong Framedia, Shenzhen Framedia, Wuhan Framedia and Infoachieve’s variable interest entities were all registered in the PRC, which are all subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws.

The tax rate for Beijing Framedia was 33% and the taxable income was calculated at 8% of gross revenue in the periods presented.

The EIT rate for Shanghai Framedia was 33% but no income tax was provided as Shanghai Framedia was exempted from income tax in 2004 and there was no assessable taxable income in 2005.

The EIT rate for Guangdong Framedia was 33%. No income tax has been provided as Guangdong Framedia was exempted from income tax in the periods presented.

The EIT rate for Shenzhen Framedia was 15% and no income tax was provided as Shenzhen Framedia had no assessable taxable income.

Wuhan Framedia was subject to a fixed amount of income tax, which was $445 per year.

The EIT rate for Framedia Development is 33%. No income tax has been provided in the periods presented as Framedia Development was exempted from income tax in 2004 and 2005.

The EIT rate for Sparkle is 33%, and the taxable income was calculated at 20% of gross revenue in the period presented. Sparkle enjoys an 18% preferential tax rate determined by its operating scale.

The EIT rate for Framedia Consultation was 33%. No income tax has been provided as there was no assessable taxable income in 2005.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

The principal components of the Group’s deferred income tax assets are as follows:

	December 31,
	2004	2005

Deferred tax assets:
Pre-operating expenses	$—	$12,088
Allowance for doubtful accounts	—	1,318

Total deferred tax assets	—	13,406
Valuation allowance on deferred tax assets	—	(13,406)

Net deferred tax assets	$—	$—

The Group operates through multiple subsidiaries and variable interest entities and the valuation allowance is considered on each individual subsidiary and variable interest entity basis.

The Group did not have any timing differences relating to deferred tax liabilities as of December 31, 2004 and 2005.

Full valuation allowance has been provided for the deferred tax assets arising mainly from pre-operating expenses and allowance for doubtful accounts as the Group believes that it is more likely than not that the deferred tax assets will not be realized.

A reconciliation between total income tax expense and the Group’s effective tax rate is as follows:

	For the year ended December 31,
	2004	2005

Statutory tax rate	33.0%	33.0%
Permanent book-tax differences	(27.1)%	(32.7)%
Change in valuation allowance	(5.9)%	(0.3)%

Effective tax rate	—	—

10.	Convertible Redeemable Preference Shares

(a) In May 2005, 270,000 outstanding ordinary shares were reclassified and re-designated into 270,000 Series A-1 convertible redeemable preference shares. The re-designation has resulted in a deemed dividend of $1,136,700 which represents the difference between the fair value of the Series A-1 convertible redeemable preference shares at the date of the re-designation of $4.22 and the initial issuance price of the ordinary shares of $0.01 for 270,000 shares.

At any time on or after the sixtieth month after the date on which the Series A convertible redeemable preference shares were first allotted and issued, and from time to time thereafter, the Group shall, at the election of any holder of Series A convertible redeemable preference shares, redeem all or part of the Series A convertible redeemable preference shares held by such redeeming holder. The redemption price shall be 150% of the $4.22 per share for Series A-1 convertible redeemable preference shares in effect on the redemption date plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers. The Group recorded a deemed dividend of $378,985 for the year ended December 31, 2005, which resulted from amortization of the 50% redemption premium associated with Series A-1 convertible redeemable preference shares.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

(b) In May 2005, 110,000 outstanding ordinary shares were reclassified and re-designated into 110,000 Series A-2 convertible redeemable preference shares. The re-designation has resulted in a deemed dividend of $623,700 which represents the difference between the fair value of the Series A-2 convertible redeemable preference shares at the date of the re-designation of $5.68 and the initial issuance price of the ordinary shares of $0.01 for 110,000 shares.

At any time on or after the sixtieth month after the date on which the Series A convertible redeemable preference shares were first allotted and issued, and from time to time thereafter, the Group shall, at the election of any holder of Series A convertible redeemable preference shares, redeem all or part of the Series A convertible redeemable preference shares held by such redeeming holder. The redemption price shall be 150% of the $5.68 per share for Series A-2 convertible redeemable preference shares in effect on the redemption date plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers. The Group recorded a deemed dividend of $207,820 as of December 31, 2005, which resulted from amortization of the 50% redemption premium associated with Series A-1 convertible redeemable preference shares.

The significant terms of the Series A-1 and Series A-2 convertible redeemable preference shares are as follows:

Conversion

Each of the Series A-1 and Series A-2 convertible redeemable preference shares is convertible into one ordinary share at a conversion price of $4.22 per share for Series A-1 convertible redeemable preference shares and $5.68 per share for Series A-2 convertible redeemable preference shares, at the option of the holder at any time after the date of issuance of such shares, or is automatically converted into ordinary shares at the then effective Series A conversion price upon a Qualified IPO. The conversion price should be subject to the following adjustment:

Adjustment of the Series A-1 and Series A-2 convertible redeemable preference shares conversion price upon issuance of additional ordinary shares at below Series A convertible redeemable preference shares conversion price — in the event that Infoachieve shall issue any additional ordinary shares at a subscription price per share less than the Series A-1 and Series A-2 convertible redeemable preference shares conversion price, in effect on the date of and immediately prior to such issuance, the Series A convertible redeemable preference shares conversion price shall be reduced to a price equal to the consideration per share for which such additional ordinary shares are issued.

Voting rights

All ordinary shares shall have one vote each. Each convertible redeemable preference share shall be entitled to the number of votes equal to the number of ordinary shares into which such Series A convertible redeemable preference could be converted at the record date for determination of the members entitled to vote on such matters. The holders of the Series A-1 and Series A-2 convertible redeemable preference shares and the ordinary shares shall vote together and not as a separate class, except as otherwise specifically required by the merger and acquisition agreements.

Dividends

The holders of the Series A-1 and Series A-2 convertible redeemable preference shares shall be entitled to receive out of any funds legally available therefore, when and if declared by the Directors, equivalent dividends or other distributions made or declared, whether in cash, in property or in any shares of Infoachieve, in respect of any other class or series of shares of Infoachieve.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

Liquidation preference

In the event of any liquidation, dissolution or winding up of Infoachieve, the holders of Series A-2 convertible redeemable preference shares shall receive the amount equal to 100% of the Series A Original Reference Price. After setting aside or paying in full the preferential amount due to the holders of Series A-2 convertible redeemable preference shares, the holders of the Series A-1 convertible redeemable preference shares shall be entitled to receive, the amount equal to 100% of the Series A Original Reference Price.

Series A Original Reference Price means, with respect to the Series A-1 convertible redeemable preference shares, $4.22, being the price at which the Series A-1 convertible redeemable preference shares were valued on the date on which the Series A-1 preference shares were first created by the Group by the redesignation of ordinary shares then in issue, and, with respect to the Series A-2 preference shares, $5.68, being the price at which the Series A-2 convertible redeemable preference shares were valued on the date on which the Series A-2 convertible redeemable preference shares were first created by the Group by the redesignation of ordinary shares then in issue.

11.  Ordinary Shares

(a) On July 28, 2004, in order to incorporate Infoachieve, the Group issued 400 ordinary shares to the shareholders of the combined entities for cash proceeds of $400.

(b) On March 12, 2005 the Board of Directors approved a stock split of 100:1 of the ordinary shares which has been retroactively reflected in the Group’s consolidated financial statements.

(c) On March 21, 2005, the Group issued 960,000 ordinary shares to the Founders for cash proceeds of $9,600. This has resulted in a deemed dividend of $15,187,200 which represents the difference between the fair value of the ordinary shares at the date of issuance of $15.83 and the par value of $0.01 for 960,000 shares. The fair value was determined based on a retrospective independent third party valuation.

(d) On May 12, 2005, 380,000 outstanding ordinary shares were reclassified and redesignated into 270,000 Series A-1 convertible redeemable preference shares and 110,000 Series A-2 convertible redeemable preference shares. (See Note 10(a)(b))

(e) On May 12, 2005 and September 2, 2005, the principal shareholders of the Group transferred 50,000 ordinary shares of their own and the Group issued 40,000 ordinary shares to the Chief Executive Officer of Infoachieve in return for his service, respectively. These have resulted in a compensation expense of $1,395,100, which was based on the fair value of the price of ordinary shares. The fair value was determined based on a retrospective independent third party valuation.

(f) On October 14, 2005, all the same shareholders of Infoachieve incorporated Total Team in the British Virgin Islands. According to the Share Purchase Agreement and the supplemental agreements, following arrangements were made:

(i) 620,000 Ordinary Shares issued to the founders were transferred to Total Team,

(ii) The Chief Executive Officer who owned 40,000 ordinary shares and the shareholders of the entities being acquired by Infoachieve who were issued 614,200 ordinary shares of Infoachieve all agreed to exchange these issues with the same number of shares of Total Team, these 654,200 ordinary shares were cancelled by Total Team immediately after this transfer,

(iii) The 270,000 Series A-1 Preferred Shares and the 110,000 Series A-2 Preferred Shares were first converted to same number of Infoachieve’s ordinary shares, then were transferred to Total Team.

After these arrangements, Infoachieve’s total issued and outstanding ordinary shares were 1,000,000, which were fully acquired by Focus Media Holding Limited (“Focus Media”) on January 1, 2006.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

12.  Mainland China Contribution Plan and Profit Appropriation

Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $18,991, and $115,726 for the years ended December 31, 2004 and 2005, respectively.

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s variable interest entities in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) a enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. In 2004 and 2005, the Group did not make any appropriations.

13.  Commitments

(a)  Leases

The Group has entered into operating leasing arrangements relating to the placement of the print in the commercial locations where the Group operates the networks and in connection with the lease of the Group’s office premises. Rental expenses under operating leases for 2004 and 2005 were $1,935,891 and $3,881,981, respectively.

Future minimum lease payments under non-cancelable operating leases agreements were as follows:

December 31,
2005

December 31,
2006	$3,687,665
2007	1,446,995
2008	399,542
2009	50,112
2010 and thereafter	14,336

$5,598,650

14.	Segment and Geographic Information

The Group is engaged in selling print advertisement on its network of frame located in high traffic areas in commercial locations throughout China.

The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.

Although the Group operates through multiple cities in China which include Beijing, Shanghai, Guangzhou, Shenzhen and Wuhan, it believes it operates in one segment as all cities provide selling frame space to the customers and advertisers. Accordingly all financial segment information can be found in the consolidated financial statements.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

Geographic information

The Group operates in the PRC and all of the Group’s long lived assets are located in the PRC.

15.	Major Customers

Details of the customers accounting for 10% or more of total revenues are as follows:

	Years ended December 31,
	2004	2005
	%	%

Beijing Yitongfeiyang Advertising Co., Ltd.	16.9	15.5

Details of the customers accounting for 10% or more of accounts receivable are as follows:

	December 31,
	2004	2005
	%	%

Beijing Yitongfeiyang Advertising Co., Ltd	26.6	22.6
Beijing Guanliang Advertising Co., Ltd.	18.2	—
Beijing Taihedongfang Advertising Co., Ltd.	10.3	—

16.	Related Party Balances

(a)	Amounts due from related parties

The amounts due from related parties were cash advances to the Founders to invest in Shanghai Framedia, Guangdong Framedia, Shenzhen Framedia, Wuhan Framedia and Infoachieve. The amounts were unsecured and interest free and fully repaid in 2005.

(b)	Short-term loans from shareholders

At December 31, 2004, the short-term loans from shareholders represented the principal of $365,802, which was interest bearing starting from January 1, 2005 at an interest rate of 7% per annum and was repayable in December 2005.

At December 31, 2005, the short-term loans from shareholders are comprised of the principal of $3,048,522 and the interest calculated at 7% per annum, all of which was repayable within one year.

The short-term loans were provided to the Group to be used as part of the consideration to complete the acquisitions described in Note 3.

(c)	Amounts due to related parties

Details of amounts due to related parties as of December 31, 2004 and 2005 were as follows:

	December 31,
	2004	2005

Principal shareholders	$1,677,741	$761,292

At December 31, 2004, the loans from a Founder’s relative and employees were unsecured, bore interest ranging from 20% to 30% per annum and were repaid in 2005.

INFOACHIEVE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

At December 31, 2005, the loan from Focus Media Holding Limited (“Focus Media”) was unsecured, bore interest 5.58% per annum. As mentioned in note 17, Focus Media became the only shareholder of the Group subsequently.

17.	Subsequent Events

(a) Pursuant to the Share Purchase Agreement signed on October 15, 2006 by Focus Media Holding Limited, a publicly listed company on NASDAQ to acquire all the issued shares of Infoachieve Limited, the acquisition was effectively completed on January 1, 2006 and since then Infoachieve Limited has become a subsidiary of Focus Media Holding Limited.

(b) On March 7, 2006, Infoachieve entered into an agreement with its shareholders (IDG Technology Venture Investments Fund, Chen Hong, Shi Yong, Liu Shisheng and Zhao Haiqi, collectively called “Lending Parties”)) and Focus Media. According to the agreement, to the extent the 2006 Audited Annual Net Income (as defined in the agreement) of Infoachieve exceeds US$17,000,000, any such excess amount not to exceed USD3,262,483.83 shall be applied by Infoachieve to repay the outstanding principal of the loans made by the Lending Parties to Infoachieve, in proportion to the amounts of the loan made by the Lending Parties, provided (a) the Credits (as defined in Funding Agreement as discussed below), and (b) the Work Capital Credits (as defined in the Share Purchase Agreement) if any, shall have been fully repaid before any loan is repaid pursuant to this Agreement.

On March 7, 2006, Infoachieve entered into the Funding Agreement with Focus Media and Total Team. According to this agreement, Focus Media shall provide a working capital loan of RMB6,361,773.64 or the US dollar equivalent and a loan against accounts receivables of RMB30,000,000 or the US dollar equivalent (collectively the “Credits”) to Infoachieve, the Credits shall not bear any interest. Upon receipt of the Credit from Focus Media, Infoachieve shall apply the Credits in their entirety to repay the due and unpaid portion of the cash consideration payable by Infoachieve pursuant to the applicable Acquisition Agreements.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(in U.S. dollars)

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of Focus Media Holding Limited, appearing elsewhere in this prospectus, after giving effects to the pro forma adjustments described in the notes thereto. Financial information with respect to the acquisitions is derived from the historical financial statements and management accounts of Target Media Holdings Limited, or Target Media and Allyes Information Technology Company Limited, or Allyes, appearing elsewhere in this prospectus.

The preparation of the unaudited pro forma condensed consolidated statements of operations appearing below is based on financial statements prepared in accordance with US GAAP. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates. The objective of the unaudited pro forma condensed consolidated statements of operations is to provide information on the impact of the acquisitions of Target Media and Allyes. The acquired businesses have permitted us to expand our network of out-of-home consumers and to expand into the Internet advertising business.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 presents adjustments as if the acquisitions of Target Media and Allyes had been consummated on January 1, 2006. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007 presents adjustments as if the acquisition of Allyes had been consummated on January 1, 2007.

The following unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical consolidated financial statements, unaudited pro forma condensed consolidated statements of operations and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information presented in this prospectus includes all the adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the operating results in the historical periods. However, because such adjustments are based on estimates such as the estimated amortization period for the acquired intangible assets for Allyes, it is not intended to show how the consolidated companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. In addition, the financial information of Target Media for the period between January 1, 2006 and February 28, 2006, and the financial information of Allyes for the period between January 1, 2007 and March 28, 2007, the respective dates of the acquisitions, have not been audited or reviewed by an independent registered public accounting firm but is derived from management accounts. Accordingly, the financial information for the two-month period ended February 28, 2006 and the period from January 1, 2007 through March 28, 2007 of Target Media and Allyes, respectively, that has been used to calculate the pro forma financial information for the six-month and twelve-month periods ended June 30, 2007 and December 31, 2006, may differ significantly from any actual consolidated statements of operations had it been audited or reviewed by an independent registered public accounting firm. See “Risk Factors — The unaudited pro forma condensed consolidated financial information included in this prospectus contains financial information that has not been audited or reviewed by an independent certified public accounting firm, and that is derived in part by estimates, and accordingly the pro forma financial information may differ significantly from the actual consolidated financial information”.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(In U.S. Dollars, except share data)

		ALLYES INFORMATION	TARGET MEDIA
	FOCUS MEDIA	TECHNOLOGY	HOLDINGS
	HOLDING LIMITED	COMPANY LIMITED	LIMITED For The
	For The Year Ended	For The Year Ended	Two Months Ended
	December 31,	December 31,	February 28,	Pro Forma
	2006	2006	2006	Adjustments	Notes	Pro Forma

Net Revenues:
Advertising Service Revenue	$209,973,935	$47,234,757	$3,068,289			$260,276,981
Other Revenue	1,931,530	1,899,197	—			3,830,727

Total net revenues	211,905,465	49,133,954	3,068,289			264,107,708
Cost of Revenues:
Advertising Service Cost	80,615,408	37,820,920	3,792,503	3,000,000	(1)	125,228,831
Other Cost	764,959	—	—			764,959

Total cost of revenues	81,380,367	37,820,920	3,792,503			125,993,790
Gross profit	130,525,098	11,313,034	(724,214)			138,113,918
Operating expenses/(income):
General and administrative	25,723,413	6,524,900	2,541,194			34,789,507
Selling and marketing	25,761,948	4,376,213	3,114,507	1,879,893	(1)	35,132,561
Research and development	—	648,732	—			648,732
Amortization of acquired intangibles	—	—	—	205,350	(1)	205,350
Other operating income	(1,338,334)	—	—			(1,338,334)

Total operating expenses	50,147,027	11,549,845	5,655,701			69,437,816
Income from operations	80,378,071	(236,811)	(6,379,915)			68,676,102
Interest income	4,560,798	583,738	—			5,144,536
Interest expense	(305,287)	—	(23,177)			(328,464)
Other income	271,451	201,078	—			472,529
Other expense	(558,990)	(40,200)	(1,755,019)			(2,354,209)

Income before income taxes and minority interests	84,346,043	507,805	(8,158,111)			71,610,494
Income taxes:	1,043,538	1,002,944	(59,402)			1,987,080

Net income after income taxes before minority interests	83,302,505	(495,139)	(8,098,709)			69,623,414
Minority interests	104,773	—	(30,588)			74,185

Net income attributable to holders of ordinary shares	$83,197,732	$(495,139)	$(8,068,121)			$69,549,229

Income per share — basic	$0.16					$0.13

Shares used in calculating basic income per share	505,411,079				(2)	537,826,734

Income per share — diluted	$0.16					$0.13

Shares used in calculating diluted income per share	521,536,381				(2)	553,952,036

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(In U.S. Dollars, except share data)

		ALLYES INFORMATION
	FOCUS MEDIA	TECHNOLOGY
	HOLDING LIMITED	COMPANY LIMITED
	For the 6 Months Ended	For the 3 Months Ended
	June 30,	March 28,	Pro Forma
	2007	2007	Adjustment	Notes	Pro Forma

Net Revenues:
Advertising Service Revenue	$169,929,351	$10,349,639			$180,278,990
Other Revenue	686,634	238,952			925,586

Total net revenues	170,615,985	10,588,591			181,204,576
Cost of Revenues:
Advertising Service Cost	76,720,176	9,303,052	750,000	(1)	86,773,228
Other Cost	303,017	—			303,017

Total cost of revenues	77,023,193	9,303,052			87,076,245
Gross profit	93,592,792	1,285,539			94,128,331
Operating expenses/(income):
General and administrative	20,328,874	8,049,092			28,377,966
Selling and marketing	23,040,846	1,343,808	469,973	(1)	24,854,627
Research and development	—	199,341			199,341
Other operating income	(2,384,031)	—			(2,384,031)

Total operating expenses	40,985,689	9,592,241			51,047,903
Income/(loss) from operations	52,607,103	(8,306,702)			43,080,428
Interest income	4,633,869	26,782			4,660,651
Interest expense	(6,971)	—			(6,971)
Other income	252,442	1,323			253,765
Other expense	(211,890)	—			(211,890)

Income/(loss) before income taxes and minority interests	57,274,553	(8,278,597)			47,775,983
Income taxes:	3,286,351	(157,019)			3,129,332

Net income/(loss) after income taxes before minority interests	53,988,202	(8,121,578)			44,646,651
Minority interests	18,165	—			18,165

Net income/(loss) attributable to holders of ordinary shares	$54,006,367	$(8,121,578)			$44,664,816

Income per share — basic	$0.10				$0.08

Shares used in calculating basic income per share	560,510,907			(2)	580,479,987

Income per share — diluted	$0.09				$0.07

Shares used in calculating diluted income per share	577,365,911			(2)	597,334,991

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

The following pro forma adjustment has been made to the unaudited pro forma condensed consolidated financial information.

(1) Reflects amortization for the acquired intangibles recorded as a result of our acquisition of Allyes Information Technology Company Limited (“Allyes”) in March 2007 as if the acquisition had been consummated on January 1, 2006.

The aggregate purchase price of $224.7 million of Allyes is comprised of the following:

(In thousands
of U.S. dollars)

Cash consideration	$70,000
Fair Value of ordinary shares issued	154,698

$224,698

The fair value of the ordinary shares issued for purchase price allocation purposes was estimated using the closing market price for a reasonable period before and after the date of the announcement of the acquisition.

Preliminary purchase price allocation:

	(In thousands	Amortization
	of U.S. dollars)	Period

Net tangible assets acquired	21,957
Acquired intangible assets	36,095	1-7 years
Goodwill	166,646

Total	$224,698

The preliminary purchase price allocation and preliminary intangible asset valuations described above were based on a valuation report provided by a third party valuation firm. The valuation report utilizes and considers generally accepted valuation methodologies such as the income, market, cost and actual transaction of shares approach. We have incorporated certain assumptions which include projected cash flows and replacement costs.

Additional payment of up to 9,662,458 ordinary shares may be made contingent upon Allyes attaining certain earning target in 12-months period ended March 28, 2008.

The amortization expense for Allyes of $4,879,893 and $1,219,973 for the year ended December 31, 2006 and three months ended March 28, 2007, respectively have been estimated based on a valuation report provided by a third-party valuation firm.

The amortization expense for Target Media of $205,350 for the two months ended February 28, 2006 have been estimated based on a valuation report provided by a third party valuation firm.

(2) The following table sets forth the shares used in computing pro forma per share amounts for the periods indicated:

	December 31,	June 30,
	2006	2007

Shares used in calculating basic income per share on a pro forma basis:
Weighted average ordinary shares outstanding used in computing basic income per share for Focus Media Holding Limited	505,411,079	560,510,907
Issuance of ordinary shares for the acquisition of Allyes	19,969,080	19,969,080
Issuance of ordinary shares for the acquisition of Target Media	12,446,575	—

	537,826,734	580,479,987

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

	December 31,	June 30,
	2006	2007

Shares used in calculating diluted income per share on a pro forma basis:
Weighted average ordinary shares outstanding used in computing basic income per share for Focus Media Holding Limited	521,536,381	577,365,911
Issuance of ordinary shares for the acquisition of Allyes	19,969,080	19,969,080
Issuance of ordinary shares for the acquisition of Target Media	12,446,575	—

	553,952,036	597,334,991

PART II

Information not required in prospectus

Item 6.	Indemnification of directors and officers

The registrant’s amended and restated memorandum and articles of association provide that, subject to the Companies Law, every director or other officer of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director or officer of the registrant and in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application in which relief is granted to him or her by the court pursuant to the Companies Law from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent sales of unregistered securities

During the past three years, the registrant has issued and sold the securities listed below without registering the securities under Securities Act of 1933, as amended (the “Securities Act”). None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. The registrant believes that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D, Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

(a) In November 2004, we, UCI, Milestone and China Alliance entered into a sale and purchase agreement with the Series C investors, which consisted of GS Focus Holding Limited, 3i Group, KTBIUCI China Ventures I Limited and Max Wealth Enterprises Limited, pursuant to which we issued a total of 291,886 Series C convertible redeemable preference shares to the Series C investors at a price of $103 per preference share.

(b) In December 2004, Jason Nanchun Jiang sold 48,648 ordinary shares to Capital Investment Private Equity at a price of $103 per ordinary share, which shares were simultaneously exchanged for Series C preference shares. At the same time, Yibing Zhou and Victory Venture sold a total of 42,324 ordinary shares to UCI, Smart Create Group Ltd., East Concord Ltd., Meridian Pacific Angel Capital Co., Ltd., Li Lai Holding Ltd., Elufar Ltd. and Tong An Investment Co. Ltd. at a price of $103 per share.

(c) In January 2005, we granted additional options to purchase 1,200,000 of our ordinary shares to some of our directors with an exercise price of $0.58 per share. All of these options vest over three years.

(d) In February 2005, we granted:

•	options to purchase 2,000,000 and 2,100,000 of our ordinary shares with an exercise price of $0.58 and $0.75, respectively, to certain of our executive officers and options to purchase 720,000 of our ordinary shares with an exercise price of $0.75 to certain of our employees. All of these options vest over three years.

•	options to purchase 1,240,000 of our ordinary shares to third-party consultants and advisors with an exercise price of $0.75. All of these options vest over three years.

(e) In May 2005, we executed a 200 to 1 share split of our ordinary shares and each series of our convertible redeemable preference shares.

(f) In July 2005, we granted:

•	options to purchase 11,683,630 of our ordinary shares with an exercise price of $1.70, to certain of our executive officers and employees. All of these options vest over three years.

•	options to purchase 100,000 of our ordinary shares to a third-party consultant with an exercise price of $1.70. All of these options vest over three years.

(g) In November 2005, we granted:

•	options to purchase 800,000 of our ordinary shares with an exercise price of $2.60, to certain of our executive officers and employees. All of these options vest over three years.

•	options to purchase 4,000,000 of our ordinary shares with an exercise price of $2.70, to certain of our executive officers and employees. All of these options vest over three years.

(h) On January 3, 2006, we issued an aggregate of 22,157,003 of our ordinary shares to Total Team Investments Limited, in connection with our acquisition of Infoachieve valued at $2.456 per share.

(i) On February 28, 2006, we issued an aggregate of 77,000,000 of our ordinary shares valued at $3.00 per share to the former shareholders of Target Media in connection with our acquisition of Target Media.

(j) In March 2006, we granted options to purchase 3,000,000 of our ordinary shares with an exercise price of $5.09, to certain of our executive officers, employees and directors. All of these options vest over three years.

(k) In March 2006, we issued an aggregate of 1,500,000 of our ordinary shares to the former shareholders of Dotad Wireless Holdings Co., Ltd., or Focus Media Wireless, in connection with our acquisition of Focus Media Wireless valued at $5.00 per share.

(l) In November 2006, we granted options to purchase 11,800,000 of our ordinary shares to certain of our employees, executive officers and directors. Of these options, 10,300,000 were issued to non-management employees and 1,500,000 were issued to our directors and officers. The issuance to our officers and directors included a grant to Jason Nanchun Jiang of options to purchase 500,000 of our ordinary shares. No other director or officer, upon exercise of all options granted, would beneficially own more than 1% of our outstanding ordinary shares. All of the options granted vest over a three year period, beginning one year from the date of issuance. The exercise price of the options is $5.724 per share which was based on the market price of our ADSs at the time the options were granted. The options expire on November 14, 2016.

(m) In March 2007, we granted options to purchase 1,200,000 of our ordinary shares to certain of our employees. The exercise price of the options is $7.20 per share which was based on the market price of our ADSs at the time the options were granted. The options expire on March 18, 2017.

(n) In March 2007, we issued an aggregate of 19,969,080 of our ordinary shares valued at $7.762 per share to the former shareholders of Allyes Information Technology Company Limited in connection with our acquisition of Allyes.

(o) In June 2007, we issued an aggregate of 35,830,619 of our ordinary shares to Total Team Investments Limited in connection with the earn-out payment for our acquisition of Framedia.

(o) In October 2007, we granted options to purchase an aggregate 9,592,685 of our ordinary shares to certain of our employees, executive officers and directors.

Item 8.	Exhibits and financial statement schedules

(a) Exhibits

See the Exhibit Index at the end of this Part II.

(b) Financial statement schedules

Schedule 1 — Condensed financial information of registrant prepared in accordance with Rule 12-04 of Regulation S-X pursuant to Item 4(b) and Item 8 of Form F-1, and Item 17 of Form 20- F, has been included herein.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on November 1, 2007.

FOCUS MEDIA HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name:     Jason Nanchun Jiang

Title:	Co-chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 1, 2007.

Signature	Capacity

/s/ Jason Nanchun Jiang Jason Nanchun Jiang	Co-chairman and Chief Executive Officer (principal executive officer)

/s/ * David Feng Yu	Co-chairman

/s/ * Zhi Tan	Director and President

/s/ * Jimmy Wei Yu	Director

Fumin Zhuo	Director

Neil Nanpeng Shen	Director

/s/ * Charles Chao	Director

Daqing Qi	Director

Signature	Capacity

David Ying Zhang	Director

/s/ Daniel Mingdong Wu Daniel Mingdong Wu	Chief Financial Officer

/s/ July Wang July Wang	Chief Accounting Officer

/s/ * Donald J. Puglisi	Authorized Representative in the United States

*By: /s/ Jason Nanchun Jiang Jason Nanchun Jiang	Attorney-in-fact

ITEM 8. EXHIBITS

Exhibit
Number	Description of Exhibits

1.1	Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of Focus Media Holding Limited
4.1*	Specimen Ordinary Share Certificate
5.1*	Opinion of Conyers Dill & Pearman, Cayman Islands special counsel to the registrant, regarding the validity of the ordinary shares being registered
5.2*	Form of opinion of Global Law Office, counsel to the registrant as to PRC law, regarding the validity of the corporate structure of Focus Media and its PRC operating subsidiaries, affiliates and shareholders
8.1*	Opinion of Conyers Dill & Pearman, special Cayman Islands tax counsel to the registrant, regarding tax matters
8.2*	Form of opinion of Simpson Thacher & Bartlett LLP regarding United States federal taxation matters
10.1*	Technology License and Service Agreement, dated March 28, 2005, by and among Focus Media Digital Information Technology (Shanghai) Co., Ltd., Shanghai Focus Media Advertisements Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.2*	Business Cooperation Agreement, dated March 28, 2005, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Advertising Agency Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.3*	Equity Pledge Agreement, dated March 28, 2005, by and among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd., Focus Media Digital Information Technology (Shanghai) Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.4*	Call Option Agreement, dated March 28, 2005, among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd. and Focus Media Technology (Shanghai) Co., Ltd.
10.5*	Shareholders’ Voting Rights Proxy Agreement, dated March 28, 2005, among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.6*	Trust Agreement, dated March 28, 2005, by and between Shanghai Focus Media Advertisement Co., Ltd. and Focus Media Technology (Shanghai) Co., Ltd.
10.7*	Trademark License Agreement, dated March 28, 2005, by and among Focus Media Technology (Shanghai) Co., Ltd., Shanghai Focus Media Advertisement Co., Ltd. and its subsidiaries
10.8*	Loan Agreement, dated June 10, 2003, among Focus Media Holding Limited, Jason Nanchun Jiang, Jimmy Wei Yu, Yuanzhe Fu, Yibing Zhou and Yiqing Hou
10.9*	Loan Agreement, dated March 28, 2005, by and between Jason Nanchun Jiang and Focus Media Technology (Shanghai) Co., Ltd.
10.10*	Manager Non-Competition Agreement entered into by Focus Media Holding Limited and Jason Nanchun Jiang on November 29, 2004
10.11*	Technology Transfer Agreement entered into by Jimmy Wei Yu and Focus Media Digital Information (Shanghai) Co., Ltd., dated November 1, 2004
10.12*	Everease Non-competition Agreement between Focus Media Holding Limited and Shanghai Everease Communication Company, dated as of November 2004
10.13*	Acknowledgement Letter entered into as of March 28, 2005 by and among Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd., Focus Media Digital Information Technology (Shanghai) Co., Ltd. and subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.14*	Form of Acknowledgement Letter for Participation of Equity Pledge Agreement

Exhibit
Number	Description of Exhibits

10.15*	Form of Acknowledgement Letter for Participation of Call Option Agreement
10.16*	Form of Acknowledgement Letter for Participation of Shareholders Voting Rights Agreement
10.17*	Equity Pledge Agreement, dated January 13, 2006, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Co., Ltd., Shanghai Framedia Investment Consultancy Co., Ltd. and the Local Advertisement Companies named therein
10.18*	Call Option Agreement, dated January 13, 2006, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Co., Ltd., Shanghai Framedia Investment Consultancy Co., Ltd. and the Local Advertisement Companies named therein
10.19*	Shareholders’ Voting Rights Proxy Agreement, dated January 13, 2006, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Co., Ltd., Shanghai Framedia Investment Consultancy Co., Ltd. and the Local Advertisement Companies named therein
10.20*	Equity Pledge Agreement, dated January 13, 2006, by and among Lei Liu, Yong Shi, Shanghai Framedia Investment Consultancy Co., Ltd. and Guangdong Century Shenghuo Advertisement Co., Ltd.
10.21*	Call Option Agreement, dated January 13, 2006, by and among Lei Liu, Yong Shi, Shanghai Framedia Investment Consultancy Co., Ltd. and Guangdong Century Shenghuo Advertisement Co., Ltd.
10.22*	Shareholders’ Voting Rights Proxy Agreement, dated January 13, 2006, by and among Lei Liu, Yong Shi, Shanghai Framedia Investment Consultancy Co., Ltd. and Guangdong Century Shenghuo Advertisement Co., Ltd.
10.23*	Asset Transfer Agreement, dated December 31, 2005, by and between Focus Media Digital Information Technology (Shanghai) Co., Ltd. and Shanghai New Focus Media Advertisement Co., Ltd.
10.24*	Share Purchase Agreement, dated March 7, 2006, by and among Focus Media Holding Limited and Dotad Wireless Holdings Co., Ltd.
10.25*	Equity Pledge Agreement, dated May 22, 2006, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Advertising Agency Co., Ltd., Beijing Dotad Technology Co., Ltd and Beijing Focus Media Wireless Co., Ltd.
10.26*	Call Option Agreement, dated May 22, 2006, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Advertising Agency Co., Ltd., Beijing Dotad Technology Co., Ltd and Beijing Focus Media Wireless Co., Ltd.
10.27*	Shareholders’ Voting Rights Proxy Agreement, dated May 22, 2006, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Advertising Agency Co., Ltd., Beijing Dotad Technology Co., Ltd and Beijing Focus Media Wireless Co., Ltd.
10.28*	Equity Pledge Agreement, dated May 22, 2006, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Advertising Agency Co., Ltd., Shanghai Framedia Investment Consulting Co., Ltd. and Guandong Shiji Shenghuo Advertisement Co., Ltd.
10.29*	Call Option Agreement, dated May 22, 2006, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Advertising Agency Co., Ltd., Shanghai Framedia Investment Consulting Co., Ltd. and Guandong Shiji Shenghuo Advertisement Co., Ltd.
10.30*	Cooperation Agreement, dated May 22, 2006, by and among Shanghai Focus Media Advertisement Co. Ltd. and its local advertising subsidiaries named therein and Shanghai New Focus Media Advertisement Co. Ltd.
10.31*	Technology Transfer Agreement, dated as of May 22, 2006, by and between Focus Media Digital Information Technology (Shanghai) Co., Ltd. and Shanghai New Focus Media Advertisement Co., Ltd.
10.32*	Advertisement Dissemination Agreement, dated May 22, 2006, by and between Shanghai Focus Media Advertising Agency Co., Ltd. and Shanghai New Focus Media Advertisement Co., Ltd.

Exhibit
Number	Description of Exhibits

10.33*	Asset Transfer Agreement, dated January 30, 2003, by and among Shanghai Allyes Advertisement Co. Ltd., New Allyes Information Technology (Shanghai) Co., Ltd., Xiangdong Xiong, and Jiangang Wang
10.34*	Call Option Agreement, dated January 30, 2003, by and among Jiangang Wang, New Allyes Information Technology (Shanghai) Co., Ltd., and Shanghai Allyes Advertisement Co., Ltd.
10.35*	Call Option Agreement, dated January 30, 2003, by and among Xiangdong Xiong, New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai Allyes Advertisement Co., Ltd.
10.36*	Equity Interests Pledge Agreement, dated January 30, 2003, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Jiangang Wang
10.37*	Equity Interest Pledge Agreement, dated January 30, 2003, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Xiangdong Xiong
10.38*	Exclusive Service Agreement, dated January 20, 2003, by and among Shanghai Allyes Advertisement Co., Ltd. and New Allyes Information Technology (Shanghai) Co., Ltd.
10.39*	Loan Agreement, dated January 10, 2003, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Jiangang Wang (Borrower)
10.40*	Loan Agreement, dated January 10, 2003, by and among New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Xiangdong Xiong (Borrower)
10.41*	Shareholders’ Voting Rights Proxy Agreement, dated January 30, 2003, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai Allyes Advertisement Co., Ltd. and Xiangdong Xiong
10.42*	Call Option Agreement, dated November 1, 2004, by and among Jiangang Wang, New Allyes Information Technology (Shanghai) Co., Ltd. and Shenzhen Baifen Creation Advertisement Co., Ltd.
10.43*	Call Option Agreement, dated November 1, 2004, by and among Xiangdong Xiong, New Allyes Information Technology (Shanghai) Co., Ltd. and Shenzhen Baifen Creation Advertisement Co., Ltd.
10.44*	Equity Interests Pledge Agreement, dated November 1, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Jiangang Wang
10.45*	Equity Interests Pledge Agreement, dated November 1, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Xiangdong Xiong
10.46*	Exclusive Service Agreement, dated November 1, 2004, by and between Shenzhen Baifen Creation Co., Ltd. and New Allyes Information Technology (Shanghai) Co., Ltd.
10.47*	Loan Agreement, dated November 1, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Jiangang Wang (Borrower)
10.48*	Loan Agreement, dated November 1, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Xiangdong Xiong (Borrower)
10.49*	Shareholders’ Voting Rights Proxy Agreement, dated November 1, 2004, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shenzhen Baifen Creation Advertisement Co., Ltd., and Jiangang Wang
10.50*	Shareholders’ Voting Rights Proxy Agreement, dated November 1, 2004, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shenzhen Baifen Creation Advertisement Co., Ltd., and Xiangdong Xiong
10.51*	Asset Transfer Agreement, dated November 30, 2004, by and among Shanghai Huxin Advertisement Co., Ltd., New Allyes Information Technology (Shanghai) Co., Ltd., Suyang Zhang and Hailong Zhu
10.52*	Call Option Agreement, dated November 30, 2004, by and among Suyang Zhang, New Allyess Information technology (Shanghai) Co., Ltd. and Shanghai Huxin Advertisement Co., Ltd.
10.53*	Call Option Agreement, dated November 30, 2004, by and among Hailong Zhu, New Allyess Information technology (Shanghai) Co., Ltd. and Shanghai Huxin Advertisement Co., Ltd.

Exhibit
Number	Description of Exhibits

10.54*	Equity Interests Pledge Agreement, dated November 30, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Suyang Zhang
10.55*	Equity Interests Pledge Agreement, dated November 30, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Hailong Zhu
10.56*	Exclusive Services Agreement, dated November 11, 2004, by and between Shanghai Huxin Advertisement Co., Ltd. and New Allyess Information Technology (Shanghai) Co., Ltd.
10.57*	Loan Agreement, dated November 1, 2004, by and between New Allyess Information Technology (Shanghai) Co., Ltd (Lender) and Suyang Zhang (Borrower)
10.58*	Loan Agreement, dated November 1, 2004, by and between New Allyess Information Technology (Shanghai) Co., Ltd (Lender) and Hailong Zhu (Borrower)
10.59*	Shareholders’ Voting Rights Proxy Agreement, dated November 30, 2004, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai Huxin Advertisement Co., Ltd. and Hailong Zhu
10.60*	Asset Transfer Agreement, dated November 30, 2004, by and among Shanghai MSN Advertisement Co., Ltd., New Allyes Information Technology (Shanghai) Co., Ltd., Suyang Zhang and Hailong Zhu
10.61*	Call Option Agreement, dated November 30, 2004, by and among Suyang Zhang, New Allyes Information Technology (Shanghai) Co., Ltd. and Shanghai MSN Advertisement Co., Ltd.
10.62*	Call Option Agreement, dated November 30, 2004, by and among Hailong Zhu, New Allyes Information Technology (Shanghai) Co., Ltd. and Shanghai MSN Advertisement Co., Ltd.
10.63*	Equity Interests Pledge Agreement, dated November 30, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Suyang Zhang
10.64*	Equity Interests Pledge Agreement, dated November 30, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Hailong Zhu
10.65*	Exclusive Service Agreement, dated November 3, 2004, by and among Shanghai MSN Advertisement Co., Ltd. and New Allyes Information Technology (Shanghai) Co., Ltd.
10.66*	Loan Agreement, dated November 1, 2004, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Hailong Zhu (Borrower)
10.67*	Loan Agreement, dated November 1, 2004, by and among New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Suyang Zhang (Borrower)
10.68*	Shareholders’ Voting Rights Proxy Agreement, dated November 30, 2004, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai MSN Advertisement Co., Ltd. and Suyang Zhang
10.69*	Shareholders’ Voting Rights Proxy Agreement, dated November 30, 2004, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai MSN Advertisement Co., Ltd. and Hailong Zhu
10.70*	Asset Transfer Agreement, dated May 17, 2005, by and among Shanghai Quanshi Advertisement Co., Ltd., New Allyes Information Technology (Shanghai) Co., Ltd., Suyang Zhang and Hailong Zhu
10.71*	Call Option Agreement, dated May 17, 2005, by and among Hailong Zhu, New Allyes Information Technology (Shanghai) Co., Ltd. and Shanghai Quanshi Advertisement Co., Ltd.
10.72*	Call Option Agreement, dated May 17, 2005, by and among Suyang Zhang, New Allyes Information Technology (Shanghai) Co., Ltd. and Shanghai Quanshi Advertisement Co., Ltd.
10.73*	Equity Interests Pledge Agreement, dated May 17, 2005, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Suyang Zhang
10.74*	Equity Interests Pledge Agreement, dated May 17, 2005, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Hailong Zhu
10.75*	Exclusive Service Agreement, dated April 30, 2005, by and between Shanghai Quanshi Advertisement Co., Ltd. and New Allyes Information Technology (Shanghai) Co., Ltd.

Exhibit
Number	Description of Exhibits

10.76*	Loan Agreement, dated April 20, 2005, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Suyang Zhang (Borrower)
10.77*	Loan Agreement, dated April 20, 2005, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Hailong Zhu (Borrower)
10.78*	Shareholders’ Voting Rights Proxy Agreement, dated May 17, 2005, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai Quanshi Advertisement Co., Ltd. and Suyang Zhang
10.79*	Shareholders’ Voting Rights Proxy Agreement, dated May 17, 2005, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai Quanshi Advertisement Co., Ltd. and Hailong Zhu
10.80*	Supplemental Agreement for Loan Agreement, dated March 20, 2006, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Suyang Zhang (Borrower)
10.81*	Supplemental Agreement for Loan Agreement, dated March 20, 2006, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Hailong Zhu (Borrower)
10.82*	Call Option Agreement, dated July 1, 2006, by and among Jiangang Wang, New Allyes Information Technology (Shanghai) Co., Ltd. and Shanghai Kuantong Advertisement Co., Ltd.
10.83*	Call Option Agreement, dated July 1, 2006, by and among Suyang Zhang, New Allyes Information Technology (Shanghai) Co., Ltd. and Shanghai Kuantong Advertisement Co., Ltd.
10.84*	Equity Interests Pledge Agreement, dated July 1, 2006, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Jiangang Wang
10.85*	Equity Interests Pledge Agreement, dated July 1, 2006, by and between New Allyes Information Technology (Shanghai) Co., Ltd. and Suyang Zhang
10.86*	Exclusive Service Agreement, dated July 1, 2006, by and between Shanghai Kuantong Advertisement Co., Ltd. and New Allyes Information Technology (Shanghai) Co., Ltd.
10.87*	Loan Agreement, dated June 20, 2006, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Jiangang Wang (Borrower)
10.88*	Loan Agreement, dated June 20, 2006, by and between New Allyes Information Technology (Shanghai) Co., Ltd. (Lender) and Suyang Zhang (Borrower)
10.89*	Shareholders’ Voting Rights Proxy Agreement, dated July 1, 2006, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai Kuantong Advertisement Co., Ltd. and Jiangang Wang
10.90*	Shareholders’ Voting Rights Proxy Agreement, dated July 1, 2006, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai Kuantong Advertisement Co., Ltd. and Suyang Zhang
10.91*	Shareholders’ Voting Rights Proxy Agreement, dated January 30, 2003, by and among New Allyes Information Technology (Shanghai) Co., Ltd., Shanghai Allyes Advertisement Co., Ltd. and Jiangang Wang
10.92*	Form of Employment Agreement of Focus Media Technology (Shanghai) Co. Ltd.
10.93*	Asset and Business Acquisition Agreement between Focus Media Holding Limited and Shanghai Everease Communication Company, dated as of July 1, 2003
10.94*	2006 Share Option Plan, dated August 22, 2006, of Focus Media Holding Ltd.
10.95*	Share Purchase Agreement, dated as of February 28, 2007, among Allyes Information Technology Company Limited, the selling shareholders named therein and Focus Media Holding Limited
10.96*	Registration Rights Agreement, dated March 28, 2007, by and among Focus Media Holding Limited, and option holders of Allyes Information Technology Company Limited
10.97*	Share Purchase Agreement dated as of January 7, 2006, among Focus Media Holding Limited, Target Media Holding Limited, and the Selling Shareholders

Exhibit
Number	Description of Exhibits

10.98*	Share Purchase Agreement, dated as of October 15, 2005, among Focus Media Holding Limited, Total Team Investments Limited, and the other Infoachieve Limited Parties thereto
21.1*	List of Subsidiaries
23.1	Consent of Deloitte Touche Tohmatsu Certified Public Accountants Ltd.
23.2*	Consent of Global Law Office (included in Exhibit 5.2)
23.3*	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1 and 8.1)
23.4*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2)
23.5	Consent of KPMG
23.6*	Power of Attorney (included in signature pages in Part II of this Registration Statement)

*	Previously filed